Exhibit 2.1

Certain identified confidential information contained in this document, marked by brackets, has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

CANOPY GROWTH CORPORATION

and

ACREAGE HOLDINGS, INC.

PROPOSAL AGREEMENT

June 24, 2020

Schedule A:	Resolution
Schedule B:	Amendment
Schedule C:	Form of Voting Support Agreement
Schedule D:	Amendment to License Agreement
Schedule E:	Credit Agreement Amendment
Schedule F:	Debenture
Schedule G:	Initial Approved Business Plan

PROPOSAL AGREEMENT

THIS AGREEMENT is made as of the 24th day of June, 2020

BETWEEN:

Canopy Growth Corporation, a corporation existing under the laws of Canada;

(the “Purchaser”)

- and -

Acreage Holdings, Inc., a company existing under the laws of the Province of British Columbia;

(the “Company”).

WHEREAS the Purchaser and the Company are parties to an arrangement agreement dated April 18, 2019, as amended on May 15, 2019, as the same may be further amended, supplemented or restated (the “Arrangement Agreement”);

AND WHEREAS the Purchaser and the Company wish to amend certain terms of the Arrangement Agreement as provided in this Agreement and the Amendment (as defined below);

AND WHEREAS concurrently with the execution of this Agreement, the Purchaser and the Company wish to amend and restate the terms of the Trademark and Technology License Agreement, which is attached as Schedule G to the Arrangement Agreement, in the form attached as Schedule D hereto;

AND WHEREAS concurrently with, and as consideration for the Company entering into this Agreement and the Amended License (as defined below), the Purchaser has provided certain irrevocable consents and waivers (the “Consents and Waivers”) in favour of the Company in respect of certain requirements in the Arrangement Agreement;

AND WHEREAS subject to the satisfaction of the conditions set out in this Agreement, the Purchaser and the Company wish to amend and restate the terms of the Plan of Arrangement (as defined in the Arrangement Agreement) in the form attached as Schedule A to the Amendment;

AND WHEREAS effective upon the Amendment becoming effective, the Company has agreed to cause certain Subsidiaries to enter into the Credit Agreement Amendment (as defined below) in accordance with the terms set forth in Schedule E in order to carry out the intentions of the Parties; and

AND WHEREAS prior to the implementation of the Amendment (and as a condition thereto), the Purchaser and a Subsidiary of the Company shall enter into the Debenture (as defined below), substantially in the form attached as Schedule F hereto.

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.1 Defined Terms.

Capitalized terms used but not defined in this Agreement have the meanings given to them in the Arrangement Agreement. As used in this Agreement, the following terms have the following meanings:

“Agreement” means this proposal agreement, as the same may be amended, supplemented or restated.

“Amended Arrangement” means the arrangement under Section 288 of the BCBCA on the terms and subject to the conditions set out in the Amended Plan of Arrangement.

“Amended Equity Incentive Plan” means the Company’s omnibus equity plan last approved by the Company Shareholders on June 19, 2019 and as proposed to be amended at the Meeting in a form acceptable to the Purchaser, acting reasonably.

“Amended License” means the amended and restated Trademark and Technology License Agreement between the Company, the Purchaser, Tweed Inc. and TS Brandco Inc. dated as of the date hereof, whereby the Purchaser has granted the Company the right to use certain Intellectual Property of the Purchaser and its affiliates in the United States, in the form attached as Schedule D hereto.

“Amended Plan of Arrangement” means the amended and restated plan of arrangement, substantially in the form attached as Schedule A to the Amendment which is attached as Schedule B hereto, subject to any amendments or variations to such plan made in accordance with Section 7.1 hereof, Article 6 of the Amended Plan of Arrangement or made at the direction of the Court in the Amendment Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Amended Share Consideration” means the Consideration Shares which Company Shareholders, High Street Holders and USCo2 Class B Holders are entitled to receive in connection with or pursuant to, and subject to the terms and conditions of, the Amended Arrangement.

“Amendment” means the second amendment to the Arrangement Agreement to be entered into between the Company and the Purchaser at the Amendment Time substantially in the form attached as Schedule B hereto.

“Amendment Consideration” means an amount, equal to US$37,500,024, which shall be paid to Company Shareholders in accordance with the Paying Agent Agreement.

“Amendment Consideration Paying Agent” means Odyssey Trust Company.

“Amendment Date” means the date on which the Required Filings are filed with the Registrar in accordance with the terms of the Amendment.

“Amendment Final Order” means the final order of the Court approving the Amended Arrangement under Section 291 of the BCBCA, in a form acceptable to the Company and the Purchaser, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Amended Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Amendment Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal.

“Amendment Interim Order” means the interim order of the Court, to be issued following the application therefor contemplated by Section 2.2, after being informed of the intention of the Parties to rely upon the exemption from registration under U.S. Securities Act provided by Section 3(a)(10) of the U.S. Securities Act with respect to the Issued Securities issued pursuant to the Amended Arrangement in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as such order may be amended by the Court with the consent of the Company and the Purchaser, each acting reasonably.

“Amendment Regulatory Approvals” means:

(a)	the grant of the Amendment Interim Order and the Amendment Final Order; and

(b)

in relation to the Company, the approval of the CSE in respect of the Amended Arrangement, including the delisting of the Company Subordinate Voting Shares and the listing of the New Subordinate Shares and Floating Shares.

“Amendment Time” means 12:01 a.m. (Vancouver time) on the Amendment Date, or such other time on the Amendment Date as the Parties agree to in writing before the Amendment Date.

“Arrangement Agreement” means has the meaning specified in the recitals hereof.

“Board Recommendation” has the meaning specified in Section 2.4(7)(d).

“Business Plan” means for each quarter: (i) a description of proposed operations of the Company and its Subsidiaries; (ii) an estimate of revenue to be received by the Company and its Subsidiaries; (iii) the capital and operating budget setting out the expenditures of the Company and its Subsidiaries for operating and capital improvements; and (iv) such other matters as the Company may reasonably consider to be necessary to illustrate the results intended to be achieved by the Company during such quarter.

“Change in Recommendation” has the meaning specified in Section 4.2(3).

“Circular” means the notice of the Meeting and accompanying proxy statement, including all schedules, appendices and exhibits to, and information incorporated by reference in, such proxy statement, to be sent to the Company Shareholders in connection with the Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Company” means has the meaning specified in the recitals hereof.

“Company Public Disclosure Record” means all documents and instruments required to be filed or furnished by it under Securities Laws (including “documents affecting the rights of securityholders” and “material contracts” required to be filed by Part 12 of National Instrument 51-102 – Continuous Disclosure Obligations) filed by or on behalf of the Company on SEDAR or EDGAR from September 21, 2018, and prior to the date of this Agreement.

“Consents and Waivers” has the meaning specified in the recitals hereof.

“Credit Agreement Amendment” means the amendment to be entered into on the Amendment Date and effective at the Amendment Time, to the credit agreement dated March 6, 2020 between Acreage Finance Delaware, LLC, as borrower, and Acreage IP Holdings, LLC, Prime Wellness of Connecticut, LLC, D&B Wellness, LLC and Thames Valley Apothecary, LLC, as guarantors, and Poppins, as lender, administrative agent and collateral agent, in accordance with the terms set forth in Schedule E in order to carry out the intentions of the Parties.

“Court” means the Supreme Court of British Columbia.

“CSE” means Canadian Securities Exchange.

“Debenture” means the debenture to be entered into between a Subsidiary of the Company and a Subsidiary of the Purchaser at or prior to the Amendment Time, whereby the Purchaser shall advance funds as a loan to a Subsidiary of the Company, substantially in the form attached as Schedule F hereto.

“Dissent Rights” means the rights of each Company Shareholder to dissent with respect to the Company Shares held by such Company Shareholder in connection with the Amended Arrangement pursuant to and in the manner set forth in Section 238 of the BCBCA, as modified by the Amendment Interim Order and the Amended Plan of Arrangement.

“Dissenting Company Shareholder” means a registered holder of Company Shares who has properly exercised its Dissent Rights in respect of the Resolution in accordance with Section 4.1 of the Amended Plan of Arrangement and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights and who is ultimately determined to be entitled to be paid the fair value of his, her or its Company Shares.

“Floating Options” means the options to purchase Floating Shares to be issued pursuant to and in accordance with the terms of the Amended Equity Incentive Plan.

“Floating Shares” means shares of the Company to be created pursuant to Section 3.2(d)(iii) of the Amended Plan of Arrangement and designated as Class D subordinate voting shares, each entitling the holder thereof to one vote per share at shareholder meetings of the Company.

“Housekeeping Amendments” means all amendments the Tax Receivable Agreement, the Tax Receivable Bonus Plan, the Tax Receivable Bonus Plan 2, the High Street Capital Operating Agreement, the USCo2 Constating Documents, the coattail agreement entered into by Mr. Kevin Murphy in respect of his Company Shares, the Lock-up and Incentive Agreements as may determined by the Company to be necessary, acting reasonably, to (i) ensure that the terms of the Amended Plan of Arrangement can be carried out as contemplated therein, (ii) provide that Mr. Murphy will continue indefinitely (and regardless of whether Mr. Murphy ceases to be a director of the Company) as the administrator of the Tax Receivable Bonus Plan and the Tax Receivable Bonus Plan 2, (iii) enable the acceleration of vesting of awards provided to such Specified Individuals as contemplated in the Amendment, (iv) enable Mr. Murphy’s existing Company RSUs (including any Replacement RSUs) to vest in accordance with the terms thereof regardless of Mr. Murphy ceasing to be an employee or officer of the Company, provided that Mr. Murphy remains a director of the Company, and (v) make any other changes that the Company and the Purchaser may mutually agree, acting reasonably, is advisable or necessary in order to carry out the purpose and intention of the transactions contemplated in this Agreement and the Amended Plan of Arrangement.

“Initial Approved Business Plan” has the meaning specified in Section 4.1(3).

“Issued Securities” means all securities (other than Mergeco Subordinate Voting Shares) to be issued pursuant to the Amended Arrangement, including, for the avoidance of doubt, New Subordinate Shares issued pursuant to Section 3.2(n)(i) of the Amended Plan of Arrangement, all Purchaser Shares issued pursuant to Section 3.2(n)(iii), Section 3.2(n)(iv) or Section 3.2(n)(vi)(F) of the Amended Plan of Arrangement, Replacement Options, Replacement RSUs and Replacement Compensation Options.

“Locked-up Shareholders” means all of the directors and certain senior officers of the Company.

“Meeting” means the special meeting of Company Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held in accordance with the Amendment Interim Order to consider the Resolution.

“MI 61-101” means Multilateral Instrument 61-101—Protection of Minority Shareholders in Special Transactions.

“New Fairness Opinion” means the opinion of Eight Capital to the effect that, as of the date of such opinion, and subject to the assumptions, limitations and qualifications set forth therein, the Amended Share Consideration to be received by the Company Shareholders (other than the Purchaser and/or its affiliates) pursuant to the Amended Arrangement is fair, from a financial point of view, to the Company Shareholders (other than the Purchaser and/or its affiliates).

“New Multiple Shares” means shares of the Company to be created pursuant to Section 3.2(d)(ii) of the Amended Plan of Arrangement and designated as multiple voting shares, each entitling the holder thereof to 4,300 votes per share at shareholder meetings of the Company.

“New Subordinate Shares” means shares of the Company to be created pursuant to Section 3.2(d)(i) of the Amended Plan of Arrangement and designated as subordinate voting shares, each entitling the holder thereof to one vote per share at shareholder meetings of the Company.

“Paying Agent Agreement” means the paying agent agreement to be entered into by the Purchaser, the Company and the Paying Agent prior to the Amendment Time provided for the payment by the Purchaser of the Amendment Consideration.

“Poppins” means IP Investment Company, LLC, a Delaware limited liability company.

“Purchaser” has the meaning specified in the recitals hereof.

“Purchaser Public Disclosure Record” means all documents and instruments required to be filed or furnished by it under Securities Laws (including “documents affecting the rights of securityholders” and “material contracts” required to be filed by Part 12 of National Instrument 51-102 – Continuous Disclosure Obligations) filed by or on behalf of the Purchaser on SEDAR or EDGAR from January 1, 2018, and prior to the date of this Agreement.

“Required Filings” means the records and information required to be provided to the Registrar under Section 292(a) of the BCBCA in respect of the Amended Arrangement, together with a copy of the Amendment Final Order.

“Required Shareholder Approval” has the meaning specified in Section 2.2(1)(b).

“Resolution” means the special resolution approving the Amended Plan of Arrangement to be considered at the Meeting, substantially in the form of Schedule A hereto, with such amendments or variations as the Court may direct in the Amendment Interim Order with the consent of the Company and the Purchaser, each acting reasonably.

“SEC Clearance” means the earliest to occur of (a) confirmation from the SEC that the Circular is not to be reviewed by the SEC, (b) if the Company has not otherwise been informed by the SEC that the SEC intends to review the Circular, the eleventh calendar day immediately following the date of filing of the Circular with the SEC and (c) if the Company receives comments from the SEC with respect to the Circular, confirmation from the SEC that it has no further comments on the Circular.

“Securities” means, collectively, New Subordinate Shares, New Multiple Shares, Floating Shares, Company Options, Floating Options, Company RSUs and Company Compensation Options.

“SEDA” means the Standby Equity Distribution Agreement with an institutional investor (the “Investor”) dated May 29, 2020, under which the Company may, at its discretion, periodically sell to Investor, and pursuant to which the Investor may, at its discretion, require the Company to sell to it, up to $50,000,000 of Company Subordinate Voting Shares, subject to the conditions specified therein.

“Special Committee” means the special committee of independent members of the Company Board formed in connection with the Purchaser’s proposal to effect the transactions contemplated by this Agreement.

“Termination Expense Reimbursement” means US$3,000,000.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Voting Support Agreements” means, collectively, the voting support agreements dated the date hereof between the Purchaser and each of the Locked-up Shareholders, substantially in the form attached as Schedule C hereto, setting forth the terms and conditions upon which the Locked-up Shareholders have agreed, among other things, to vote their Company Shares in favour of the Amended Arrangement.

Section 1.2 Certain Rules of Interpretation.

In this Agreement, unless otherwise specified:

(1)

Headings, etc. The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.

(2)	Currency. All references to dollars or to “$” are references to United States dollars.

(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(4)

Certain Phrases and References, etc. The words “including”, “includes” and “include” mean “including (or includes or include) without limitation,” and “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of.” Unless stated otherwise, “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it.

(5)

Capitalized Terms. All capitalized terms used in any Schedule have the meanings ascribed to them in this Agreement. Capitalized terms used but not defined in this Agreement have the meanings given to them in the Arrangement Agreement.

(6)

Accounting Terms. All accounting terms are to be interpreted in accordance with U.S. GAAP and all determinations of an accounting nature required to be made shall be made in a manner consistent with U.S. GAAP.

(7)

Statutes. Any reference to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(8)

Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

(9)	Time References. References to time are to local time, Toronto, Ontario, unless otherwise indicated.

(10)

Subsidiaries. To the extent any covenants or agreements relate, directly or indirectly, to a Subsidiary of a Party, each such provision shall be construed as a covenant by the Party to cause (to the fullest extent to which it is legally capable) such Subsidiary to perform the required action.

(11)

Knowledge. Where any representation or warranty is expressly qualified by reference to the knowledge of the Purchaser, it is deemed to refer to the actual knowledge of the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Director of Legal, U.S. and Vice-President, Mergers & Acquisitions of the Purchaser.

Section 1.3 Schedules.

The schedules attached to this Agreement form an integral part of this Agreement for all purposes of it.

ARTICLE 2

THE ARRANGEMENT

Section 2.1 Arrangement.

The Company and the Purchaser agree that the Amended Arrangement and Amended Plan of Arrangement shall be implemented in accordance with, and subject to the terms and conditions of, this Agreement. The Amended Arrangement shall become effective in accordance with the Amended Plan of Arrangement at the times specified in the Amended Plan of Arrangement. Subject to the satisfaction of the conditions set forth herein, the Company agrees to file, or cause to be filed, the Required Filings to implement the Amended Plan of Arrangement in accordance with, and subject to the terms and conditions of, this Agreement. From and after the Amendment Time, the Company and the Purchaser shall each effect and carry out the steps, actions or transactions to be carried out by them pursuant to the Amended Plan of Arrangement.

Section 2.2 Amendment Interim Order.

(1)

As soon as reasonably practicable after the Circular is submitted to the SEC for review the Company shall apply in a manner reasonably acceptable to the Purchaser pursuant to Section 291(b) of the BCBCA and, in cooperation with the Purchaser, prepare, file and diligently pursue an application for the Amendment Interim Order, which must provide, among other things:

(a) for the class of persons to whom notice is to be provided in respect of the Amended Arrangement and the Meeting and for the manner in which such notice is to be provided;

(b) that the required level of approval (the “Required Shareholder Approval”) for the Resolution shall be not less than (i) 66 2/3% of the votes cast on the Resolution by holders of Company Shares present in person or represented by proxy and entitled to vote at the Meeting, voting together as a single class; (ii) a simple majority of the votes cast on the Resolution by each class of outstanding Company Shares (voting separately as a class, unless relief or approval is obtained from the applicable securities regulatory authorities to permit voting as a single class), excluding the votes cast by “related parties” and “interested parties” as defined under MI 61-101; and (iii) “minority approval” as such term is defined in OSC Rule 56-501 Restricted Shares, unless exemptive relief is obtained from the applicable securities regulatory authorities. The Company agrees that it shall, following a written request from the Purchaser, acting reasonably, apply for exemptive relief from the Ontario Securities Commission to permit the Company Subordinate Voting Shares and the Company Proportionate Voting Shares to vote together as a single class for purposes of the “minority approval” required by MI 61-101;

(c) that the terms, restrictions and conditions of the Company’s Constating Documents relating to the holding of a meeting of Company Shareholders, including quorum requirements and all other matters, shall, unless varied by the Amendment Interim Order, apply in respect of the Meeting;

(d) for the grant of the Dissent Rights to Company Shareholders in accordance with the BCBCA;

(e) for the notice requirements with respect to the presentation of the application to the Court for the Amendment Final Order;

(f) that the Meeting may be held in-person, virtually or in any other manner permitted by applicable Law and the constating documents of the Company;

(g) that the Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court;

(h) confirmation of the record date for the purposes of determining the Company Shareholders entitled to notice of and to vote at the Meeting in accordance with the Amendment Interim Order;

(i) that the record date for the Company Shareholders entitled to notice of and to vote at the Meeting will not change in respect of any adjournment(s) of the Meeting, unless required by Securities Laws; and

(j) for such other matters as the Purchaser or the Company may reasonably require, subject to obtaining the prior consent of the other Party, such consent not to be unreasonably withheld or delayed.

(2)

In seeking the Amendment Interim Order, the Company shall advise the Court that it is the intention of the Parties to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of all Issued Securities to be issued pursuant to the Amended Arrangement based and conditioned on the Court’s approval of the Amended Arrangement and its determination that the Amended Arrangement is fair and reasonable to holders of Securities to whom Issued Securities will be issued pursuant to the Amended Arrangement (such Securities, the “U.S. Subject Securities”), following a hearing and after consideration of the substantive and procedural terms and conditions thereof.

Section 2.3 The Meeting.

The Company shall:

(a) duly take all lawful action to call, give notice of, convene and conduct the Meeting in accordance with the Amendment Interim Order, the Company’s Constating Documents and applicable Law, including the policies of the CSE, and use commercially reasonable efforts to schedule the Meeting as promptly as practicable and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Meeting without the prior written consent of the Purchaser, except:

(i)	in the case of an adjournment, as required for quorum purposes (in which case the Meeting shall be adjourned and not cancelled); or

(ii)	as otherwise permitted under this Agreement.

(b) use commercially reasonable efforts to solicit proxies in favour of the approval of the Resolution and against any resolution submitted by any Person that is inconsistent with or seeks (without the Purchaser’s consent) to hinder or delay the Amended Arrangement and the completion of the transactions contemplated by this Agreement, including, at the Company’s discretion or if so requested by the

Purchaser, acting reasonably, and at the Purchaser’s sole expense, using the services of dealers and proxy solicitation services, consulting with the Purchaser in the selection and retainer of any such proxy solicitation agent and reasonably considering the Purchaser’s recommendation with respect to any such agent, and (i) permit the Purchaser to assist and participate in all meetings (whether conducted telephonically or otherwise) with such proxy solicitation agent, (ii) provide the Purchaser with all information distributions or updates from the proxy solicitation agent, (iii) consult with, and consider any suggestions from, the Purchaser with regards to the proxy solicitation agent, and (iv) consult with the Purchaser and keep the Purchaser apprised, with respect to such solicitation and other actions;

(c) provide the Purchaser with copies of documents, or access to information regarding, the Meeting generated by any transfer agent, dealer or proxy solicitation services firm retained by the Company, as reasonably requested in writing from time to time by the Purchaser;

(d) consult with the Purchaser in fixing the record date for the Meeting and the date of the Meeting, give notice to the Purchaser of the Meeting and allow the Purchaser’s representatives and legal counsel to attend the Meeting;

(e) promptly advise the Purchaser, at such times as the Purchaser may reasonably request in writing and at least on a daily basis on each of the last ten Business Days prior to the date of the Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Resolution;

(f) promptly advise the Purchaser of any communication (written or oral) from any Person in opposition to the Amended Arrangement, written notice of dissent, purported exercise or withdrawal of Dissent Rights, and provide the Purchaser with a reasonable opportunity to review and comment upon any written communications sent by or on behalf of the Company to any such Person and to participate in any discussions, negotiations or proceedings involving any such Person;

(g) not make any payment or settlement offer, or agree to any payment or settlement prior to the Amendment Time with respect to any claims regarding the Amended Arrangement or Dissent Rights without the prior written consent of the Purchaser;

(h) not change the record date for the Company Shareholders entitled to vote at the Meeting in connection with any adjournment or postponement of the Meeting, unless required by Law or with the Purchaser’s consent; and

(i) at the reasonable written request of the Purchaser from time to time, provide the Purchaser with a list (in both written and electronic form) of (i) the registered Company Shareholders, together with their addresses and respective holdings of Company Shares, (ii) the names, addresses and holdings of all Persons on the registers of the Company having rights issued by the Company to acquire Company Shares (including holders of Company Options, Company Compensation Options and Company RSUs), and (iii) participants and book-based nominee registrants such as CDS & Co., and non-objecting beneficial owners of Company Shares, together with their addresses and respective holdings of Company Shares.

Section 2.4 The Circular.

(1)

The Company shall promptly prepare and complete, in consultation with the Purchaser, the Circular together with any other documents required by applicable Law in connection with the Meeting and the Amended Arrangement, and the Company shall as promptly as reasonably practicable after the date of this Agreement, but in any event no later than July 15, 2020, file the Circular with the SEC, and, as promptly as reasonably practicable, and in any event on or before the second Business Day after the later of (i) obtaining SEC Clearance of Circular; and (ii) the Amendment Interim Order, cause the Circular and such other documents to be filed and sent to each Company Shareholder and other Person as required by the Amendment Interim Order and Law.

(2)

The Company shall ensure that the Circular complies in all material respects with the Amendment Interim Order, applicable Law and the rules and regulations promulgated by the SEC, does not contain any Misrepresentation (provided that the foregoing shall not apply to any information with respect to the Purchaser that is furnished in writing by or on behalf of the Purchaser and is included in the Circular) and provides the Company Shareholders with sufficient information to permit them to form a reasoned judgment concerning the matters to be placed before them at the Meeting.

(3)

The Company shall not be responsible for any information regarding the Purchaser in the Circular provided in writing by the Purchaser for inclusion therein. The Purchaser shall indemnify and save harmless each of the Company, the Company’s Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, reasonable costs, reasonable expenses, interest awards, judgments and penalties suffered or incurred by any of them as a result of or arising from any Misrepresentation or alleged Misrepresentation contained in any such information regarding the Purchaser included in the Circular that was provided by the Purchaser in writing specifically for inclusion therein, including as a result of any order made, or any inquiry, investigation or proceeding by any Governmental Entity to the extent based on such Misrepresentation or any alleged Misrepresentation.

(4)

The Company shall use commercially reasonable efforts to respond promptly to any comments of the SEC or its staff with respect to the Circular. The Company will advise the Purchaser promptly after it receives any request by the SEC for amendment of the Circular or comments thereon and responses thereto or any request by the SEC for additional information in connection with the Circular, and the Company agrees to permit the Purchaser and its outside counsel, to participate in all meetings and conferences with the SEC.

(5)

Prior to mailing the Circular (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall give the Purchaser and its legal counsel a reasonable opportunity, and in any event not less than three Business Days, to review and comment on all drafts of the Circular and other related documents including submissions of the Company provided in response to any comments of the SEC with respect to the Circular, shall give reasonable consideration to any comments made by the Purchaser and its counsel, and consider in good faith including in such document or response all comments reasonably and promptly proposed by the Purchaser, provided that any information describing the Purchaser, the terms of the Amended Arrangement and/or the Amended Plan of Arrangement must be in a form and content satisfactory to the Purchaser, acting reasonably. The Company shall provide the Purchaser with a final copy of the Circular prior to its mailing to the Company Shareholders.

(6)

To the extent required by applicable Law, the Company shall, in consultation with the Purchaser and the Purchaser’s counsel, promptly file or furnish with the applicable Securities Authorities, CSE and SEC, and disseminate to each Company Shareholder and other Person as required by the Amendment Interim Order and applicable Law, any supplement or amendment to the Circular if any event will occur which requires such action at any time prior to the Meeting.

(7)	Without limiting the generality of the foregoing, the Circular must include:

(a)	a copy of the New Fairness Opinion;

(b)	a statement that the Special Committee and the Company Board have received the New Fairness Opinion;

(c)	a statement that the Special Committee has unanimously determined, after receiving legal and financial advice:

(i)	that the Amended Arrangement is fair to the Company Shareholders;

(ii)	the Amended Arrangement and the entering into of this Agreement is in the best interests of the Company; and

(iii)	that the Special Committee recommends that the Company Shareholders vote in favour of the Resolution and the rationale for that recommendation;

(d)	a statement (the “Board Recommendation”) that the Company Board unanimously determined (with directors abstaining or recusing themselves as required), after receiving legal and financial advice:

(i)	that the Amended Arrangement is fair to the Company Shareholders;

(ii)	the Amended Arrangement and the entering into of this Agreement is in the best interests of the Company; and

(iii)

that the Company Board (with directors abstaining or recusing themselves as required) recommends that the Company Shareholders vote in favour of the Resolution and the rationale for that recommendation, and

(e)

a statement that each of the Locked-up Shareholders have entered into Voting Support Agreements pursuant to which they have agreed, among other things, to vote all of their Company Shares in favour of the Resolution and against any resolution submitted by any Company Shareholder that is inconsistent therewith.

(8)

The Purchaser shall as soon as reasonably practicable after the date hereof, and in any event within 10 days of the date hereof, provide the Company with all information regarding the Purchaser, its affiliates and the Purchaser Shares, including any pro forma financial statements, as required by applicable Law and reasonably requested by the Company in writing for inclusion in the Circular or in any amendments or supplements to such Circular, or any other related documents. The Purchaser shall ensure that such information does not include any Misrepresentation concerning the Purchaser, its affiliates and the Purchaser Shares. The Company and the Purchaser shall use their reasonable best efforts to obtain any necessary consents from any of their respective auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Circular and to the identification in the Circular of each such advisor.

(9)

Each Party shall promptly notify the other Party if it becomes aware that the Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall, in a manner consistent with this Section 2.4, cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall, in a manner provided in the Amendment Interim Order, promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the Company Shareholders and, if required by the Court or by applicable Law, file the same with the SEC or any other Governmental Entity as required.

(10)

The Company shall promptly advise the Purchaser of any material communication (written or oral) received by the Company from the CSE, the SEC or any other Securities Authorities or Governmental Entity in connection with the Circular.

Section 2.5 Amendment Final Order.

Following approval of the Resolution at the Meeting, the Company shall take all steps necessary or desirable to submit the Amended Arrangement to the Court and diligently pursue an application for the Amendment Final Order pursuant to Section 291 of the BCBCA, as soon as reasonably practicable, but in any event not later than two Business Days after the Resolution has received the Required Shareholder Approval at the Meeting (provided that, in recognition of the fact that, at the date of this Agreement, normal Court operations have been disrupted in response to the COVID-19 pandemic, the foregoing date may be extended until the earlier of (i) the date that is 10 Business Days after the date on which the Court agrees to a telephonic or other virtual means of hearing the application for the Final Order, and (ii) the earliest possible date on which the Court grants a hearing date for these purposes after re-opening to the public). If at any time after the issuance of the Amendment Final Order and on or before the Amendment Date, the Company is required by the terms of the Amendment Final Order or by Law to return to the Court with respect to the Amendment Final Order, it will only do so after prior notice to the Purchaser, and affording the Purchaser a reasonable opportunity to consult with the Company regarding the same.

Section 2.6 Court Proceedings.

The Purchaser shall cooperate with and assist the Company in seeking the Amendment Interim Order and the Amendment Final Order, including by providing to the Company on a timely basis any information reasonably requested by the Company or required by applicable Law to be supplied by the Purchaser in connection therewith as requested by the Company in writing. In connection with all Court proceedings relating to obtaining the Amendment Interim Order and the Amendment Final Order, the Company shall:

(a) diligently pursue, and cooperate with the Purchaser in diligently pursuing, the Amendment Interim Order and the Amendment Final Order;

(b) provide legal counsel to the Purchaser with a reasonable opportunity, and in any event not less than three Business Days, to review and comment upon drafts of all material to be filed with the Court in connection with the Amended Arrangement, and give reasonable consideration to all such comments;

(c) provide the Purchaser on a timely basis with copies of any notice of appearance, evidence or other documents served on the Company or its legal counsel in respect of the application for the Amendment Interim Order or the Amendment Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Amendment Interim Order or the Amendment Final Order;

(d) ensure that all material filed with the Court in connection with the Amended Arrangement is consistent with this Agreement and the Amended Plan of Arrangement;

(e) not file any material with the Court in connection with the Amended Arrangement or serve any such material, or agree to modify or amend any material so filed or served, except as contemplated by this Agreement or with the Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided that the Purchaser shall not be required to agree or consent to any increase in the consideration or other modification or amendment to such filed or served materials that expands or increases the Purchaser’s obligations, or diminishes or limits the Purchaser’s rights, set forth in any such filed or served materials or under this Agreement;

(f) oppose any proposal from any Person that the Amendment Final Order contain any provision inconsistent with this Agreement, and if required by the terms of the Amendment Final Order or by Law to return to Court with respect to the Amendment Final Order do so only after notice to the Purchaser, and affording the Purchaser an opportunity to consult regarding same which is reasonable in the circumstances; and

(g) not object to legal counsel to the Purchaser making such submissions on the hearing of the motion for the Amendment Interim Order and the application for the Amendment Final Order as such counsel considers appropriate, provided that the Purchaser advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Amended Plan of Arrangement.

Section 2.7 Other Securities.

The Parties acknowledge and agree that all Company Options, Company Compensation Options and Company RSUs that are not exercised, whether conditionally or otherwise, and all High Street Units and USCo2 Class B Shares that are not exchanged for Shares, prior to the Acquisition Effective Time and that remain outstanding immediately prior to the Acquisition Effective Time shall be treated in accordance with the provisions of the certificates, award agreements, indentures or other documents governing such securities on the date hereof.

Section 2.8 Required Filings and Effective Date.

Subject to obtaining the Amendment Final Order and to the satisfaction or, where not prohibited, the waiver (subject to applicable Laws) by the Party or Parties in whose favour the condition is, of each of the conditions set out in Article 5 hereof (excluding conditions that by their terms cannot be satisfied until the Amendment Date, but subject to the satisfaction or, where not prohibited, waiver by the Party or Parties in whose favour the condition is, of those conditions as of the Amendment Date), unless another time or date is agreed to in writing by the Parties, any Required Filings required to be filed prior to the Amendment Date shall be filed by the Company with the Registrar not later than two Business Days after receipt of the Amendment Final Order, provided, however, that no Required Filings shall be sent to the Registrar, for endorsement and filing by the Registrar, except as contemplated hereby or with the Purchaser’s prior written consent.

Section 2.9 Payment of Amendment Consideration.

The Purchaser shall, following receipt of the Amendment Final Order and prior to completing the Required Filings with the Registrar, deliver or cause to be delivered to the Amendment Consideration Paying Agent in escrow pending the Amendment Time (the terms of such escrow to be satisfactory to the Company and the Purchaser, each acting reasonably), sufficient cash to pay the Amendment Consideration payable to Company Shareholders, High Street Holders and USCo2 Class B Holders in accordance with the Paying Agent Agreement in accordance with the Amended Arrangement.

Section 2.10 Dissenting Company Shareholders

The Company will give the Purchaser prompt notice of receipt of any written notice of any dissent or purported exercise by any Company Shareholder of Dissent Rights, any withdrawal of such a notice, and any other instruments served pursuant to Dissent Rights and received by the Company. The Company shall not make any payment or settlement offer, or agree to any such settlement, or conduct any negotiations prior to the Amendment Time with respect to any such dissent, notice or instrument unless the Purchaser, acting reasonably, shall have given its written consent.

Section 2.11 U.S. Securities Law Matters.

The Parties agree that the Amended Arrangement will be carried out with the intention that all Issued Securities will be issued by the Purchaser in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof and pursuant to exemptions from applicable securities laws of any states of the United States. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act and to facilitate the Purchaser’s compliance with other U.S. securities Laws, the Parties agree that the Amended Arrangement will be carried out on the following basis:

(a) the Amended Arrangement will be subject to the approval of the Court;

(b) pursuant to Section 2.2(2), prior to the issuance of the Amendment Interim Order, the Court will be advised as to the intention of the Parties to rely on the exemption provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of all Issued Securities pursuant to the Amended Arrangement based on the Court’s approval of the Amended Arrangement;

(c) prior to the issuance of the Amendment Interim Order, the Company will file with the Court a copy of the proposed text of the Circular together with any other documents required by applicable Law in connection with the Meeting;

(d) the Court will be requested to satisfy itself as to the substantive and procedural fairness of the Amended Arrangement to the holders of U.S. Subject Securities;

(e) the Company will ensure that each Shareholder and any other Person entitled to receive Issued Securities pursuant to the Amended Arrangement will be given adequate and appropriate notice advising them of their right to attend the hearing of the Court to give approval of the Amended Arrangement and providing them with sufficient information necessary for them to exercise that right;

(f) each Person entitled to receive Issued Securities pursuant to the Amended Arrangement will be advised that such Issued Securities issued pursuant to the Amended Arrangement have not been and will not be registered under the U.S. Securities Act and will be issued by the Purchaser in reliance on the exemption provided by Section 3(a)(10) of the U.S. Securities Act and pursuant to exemptions under applicable securities laws of any state of the United States, and shall be without trading restrictions under the U.S. Securities Act (other than those that would apply under the U.S. Securities Act in certain circumstances to Persons who are, or have been within 90 days prior to the Amendment Time, affiliates (as defined by Rule 144 under the U.S. Securities Act) of the Purchaser;

(g) the Amendment Final Order approving the terms and conditions of the Amended Arrangement that is obtained from the Court will expressly state that the Amended Arrangement is approved by the Court as fair and reasonable to all Persons entitled to receive Issued Securities pursuant to the Amended Arrangement;

(h) the Amendment Interim Order approving the Meeting will specify that each Person entitled to receive Issued Securities pursuant to the Amended Arrangement will have the right to appear before the Court at the hearing of the Court to give approval of the Amended Arrangement so long as they enter an appearance within a reasonable time;

(i) holders of Company Options entitled to receive Replacement Options, holders of Company Compensation Options entitled to receive Replacement Compensation Options and holders of Company RSUs entitled to receive Replacement RSUs pursuant to the Amended Arrangement will be advised that the Replacement Options, the Replacement Compensation Options and the Replacement RSUs, issued pursuant to the Amended Arrangement have not been registered under the U.S. Securities Act and will be issued and exchanged by the Purchaser in reliance on the exemption provided under Section 3(a)(10) of the U.S. Securities Act, but that such exemption does not exempt the issuance of securities upon the exercise of such Replacement Options, Replacement Compensation Options and the vesting of Replacement RSUs; therefore, the Purchaser Shares issuable upon exercise of the Replacement Options, the Replacement Compensation Options and the vesting of the Replacement RSUs cannot be issued in the U.S. or to a Person in the U.S. in reliance on the exemption under Section 3(a)(10) of the U.S. Securities Act and the Replacement Options, the Replacement Compensation Options and the Replacement RSUs may only be exercised and the underlying Purchaser Shares issued pursuant to a then-available exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws;

(j) each holder of U.S. Subject Securities will be advised that with respect to Issued Securities issued to Persons who are, or have been within 90 days prior to the Amendment Time, affiliates (as defined by Rule 144 under the U.S. Securities Act) of the Purchaser, such securities will be subject to restrictions on resale under U.S. securities Laws, including Rule 144 under the U.S. Securities Act;

(k) the Court will hold a hearing before approving the fairness of the terms and conditions of the Amended Arrangement and issuing the Amendment Final Order; and

(l) the Company shall request that the Amendment Final Order shall include a statement to substantially the following effect:

“This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that Act, regarding the offer and sale of securities of the Purchaser pursuant to the Amended Plan of Arrangement.”

ARTICLE 3

COVENANTS

Section 3.1 Representations and Warranties of the Company.

The Company represents and warrants to and in favour of the Purchaser as follows and acknowledges that the Purchaser is relying upon such representations and warranties in entering into this Agreement:

(a)

Organization and Qualification. The Company is a company duly incorporated and validly existing under the applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate power and authority to own its property and assets as now owned and to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary. No proceedings have been taken, instituted or are pending for the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, and no board approvals have been given to commence any such proceedings.

(b)

Authority Relative to this Agreement. The Company has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by the Company as contemplated by this Agreement and (subject to obtaining the Required Shareholder Approval, the Amendment Interim Order and the Amendment Final Order in the manner contemplated herein) to perform its obligations hereunder and under such agreements and instruments. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations under this Agreement have been duly authorized by the Company Board and, except for obtaining the Required Shareholder Approval, the approval of the CSE in respect of the Amended Arrangement, the Amendment Interim Order and the Amendment Final Order in the manner contemplated herein and filing of the Required Filings with the Registrar, no other corporate proceedings on its part are necessary to authorize this Agreement or the Amended Arrangement, other than, with respect to the Circular and other matters relating thereto and the approval of the Company Board. This Agreement has been duly executed and delivered by the Company, and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are within the discretion of a court.

(c)

No Violation. Neither the authorization, execution and delivery of this Agreement by the Company nor the completion of the transactions contemplated by this Agreement or the Amended Arrangement, nor the performance of its obligations hereunder or thereunder, nor compliance by the Company with any of the provisions hereof or thereof will result in a violation or breach of, constitute a default (or an event which, with notice or lapse of time or both, would become a default), require any consent or approval to be obtained or notice to be given under, or give rise to any third party right of termination, cancellation, suspension, acceleration, penalty or payment obligation or right to purchase or sale under, any provision of:

(i)	its Notice of Articles or Articles;

(ii)	any Authorization or Contract to which the Company is a party or to which it or any of its properties or assets are bound; or

(iii)	any Laws, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or any of their respective properties or assets;

except for such breaches, defaults, consents, terminations, cancellations, suspensions, accelerations, penalties, payment obligations or rights which would not individually or in the aggregate have a Company Material Adverse Effect.

(d)

Governmental Approvals. The execution, delivery and performance by the Company of its obligations pursuant to this Agreement and the consummation by the Company of the Amended Arrangement requires no consent, waiver or approval or any action by or in respect of, or filing with, or notification to, any Governmental Entity other than: (i) as contemplated in the Arrangement Agreement; (ii) the Amendment Interim Order and any approvals required by the Amendment Interim Order; (iii) the Amendment Final Order; (iv) filing of the Required Filings with the Registrar; (v) compliance with any applicable Securities Laws and stock exchange rules and regulations; and (vi) any actions, filings or notifications the absence of which would not materially delay or prevent the completion of the Amended Arrangement or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)

Company Public Disclosure Record. All documents and instruments comprising the Company Public Disclosure Record have been filed or furnished, as applicable, on a timely basis, with the applicable Securities Authorities pursuant to Securities Laws (as applicable) since September 21, 2018) and the rules and policies of the CSE, except where failure to do so would not have any Company Material Adverse Effect. Each of the documents and instruments comprising the Company Public Disclosure Record, at the time of its filing or being furnished, complied in all material respects with the applicable requirements of Securities Laws and the rules and policies of the CSE. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the documents and instruments constituting the Company Public Disclosure Record did not contain any Misrepresentation. To the knowledge of the Company, the Company Public Disclosure Record (other than confidential treatment requests) is not the subject of ongoing review, comment or investigation by any Securities Authority or the CSE.

The Company has not filed any confidential material change report or equivalent which at the date of this Agreement remains confidential.

Section 3.2 Representations and Warranties of the Purchaser.

The Purchaser represents and warrants to and in favour of the Company as follows and acknowledges that the Company is relying upon such representations and warranties in entering into this Agreement:

(a)

Organization and Qualification. The Purchaser is a corporation duly incorporated and validly existing under the applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate power and authority to own its property and assets as now owned and to carry on its business as it is now being conducted. The Purchaser is duly qualified to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary. No material proceedings have been taken, instituted or are pending for the dissolution, winding-up or liquidation of the Purchaser and no board approvals have been given to commence any such proceedings.

(b)

Authority Relative to this Agreement. The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by the Purchaser as contemplated by this Agreement, and, subject to obtaining the Amendment Interim Order and the Amendment Final Order, to perform its obligations hereunder and under such agreements and instruments. The execution and delivery of this Agreement by the Purchaser and the performance by the Purchaser of its obligations under this Agreement have been duly authorized by the board of the directors of the Purchaser and no other corporate proceedings on its part are necessary to authorize this Agreement or the Amended Arrangement, except for obtaining the Amendment Interim Order and the Amendment Final Order. This Agreement has been duly executed and delivered by the Purchaser, and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are within the discretion of a court.

(c)

No Violation. Neither the authorization, execution and delivery of this Agreement by the Purchaser nor the completion of the transactions contemplated by this Agreement or the Amended Arrangement (provided, for greater certainty, that the Acquisition is only completed following the Triggering Event Date) nor the performance of its obligations hereunder or thereunder, nor compliance by the Purchaser with any of the provisions hereof or thereof will result in a violation or breach of, constitute a default (or an event which, with notice or lapse of time or both, would become a default), require any consent or approval to be obtained or notice to be given under, or give rise to any third party right of termination, cancellation, suspension, acceleration, penalty or payment obligation or right to purchase or sale under, any provision of:

(i)	its articles of incorporation or bylaws;

(ii)	any Authorization or Contract to which the Purchaser is a party or to which it or any of its properties or assets are bound; or

(iii)	any Laws, regulation, order, judgment or decree applicable to the Purchaser or any of its Subsidiaries or any of their respective properties or assets;

except for such breaches, defaults, consents, terminations, cancellations, suspensions, accelerations, penalties, payment obligations or rights which would not individually or in the aggregate have a Purchaser Material Adverse Effect.

(d)

Governmental Approvals. The execution, delivery and performance by the Purchaser of its obligations pursuant to this Agreement and the consummation by the Purchaser of the Amended Arrangement requires no consent, waiver or approval or any action by or in respect of, or filing with, or notification to, any Governmental Entity other than: (i) as contemplated in the Arrangement Agreement; (ii) the Amendment Interim Order and any approvals required by the Amendment Interim Order; (iii) the Amendment Final Order; (iv) filing of the Required Filings with the Registrar; (v) such filings and approvals required for the issuance of the Consideration Shares as a result of the Amended Arrangement required under applicable securities laws and the rules and policies of the TSX and NYSE, or such other recognized stock exchange(s) on which the Purchaser Shares may be listed; (vi) compliance with any applicable securities laws and stock exchange rules and regulations; and (vii) any actions, filings or notifications the absence of which would not materially delay the completion of the Amended Arrangement or reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(e)

Current Facts. The Purchaser hereby confirms that, to the knowledge of the Purchaser, as of the date hereof, there is no fact or circumstance that would cause the Acquisition Closing Conditions to fail to be satisfied and, the Purchaser hereby covenants and agrees that the Purchaser shall not be entitled to refuse to consummate the Acquisition or make a claim for damages against the Company or any of its Subsidiaries on the basis of any facts existing on, or prior to, the date hereof that are within the knowledge of the Purchaser on the date hereof.

(f)

Purchaser Public Disclosure Record. All documents and instruments comprising the Purchaser Public Disclosure Record have been filed or furnished, as applicable, on a timely basis, with the applicable Securities Authorities pursuant to Securities Laws (as applicable) since January 1, 2018) and the rules and policies of the TSX and NYSE, except where failure to do so would not have any Purchaser Material Adverse Effect. Each of the documents and instruments comprising the Purchaser Public Disclosure Record, at the time of its filing or being furnished, complied in all material respects with the applicable requirements of Securities Laws and the rules and policies of the TSX and NYSE. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the documents and instruments constituting the Purchaser Public Disclosure Record did not contain any Misrepresentation. To the knowledge of the Purchaser, the Purchaser Public Disclosure Record (other than confidential treatment requests) is not the subject of ongoing review, comment or investigation by any Securities Authority or the TSX or NYSE. The Purchaser has not filed any confidential material change report or equivalent which at the date of this Agreement remains confidential.

ARTICLE 4

COVENANTS

Section 4.1 Covenants Regarding Interim Period.

(1)

The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Amendment Time and the time that this Agreement is terminated in accordance with its terms, it shall prepare and deliver to the Purchaser on the 12th Business Day of each month a reporting package consisting of: (a) management prepared consolidated financial statements of the Company prepared in accordance with U.S. GAAP, including Profit & Loss, Balance Sheet, and Cash Flow for the preceding calendar month ended, (b) a monthly treasury report showing the Company’s consolidated balances for cash and cash equivalents as of the last day of the preceding calendar month, (c) and capitalization table of the Company inclusive of all Securities issued and outstanding as of the last day of the preceding calendar month, including all Company Options, Company RSUs and Company Compensation Options and other convertible securities along with relevant terms and exercise prices, and (d) a detailed summary of all expenditures made during the preceding calendar month and a comparison of such expenditures and all prior reported expenditures in reasonable detail to estimates set forth in the Initial Approved Business Plan.

(2)

The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Amendment Time and the time that this Agreement is terminated in accordance with its terms, except as required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(a) issue any Company Shares or securities convertible, exchangeable or exercisable for or into Company Shares, including any Securities or High Street Units other than:

(i)	upon the conversion, exchange or exercise of any Securities or High Street Units that are issued and outstanding as of the date hereof;

(ii)	contractual commitments existing as of the date hereof, including the SEDA; or

(iii)	pursuant to the transactions contemplated in the Consents and Waivers; or

(b) enter into any Contract for Company Debt other than trade payables or as otherwise entered into in the Ordinary Course.

(3)

The Business Plan for the fiscal years ending December 31, 2020 through December 31, 2029 is attached hereto as Schedule G (the “Initial Approved Business Plan”). The Company shall conduct, and cause the Subsidiaries to conduct, their respective operations, incur expenses and purchase assets in accordance with the then applicable Initial Approved Business Plan, provided that:

(a) the Chief Financial Officer of the Company shall have authority to approve all minor changes and modifications to the Initial Approved Business Plan and all Contracts awarded thereunder that are, in the Chief Financial Officer’s good faith judgment, reasonable and prudent under the circumstances and that do not materially change the overall nature or scope of operations contemplated under the Initial Approved Business Plan. The Company shall promptly inform the Purchaser of each such minor change or modification to the Initial Approved Business Plan that the Chief Financial Officer has made or approved in accordance with this Section 4.1(3); and

(b) the Company shall promptly notify the Purchaser of any reasonably anticipated overruns in excess of the expenditures authorized in the Initial Approved Business Plan (including contingency expenditures) by more than 10%. The Company shall not incur expenditures in excess of 110% of the amount set forth in the Initial Approved Business Plan without the prior written consent of the Purchaser.

Section 4.2 Covenants Regarding the Amended Arrangement.

(1)

Subject to Section 4.3 and Section 4.4(5), each of the Company and the Purchaser shall (and shall cause its affiliates to) use its commercially reasonable efforts to take, or cause to be taken, all actions and to do or cause to be done all things required or advisable under applicable Law to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and the Amended Plan of Arrangement, including using commercially reasonable efforts to:

(a) satisfy, or cause the satisfaction of, all conditions precedent to be fulfilled by it in this Agreement and take all steps set forth in the Amendment Interim Order and Amendment Final Order applicable to it and comply promptly with all requirements imposed by applicable Law on it or its Subsidiaries with respect to this Agreement or the implementation of the Amended Arrangement;

(b) oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or delay or otherwise adversely affect the implementation of the Amended Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Amended Arrangement or this Agreement; and

(c) not taking any action, or refrain from taking any action, or permitting any action to be taken or not taken, which would reasonably be expected to prevent, materially delay or otherwise impede the implementation of the Amended Arrangement or the transactions contemplated by this Agreement.

(2)	The Company shall promptly notify the Purchaser of:

(a) any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person is required in connection with this Agreement or the Amended Arrangement;

(b) any notice or other communication from any Person to the effect that such Person is terminating or otherwise materially adversely modifying its relationship with the Company or any of its Subsidiaries as a result of this Agreement or the Amended Arrangement; or

(c) any notice or other communication from any Governmental Entity in connection with this Agreement (and the Company shall contemporaneously provide a copy of any such written notice or communication to the Purchaser to the extent permitted by Law).

(3)

The Company covenants and agrees that it shall not withdraw, amend, modify or qualify, in a manner adverse to the Purchaser or fail to publicly affirm (without qualification) the Board Recommendation within four Business Days (and in any case prior to the Meeting) after having been requested in writing by the Purchaser to do so (acting reasonably) provided however that, if the Company Board determines, in good faith and based upon the advice of its outside legal counsel, that a fact or circumstance that was known but not disclosed by the Purchaser occurred prior to the date of this Agreement or that a fact or circumstance has occurred since the date of this Agreement and, as a result of the occurrence of such fact or circumstance, continuing to make the Board Recommendation would constitute a violation of its fiduciary and statutory duties under applicable Law (including in accordance with MI 61-101 and the interpretive guidance promulgated under Multilateral Staff Notice 61-302), then the Company Board may submit the Resolution to Company Shareholders without recommendation or may withdraw its support for the Amended Arrangement (a “Change in Recommendation”), in the Company Board’s sole discretion, although the Meeting shall be held unless the Purchaser otherwise agrees.

(4)

The Purchaser shall promptly notify the Company in writing of any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person is required in connection with this Agreement or the Amended Arrangement.

Section 4.3 Regulatory Approvals

(1)

As soon as reasonably practicable after the date hereof, each Party, or where appropriate, both Parties jointly, shall seek to obtain the Amendment Regulatory Approvals in advance of the Amendment Time.

(2)

The Parties shall cooperate with one another in connection with obtaining the Amendment Regulatory Approvals and any other Regulatory Approvals required or desirable in connection with the Amended Arrangement including by providing or submitting on a timely basis all documentation and information that is required, or in the reasonably held opinion of the Purchaser, advisable, in connection with obtaining the Amendment Regulatory Approvals and any such other Regulatory Approvals and using their commercially reasonable efforts to ensure that such information does not contain a Misrepresentation.

(3)

The Parties shall cooperate with and keep one another fully informed as to the status of and the processes and proceedings relating to obtaining the Amendment Regulatory Approvals and any other Regulatory Approvals, and shall promptly notify each other of any communication from any Governmental Entity in respect of the Amended Arrangement, the Acquisition or this Agreement.

Section 4.4 Public Communications.

(1)

Subject to compliance with applicable Securities Laws, immediately after the execution of this Agreement, or such later time prior to the next opening of markets in Toronto or New York as is agreed to by the Company and the Purchaser, the Company and the Purchaser shall issue a news release announcing the entering into of this Agreement, which news release shall be satisfactory in form and substance to each of the Company and the Purchaser, each acting reasonably, and, thereafter, file such news release, corresponding Form 8-Ks and material change reports in their prescribed forms and this Agreement in accordance with applicable Securities Laws. If either of the Parties determines that it is required to publish or disclose the text of this Agreement in accordance with applicable Law, it shall provide the other Party with an opportunity to propose appropriate additional redactions to the text of this Agreement, and the disclosing Party hereby agrees to accept any such suggested redactions to the extent permitted by applicable Law. If a Party does not respond to a request for comments within 48 hours (excluding days that are not Business Days) or such shorter period of time as the requesting Party has determined is necessary in the circumstances, acting reasonably and in good faith, the Party making the disclosure shall be entitled to issue the disclosure without the input of the other Party.

(2)

During the period from the date of this Agreement until the earlier of the Amendment Time and the time that this Agreement is terminated in accordance with its terms, the Company shall not issue any press release or make any other public statement or disclosure without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed).

(3)

During the period from the date of this Agreement until the earlier of the Amendment Time and the time that this Agreement is terminated in accordance with its terms, the Purchaser shall not issue any press release or make any other public statement or disclosure with respect to this Agreement or the Amended Arrangement without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).

(4)

The Company and the Purchaser agree to cooperate in the preparation of formal presentations, if any, to any Company Shareholders or other securityholders of the Company or the analyst community regarding the Amended Arrangement, and the Company agrees to consult with the Purchaser in connection with any formal meeting with analysts that it may have, provided, however, that the foregoing shall be subject to the Company’s overriding obligation to make any disclosure or filing required by applicable Laws or stock exchange rules and if the Company is required to make any such disclosure, it shall use its commercially reasonable efforts to give the Purchaser a reasonable opportunity to review and comment thereon prior to its dissemination.

(5)

Notwithstanding any other provision of this Agreement, in the event of a Change in Recommendation, the Company Board shall be permitted to make any public disclosure and public statements that it determines to be necessary as a result of or related to such Change in Recommendation, in its sole discretion on the advice of external counsel, and without the need to obtain prior consent from the Purchaser in respect of its initial announcement of a Change in Recommendation and any further announcement if the Purchaser has responded publicly to such initial public announcement, and any such disclosure or statement shall not constitute a breach of any covenant or obligation of the Company under this Agreement or the Arrangement Agreement; provided that, the Company shall provide the Purchaser and its counsel with a reasonable opportunity to review and comment on any such public disclosure or statements and shall give reasonable consideration to any comments made by the Purchaser and its counsel in good faith. The obligation of the Company to provide the Purchaser and its counsel with a reasonable opportunity to review and comment on any such public disclosure and give reasonable consideration to any comments made by the Purchaser and its counsel shall not apply to any such public disclosure or statements in connection with any dispute regarding this Agreement or the transactions contemplated hereby.

Section 4.5 Notification Provisions.

(1)

Each Party shall promptly notify the other Party of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party under this Agreement.

(2)

Notification provided under this Section 4.5 will not affect the covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

Section 4.6 Dissent Rights Payments.

The Purchaser hereby agrees that, to the extent that a Company Shareholder exercises his or her Dissent Rights and a payment is required to be made to such Dissenting Company Shareholder, the Company shall immediately, upon the transfer of such Company Shares held by a Dissenting Company Shareholder to the Company, make all such payments in respect of Dissent Rights, on behalf of the Company, to the Dissenting Company Shareholders when due and payable by the Company in accordance with Section 3.2(a) and Section 4.1 of the Amended Plan of Arrangement.

ARTICLE 5

CONDITIONS

Section 5.1 Mutual Conditions Precedent.

The Parties shall not be required to file, and shall not file, the Required Filings giving effect to the Amended Arrangement unless each of the following conditions is satisfied or waived, which conditions may only be waived, in whole or in part, by the mutual consent of the Parties:

(1)	Resolution. The Resolution shall have been approved and adopted by the Company Shareholders at the Meeting in accordance with the Amendment Interim Order and applicable Law.

(2)

Court Orders. Each of the Amendment Interim Order and the Amendment Final Order shall have been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to either the Company or the Purchaser, each acting reasonably, on appeal or otherwise.

(3)

Stock Exchange Approvals. The necessary approvals, subject only to customary typical listing conditions, of the CSE shall have been obtained, to permit the (i) listing of the Floating Shares and the New Subordinate Shares; and (ii) the filing of the Required Filings.

(4)

Illegality. No Law shall be in effect or proceeding shall have otherwise been taken that makes the consummation of the Amended Arrangement illegal or otherwise, directly or indirectly, prohibits or enjoins the Company or the Purchaser from filing the Required Filings or consummating the Amended Arrangement, with the exception of the Controlled Substances Act, 21 USC 801 et seq., as it applies to marijuana (including any implementing regulations and schedules in effect at the relevant time) or any other U.S. federal law the violation of which is predicated upon a violation of the Controlled Substances Act as it applies to marijuana.

(5)

US Securities Law Matters. The Issued Securities to be issued pursuant to the Amended Arrangement shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof and pursuant to exemptions from applicable state securities laws, provided, however, that the Company shall be not entitled to the benefit of the conditions in this Section 5.1(5), and shall be deemed to have waived such condition, in the event that the Company fails to: (A) advise the Court prior to the hearing in respect of the Amendment Interim Order that the Parties intend to rely on the exemption from registration afforded by Section 3(a)(10) of the U.S. Securities Act based on the Court’s approval of the Arrangement; or (B) comply with the requirements set forth in Section 2.11.

(6)	Amendment. The Company and the Purchaser shall have entered into the Amendment.

(7)	Termination. This Agreement has not been terminated in accordance with its terms.

(8)	Ancillary Transaction Amendments. The Housekeeping Amendments shall have each been made on terms satisfactory to each of the Company and the Purchaser, each acting reasonably.

(9)	Credit Agreement Amendment. The Credit Agreement Amendment shall have been entered into on terms satisfactory to each of the Company and the Purchaser, each acting reasonably.

Section 5.2 Additional Conditions Precedent to the Obligations of the Purchaser.

The Company shall not file, and the Purchaser shall not be required to file, the Required Filings giving effect to the Amended Arrangement unless each of the following conditions is satisfied or waived, which conditions are for the exclusive benefit of the Purchaser, and may only be waived, in whole or in part, by the Purchaser in its sole discretion:

(1)

Performance of Covenants. The Company shall have fulfilled or complied in all material respects with each of the obligations and covenants of the Company contained in this Agreement to be fulfilled or complied with by it on or prior to the Amendment Time, and shall have delivered a certificate confirming same to the Purchaser, executed by two senior officers of the Company (in each case without personal liability) addressed to the Purchaser and dated as of the Amendment Date.

(2)	Dissent Rights. Dissent Rights shall not have been exercised with respect to more than 5.0% of the issued and outstanding Company Shares.

Section 5.3 Additional Conditions Precedent to the Obligations of the Company.

The Company shall not be required to file, and the Purchaser shall not file, the Required Filings giving effect to the Amended Arrangement unless each of the following conditions are satisfied or waived, which conditions are for the exclusive benefit of the Company and may only be waived, in whole or in part, by the Company in its sole discretion:

(1)

Performance of Covenants. The Purchaser shall have fulfilled or complied in all material respects with each of the obligations and covenants of the Purchaser contained in this Agreement to be fulfilled or complied with by it on or prior to the Amendment Time, and shall have delivered a certificate confirming same to the Company, executed by two senior officers of the Purchaser (in each case without personal liability) addressed to the Company and dated as of the Amendment Date.

(2)

Deposit of Amendment Consideration. Subject to obtaining the Amendment Final Order and the satisfaction or waiver of the other conditions precedent contained herein in favour of the Company (other than conditions which, by their nature, are only capable of being satisfied as of the Amendment Time), the Purchaser has deposited or caused to be deposited with the Amendment Consideration Paying Agent in escrow, the Amendment Consideration to be paid pursuant to the Amended Arrangement.

(3)

Debenture. US$50,000,000 shall have been advanced to the Purchaser’s counsel in trust for the benefit of a Subsidiary of the Company in connection with the Debenture, to be released at the Amendment Time.

(4)

Bring-Down Certificate. The Purchaser shall have delivered a certificate executed by two senior officers of the Purchaser (in each case without personal liability) addressed to the Company and dated as of the Amendment Date, confirming that as of the Amendment Date, to the knowledge of the Purchaser, there is no fact or circumstance that would cause the Acquisition Closing Conditions to fail to be satisfied and confirming, on behalf of the Purchaser, that the Purchaser is not entitled to refuse to consummate the Acquisition or make a claim for damages against the Company or any of its Subsidiaries on the basis of any facts existing on, or prior to, the Amendment Date that are within the knowledge of the Purchaser on the Amendment Date.

Section 5.4 Debenture Funding.

Concurrent with the completion of the Required Filings giving effect to the Amended Arrangement, (i) a Subsidiary of the Company shall execute the Debenture; and (ii) a Subsidiary of the Purchaser shall advance US$50,000,000 pursuant to the terms of the Debenture.

ARTICLE 6

TERM AND TERMINATION

Section 6.1 Term.

This Agreement shall be effective from the date hereof until the earliest of (i) the Amendment Time; and (ii) the termination of this Agreement in accordance with its terms.

Section 6.2 Termination of this Agreement.

(1)	This Agreement may be terminated by:

(a) the mutual written agreement of the Parties; or

(b) either the Company or the Purchaser, if the Required Shareholder Approval is not obtained at the Meeting in accordance with the Amendment Interim Order;

(c) the Purchaser if the Company Board or any committee of the Company Board makes a Change in Recommendation.

(2)

The Party desiring to terminate this Agreement pursuant to this Section 6.2 (other than pursuant to Section 6.2(1)(a)) shall give written notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

Section 6.3 Effect of Termination/Survival of this Agreement.

If this Agreement is terminated or is no longer in effective pursuant to Section 6.1 or Section 6.2, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party to this Agreement, except that this Section 6.3, Section 6.4 and Section 7.2 through to and including Section 7.13 shall survive; and provided further that no Party shall be relieved of any liability for any wilful and material breach by it of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Arrangement Agreement shall survive any termination of this Agreement.

Section 6.4 Expenses and Expense Reimbursement.

(1)

Subject to this Section 6.4, all out-of-pocket third party transaction expenses incurred in connection with this Agreement, the Amendment and the Amended Plan of Arrangement and the transactions contemplated hereunder and thereunder, including all costs, expenses and fees of a Party incurred prior to or after the Amendment Time in connection with, or incidental to, the Amended Plan of Arrangement, shall be paid by the Party incurring such expenses, whether or not the Amended Arrangement is consummated.

(2)	If this Agreement is terminated by the Purchaser pursuant to:

(a) Section 6.2(1)(c) [Change in Recommendation]; or

(b) Section 6.2(1)(b) [Failure to Obtain Required Shareholder Approval], provided that the Purchaser was, prior to the Meeting, entitled to terminate this Agreement pursuant to Section 6.2(1)(c) [Change in Recommendation], then the Company shall, within two Business Days of such termination, pay or cause to be paid to the Purchaser by wire of immediately available funds, the Termination Expense Reimbursement; provided that the Company shall not be required to pay the Termination Expense Reimbursement to the Purchaser in the event that a Change in Recommendation was made by the Company Board as a result of a Purchaser Material Adverse Effect.

(3)

The payment of the Termination Expense Reimbursement pursuant to this Section 6.4 shall be liquidated damages and shall preclude the Purchaser from seeking damages and pursuing any other remedies that it may have in respect of losses incurred or suffered by it as a result of failure by the Company to perform any covenant or satisfy any condition set out in this Agreement.

(4)

The Company confirms that other than the fees disclosed to the Purchaser in writing prior to the date hereof, no broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 7

GENERAL PROVISIONS

Section 7.1 Amendments.

This Agreement and the Amended Plan of Arrangement may, at any time and from time to time before or after the holding of the Meeting but not later than the Acquisition Effective Time, be amended, subject to the Amended Plan of Arrangement, the Amendment Interim Order and the Amendment Final Order, by mutual written agreement of the Parties, and any such amendment may, without limitation:

(a) change the time for performance of any of the obligations or acts of the Parties;

(b) waive any inaccuracies contained in this Agreement or in any document delivered pursuant to this Agreement;

(c) waive compliance with or modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties pursuant to this Agreement; and/or

(d) waive compliance with or modify any mutual conditions contained in this Agreement.

Section 7.2 Notices.

Any notice, or other communication given regarding the matters contemplated by this Agreement (must be in writing, sent by personal delivery, courier or electronic mail) and addressed:

(a) to the Purchaser at:

Canopy Growth Corporation

1 Hershey Drive

Smiths Falls, Ontario K7A 0A8

Attention:     David Klein

Email:          [PERSONAL INFORMATION REDACTED]

with copies (which shall not constitute notice) to:

Cassels Brock & Blackwell LLP

Suite 2100, Scotia Plaza

40 King Street West

Toronto, Ontario M5H 3C2

Attention:     Jonathan Sherman

Email:           jsherman@cassels.com

and

Attention: Jamie Litchen

Email: jlitchen@cassels.com

(b) to the Company at:

Acreage Holdings, Inc.

366 Madison Avenue, 11th Floor

New York, New York 10017

Attention:     James Doherty, General Counsel

Email:           [PERSONAL INFORMATION REDACTED]

with copies (which shall not constitute notice) to:

DLA Piper (Canada) LLP

Suite 6000, 1 First Canadian Place

Toronto, Ontario M5X 1E2

Attention:     Robert Fonn

Email:           robert.fonn@dlapiper.com

and

Attention:     Russel W. Drew

Email:           russel.drew@dlapiper.com

and

Cozen O’Connor

One Liberty Place, 1650 Market Street Suite 2800

Philadelphia, Pennsylvania 19103

Attention:     Joseph C. Bedwick

Email:           JBedwick@cozen.com

Any notice or other communication is deemed to be given and received (i) if sent by personal delivery, same day courier or electronic mail, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day or (ii) if sent by overnight courier, on the next Business Day. A Party may change its address for service from time to time by providing a notice in accordance with the foregoing. Any subsequent notice or other communication must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a notice will be assumed not to be changed. Sending a copy of a notice or other communication to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that Party. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.

Section 7.3 Time of the Essence.

Time is of the essence in this Agreement.

Section 7.4 Injunctive Relief.

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement, and to enforce compliance with the terms of this Agreement without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at law or in equity.

Section 7.5 Third Party Beneficiaries.

The Company and the Purchaser intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties and that no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

Section 7.6 Waiver.

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 7.7 Entire Agreement.

This Agreement, including the Schedules hereto and the Arrangement Agreement constitute the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement or the Arrangement Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

Section 7.8 Successors and Assigns.

(1)

This Agreement becomes effective only when executed by the Company and the Purchaser. After that time, it will be binding upon and enure to the benefit of the Company, the Purchaser and their respective successors and permitted assigns.

(2)	Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Party.

Section 7.9 Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 7.10 Governing Law.

(1)	This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

(2)

Each Party irrevocably attorns and submits to the exclusive jurisdiction of the British Columbia courts situated in the City of Vancouver and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 7.11 Rules of Construction.

The Parties to this Agreement waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the Party drafting such agreement or other document.

Section 7.12 No Personal Liability.

No director or officer of the Purchaser or any of its Subsidiaries shall have any personal liability whatsoever to the Company under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Purchaser or any of its Subsidiaries. No director or officer of the Company or any of its Subsidiaries shall have any personal liability whatsoever to the Purchaser under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Company or any of its Subsidiaries.

Section 7.13 Language.

The Parties expressly acknowledge that they have requested that this Agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.

Section 7.14 Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the Parties have executed this Proposal Agreement.

CANOPY GROWTH CORPORATION

Per:	(signed) “Mike Lee”
Authorized Signing Officer
I have authority to bind the company.

ACREAGE HOLDINGS, INC.

Per:	(signed) “Kevin Murphy”
Authorized Signing Officer
I have authority to bind the company.

SCHEDULE A

RESOLUTION

BE IT RESOLVED THAT:

1.

The arrangement (the “Amended Arrangement”) under Section 288 of the Business Corporations Act (British Columbia) (the “BCBCA”) of Acreage Holdings, Inc. (the “Company”) provided for in the arrangement agreement between the Company and Canopy Growth Corporation (“Canopy Growth”) dated April 18, 2019, as amended on May 15, 2019 (the “Arrangement Agreement”), as may be further amended, modified or supplemented in accordance with the proposal agreement dated ● 2020 between the Company and Canopy (as it may be amended, the “Proposal Agreement”), as more particularly described and set forth in the proxy statement of the Company dated ●, 2020 (the “Circular”) accompanying the corresponding notice of meeting is hereby authorized, approved and adopted.

2.

The amended and restated plan of arrangement of the Company (as it has been or may be amended, modified or supplemented in accordance with its terms, the Arrangement Agreement and the Proposal Agreement (the “Amended Plan of Arrangement”), the full text of which is set out in Appendix ● to the Circular, is hereby authorized, approved and adopted.

3.

The (i) Proposal Agreement and the transactions provided for therein and in Arrangement Agreement and any amendments thereto, (ii) actions of the directors of the Company in approving the Proposal Agreement, and (iii) actions of the directors and officers of the Company in executing and delivering the Proposal Agreement, are hereby ratified, confirmed and approved.

4.

The Company is hereby authorized to apply for a final order from the Supreme Court of British Columbia to approve the Amended Arrangement, as the same may be further amended in accordance with the terms set forth in the Proposal Agreement and the Amended Plan of Arrangement.

5.

The second amended and restated omnibus incentive plan of the Company adopted by the Company’s board of directors on June ●, 2020 (the “Second Amended and Restated Omnibus Plan”), which amends and restates the Company’s omnibus incentive Plan effective as of November 14, 2018, with amendments thereto approved on May 7, 2019 and June 19, 2019, respectively, as amended and restated effective as of August 19, 2019, in accordance with the terms of the Proposal Agreement, is hereby ratified, confirmed and approved.

6.

Notwithstanding that these resolutions, and the Amended Arrangement, have been adopted by the shareholders of the Company or that the Amended Arrangement may be approved by the Supreme Court of British Columbia, the directors of the Company are hereby authorized and empowered, without notice to or approval of the shareholders of the Company, to (i) authorize and approve further amendments, modifications or supplements to the Proposal Agreement, the Amended Plan of Arrangement or the Second Amended and Restated Omnibus Plan to the extent permitted under the Proposal Agreement without further approval of the shareholders and (ii) subject to the terms of the Proposal Agreement, not to proceed with the Amended Arrangement and related transactions.

A-1

7.

Any one officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed, under the seal of the Company or otherwise, and to deliver such documents as are necessary or desirable to the Director under the BCBCA in accordance with the Proposal Agreement for filing.

8.

Any one officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such Person determines may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

A-2

SCHEDULE B

SECOND AMENDMENT TO THE ARRANGEMENT AGREEMENT

THIS AMENDMENT is made as of [●], 2020

BETWEEN:

CANOPY GROWTH CORPORATION, a corporation existing under the laws of Canada (the “Purchaser”)

- and -

ACREAGE HOLDINGS, INC., a company existing under the laws of the Province of British Columbia (the “Company”)

WHEREAS the Purchaser and the Company are parties to an arrangement agreement dated April 18, 2019, as amended on May 15, 2019 (the “Arrangement Agreement”);

AND WHEREAS the Purchaser and the Company wish to amend certain terms of the Arrangement Agreement and the Plan of Arrangement (as defined in the Arrangement Agreement) as provided in this Amendment;

AND WHEREAS the Company Shareholders (as defined in the Arrangement Agreement) approved the Amendment (as defined below) and the Amended Plan of Arrangement (as defined below) at the Meeting (as defined below);

AND WHEREAS the Company has obtained the Amendment Regulatory Approvals (as defined below).

THEREFORE, in consideration of the mutual covenants contained herein (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Defined Terms.

Capitalized terms used but not defined in this Amendment have the meanings given to them in the Arrangement Agreement. As used in this Amendment, the following terms have the following meanings:

“Adverse Regulatory Event” means that, during any fiscal year following the fiscal year ended December 31, 2023, the anticipated legalization of recreational Cannabis in a particular state of the United States (the “Relevant State”), as set forth in the Initial Approved Business Plan, has not occurred as of the commencement of the fiscal year noted therein. Should an Adverse Regulatory Event occur, it shall be deemed to have occurred on January 1 of the applicable year.

“Adverse Year” means a fiscal year during which an Adverse Regulatory Event has occurred.

“Amended Arrangement” means an arrangement under Section 288 of the BCBCA on the terms and subject to the conditions set out in the Amended Plan of Arrangement.

“Amended Equity Incentive Plan” means the Company’s omnibus equity plan last approved by the Company Shareholders on June 19, 2019, as amended at the Meeting.

“Amended Plan of Arrangement” means the amended and restated plan of arrangement, substantially in the form attached as Schedule A hereto, subject to any amendments or variations to such plan made in accordance with Article 6 of the Amended Plan of Arrangement or made at the direction of the Court in the Amendment Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Amendment” means this second amendment to the Arrangement Agreement.

“Amendment Date” has the meaning specified in Section 1.1 of the Amended Plan of Arrangement.

“Amendment Final Order” means the final order of the Court approving the Amended Arrangement under Section 291 of the BCBCA, in a form acceptable to the Company and the Purchaser, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Amended Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Amendment Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal.

“Amendment Interim Order” means the interim order of the Court dated [●], 2020, after being informed of the intention of the Parties to rely upon the exemption from registration under U.S. Securities Act provided by Section 3(a)(10) of the U.S. Securities Act with respect to the Issued Securities issued pursuant to the Amended Arrangement, providing for, among other things, the calling and holding of the Meeting.

“Amendment Regulatory Approvals” means:

(a)	the grant of the Amendment Interim Order and the Amendment Final Order; and

(b)

in relation to the Company, the approval of the CSE in respect of the Amended Arrangement, including the delisting of the Company Subordinate Voting Shares and the listing of the New Subordinate Shares and Floating Shares.

“Amendment Time” has the meaning specified in Section 1.1 of the Amended Plan of Arrangement.

“Approved Business Plan” means any Business Plan that is approved by the Company Board and that contains the Mandatory Requirements and complies with the Initial Approved Business Plan.

“Austerity Measures” has the meaning specified in Section 2.5(6) of this Amendment.

“Board Nominees” has the meaning specified in Section 2.4(2) of this Amendment.

“Business Plan” means for each fiscal quarter: (i) a description of proposed operations of the Company and its Subsidiaries; (ii) an estimate of revenue to be received by the Company and its Subsidiaries; (iii) the capital and operating budget setting out the expenditures of the Company and its Subsidiaries for operating and capital improvements; and (iv) such other matters as the Company may reasonably consider to be necessary to illustrate the results intended to be achieved by the Company during such quarter.

“Consolidated EBITDA” means EBITDA, excluding, in respect of the fiscal period, the following: (i) income or loss from investments; (ii) security-based compensation; (iii) non-cash impairment losses; (iv) costs associated with the Arrangement Agreement; and (v) other non-recurring expenses as mutually determined by the Purchaser and the Company, acting reasonably, provided that in the event of a disagreement as to the Consolidated EBITDA on the Acquisition Date, such amount of non-recurring expenses shall be determined by a nationally recognized chartered accounting firm who is independent of the Purchaser and the Company.

“Consolidated Adj. EBITDA Target” means for each of the fiscal years ending December 31, 2020 through to December 31, 2029, the Consolidated Adj. EBITDA Target set forth for the applicable fiscal year in the Initial Approved Business Plan (which is the sum of the state targets on page 12 of the Initial Approved Business Plan); provided that if an Adverse Regulatory Event has occurred in a Relevant State, (i) the Company and the Purchaser shall mutually agree, each acting reasonably, on a revised annual growth rate to be applied in respect of such Adverse Year for the Relevant State; and (ii) the Consolidated Adj. EBITDA Target for such Adverse Year will be adjusted downward accordingly to reflect the agreed change for the Relevant State. Following the completion of such Adverse Year, (i) the target for the Relevant State for the year subsequent to the Adverse Year (the “Subsequent Year”) shall be an amount equal to the product of (x) the target amount for the Adverse Year for the Relevant State set forth on page 11 of the Initial Approved Business Plan; multiplied by (y) the stated annual growth rate in the Relevant State for the Subsequent Year set forth on page 11 of the Initial Approved Business Plan, (ii) the fiscal year targets for the Relevant State for the balance of the fiscal years following the Subsequent Year will be recalculated according to the stated growth rate in the Initial Approved Business Plan for the applicable year; and (iii) the Consolidated Adj. EBITDA Targets for the Subsequent Year and all fiscal years thereafter will be adjusted downward accordingly in the Initial Approved Business Plan. In the event that the Company and the Purchaser cannot mutually agree on the revised annual growth rate to be applied in respect of such Adverse Year for the Relevant State, (i) the target amount for the Adverse Year for the Relevant State will be deemed to be an amount equal to the product of (x) the actual

EBITDA amount for the prior fiscal year (the “Prior Year”) for the Relevant State; multiplied by (y) a fraction of which (A) the numerator shall be equal to the actual EBITDA amount in the Relevant State for the Prior Year; and (B) the denominator shall be equal to the actual EBITDA amount in the Relevant State for the fiscal year immediately before the Prior Year; and (ii) the Consolidated Adj. EBITDA Target for such Adverse Year will be adjusted downward accordingly.

The following is an illustrative example in the event that an Adverse Regulatory Event is deemed to occur in Connecticut as of January 1, 2024 and [COMMERCIALLY SENSITIVE INFORMATION REDACTED].

“Convertible Security” means a security of the Company that is convertible or exercisable into or exchangeable for Shares, but excludes (a) a Security issued pursuant to the Amended Equity Incentive Plan; (b) a Right; or (c) a Pre-Emptive Right Security.

“Cost of Capital” means the effective annual interest associated with any Contract for Company Debt, including for the purposes of calculating such annual interest, any interest payments, whether in cash or Securities, origination fees, standby fees, original issue discounts, bonus issuances of Securities, any and all charges and expenses, whether in the form of a fee, fine, penalty, commission or other similar charge or expense or in any other form, paid or payable for the advancing of credit under the Contract, any fee, fine, penalty, commission and other similar charge or expense directly or indirectly incurred under the Contract or any other form of payment, whether in cash or Securities; provided that the value attributed to any New Subordinate Share will be equal to the Fair Market Value of a Purchaser Share at such time multiplied by 0.3048.

“Credit Agreement Amendment” means the credit agreement dated March 6, 2020, and amended as of the date hereof, between Acreage Finance Delaware, LLC, as borrower, and Acreage IP Holdings, LLC, Prime Wellness of Connecticut, LLC, D&B Wellness, LLC and Thames Valley Apothecary, LLC, as guarantors, and IP Investment Company, LLC, as lender, administrative agent and collateral agent.

“Debenture” means the debenture between a Subsidiary of the Company and a Subsidiary of the Purchaser dated as of the date hereof, whereby the Subsidiary of the Purchaser shall advance funds as a loan to a Subsidiary of the Company.

“EBITDA” means, in respect of any fiscal period, the consolidated net income (loss) of the Company in such fiscal period plus without duplication and to the extent deducted in determining consolidated net income (loss) for such period, the sum of (i) interest expense for such period, (ii) income tax expense for such period, and (iii) all amounts attributable to depreciation and amortization expense for such period, all elements as determined in accordance with U.S. GAAP.

“End Date” means, following the Acquisition Date, the earlier of the date that the Purchaser (i) has acquired all of the issued and outstanding Floating Shares; and (ii) no longer holds at least 35% of the Shares.

“Exercise Notice” has the meaning specified in Section 2.7(4) of this Amendment.

“Failure to Perform” means that either:

(a)

the Pro-Forma Revenue during the 12-month period ended on the last day of the calendar month prior to the date that is 30 days prior to the Acquisition Date is less than 60% of the Pro-Forma Net Revenue Target (which, if applicable, shall be adjusted and calculated on the basis of the Pro-Forma Net Revenue Target for then then current year and the prior year on a pro rata basis to take into account the portion of each applicable Pro-Forma Net Revenue Target year that corresponds to the 12-month calculation period); or

(b)

the Consolidated EBITDA during the 12-month period ended on the last day of the calendar month prior to the date that is 30 days prior to the Acquisition Date is less than 60% of the Consolidated Adj. EBITDA Target (which, if applicable, shall be adjusted and calculated on the basis of the Consolidated Adj. EBITDA Target for then then current year and the prior year on a pro rata basis to take into account the portion of each applicable Consolidated Adj. EBITDA Target year that corresponds to the 12-month calculation period).

“Fair Market Value” means, in respect of the Purchaser Shares, the volume weighted average trading price of the Purchaser Shares on the New York Stock Exchange (or other recognized stock exchange on which the Purchaser Shares are primarily traded as determined by volume) for the five trading day period immediately prior to the applicable determination date.

“Floating Compensation Options” means the compensation options and the warrants to purchase Floating Shares issued by the Company at or following the Amendment Time.

“Floating Options” means the options to purchase Floating Shares to be issued pursuant to and in accordance with the terms of the Amended Equity Incentive Plan.

“Floating RSUs” means the restricted share units that may be settled by the Company in either cash or Floating Shares issued pursuant to the Amended Equity Incentive Plan at or following the Amendment Time.

“Floating Shares” means shares of the Company to be created pursuant to Section 3.2(d)(iii) of the Amended Plan of Arrangement and designated as Class D subordinate voting shares, each entitling the holder thereof to one vote per share at shareholder meetings of the Company.

“Force Majeure Event” means an irresistible event or circumstance beyond the reasonable control of the Company, which notwithstanding the exercise of commercially reasonable diligence, the Company is unable to prevent or provide against (but does not include a failure by the Company to fund or pay) that prevents or delays it from conducting the activities and performing the obligations contemplated by the Approved Business Plan, provided that the Company makes a good faith effort to resolve or avoid such delay; such events shall include, but not be limited to any fire or other natural disaster, civil unrest, acts of God, acts of terrorism, an outbreak of a pandemic disease or any materially adverse change in applicable Law;

“Fully-Diluted Basis” has the meaning specified in Section 1.1 of the Amended Plan of Arrangement.

“Fully-Diluted Floating Basis” has the meaning specified in Section 1.1 of the Amended Plan of Arrangement.

“Identified States” means [COMMERCIALLY SENSITIVE INFORMATION REDACTED].

“Initial Approved Business Plan” means the Business Plan for the fiscal years ending December 31, 2020 through to December 31, 2029 attached hereto as Schedule B, provided that if the Company Board approves expanding the operations of the Company or any of its Subsidiaries to [COMMERCIALLY SENSITIVE INFORMATION REDACTED], the Company shall provide a Business Plan for the fiscal years ending through to December 31, 2029 for [COMMERCIALLY SENSITIVE INFORMATION REDACTED] which shall increase the Consolidated Adj. EBITDA Targets and Pro-Forma Net Revenue Targets for each fiscal year through to December 31, 2029 .

“Interest Coverage Ratio” is calculated as EBITDA for the reporting period divided by the interest expense during the same reporting period.

“Interim Failure to Perform” means that:

(a)	an Approved Business Plan does not comply with the Mandatory Requirements; or

(b)	the Company and the Subsidiaries have not complied with an Approved Business Plan as determined at the Quarterly Determination Date and either:

(i)	the Pro-Forma Revenue at the Quarterly Determination Date is less than 90% of the Pro-Forma Net Revenue Target for the relevant fiscal year, as determined on a year-to-date basis; or

(ii)	the Consolidated EBITDA at the Quarterly Determination Date is less than 90% of the Consolidated Adj. EBITDA Target for the relevant fiscal year, as determined on a year-to-date basis.

“Issuance Event” means the issuance by the Company of Shares and/or Convertible Securities, whether by way of public offering and/or private placement, but excluding any issuance of Shares and/or Convertible Securities by the Company:

(a)	on the exercise, conversion or exchange of Convertible Securities issued prior to the Acquisition Effective Date;

(b)	pursuant to the Amended Equity Incentive Plan;

(c)	on the exercise of any Right;

(d)	in connection with any Contract for Company Debt entered into after the Acquisition Effective Date;

(e)

in connection with bona fide acquisitions (including acquisitions of assets or rights under a license or otherwise), mergers or similar business combination transactions undertaken and completed by the Company;

(f)	on any exercise of the Pre-Emptive Right; or

(g)

pursuant to any stock dividend, stock split, share consolidation, share reclassification, reorganization, amalgamation, arrangement or merger involving or in respect of the Company or any other similar event that affects all holders of Shares in an identical manner.

“Issuance Event Notice” has the meaning specified in Section 2.7(2) of this Amendment.

“Issued Securities” has the meaning specified in Section 1.1 of the Amended Plan of Arrangement.

“Managed Entities” means Persons (other than Subsidiaries) where the Company or its Subsidiaries fully operate all aspects of the business of such Persons through management service or other Contracts.

“Mandatory Requirements” means a Business Plan that (i) limits operations to the Identified States and [COMMERCIALLY SENSITIVE INFORMATION REDACTED] if the Company Board approves expanding the operations of the Company or any of its Subsidiaries to [COMMERCIALLY SENSITIVE INFORMATION REDACTED]; (ii) is fully funded from a liquidity perspective with the necessary levels of working capital in order to achieve the Business Plan; (iii) ensures the Company will generate positive Consolidated EBITDA by the fiscal quarter commencing January 1, 2021 and every fiscal quarter thereafter in accordance with the Consolidated Adj. EBITDA Target; (iv) ensures the Company will generate positive Operating Cash Flow from operations by the fiscal quarter commencing January 1, 2021 and every fiscal quarter thereafter; (v) ensures the Company will generate Pro-Forma Revenue in accordance with the Pro-Forma Net Revenue Target; (vi) limits capital expenditures to the Identified States with a prohibition on new capital expenditures and capital leases outside of the Identified States; (vii) limits corporate overhead expenditures as a percentage of consolidated revenue of the Company and its Subsidiaries calculated in accordance with U.S. GAAP to 25.0%, 20.0% and 15.0% for the fiscal years ending December 31, 2021, December 31, 2022 and December 31, 2023, respectively; (viii) maintains a minimum net working capital amount of US$10 million and a minimum non-restricted cash and cash equivalent balance of US$5 million; and (ix) limits Company Debt such that the Interest Coverage Ratio during the applicable fiscal quarter is at least 4.0.

“Market Price” means the closing price of the New Subordinate Shares or Floating Shares, as applicable, on the CSE (or other recognized stock exchange on which such shares are primarily traded, as determined by volume) on the last trading day prior to the dissemination of a news release disclosing a private placement or public offering of Securities.

“Material Failure to Perform” means that, as determined at the end of the relevant fiscal year (commencing with the fiscal year ended December 31, 2021), either:

(a)	the Pro-Forma Revenue at the end of the relevant fiscal year is less than 80% of the Pro-Forma Net Revenue Target for such fiscal year; or

(b)	the Consolidated EBITDA at the end of the relevant fiscal year is less than 80% of the Consolidated Adj. EBITDA Target for such fiscal year.

“Meeting” means the special meeting of Company Shareholders to be called to consider approval of this Amendment and the Amended Plan of Arrangement.

“Net Revenue” means gross sales or revenue net of discounts, buy-downs, promotions, bona fide returns and refunds and exclusive of the amount of any tax or fee imposed by any federal, provincial, state, local or municipal Governmental Entity directly on sales, including any excise taxes and/or taxes collected from customers if such tax is added to the selling price actually remitted to such Governmental Entity.

“New Compensation Options” means the compensation options and the warrants to purchase New Subordinate Shares issued by the Company at or following the Amendment Time.

“New Multiple Shares” means shares of the Company to be created pursuant to Section 3.2(d)(ii) of the Amended Plan of Arrangement and designated as multiple voting shares, each entitling the holder thereof to 4,300 votes per share at shareholder meetings of the Company.

“New Options” means the options to purchase New Subordinate Shares issued pursuant to the Amended Equity Incentive Plan at or following the Amendment Time.

“New RSUs” means the restricted share units that may be settled by the Company in either cash or New Subordinate Shares issued pursuant to the Amended Equity Incentive Plan at or following the Amendment Time.

“New Subordinate Shares” means shares of the Company to be created pursuant to Section 3.2(d)(i) of the Amended Plan of Arrangement and designated as subordinate voting shares, each entitling the holder thereof to one vote per share at shareholder meetings of the Company.

“NI 52-110” means National Instrument 52-110 – Audit Committees.

“Nomination Letter” has the meaning specified in Section 2.4(3) of this Amendment.

“Notice Period” has the meaning specified in Section 2.7(4) of this Amendment.

“Operating Cash Flow” means cash flows from operating activities as calculated in accordance with U.S. GAAP.

“Original Percentage” means the percentage equivalent to the quotient obtained when (a) the aggregate number of issued and outstanding Shares beneficially owned by the Purchaser is divided by (b) the aggregate number of issued and outstanding Shares, in each case, immediately prior to an Issuance Event, and, for the avoidance of doubt, such calculation shall be made on a non-diluted basis.

“Pre-Emptive Right” has the meaning specified in Section 2.7(1) of this Amendment.

“Pre-Emptive Right Securities” has the meaning specified in Section 2.7(1) of this Amendment.

“Prior Year” has the meaning specified in the definition of Consolidated Adj. EBITDA Target.

“Pro-Forma EBITDA” means the sum of (i) EBITDA; and (ii) in respect of any fiscal period, the consolidated net income of the Managed Entities in such fiscal period plus without duplication and to the extent deducted in determining consolidated net income for such period, the sum of (i) interest expense for such period, (ii) income tax expense for such period, and (iii) all amounts attributable to depreciation and amortization expense for such period, all elements determined in accordance with U.S. GAAP.

“Pro-Forma Net Revenue Target” means for each of the fiscal years ending December 31, 2020 through to December 31, 2029, the Pro-Forma Net Revenue Target set forth for the applicable fiscal year in the Initial Approved Business Plan (which is the sum of the state targets on page 10 of the Initial Approved Business Plan); provided that if an Adverse Regulatory Event has occurred in a Relevant State, (i) the Company and the Purchaser shall mutually agree, each acting reasonably, on a revised annual growth rate to be applied in respect of such Adverse Year for the Relevant State; and (ii) the Pro-Forma Net Revenue Target for such Adverse Year will be adjusted downward accordingly to reflect the agreed change for the Relevant State. Following the completion of such Adverse Year, (i) the target for the Relevant State for the Subsequent Year shall be an amount equal to the product of (x) the target amount for the Adverse Year for the Relevant State set forth on page 10 of the Initial Approved Business Plan; multiplied by (y) the stated annual growth rate in the Relevant State for the Subsequent Year set forth on page 10 of the Initial Approved Business Plan, (ii) the fiscal year targets for the Relevant State for the balance of the fiscal years following the Subsequent Year will be recalculated according to the stated growth rate in the Initial Approved Business Plan for the applicable year; and (iii) the Pro-Forma Net Revenue Targets for the Subsequent Year and all fiscal years thereafter will be adjusted downward accordingly in the Initial Approved Business Plan. In the event that the Company and the Purchaser cannot mutually agree on the revised annual growth rate to be applied in respect of such Adverse Year for the Relevant State, (i) the target amount for the Adverse Year for the Relevant State will be deemed to be an amount equal to the product of (x) the actual Pro-Forma Revenue amount for the Prior Year for the Relevant State; multiplied by (y) a fraction of which (A) the numerator shall be equal to the actual Pro-Forma Revenue amount in the Relevant State for the Prior Year; and (B) the denominator shall be equal to the actual Pro-Forma Revenue amount in the Relevant State for the fiscal year immediately before the Prior Year; and (ii) the Pro-Forma Net Revenue Target for such Adverse Year will be adjusted downward accordingly.

The following is an illustrative example in the event that an Adverse Regulatory Event is deemed to occur in New York as of January 1, 2024 [COMMERCIALLY SENSITIVE INFORMATION REDACTED].

“Pro-Forma Revenue” means the sum of (i) gross revenue for the Company and its Subsidiaries from results of operations as calculated in accordance with U.S. GAAP (and for greater certainty, net of discounts, buy-downs, promotions, bona fide returns and refunds and exclusive of the amount of any tax or fee imposed by any federal, provincial, state, local or municipal Governmental Entity directly on sales, including any excise taxes and/or taxes collected from customers if such tax is added to the selling price actually remitted to such Governmental Entity); and (ii) gross revenue of Managed Entities from results of operations as calculated in accordance with U.S. GAAP (and for greater certainty, net of discounts, buy-downs, promotions, bona fide returns and refunds and exclusive of the amount of any tax or fee imposed by any federal, provincial, state, local or municipal Governmental Entity directly on sales, including any excise taxes and/or taxes collected from customers if such tax is added to the selling price actually remitted to such Governmental Entity), provided that such amounts from Managed Entities are not included in clause (i).

“Proposal Agreement” means the proposal agreement between the Purchaser and the Company dated as of June 24, 2020.

“Quarterly Determination Date” means the end of each fiscal quarter commencing following the date of this Amendment, commencing with the fiscal quarter ended December 31, 2020.

“Required Director Criteria” means an individual who (i) is independent (as defined in Section 1.4 and Section 1.5 of NI 52-110) of the Purchaser and the Company; (ii) meets the qualification requirements to serve as a director under applicable Laws and the rules of any stock exchange on which the Shares are then listed; (iii) is not subject to any of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) under the U.S. Securities Act; (iv) is not subject to any (A) criminal convictions, court injunction, or restraining orders; (B) order of a state or federal regulator; (C) SEC disciplinary order; (D) SEC cease-and-desist order; (E) SEC stop order; (F) suspension or expulsion from membership in a self-regulatory organization; or (G) U.S. Postal Service false representation orders; (v) is financially literate (as defined in Section 1.6 of NI 52-110); (vi) has at least five years of service as a director or officer of a company listed on a recognized stock exchange in Canada or the United States; (vii) has at least five years of experience in the cannabis industry and/or consumer packaged goods industry and/or with a Fortune 500 company; (viii) has completed a directors’ education program; and (ix) has committed to a minimum of 14 hours of ongoing governance education annually.

“Required Officer Criteria” means an individual who (i) meets the qualification requirements to serve as an officer under the rules of any stock exchange on which the Shares are then listed; (ii) is not subject to any of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) under the U.S. Securities Act; (iii) is not subject to any (A) criminal conviction, court injunction, or restraining order; (B) order of a state or federal regulator; (C) SEC disciplinary order; (D) SEC cease-and-desist order; (E) SEC stop order; (F) suspension or expulsion from membership in a self-regulatory organization; or (G) U.S. Postal Service false representation order; (iv) has sufficient qualification, education and experience to effectively carry out the responsibilities of the proposed position; and (v) has at least five years of experience in the cannabis industry and/or consumer packaged goods industry and/or with a Fortune 500 company.

“Right” means a right granted by the Company to all holders of Shares to purchase additional Shares and/or Convertible Securities.

“Securities” means, collectively, New Subordinate Shares, New Multiple Shares, Floating Shares, New Options, Floating Options, New RSUs, Floating RSUs, New Compensation Options and Floating Compensation Options.

“SEDA” means the Standby Equity Distribution Agreement with an institutional investor (the “Investor”) dated May 29, 2020, under which the Company may, at its discretion, periodically sell to Investor, and pursuant to which the Investor may, at its discretion, require the Company to sell to it, up to US$50,000,000 of the Company Subordinate Voting Shares, subject to the conditions specified therein.

“Shares” means, collectively, the New Subordinate Shares, the New Multiple Shares and the Floating Shares.

“Specified Individuals” means Glen Leibowitz, Robert Daino, James Doherty, John Boehner, Douglas Maine, Brian Mulroney and William Van Faasen.

“Subsequent Year” has the meaning specified in the definition of Consolidated Adj. EBITDA Target.

“Target Cannabis Operator” has the meaning specified in Section 2.3(5) of this Amendment.

“Top-Up Right” has the meaning specified in Section 2.8(1) of this Amendment.

“Top-Up Right Acceptance Notice” has the meaning specified in Section 2.8(6) of this Amendment.

“Top-Up Right Notice Period” has the meaning specified in Section 2.8(6) of this Amendment.

“Top-Up Right Offer Notice” has the meaning specified in Section 2.8(5) of this Amendment.

“Top-Up Securities” has the meaning specified in Section 2.8(1) of this Amendment.

“U.S. GAAP” means generally accepted accounting principles in the United States.

1.2 Certain Rules of Interpretation.

In this Amendment, unless otherwise specified:

(1)

Headings, etc. The division of this Amendment into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Amendment.

(2)	Currency. All references to dollars or to “$” are references to United States dollars.

(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(4)

Certain Phrases and References, etc. The words “including”, “includes” and “include” mean “including (or includes or include) without limitation,” and “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of.” Unless stated otherwise, “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Amendment. The term “Amendment” and any reference in this Amendment to this Amendment or any other agreement or document includes, and is a reference to, this Amendment or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it.

(5)

Capitalized Terms. All capitalized terms used in any Schedule have the meanings ascribed to them in this Amendment. Capitalized terms used but not defined in this Amendment have the meanings given to them in the Arrangement Agreement.

(6)

Accounting Terms. All accounting terms are to be interpreted in accordance with U.S. GAAP and all determinations of an accounting nature required to be made shall be made in a manner consistent with U.S. GAAP.

(7)

Statutes. Any reference to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(8)

Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Amendment by a Person is not a Business Day such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

(9)	Time References. References to time are to local time, Toronto, Ontario, unless otherwise indicated.

(10)

Knowledge. Where any representation or warranty is expressly qualified by reference to the knowledge of the Purchaser, it is deemed to refer to the actual knowledge of the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Director of Legal, U.S. and Vice-President, Mergers & Acquisitions of the Purchaser.

1.3 Schedules.

The schedules attached to this Amendment form an integral part of this Amendment for all purposes.

ARTICLE 2

AMENDMENTS TO THE ARRANGEMENT AGREEMENT

2.1 Amendments to the Arrangement Agreement.

Each of the following amendments to the Arrangement Agreement and/or the Plan of Arrangement shall be effective at the Amendment Time on the Amendment Date:

(1)	The following language is deleted from the recitals of the Arrangement Agreement in its entirety:

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the U.S. Tax Code, and this Agreement is intended to be, and is adopted as, a “plan of reorganization” for the purposes of Section 354 and 361 of the U.S. Tax Code.

(2)	The definition of “Acquisition” in Section 1.1 of the Arrangement Agreement is deleted in its entirety, and replaced with the following:

“Acquisition” has the meaning specified in Section 1.1 of the Amended Plan of Arrangement.

(3)	The definition of “Acquisition Regulatory Approvals” in Section 1.1 of the Arrangement Agreement is deleted in its entirety, and replaced with the following:

“Acquisition Regulatory Approvals” means all Regulatory Approvals and all other third party consents, waivers, permits, orders and approvals that are necessary, proper or advisable to consummate the Acquisition, including, but not limited to:

a)	any filings required by the HSR Act and any applicable foreign investment and competition law approvals in Canada, the United States and elsewhere;

b)

the approval from the stock exchange(s) on which the Consideration Shares are listed to permit the Purchaser to acquire all of the issued and outstanding New Subordinate Shares and, if applicable, Floating Shares; and

c)

the approval from the stock exchange(s) on which the Purchaser Shares are listed, for the listing of the Consideration Shares, and any Purchaser Shares issuable upon the exercise of Replacement Options, Replacement RSUs and Replacement Compensation Options.

(4)	The definition of “Company Equity” in Section 1.1 of the Arrangement Agreement is deleted in its entirety, and replaced with the following:

“Company Equity” means, for the Company at the Acquisition Effective Time, the sum of (a) the product of the closing price of the New Subordinate Shares on the Business Day prior to the Acquisition Date on the CSE (or such other recognized exchange as the New Subordinate Shares are listed on the Business Day prior to the Acquisition Date if the New Subordinate Shares are not listed for trading on the CSE) multiplied by the total number of issued and outstanding New Subordinate Shares on a Fully-Diluted Basis; plus (b) the product of the closing price of the Floating Shares on the Business Day prior to the Acquisition Date on the CSE (or such other recognized exchange as the Floating Shares are listed on the Business Day prior to the Acquisition Date if the Floating Shares are not listed for trading on the CSE) multiplied by the total number of outstanding Floating Shares on a Fully-Diluted Floating Basis.

(5)	The definition of “Converted Basis” in Section 1.1 of the Arrangement Agreement is deleted in its entirety, and replaced with the following:

“Converted Basis” means the aggregate number of New Subordinate Shares assuming the conversion of the New Multiple Shares.

(6)	The definition of “Consideration Shares” in Section 1.1 of the Arrangement Agreement is deleted in its entirety, and replaced with the following:

“Consideration Shares” has the meaning specified in Section 1.1 of the Amended Plan of Arrangement.

(7)	The definition of “Purchaser Approved Share Threshold” in Section 1.1 of the Arrangement Agreement is deleted in its entirety, and replaced with the following:

“Purchaser Approved Share Threshold” means a total of 32,700,000 Shares, including for greater certainty any securities issued by the Company or High Street that are convertible, exchangeable, redeemable, retractable or exercisable for or into Shares, provided that such 32,700,000 Shares shall consist of (i) 12,400,000 Floating Shares, including for greater certainty 3,700,000 Floating Shares that are issuable upon exercise of Floating Options; and (ii) 20,300,000 New Subordinate Shares, but for greater certainty shall exclude: (i) [69,282,644] New Subordinate Shares and [29,692,562] Floating Shares which will be issued pursuant to the Amended Plan of Arrangement in exchange for [76,715,592] Company Subordinate Voting Shares and [556,490.3151] Company Proportionate Voting Shares, which are issued and outstanding as of the date of this Amendment; (ii) [117,600] New Multiple Shares and [50,400] Floating Shares which will be issued pursuant to the Amended Plan of Arrangement in exchange for [168,000] Company Multiple Voting Shares, which are issued and outstanding as of the date of this Amendment; (iii) [38,088,684] New Subordinate Shares and [16,323,722] Floating Shares which may be issued by the Company upon the conversion, exchange or exercise of [23,656,034] High Street Units, [4,979,399] Company Options, [8,120,311] Company Compensation Options, [9,398,754] Company RSUs, [728,145] USCo2 Class B Shares and up to [7,529,762] Shares that may be issued upon the conversion of convertible debt outstanding on the date hereof, which are issued and outstanding as of the date of this Amendment; (iv) [140,000] New Subordinate Shares and [60,000] Floating Shares which are reserved for issuance to the institutional lender pursuant to the credit agreement dated February 7, 2020, between HSCP CN Holdings ULC, as borrower, Acreage Finance Delaware, LLC, as guarantor, the institutional lender, and such lender’s administrative agent; and (v) [16,799] New Subordinate Shares and [7,200] Floating Shares reserved for issuance to the lender pursuant to the Credit Agreement Amendment.

(8)	The definition of “Exchange Ratio” in Section 1.1 of the Arrangement Agreement is deleted in its entirety, and replaced with the following:

“Exchange Ratio” has the meaning specified in Section 1.1 of the Amended Plan of Arrangement.

(9)	All references to “Company Shares” in the Arrangement Agreement that are applicable following the Amendment Time shall be read following the Amendment Time as “Shares”.

(10)

All references to “Company Subordinate Voting Shares” in the Arrangement Agreement that are applicable following the Amendment Time shall be read following the Amendment Time as “New Subordinate Shares”.

(11)

All references to “Company Proportionate Voting Shares” in the Arrangement Agreement that are applicable following the Amendment Time shall be read following the Amendment Time as “New Subordinate Shares” as adjusted pursuant to the Amended Plan of Arrangement.

(12)	All references to “Company Multiple Voting Shares” in the Arrangement Agreement that are applicable following the Amendment Time shall be read following the Amendment Time as “New Multiple Shares”.

(13)	Section 2.16 of the Arrangement Agreement is deleted in its entirety.

(14)	The final sentence in Section 4.3(7) of the Arrangement Agreement is deleted and replaced with the following:

Notwithstanding the foregoing, neither Party nor any of their affiliates shall be required to proffer or consent to a governmental order consenting to any divestiture, restriction, prohibition or limitation that materially limits the Party’s business in order to remedy any concerns that any Governmental Entity may have.

(15)	Section 4.1(3)(k) of the Arrangement Agreement is deleted in its entirety and replaced with the following:

enter into any Contract for Company Debt if:

i.	such Contract would be materially inconsistent with market standards for companies operating in the United States cannabis industry;

ii.

the occurrence of any of the Effective Date, the Triggering Event Date or the Acquisition Date (x) would trigger a default or event of default under such Contract, (y) allow the holder of such Company Debt to accelerate such Company Debt, or (z) would require a mandatory repayment of such Company Debt;

iii.

such Contract prohibits a prepayment of the principal amount of such Company Debt, requires a make-whole payment for the interest owing during the remainder of the term of such Contract or charges a prepayment fee in an amount greater than 3.0% of the principal amount to be repaid;

iv.	such Contract would provide for interest payments to be paid through the issuance of Securities as opposed to cash; or

v.	such Contract has a principal amount of more than US$10,000,000 or a Cost of Capital that is greater than 30.0% per annum, provided that:

A.

for the purposes of this Section 4.1(3)(k)(v), a series of Contracts entered into between the Company or any of its Subsidiaries and a lender (or any of such lender’s Affiliates) during any 12 month period shall be deemed to be one Contract for purposes of the maximum principal amount of US$10,000,000; and

B.	if such Company Debt is fully secured by cash in a blocked account, the Cost of Capital shall not be greater than 3.0% per annum;

provided that, notwithstanding this Section 4.1(3)(k), the Company or any of its Subsidiaries may enter into a maximum of two transactions (to be designated as such by the Company, in its sole discretion) for Company Debt during any one-year period, without the need to obtain the Purchaser’s prior consent, in accordance with the following terms:

i.	the principal amount of the Company Debt per transaction shall not exceed US$10,000,000;

ii.	the Company Debt is not convertible into any Securities; and

iii.	each Contract shall not provide for the issuance of more than 500,000 Shares (or Securities convertible into or exchangeable for 500,000 Shares).

(16)	Section 4.10 of the Arrangement Agreement is deleted in its entirety and replaced with the following:

Subject to applicable Laws, the Purchaser and the Company shall use their commercially reasonable best efforts promptly following the Acquisition Effective Time to cause the New Subordinate Shares to be de-listed from the CSE and the Consideration Shares, together with such other Purchaser Shares issuable (i) upon exercise of Replacement Options, Replacement RSUs and Replacement Compensation Options issued pursuant to Section 2.8 hereof and the Amended Plan of Arrangement; and (ii) Purchaser Shares issuable upon exchange or redemption of High Street Units and USCo2 Class B Shares, to be listed on the TSX and the NYSE, or such other recognized stock exchange(s) on which the Purchaser Shares are listed, with effect promptly following the Acquisition Effective Time.

(17)	All references to “Acquisition Effective Time” in Section 4.1(1) in the Arrangement Agreement shall be replaced with “End Date”.

(18)	Section 7.1 of the Arrangement Agreement is deleted in its entirety and replaced with the following:

This Agreement shall be effective from the date hereof until the earliest to occur of (i) the Acquisition not having been completed prior to the Acquisition Closing Outside Date, (ii) the End Date; and (iii) the termination of this Agreement in accordance with its terms.

(19)	The Plan of Arrangement, which is attached as Schedule A of the Arrangement Agreement, is deleted in its entirety and replaced with the Amended Plan of Arrangement, attached as Schedule A hereto.

(20)

The Purchaser and the Company each acknowledge and agree that the execution and implementation of this Amendment and the Amended Plan of Arrangement and the Company’s compliance with its obligations and rights thereunder shall not be considered a breach of any covenant of the Company under the Arrangement Agreement, as amended, and shall not be considered in determining whether a representation, warranty or covenant of the Company thereunder has been breached and all such representations, warranties and covenants of the Company set forth in the Arrangement Agreement, as amended, shall be deemed to be amended to the extent required by, and having regard to, the provisions of this Amendment and the Amended Plan of Arrangement and the transactions contemplated therein.

2.2 Additional Company Covenants.

(1)

Without limiting the generality of Section 4.1(1) of the Arrangement Agreement, the Company covenants and agrees that, during the period from the date of this Amendment until the earlier of the Acquisition Effective Time and the date that the Arrangement Agreement is terminated in accordance with its terms, except: (i) as expressly required or permitted by this Amendment; or (ii) as required by applicable Law, the Company shall not, and shall not permit any of the Key Subsidiaries to, directly or indirectly:

(a)	issue additional Shares or securities convertible, exchangeable or exercisable for or into Shares, including any Securities or High Street Units, other than:

(i)	upon the conversion, exchange or exercise of any Securities or High Street Units that are issued and outstanding as of the date hereof;

(ii)	pursuant to contractual commitments existing as of the date hereof, including the SEDA;

(iii)	Floating Options to purchase a maximum of 3,700,000 Floating Shares issued pursuant to the Amended Equity Incentive Plan;

(iv)

up to US$3,000,000 worth of New Subordinate Shares pursuant to an at-the-market offering that may be completed no more than four times during any one-year period, provided that the total value of New Subordinate Shares issued pursuant to such offerings during any one-year period shall not exceed US$12,000,000;

(v)

up to 500,000 New Subordinate Shares in connection with the incurrence of any new Company Debt that is otherwise completed in compliance with the terms of the Arrangement Agreement (other than pursuant to consents and waivers provided by the Purchaser prior to the date hereof); or

(vi)

pursuant to one private placement or public offering of Securities during any one-year period for aggregate gross proceeds of up to US$20,000,000, provided that (i) the price per Security (or any exercise or conversion price) shall not be less than 90% of the Market Price; and (ii) the maximum number of compensation Securities issuable to any broker, agent, finder or underwriter in connection therewith shall not exceed 6.0% of the number of Securities issued pursuant to such private placement or public offering;

provided that, notwithstanding the foregoing, in no event shall the Company issue Shares or securities convertible, exchangeable or exercisable for or into Shares, including any Securities or High Street Units, in excess of the Purchaser Approved Share Threshold;

(b)	reduce the capital of any class or series of the Shares;

(c)

nominate any individual that does not serve on the Company Board as of the date hereof for election to the Company Board at a meeting of the shareholders of the Company that is supported by the Company or the Company Board if such individual does not meet the Required Director Criteria;

(d)	appoint any individual to serve on the Company Board in between meetings of the shareholders of the Company if such individual does not meet the Required Director Criteria; or

(e)

appoint any individual, other than an individual currently serving as a director or executive officer of the Company, to serve as an executive officer of the Company or any of the Key Subsidiaries, including, without limitation, the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer or any executive officer in an equivalent position if such individual does not meet the Required Officer Criteria.

(2)

The Company covenants and agrees that, during the period from the date of this Amendment until the earlier of the End Date and the date that the Arrangement Agreement is terminated in accordance with its terms, it shall prepare and deliver to the Purchaser on the 12th Business Day of each month a reporting package consisting of: (a) a full set of financial statements prepared in accordance with U.S. GAAP, including Profit & Loss, Balance Sheet, Cash Flow, EBITDA, Interest Coverage Ratio, Consolidated EBITDA, Pro-Forma Revenue and Pro-Forma EBITDA for the preceding calendar month ended, (b) monthly treasury report showing all balances for cash and cash equivalents as of the last day of the preceding calendar month, (c) and capitalization table inclusive of all Securities issued and outstanding as of the last day of the preceding calendar month, including all New Options, Floating Options, New RSUs, Floating RSUs, New Compensation Options and Floating Compensation Options and other convertible securities along with relevant terms and exercise prices, and (d) a detailed summary of all expenditures made during the preceding calendar month and a comparison of such expenditures and all prior reported expenditures in reasonable detail to estimates set forth in the applicable Approved Business Plan.

(3)

The Company covenants and agrees that, during the period from the Acquisition Effective Time until the End Date, except: (i) as expressly required or permitted by this Amendment; or (ii) as required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(a)

declare, set aside or pay any dividend or other distribution of any kind or nature (whether in cash, stock or property or any combination thereof) in respect of any securities, unless paid in respect of all Shares, in accordance with the Shares’ respective rights, dividends between two wholly-owned Subsidiaries and tax distributions from High Street to the extent permitted in the Tax Receivable Agreement, Tax Receivable Bonus Plan and/or the High Street Operating Agreement;

(b)

consolidate or merge into or with another Person or enter into any other similar business combination, including pursuant to any amalgamation, arrangement, recapitalization or reorganization, other than a consolidation, merger or other similar business combination of any wholly-owned Subsidiary of the Company into or with the Company or into or with another wholly-owned Subsidiary of the Company or an amalgamation or arrangement involving a Subsidiary of the Company with a another Person in connection with an acquisition permitted or approved pursuant to Section 2.2(1)(3)(c);

(c)

acquire any shares or similar equity interests, instruments convertible into or exchangeable for shares or similar equity interests, assets, businesses or operations with an aggregate value of more than US$250 million, in a single transaction or a series of related transactions;

(d)	amend its Constating Documents or, in the case of any Key Subsidiary which is not a corporation, its similar organizational documents;

(e)	not issue additional USCo2 Class B Shares or securities convertible, exchangeable or exercisable for or into USCo2 Class B Shares;

(f)	not issue additional High Street Units or securities convertible, exchangeable or exercisable for or into High Street Units for cash proceeds;

(g)

adopt any plan or proposal for a complete or partial liquidation, dissolution or winding up of the Company or any of its Subsidiaries (other than a liquidation, dissolution or wind-up of any such entity in connection with which all of such entity’s assets are transferred to the Company and/or one or more of its Subsidiaries) or any reorganization or recapitalization of the Company or any of its Subsidiaries or commence any case, proceeding or action seeking relief under any existing or future laws relating to bankruptcy, insolvency, conservatorship or relief of debtors;

(h)

sell, transfer, lease, pledge or otherwise dispose of any of its or any of its Subsidiaries’ assets, business or operations (in a single transaction or a series of related transactions, and excluding any sale, transfer, lease, pledge or disposition of assets, business or operations to the Company and/or one or more of its Subsidiaries) in the aggregate with a value of more than US$20 million;

(i)

enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company or any successor thereto or any Subsidiary, or that would, after the Effective Time, limit or restrict in any material respect the Company or any of its affiliates from competing in any manner;

(j)

knowingly take any action or fail to take any action which action or failure to act would result in the loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entity to institute proceedings for the suspension, revocation or limitation of rights under, any material Authorizations necessary to conduct its businesses as now conducted or as proposed to be conducted that would cause a Company Material Adverse Effect, or fail to prosecute with commercially reasonable due diligence any pending applications to any Governmental Entities for material Authorizations as would reasonably be expected to have a Company Material Adverse Effect;

(k)	abandon or fail to diligently pursue any application for any licences, permits, Authorizations or registrations that would cause a Company Material Adverse Effect;

(l)

grant or commit to grant a licence or otherwise transfer abandon, or permit to become abandoned any Intellectual Property or exclusive rights in or in respect thereof that would reasonably be expected to have a Company Material Adverse Effect; or

(m)	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

2.3 Additional Purchaser Covenants.

(1)

The Purchaser covenants and agrees that, notwithstanding anything contained in Section 4.1 of the Arrangement Agreement, the Company shall be permitted to cancel up to 3,500,000 New Options and 1,500,000 Floating Options (being the options issued in exchange for 5,000,000 Company Options pursuant the Amended Arrangement) that were previously granted by the Company and may issue new Floating Options to such Persons pursuant to the Amended Equity Incentive Plan, provided that:

(a)

such issuance by the Company is in compliance with the policies of the CSE, including the prohibition on granting new stock options to such Persons until 30 days have elapsed from the date of cancellation; and

(b)	such issuance shall be counted towards the maximum number of Floating Options that the Company is permitted to issue in accordance with Section 2.2(1)(a)(iii), being 3,700,000.

(2)

The Purchaser covenants and agrees that it shall cause the lender for the purposes of the Debenture to advance funds when the conditions to advance have been met from time to time, pursuant to the Debenture.

(3)

The Purchaser covenants and agrees that no breach, violation or failure to comply with, the terms of the Debenture shall cause the Company to fail to comply with any of its covenants under the Amendment.

(4)

The Purchaser covenants and agrees that, notwithstanding anything contained in Section 4.1 of the Arrangement Agreement or Section 2.5 hereof, the Company Board shall be permitted, in accordance with the terms of the Amended Company Incentive Plan, to accelerate the vesting of up to a maximum of 4,417,225 Company RSUs granted to the Specified Individuals in the event that either (i) the Company terminates the employment of the Specified Individual; or (ii) the Specified Individual resigns from any and all positions with the Company on or after the one year anniversary of the Amendment Date.

(5)

The Purchaser covenants and agrees that, during the period from the date of this Amendment until the earlier of the Acquisition Effective Time and the time that the Arrangement Agreement is terminated in accordance with its terms, in the event that the Purchaser, in accordance with Section 4.6 of the Arrangement Agreement, acquires or conditionally acquires (including when obtaining an option to acquire), whether on terms and conditions similar to the Amended Arrangement or otherwise, any other Person with operations in the United States (unless the operations of such Person are in material compliance with applicable Laws, as determined by the Purchaser, acting reasonably (including, for greater certainty, the Controlled Substances Act, 21 USC 801 et seq., as it applies to marijuana)) (a “Target Cannabis Operator”), the Purchaser shall, as a condition to closing such transaction, cause the Target Cannabis Operator to enter into a commercially reasonable management service agreement with the Company, on terms acceptable to the Company, acting reasonably, whereby the Company will receive a management fee from the Target Cannabis Operator, provided that:

(a)

if the Target Cannabis Operator and the Company cannot agree upon a commercially reasonable management service agreement, the Target Cannabis Operator shall pay a management fee calculated as [COMMERCIALLY SENSITIVE INFORMATION REDACTED] on Net Revenue to the Company; and

(b)

any management service agreement or royalty agreement between the Target Cannabis Operator and the Company shall provide for a termination right in favour of the Target Cannabis Operator following the occurrence or waiver of the Triggering Event Date by the Purchaser;

provided that this Section 2.3(5) shall terminate and cease to apply in the event that Section 4.6(1), Section 4.6(2) and Section 4.6(3) of the Arrangement Agreement are terminated in accordance with Section 4.6(4) of the Arrangement Agreement.

(6)	Notwithstanding anything contained in Section 4.6 of the Arrangement Agreement or in this Amendment:

(a)	the Purchaser shall be permitted to acquire or conditionally acquire any Person that:

(i)	is not in violation of the Controlled Substances Act, 21 USC 801 et seq., as it applies to marijuana; or

(ii)	otherwise operates in a manner that does not violate the Controlled Substances Act, 21 USC 801 et seq., as it applies to marijuana;

(b)

for the purposes of Section 4.6 of the Arrangement Agreement and Section 2.3(5) and Section 2.3(6) of this Amendment, the Parties agree that activities involving cannabinoids derived from hemp (hemp as defined in U.S. federal law) shall not breach the covenants of the Purchaser set forth in Section 4.6 of the Arrangement Agreement and Section 2.3(5) and Section 2.3(6) of this Amendment, nor shall licensing arrangements related to use of product-based intellectual property including, but not limited to, vape-filling or beverage-based IP; and

(c)	the Company acknowledges that lack of regulation shall be deemed to be in compliance with applicable Laws.

(7)

The Purchaser hereby confirms that, to the knowledge of the Purchaser, as of the date hereof, there is no fact or circumstance that would cause the Acquisition Closing Conditions to fail to be satisfied and, the Purchaser hereby covenants and agrees that the Purchaser shall not be entitled to refuse to consummate the Acquisition or make a claim for damages against the Company or any of its Subsidiaries on the basis of any facts existing on, or prior to, the date hereof that are within the knowledge of the Purchaser on the date hereof.

2.4 Board Rights.

(1)

After the resignation or termination, as applicable, of the directors and officers of the Company and its Subsidiaries effective as at the Acquisition Effective Time in accordance with Section 4.11 of the Arrangement Agreement, the Purchaser shall be entitled to designate all replacement directors and officers of the Company and its Subsidiaries to fill all such vacancies.

(2)

During the period from the Acquisition Effective Date until the End Date, the Purchaser shall have the right to nominate a majority of the Persons for election to serve as directors on the Company Board (the “Board Nominees”).

(3)

The Company shall provide written notice to the Purchaser not less than 20 days prior to the record date for shareholders of the Company to receive notice of a shareholders meeting at which directors will be elected to the Company Board. Such notice will include a reasonably detailed request for information regarding any Board Nominees that the Purchaser may be entitled to nominate in accordance with the terms of this Amendment that is required to be included in a proxy statement of the Company in respect of the meeting. At least 45 days before such meeting, the Purchaser will deliver to the Company, in writing, the names of the Board Nominees together with the information regarding such Board Nominees requested by the Company in accordance with the preceding sentence (the “Nomination Letter”). If the Purchaser fails to deliver the Nomination Letter to the Company at least 45 days before the Company’s shareholders meeting, the Purchaser shall be deemed to have nominated the same Board Nominee(s) that serve as directors of the Company at such time (and only such individuals).

(4)

The Company shall cause the Board Nominee(s) to be included in the slate of nominees proposed by the Company to the shareholders for election as directors at each meeting of the shareholders at which directors are to be elected to the Company Board.

(5)

The Company shall use commercially reasonable efforts to cause the election of the Board Nominee(s) to the Company Board, including soliciting proxies in favour of the election of the Board Nominee(s); provided, however, that the Company shall not be required to engage a proxy solicitation agent or otherwise spend out-of-pocket amounts in respect of the foregoing unless the Purchaser previously provides the Company with sufficient amounts to cover such expenses.

(6)

If any Board Nominee ceases to hold office as a director of the Company for any reason, the Purchaser shall be entitled to nominate an individual to replace him or her and the Company shall promptly take all reasonable steps as may be necessary to appoint such individual to the Company Board to replace the Board Nominee who has ceased to hold office.

(7)

The Company covenants and agrees with the Purchaser that, upon any Board Nominee’s election to the Company Board, the Company shall provide such Board Nominee with an indemnity on terms at least as favourable to such Board Nominee as those provided to all other members of the Company Board and the Company shall ensure that such Board Nominee has the benefit of any director or officer insurance policy in effect for the Company, such benefits to be at least as favourable as those available to all other members of the Company Board.

2.5 Approved Business Plan.

(1)

Not later than 45 days before the commencement of each fiscal quarter, the Company shall prepare and submit to the Purchaser a Business Plan for such quarter that complies with the Mandatory Requirements and the Initial Approved Business Plan.

(2)

The Company shall conduct, and cause the Subsidiaries to conduct, their respective operations, incur expenses and purchase assets in accordance with the then applicable Approved Business Plan. In the event that there is a Failure to Perform as determined on the Acquisition Date, such breach shall be considered to have a material adverse impact on the Company for the purposes of Section 6.2(2)(h) of the Arrangement Agreement. The occurrence of an Interim Failure to Perform or a breach of the first sentence of this Section 2.5(2) will not be considered to have a material adverse impact on the Company for the purposes of Section 6.2(2)(h) of the Arrangement Agreement and, the Purchaser acknowledges and agrees that an Interim Failure to Perform shall not constitute a breach of, or event of default under, the Debenture.

(3)

The Purchaser hereby consents pursuant to Section 4.1(3)(f) of the Arrangement Agreement to any disposition of assets of the Company or any of the Subsidiaries that is completed in accordance with the Initial Approved Business Plan during the period from the date of this Amendment until the earlier of the Acquisition Effective Time and the time that the Arrangement Agreement is terminated in accordance with its terms.

(4)

The Chief Executive Officer of the Company shall have authority to approve all minor changes and modifications to any Approved Business Plan and all Contracts awarded thereunder that are, in the Chief Executive Officer’s good faith judgment, reasonable and prudent under the circumstances and that do not materially change the overall nature or scope of operations contemplated under such Approved Business Plan. The Company shall promptly inform the Purchaser of each such minor change or modification to an Approved Business Plan that the Chief Executive Officer has made or approved in accordance with this Section 2.5(4).

(5)

The Company shall promptly notify the Purchaser of any reasonably anticipated overruns in excess of the expenditures authorized in an Approved Business Plan (including contingency expenditures) by more than 20%. The Company shall not incur expenditures (on a consolidated basis) in any quarter in excess of 120% of the amount set forth in the Approved Business Plan for that quarter.

(6)

In the event of an Interim Failure to Perform, then notwithstanding any other provision of this Amendment or the Arrangement Agreement, following receipt by the Company of written notice therefrom from the Purchaser and until such time as such non-compliance is cured by the Company and the Subsidiaries, as applicable:

(a)	the Company shall not:

(i)

issue any Shares or securities convertible, exchangeable or exercisable for or into Shares, including any Securities or High Street Units, other than (A) any Shares issuable upon the conversion, exchange or exercise of any Securities or High Street Units that are issued and outstanding at such time; and (B) pursuant to any contractual commitments outstanding at such time;

(ii)	enter into any Contract in respect of Company Debt, except in respect of trade payables or similar obligations incurred in the Ordinary Course of business;

(iii)	grant any New Options or Floating Options; or

(iv)	make any payment of fees owing to members of the Company Board;

(b)	the Company and its Subsidiaries shall not:

(i)	make any short-term incentive or bonus payment to any Company Employee;

(ii)	enter into any Contract with respect to the disposition of any assets other than inventory in the Ordinary Course of business;

(iii)	enter into any Contract with respect to any business combination, merger or acquisition of assets (other than assets acquired in the Ordinary Course of business);

(iv)	make any new capital investments or incur any new capital expenditures; or

(v)	increase the number of Company Employees that have a base salary of US$150,000 or more or more than five full time employees that would be included in the Company’s corporate overhead expenditures;

(clauses (a), (b) and (c) above, collectively, the “Austerity Measures”).

(7)

The occurrence of a Material Failure to Perform shall be considered a breach of a material term of the Arrangement Agreement that is incapable of being cured and Section 4.6(1), Section 4.6(2) and Section 4.6(3) of the Arrangement Agreement shall terminate in accordance with Section 4.6(4) of the Arrangement Agreement, provided; however, that the Purchaser acknowledges and agrees that any Material Failure to Perform shall not have a material adverse impact on the Company for the purposes of Section 6.2(2)(h) of the Arrangement Agreement.

(8)

Notwithstanding Section 2.5(6), in the case of a Force Majeure Event, the Austerity Measures shall not apply for a period of 90 days after the date that the Purchaser provides written notice to the Company that a Business Plan is not in compliance with the Mandatory Requirements or the Company and the Subsidiaries are not in compliance with an Approved Business Plan.

(9)

During the period from the Acquisition Effective Date until the End Date, not later than 45 days before the commencement of each fiscal quarter, the Company shall prepare and submit to the Purchaser for approval, such approval not to be unreasonably withheld, conditioned or delayed, a proposed Business Plan for the next quarter. The Purchaser shall use commercially reasonable efforts to approve each Business Plan at least 30 days prior to the commencement of the applicable quarter in respect of which such Business Plan is to be adopted, and if the Purchaser fails to do so it will be deemed to have approved such Business Plan.

2.6 Audit & Inspection Rights.

(1)

During the period from the Acquisition Effective Date until the End Date, the Company shall permit, and cause each of its Subsidiaries to permit, the Purchaser and its employees, agents and designees to enter upon, inspect and audit each of their respective properties, assets, books and records from time to time, at reasonable times during normal business hours and upon reasonable notice; provided that any such inspection shall be at the sole expense of the Purchaser.

(2)

During the period from the Acquisition Effective Date until the End Date, the Company shall provide, and cause each of its Subsidiaries to provide, reasonable access upon reasonable notice during normal business hours, to the Company’s and its Subsidiaries’ executive management so that the Purchaser may conduct reasonable investigations relating to the information provided by the Company pursuant to the Arrangement Agreement and this Amendment as well as to the internal controls and operations of the Company and its Subsidiaries.

2.7 Pre-Emptive Rights.

(1)

During the period from the Acquisition Effective Date until the End Date, the Company hereby grants to the Purchaser the right (the “Pre-Emptive Right”) to purchase, directly or indirectly, from time to time, upon the occurrence of any Issuance Event up to such number of Securities issuable or deliverable in connection with such Issuance Event on the same terms and conditions as those issuable in connection with the Issuance Event (the “Pre-Emptive Right Securities”) which will, when added to the Shares beneficially owned by the Purchaser immediately prior to such Issuance Event, result in the Purchaser beneficially owning the Original Percentage after giving effect to the issuance of all Shares to be issued or issuable (including pursuant to the exercise, conversion or exchange of Convertible Securities) in connection with such Issuance Event. In the event that an Issuance Event consists of an issuance or delivery of both Shares and Convertible Securities, the Pre-Emptive Right Securities shall be allocated to the Purchaser between Shares and Convertible Securities on the same pro rata basis as are allocated to subscribers or participants in respect of such Issuance Event.

(2)

During the period from the Acquisition Effective Date until the End Date, the Company shall provide to the Purchaser written notice (an “Issuance Event Notice”) as soon as practicable and in any event at least five Business Days prior to the earlier of (i) the Company entering into an agreement to issue, distribute or offer Securities pursuant to an Issuance Event, or (ii) the issuance of a press release or other public disclosure of an intended Issuance Event.

(3)

Each Issuance Event Notice shall include the number of Pre-Emptive Right Securities which the Purchaser shall be entitled to purchase as a result of the applicable Issuance Event, a calculation demonstrating how such number was determined, the price per Security to be issued pursuant to the Issuance Event, the expected closing date, to the extent known at such time, and the terms and conditions of the Pre-Emptive Right Securities, if other than Shares.

(4)

If the Purchaser wishes to exercise the Pre-Emptive Right in respect of a particular Issuance Event, the Purchaser shall give written notice to the Company (the “Exercise Notice”) of the exercise of such right and of the number of Pre-Emptive Right Securities that the Purchaser wishes to purchase (i) subject to (ii) below, within five Business Days following the receipt by the Purchaser of the Issuance Event Notice; or (ii) notwithstanding (i), in the event that the Issuance Event is a “bought deal” public offering to be completed by way of a short form prospectus (A) no later than 7:00 a.m. (eastern time) on the Business Day immediately following the date on which the Issuance Event Notice is received, provided it is received prior to 5:00 p.m. (eastern time) on such Business Day, or (B) no later than 5:00 p.m. (eastern time) on the Business Day immediately following the date on which the Issuance Event Notice is received, in the event it is received after 5:00 p.m. (in each of the aforementioned cases, the “Notice Period”), provided that where the Purchaser fails to provide an Exercise Notice within the time period specified in (ii) above but within the time period specified in (i) above, the Company shall, if requested by the Purchaser and subject to the receipt of all required regulatory approvals, sell such Pre-Emptive Right

Securities to the Purchaser on a private placement basis as soon as reasonably practicable following or concurrent with the closing of such Issuance Event. If the Purchaser does not exercise the Pre-Emptive Right, the Company may during the 60 day period following the end of the Notice Period proceed to implement the Issuance Event materially on the same terms (or on better terms to the Company) as were made available to the Purchaser and if the Issuance Event is not so implemented within the said 60 day period, the Company must again meet its obligations under this Section 2.7.

(5)

If the Company receives an Exercise Notice within the Notice Period, then the Company shall, subject to the receipt and continued effectiveness of all required regulatory approvals, which approvals the Company shall use all commercially reasonable efforts to promptly obtain (such efforts to include applying for any necessary price protection confirmations or seeking Shareholder approval (if required) in the manner described below) and the closing of the relevant Issuance Event, issue to the Purchaser, against payment of the price payable in respect thereof, that number of Pre-Emptive Right Securities set forth in the Exercise Notice.

(6)

If the Company is required, under applicable Laws to seek Shareholder approval for the issuance of the Pre-Emptive Right Securities to the Purchaser, then the Company shall call and hold a meeting of its Shareholders to consider (and the Company shall recommend that Shareholders vote in favour of) the issuance of the Pre-Emptive Right Securities to the Purchaser, or at its option get written consent, if permitted, as soon as reasonably practicable and in any event such meeting shall be held within 65 days after the date that the Company is advised that it will require Shareholder approval. The Company shall solicit proxies from Shareholders for use at such meeting to obtain such approval; provided, however, that the Company shall not be required to engage a proxy solicitation agent or otherwise spend out-of-pocket amounts in respect of the foregoing unless the Purchaser previously provides the Company with sufficient amounts to cover such expenses. The record date for voting at such Shareholder meeting shall be a date that is prior to the first closing date of the Issuance Event (if the Company closes all or any part of the Issuance Event prior to obtaining Shareholder approval) unless the Company receives a voting agreement from each subscriber that acquires Securities pursuant to the Issuance Event prior to obtaining Shareholder approval pursuant to which voting agreement such subscriber agrees to vote in favour of the resolution approving the issuance of the Pre-Emptive Right Securities to the Purchaser. Subject to compliance with the above, the Company may close the Issuance Event prior to obtaining Shareholder approval.

2.8 Top-Up Right.

(1)

During the period from the Acquisition Effective Date until the End Date, the Purchaser shall have a right (the “Top-Up Right”) to subscribe for Shares in respect of any Top-Up Securities that the Company may, from time to time, issue, subject to any stock exchange requirements as may then be applicable. In the event that any stock exchange approval is required in order for the Purchaser to exercise a Top-Up Right, the Company shall use its commercially reasonable efforts to obtain such approval. The number of Shares that may be subscribed for by the Purchaser pursuant to a Top-Up Right shall be equal to up to the Original Percentage (as determined at the start of the applicable quarter during which such Top-Up Securities are issued) expressed as a percentage of the Top-Up Securities. The term “Top-Up Securities” shall mean any Shares and/or Convertible Securities issued by the Company:

(a)

on the exercise, conversion or exchange of Convertible Securities issued and outstanding prior to the Acquisition Effective Date or on the exercise, conversion or exchange of Convertible Securities issued after the Acquisition Effective Date in compliance with the Amended Equity Incentive Plan;

(b)	in connection with any Contract for Company Debt;

(c)

in connection with bona fide acquisitions (including acquisitions of assets or rights under a license or otherwise), mergers, arrangements, reorganizations or similar business combination transactions or joint ventures undertaken and completed by the Company; or

in all cases, other than Pre-Emptive Right Securities.

(2)

The Top-Up Right may be exercised on a quarterly basis as set out in Section 2.8(5). Any dilution to the Original Percentage resulting from the issuance of Top-Up Securities during a fiscal quarter of the Company will be disregarded for purposes of determining whether the Purchaser has maintained 35% of the Shares.

(3)

The Top-Up Right shall be effected through subscriptions for Shares by the Purchaser at a price per Share equal to the volume weighted average price of the Shares on the stock exchange on which the Shares are primarily traded (as determined by volume) for the five trading days preceding the delivery of the Top-Up Right Acceptance Notice by the Purchaser.

(4)

In the event that any exercise of a Top-Up Right shall be subject to the approval of the Shareholders, the Company shall use its commercially reasonable efforts to cause the approval of such Top-Up Right at the next meeting of Shareholders that is convened by the Company in order to allow the Purchaser to exercise its Top-Up Right. The Company shall solicit proxies from Shareholders for use at such meeting to obtain such approval; provided, however, that the Company shall not be required to engage a proxy solicitation agent or otherwise spend out-of-pocket amounts in respect of the foregoing unless the Purchaser previously provides the Company with sufficient amounts to cover such expenses.

(5)

Within 30 days following the end of each fiscal quarter of the Company, the Company shall send a written notice to the Purchaser (the “Top-Up Right Offer Notice”) specifying: (i) the number of Top-Up Securities issued during such fiscal quarter; (ii) the total number of the then issued and outstanding Shares (which shall include any securities to be issued to Persons having similar participation rights); and (iii) the Original Percentage (based on the publicly reported ownership figures of the Purchaser at the start of the applicable quarter during which such Top-Up Securities are issued and the number of issued and outstanding Shares in (ii) above) assuming the Purchaser did not exercise its Top-up Right.

(6)

The Purchaser shall have 60 days from the date of the Top-Up Right Offer Notice (the “Top-Up Right Notice Period”) to notify the Company in writing (the “Top-Up Right Acceptance Notice”) of the exercise, in full or in part, of its Top-Up Right. The Top-Up Right Acceptance Notice shall specify (i) the number of Shares subscribed for by the Purchaser pursuant to the Top-Up Right; and (ii) the subscription price calculated in accordance with Section 2.8(3). If the Purchaser gives a Top-Up Right Acceptance Notice, the sale of the Securities to the Purchaser pursuant to the Top-Up Right shall be completed as soon as reasonably practicable thereafter.

ARTICLE 3

TERM AND TERMINATION

3.1 Term.

This Amendment shall be effective from the date hereof until the termination of the Arrangement Agreement, as amended hereby.

ARTICLE 4

GENERAL PROVISIONS

4.1 Ratification and Confirmation.

The Arrangement Agreement, as amended hereby, remains in full force and effect, and as amended hereby is hereby ratified and confirmed. Provisions of the Arrangement Agreement that have not been amended or terminated by this Amendment remain in full force and effect, unamended. All rights and liabilities that have accrued to any Party under the Arrangement Agreement up to the date of this Amendment remain unaffected by this Amendment.

4.2 Expenses.

All out-of-pocket third party transaction expenses incurred in connection with this Amendment and the transactions contemplated hereunder shall be paid by the Party incurring such expenses, whether or not the Amended Arrangement is consummated.

4.3 Notices.

Any notice, or other communication given regarding the matters contemplated by this Amendment (must be in writing, sent by personal delivery, courier or electronic mail) and addressed:

(a)	to the Purchaser at:

Canopy Growth Corporation

1 Hershey Drive

Smiths Falls, Ontario K7A 0A8

Attention:     David Klein

Email:            [PERSONAL INFORMATION REDACTED]

with copies (which shall not constitute notice) to:

Cassels Brock & Blackwell LLP

Suite 2100, Scotia Plaza

40 King Street West

Toronto, Ontario M5H 3C2

Attention:   Jonathan Sherman

Email:         jsherman@cassels.com

and

Attention:   Jamie Litchen

Email:        jlitchen@cassels.com

(b)	to the Company at:

Acreage Holdings, Inc.

366 Madison Avenue, 11th Floor

New York, New York 10017

Attention:     James Doherty, General Counsel

Email:           [PERSONAL INFORMATION REDACTED]

with copies (which shall not constitute notice) to:

DLA Piper (Canada) LLP

Suite 6000, 1 First Canadian Place

Toronto, Ontario M5X 1E2

Attention:     Robert Fonn

Email:           robert.fonn@dlapiper.com

and

Attention:     Russel W. Drew

Email:        russel.drew@dlapiper.com

and

Cozen O’Connor

One Liberty Place, 1650 Market Street Suite 2800

Philadelphia, Pennsylvania 19103

Attention:  Joseph C. Bedwick

Email:         JBedwick@cozen.com

Any notice or other communication is deemed to be given and received (i) if sent by personal delivery, same day courier or electronic mail, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day or (ii) if sent by overnight courier, on the next Business Day. A Party may change its address for service from time to time by providing a notice in accordance with the foregoing. Any subsequent notice or other communication must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a notice will be assumed not to be changed. Sending a copy of a notice or other communication to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that Party. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.

4.4 Time of the Essence.

Time is of the essence in this Amendment.

4.5 Injunctive Relief.

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Amendment were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Amendment, and to enforce compliance with the terms of this Amendment without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at law or in equity.

4.6 Third Party Beneficiaries.

The Company and the Purchaser intend that this Amendment will not benefit or create any right or cause of action in favour of any Person, other than the Parties and that no Person, other than the Parties, shall be entitled to rely on the provisions of this Amendment in any action, suit, proceeding, hearing or other forum.

4.7 Waiver.

No waiver of any of the provisions of this Amendment will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Amendment will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

4.8 Public Disclosure.

If either of the Parties determines that it is required to publish or disclose the text of this Amendment in accordance with applicable Law, it shall provide the other Party with an opportunity to propose appropriate additional redactions to the text of this Amendment, and the disclosing Party hereby agrees to accept any such suggested redactions to the extent permitted by applicable Law. If a Party does not respond to a request for comments within 48 hours (excluding days that are not Business Days) or such shorter period of time as the requesting Party has determined is necessary in the circumstances, acting reasonably and in good faith, the Party making the disclosure shall be entitled to issue the disclosure without the input of the other Party.

4.9 Entire Agreement.

The Arrangement Agreement, as amended herein, and the documents referred to herein, including the Proposal Agreement and the Amended Plan of Arrangement and the documents delivered in connection with the execution thereof, constitutes the entire agreement between the Parties with respect to the transactions contemplated by the Arrangement Agreement as amended hereby and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Amendment, except as specifically set forth in such documents.

4.10 Successors and Assigns.

(1)

This Amendment becomes effective only when executed by the Company and the Purchaser. After that time, it will be binding upon and enure to the benefit of the Company, the Purchaser and their respective successors and permitted assigns.

(2)	Neither this Amendment nor any of the rights or obligations under this Amendment are assignable or transferable by any Party without the prior written consent of the other Party.

4.11 Severability.

If any provision of this Amendment is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Amendment and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Amendment so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.12 Governing Law.

(1)	This Amendment will be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

(2)

Each Party irrevocably attorns and submits to the exclusive jurisdiction of the British Columbia courts situated in the City of Vancouver and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

4.13 Rules of Construction.

The Parties to this Amendment waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the Party drafting such agreement or other document.

4.14 No Personal Liability.

No director or officer of the Purchaser or any of its Subsidiaries shall have any personal liability whatsoever to the Company under this Amendment or any other document delivered in connection with the transactions contemplated hereby on behalf of the Purchaser or any of its Subsidiaries. No director or officer of the Company or any of its Subsidiaries shall have any personal liability whatsoever to the Purchaser under this Amendment or any other document delivered in connection with the transactions contemplated hereby on behalf of the Company or any of its Subsidiaries.

4.15 Language.

The Parties expressly acknowledge that they have requested that this Amendment and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.

4.16 Counterparts.

This Amendment may be executed in counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Amendment, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the Purchaser and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

CANOPY GROWTH CORPORATION

By:
Name:
Title:

ACREAGE HOLDINGS, INC.

By:
Name:
Title:

SCHEDULE A

AMENDED AND RESTATED PLAN OF ARRANGEMENT

(Please see attached)

AMENDED PLAN OF ARRANGEMENT UNDER DIVISION 5 OF PART 9

OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1

INTERPRETATION

1.1 Certain Rules of Interpretation.

Unless indicated otherwise, where used in this Amended Plan of Arrangement, capitalized terms used but not defined shall have the meanings ascribed thereto in the Arrangement Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

“Acquisition” means (i) the acquisition by the Purchaser of the issued and outstanding New Subordinate Shares following the exercise or deemed exercise of the Purchaser Call Option; and (ii) if applicable, the concurrent acquisition by the Purchaser of the issued and outstanding Floating Shares pursuant to the Floating Call Option.

“Acquisition Closing Conditions” means the Company Acquisition Closing Conditions and the Purchaser Acquisition Closing Conditions.

“Acquisition Closing Outside Date” means the Purchaser Call Option Expiry Date, or, if (i) the Purchaser Call Option is exercised, or (ii) a Triggering Event Date occurs prior to the Purchaser Call Option Expiry Date, the date that is 12 months following such exercise of the Purchaser Call Option or Triggering Event Date, as applicable; provided that:

(a)

if the exercise of the Purchaser Call Option or Triggering Event Date has occurred prior to the Purchaser Call Option Expiry Date and the reason the Acquisition Date has not occurred prior to the Acquisition Closing Outside Date is because all of the Regulatory Approvals included in the Acquisition Closing Conditions (which, for certainty, does not include those Regulatory Approvals, the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect (as defined in the Arrangement Agreement)) have not been satisfied or waived and, at such Acquisition Closing Outside Date, the Party responsible for obtaining such outstanding Regulatory Approvals is continuing to use good faith reasonable commercial efforts to obtain such Regulatory Approvals and there is a reasonable prospect that such Regulatory Approvals will be received, then the Acquisition Closing Outside Date shall automatically be extended to the date that is two Business Days following the date all such outstanding Regulatory Approvals are received or waived; or

(b)

if the exercise of the Purchaser Call Option or Triggering Event Date has occurred prior to the Purchaser Call Option Expiry Date and the reason the Acquisition Date has not occurred prior to the Acquisition Closing Outside Date is because all of the Purchaser Acquisition Closing Conditions included in the Acquisition Closing Conditions have not been satisfied or waived, then the Acquisition Closing Outside Date shall automatically be extended to the date that is the earliest of (i) two Business Days following the date all such outstanding Purchaser Acquisition Closing Conditions are satisfied or waived, or (ii) the date on which the Purchaser, acting reasonably, determines that there is no longer a reasonable prospect that such outstanding Purchaser Acquisition Closing Conditions will be satisfied or waived.

“Acquisition Date” means the date specified in a Purchaser Call Option Exercise Notice or Triggering Event Notice delivered in accordance with the terms of the Purchaser Call Option and the Floating Call Option, if applicable, on which the closing of the purchase and sale of the Purchaser Call Option Shares pursuant to the Purchaser Call Option is to occur and the Floating Shares pursuant to the Floating Call Option, if applicable; provided that notwithstanding the foregoing, if the Acquisition Closing Conditions are not satisfied or waived prior to such date, the Acquisition Date shall automatically be extended, without any further action by any Person, to the date that is two Business Days following the satisfaction or waiver of the Acquisition Closing Conditions; provided further that under no circumstances shall the Acquisition Date be a date that is after the Acquisition Closing Outside Date.

“Acquisition Effective Time” means 12:01 a.m. (Vancouver time) on the Acquisition Date, or such other time on the Acquisition Date as the Parties agree to in writing before the Acquisition Date.

“Aggregate Floating Consideration” means (i) the aggregate number of Purchaser Shares to be issued and the aggregate amount of cash to be paid pursuant to the Floating Call Option as determined by the Purchaser in accordance with Section 3.3; and (ii) the aggregate number of Purchaser Shares issuable pursuant to Replacement Options, Replacement Compensation Options and Replacement RSUs that are issued in exchange for Floating Options and the aggregate amount of cash to be paid in exchange for such securities.

“Aggregate Amendment Option Payment” means US$37,500,024.

“Alternate Consideration” has the meaning specified in Section 1.1 of the Arrangement Agreement.

“Alternate Floating Consideration” means the number of shares or other securities or property (including cash) that a Floating Shareholder would have been entitled to receive on a Purchaser Change of Control, if, at the effective time of such Purchaser Change of Control, such Floating Shareholder had been the registered holder of that number of Purchaser Shares which the Floating Shareholder would otherwise have been entitled to receive in exchange for its Floating Shares pursuant to the Amended Arrangement if the Acquisition Date and the steps referred to in Section 3.2 of the Plan of Arrangement had been completed effective immediately prior to the effective time of the Purchaser Change of Control; provided that, for the purposes of determining the number of Purchaser Shares which the Floating Shareholder would otherwise have been entitled to receive in exchange for its Floating Shares, “B” in the formula of the Floating Rate shall be calculated by reference to (i) the volume weighted average trading price expressed in US$ of the securities of the acquiror in connection with such Purchaser Change of Control on the stock exchange on which the securities are primarily traded (as determined by volume) for the 30 trading day period immediately prior to the Floating Rate Date; multiplied by (ii) the Purchaser Change of Control Valuation.

“Amended Arrangement” means an arrangement under Section 288 of the BCBCA on the terms and subject to the conditions set out in this Amended Plan of Arrangement, subject to any amendments or variations to this Amended Plan of Arrangement made in accordance with the terms of the Amendment or Section 6.1 of this Amended Plan of Arrangement or made at the direction of the Court in the Amendment Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Amended Equity Incentive Plan” means the Company’s amended and restated omnibus equity plan approved by the Company Shareholders at the Meeting, which will become effective as contemplated in this Amended Plan of Arrangement.

“Amended Options In-The-Money Amount” means, in respect of the New Options and Floating Options, the amount, if any, determined immediately after the exchange in Section 3.2(f), by which the aggregate of the Fair Market Value of the Company Subordinate Voting Shares that a holder of New Options and Floating Options had been entitled to acquire on exercise of the Company Options immediately prior to the exchange of Company Options for New Options and Floating Options pursuant to Section 3.2(f) exceeds the aggregate of the exercise prices payable to acquire such New Subordinate Shares and Floating Shares at that time.

“Amended Plan of Arrangement” means this amended and restated plan of arrangement and any amendments or variations made in accordance with Section 6.1 of this Amended Plan of Arrangement or made at the direction of the Court in the Amendment Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Amendment” means the second amendment to the Arrangement Agreement approved by Company Shareholders and to become effective at the Amendment Time.

“Amendment Date” means the date on which the Required Filings are filed with the Registrar in accordance with the terms of the Amendment.

“Amendment Final Order” means the final order of the Court approving the Amended Arrangement under Section 291 of the BCBCA, in a form acceptable to the Company and the Purchaser, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Amended Arrangement.

“Amendment Interim Order” means the interim order of the Court dated [●], 2020, after being informed of the intention of the Parties to rely upon the exemption from registration under Section 3(a)(10) of the U.S. Securities Act with respect to the Issued Securities issued pursuant to the Amended Arrangement.

“Amendment Option Payment” means an amount, in US$, calculated to six decimal places, determined when (a) the Aggregate Amendment Option Payment, is divided by (b) the sum of (i) the number of Company Subordinate Voting Shares outstanding immediately prior to the Amendment Time (excluding any such shares held by any Excluded Company Shareholder), (ii) the number of Company Proportionate Voting Shares outstanding immediately prior to the Amendment Time (excluding any such shares held by any Excluded Company Shareholder), multiplied by 40; (iii) the number of Company Multiple Voting Shares outstanding immediately prior to the Amendment Time (excluding any such shares held by any Excluded Company

Shareholder); (iv) the number of Company Subordinate Voting Shares which the Amendment Time High Street Holders are entitled to receive upon exchange of their Common Membership Units; and (v) the number of Company Subordinate Voting Shares which the Amendment Time USCo2 Class B Holders are entitled to receive upon exchange of their USCo2 Class B Shares.

“Amendment Time” means 12:01 a.m. (Vancouver time) on the Amendment Date, or such other time on the Amendment Date as the Parties agree to in writing before the Amendment Date.

“Amendment Time Company Shareholder” means a Person who is a Company Shareholder (other than an Excluded Company Shareholder) immediately prior to the Amendment Time.

“Amendment Time High Street Holder” means a Person who is a High Street Holder immediately prior to the Amendment Time.

“Amendment Time USCo2 Class B Holder” means a Person who is a USCo2 Class B Holder immediately prior to the Amendment Time.

“Arrangement Agreement” means the arrangement agreement dated as of April 18, 2019, as amended on May 15, 2019 and the date hereof pursuant to the Amendment, between the Purchaser and the Company, including the schedules and exhibits thereto, as the same may be further amended, supplemented or restated.

“BCBCA” means the Business Corporations Act (British Columbia).

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are generally closed for business in Toronto, Ontario or Vancouver, British Columbia or New York, New York, as the context requires.

“Capital Reorganization” has the meaning specified in Section 3.2(e).

“Cash Proportion” has the meaning specified in Section 3.3(c).

“Circular” means the notice of the Meeting and accompanying proxy statement, including all schedules, appendices and exhibits to, and information incorporated by reference in, such proxy statement, sent to the Company Shareholders in connection with the Meeting.

“Common Membership Units” means the common membership units of High Street outstanding from time to time, other than common membership units held by Acreage Holdings America, Inc. and USCo2.

“Company” means Acreage Holdings, Inc., a corporation organized under the BCBCA and treated as a “domestic corporation” for U.S. federal income tax purposes.

“Company Acquisition Closing Conditions” has the meaning specified in Section 1.1 of the Arrangement Agreement.

“Company Canadian Shareholder” means a Person (other than the Purchaser) who is a Shareholder at the Acquisition Effective Time and who has indicated in the Letter of Transmittal (or in such other document or form, or in such other manner, as may be specified in the Circular) that the Shareholder is (i) resident in Canada for purposes of the Tax Act, or (ii) a “Canadian partnership” as defined in the Tax Act.

“Company Compensation Option Holder” means a holder of one or more Company Compensation Options.

“Company Compensation Options” means the compensation options and the warrants of the Company which are outstanding as of the Amendment Time.

“Company Multiple Voting Shares” means the shares of the Company designated as Class C multiple voting shares, each convertible into one Company Subordinate Voting Share and each entitling the holder thereof to 4,300 votes per share at shareholder meetings of the Company.

“Company Non-U.S. Shareholder” means a Shareholder (other than the Purchaser) that is not a Company U.S. Shareholder.

“Company Option In-The-Money-Amount” in respect of a Company Option means the amount, if any, determined immediately before the Amendment Time, by which the total Fair Market Value of the Company Subordinate Voting Shares that a holder is entitled to acquire on exercise of the Company Option, exceeds the aggregate exercise price payable to acquire such Company Subordinate Voting Shares at that time.

“Company Optionholder” means a holder of Company Options.

“Company Options” means the options to purchase Company Subordinate Voting Shares issued pursuant to the Amended Equity Incentive Plan prior to the Amendment Time, which are outstanding as of the Amendment Time.

“Company Proportionate Voting Shares” means the shares of the Company designated as Class B proportionate voting shares, each convertible into 40 Company Subordinate Voting Shares and each entitling the holder thereof to 40 votes per share at shareholder meetings of the Company.

“Company RSUs” means the restricted share units that may be settled by the Company in either cash or Company Subordinate Voting Shares which are outstanding as of the Amendment Time.

“Company RSU Holders” means the holders of Company RSUs.

“Company Securities” means, collectively, Company Shares, Company Options, Company RSUs and Company Compensation Options.

“Company Share” means a share of the Company, and includes the Company Subordinate Voting Shares, the Company Proportionate Voting Shares and the Company Multiple Voting Shares.

“Company Shareholder” means a registered or beneficial holder of one or more Company Shares, as the context requires.

“Company Subordinate Voting Shares” means the shares of the Company designated as Class A subordinate voting shares, each entitling the holder thereof to one vote per share at shareholder meetings of the Company.

“Company U.S. Shareholder” means a Shareholder (other than the Purchaser or a Company Canadian Shareholder) that is a “United States person” within the meaning of Section 7701(a)(30) of the U.S. Tax Code.

“Consideration Shares” means Purchaser Shares to be received by Shareholders (other than the Purchaser) pursuant to Section 3.2(n)(iii), Section 3.2(n)(iv) or Section 3.2(n)(vi)(F).

“Court” means the Supreme Court of British Columbia.

“CSE” means Canadian Securities Exchange.

“Depositary” means Computershare Trust Company of Canada, or any other depositary or trust company, bank or financial institution as the Purchaser may appoint to act as depositary with the approval of the Company, acting reasonably, for the purpose of, among other things, exchanging certificates representing Shares for Consideration Shares in connection with the Amended Arrangement.

“Dissent Rights” has the meaning specified in Section 4.1.

“Dissenting Company Shareholder” means a registered holder of Company Shares who has properly exercised its Dissent Rights in respect of the Resolution in accordance with Section 4.1 and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights and who is ultimately determined to be entitled to be paid the fair value of his, her or its Company Shares.

“Dissenting Shares” means the Company Shares held by Dissenting Company Shareholders in respect of which such Dissenting Company Shareholders have given Notice of Dissent.

“Eligible Company Canadian Shareholder” means a Company Canadian Shareholder who is not a Tax Exempt Person.

“Exchange Ratio” means 0.3048 of a Purchaser Share to be issued by the Purchaser for each one New Subordinate Share exchanged pursuant to the Amended Arrangement, provided that, if the aggregate number of New Subordinate Shares on a Fully-Diluted Basis at the Acquisition Effective Time is greater than [●]1 New Subordinate Shares on a Fully-Diluted Basis, and the Purchaser has not provided written approval for the issuance of such additional Securities, the Exchange Ratio shall be the fraction, calculated to six decimal places, determined by the formula A x B/C, where:

“A”	equals 0.3048,

[1]	To be equal to the number of New Subordinate Shares on a Fully-Diluted Basis as of the Amendment Time plus 20,300,000.

“B”

equals the number of New Subordinate Shares on a Fully-Diluted Basis issued at the Amendment Time pursuant to the steps in the Plan of Arrangement up until Section 3.2(j), as increased for the issuance of such additional Securities in accordance with the Purchaser Approved Share Threshold, and

“C”	equals the aggregate number of New Subordinate Shares on a Fully-Diluted Basis at the Acquisition Effective Time,

in each case subject to adjustment in accordance with Section 2.14 of the Arrangement Agreement; provided that in the event of a Payout, the Exchange Ratio shall be decreased and the two references to 0.3048 above shall instead refer to the number determined by the formula (D – E) / (F x G), where:

“D”	equal 0.3048 x (F x G)

“E”	equals the Payout, and

“F”	equals the aggregate number of New Subordinate Shares on a Fully-Diluted Basis at the Acquisition Effective Time

“G”	the Fair Market Value of the Purchaser Shares immediately prior to the Acquisition Date.

“Excluded Company Shareholder” means any Dissenting Company Shareholder.

“Fair Market Value” means (i) in respect of the Company Subordinate Voting Shares, New Subordinate Shares or the Floating Shares, as applicable, the volume weighted average trading price of the applicable share on the CSE (or other recognized stock exchange on which the applicable shares are primarily traded as determined by volume), subject to a minimum amount of US$6.41 in respect of the Floating Shares; and (ii) in respect of the Purchaser Shares, the volume weighted average trading price of the Purchaser Shares on the NYSE (or other recognized stock exchange on which the Purchaser Shares are primarily traded if not then traded on the NYSE, as determined by volume, and reflected in US$), in each case, for the five trading day period immediately prior to the Amendment Date or the Acquisition Date, as applicable.

“Floating Call Option” means, pursuant to the terms of the Floating Shares, the embedded option of the Purchaser to acquire each Floating Share at the Acquisition Effective Time, on the terms and conditions set forth in Exhibit B hereto.

“Floating Call Option Exercise Notice” means a notice in writing, substantially in the form attached hereto as Exhibit E, delivered by the Purchaser to the Company (with a copy to the Depositary) stating that the Purchaser is exercising its rights pursuant to the Floating Call Option to acquire all (but not less than all) of the Floating Shares on the Acquisition Date, subject to the satisfaction or waiver, as applicable, of the Acquisition Closing Conditions.

“Floating Cash Consideration” means a cash amount in US$ equal to the product of the Floating Share Consideration multiplied by the volume weighted average trading price expressed in US$ of the Purchaser Shares on the NYSE (or other recognized stock exchange on which the Purchaser Shares are primarily traded if not then traded on the NYSE, as determined by volume) for the 30 trading day period immediately prior to the Floating Rate Date.

“Floating Compensation Options” means the compensation options and the warrants to purchase Floating Shares issued by the Company at or following the Amendment Time, which are outstanding as of the Acquisition Effective Time.

“Floating Consideration” means, at the option of the Purchaser pursuant to the Floating Call Option notice in Exhibit B, either (i) the Floating Share Consideration; (ii) the Floating Cash Consideration; or (iii) a combination of clause (i) and (ii) in such amount as the Purchaser shall determine in accordance with Section 3.3(c); provided that in no circumstances shall the non-cash portion of the Aggregate Floating Consideration include Purchaser Shares in an amount greater than the Floating Share Maximum without the prior written consent of the Purchaser.

“Floating Election Date” means the date on which the Purchaser delivers the Floating Call Option Exercise Notice to the Company (with a copy to the Depositary), provided that for greater certainty, such date shall be on or before the Floating Election Expiry Date.

“Floating Election Expiry Date” means the date that is 30 days following the Floating Rate Date.

“Floating Option In-The-Money-Amount” in respect of a Floating Option means the amount, if any, determined immediately before the Acquisition Effective Time, by which the total Fair Market Value of the Floating Shares that a holder is entitled to acquire on exercise of the Floating Option, exceeds the aggregate exercise price to acquire such Floating Shares at that time.

“Floating Optionholder” means a holder of Floating Options.

“Floating Options” means the options to purchase Floating Shares issued pursuant to the Amended Equity Incentive Plan at or following the Amendment Time, which are outstanding as of the Acquisition Effective Time.

“Floating Per Share Consideration” means (i) the Floating Consideration, or (ii) following a Purchaser Change of Control, such Alternate Floating Consideration that holders of Shares are entitled to receive.

“Floating Rate” means the fraction, calculated to six decimal places, determined by the formula A/B where:

“A”

equals the volume weighted average trading price expressed in US$ of the Floating Shares on the CSE (or other recognized stock exchange on which the Floating Shares are primarily traded as determined by volume) for the 30 trading day period immediately prior to the Floating Rate Date, subject to a minimum amount of US$6.41

“B”

equals the volume weighted average trading price expressed in US$ of the Purchaser Shares on the NYSE (or other recognized stock exchange on which the Purchaser Shares are primarily traded if not then traded on the NYSE, as determined by volume) for the 30 trading day period immediately prior to the Floating Rate Date.

“Floating Rate Date” means the date of the exercise, or deemed exercise, of the Purchaser Call Option.

“Floating Ratio” means the Floating Rate of a Purchaser Share to be issued by the Purchaser for each one Floating Share exchanged pursuant to the Amended Arrangement, provided that, if the aggregate number of Floating Shares on a Fully-Diluted Floating Basis at the Acquisition Effective Time is greater than [●]2, and the Purchaser has not provided written approval for the issuance of such additional Securities, the Floating Ratio shall be the fraction, calculated to six decimal places, determined by the formula A x B/C, where:

“A”	equals the Floating Rate,

“B”

equals the number of Floating Shares on a Fully-Diluted Floating Basis issued at the Amendment Time pursuant to the steps in the Plan of Arrangement up until Section 3.2(j), as increased for the issuance of such additional Securities in accordance with the Purchaser Approved Share Threshold, and

“C”	equals the aggregate number of Floating Shares on a Fully-Diluted Floating Basis at the Acquisition Effective Time,

in each case subject to adjustment in accordance with Section 2.14 of the Arrangement Agreement.

“Floating RSUs” means the restricted share units that may be settled by the Company in either cash or Floating Shares issued pursuant to the Amended Equity Incentive Plan at or following the Amendment Time, which are outstanding as of the Acquisition Effective Time.

“Floating Shareholder” means a registered or beneficial holder of one or more Floating Shares, as the context requires.

“Floating Share Consideration” means that number of Purchaser Shares issuable per Floating Share based on the Floating Ratio.

“Floating Share Maximum” means [●]3 Purchaser Shares.

“Floating Shares” means the shares of the Company to be created pursuant to Section 3.2(d)(iii) of this Amended Plan of Arrangement and designated as Class D subordinate voting shares, each entitling the holder thereof to one vote per share at shareholder meetings of the Company.

[2]	To be equal to the number of Floating Shares on a Fully-Diluted Floating Basis as of the Amendment Time plus 12,400,000.
[3]	To be equal to 109,515,459 less (the number of New Subordinate Shares on a Fully-Diluted Basis as of the Amendment Date plus 20,300,000) multiplied by 0.3048.

“Fully-Diluted Basis” means the aggregate number of New Subordinate Shares assuming the conversion, exercise or exchange, as applicable, of the New Multiple Shares, New Options, New RSUs, New Compensation Options and any other warrants, options or other securities, including the Common Membership Units and USCo2 Class B Shares, convertible into or exercisable or exchangeable for New Subordinate Shares (as such convertible securities have been adjusted to reflect the Capital Reorganization, as applicable and assuming the conversion of any underlying New Multiple Shares) but excluding, for greater certainty, the Floating Shares, the Floating Options, the Floating RSUs and the Floating Compensation Options.

“Fully-Diluted Floating Basis” means the aggregate number of Floating Shares assuming the conversion, exercise or exchange, as applicable, of the Floating Options, Floating RSUs and Floating Compensation Options and any other warrants, options or other securities convertible into or exercisable or exchangeable for Floating Shares, including assuming the conversion, exercise or exchange, as applicable, of the Common Membership Units and the USCo2 Class B Shares.

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, ministry, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or (iv) any stock exchange.

“High Street” means High Street Capital Partners, LLC.

“High Street Holders” means the holders of Common Membership Units and vested Class C-1 Membership Units as defined in the Third Amended and Restated Limited Liability Company Agreement of High Street, as may be amended.

“IRS” means Internal Revenue Service.

“Issued Securities” means all securities (other than Mergeco New Subordinate Shares) to be issued pursuant to the Amended Arrangement, including, for the avoidance of doubt, New Subordinate Shares issued pursuant to Sections 3.2(n)(i), all Purchaser Shares issued pursuant to Section 3.2(n)(iii), Section 3.2(n)(iv) or Section 3.2(n)(vi)(F), Replacement Options, Replacement RSUs and Replacement Compensation Options.

“Law” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, official guidance, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended.

“Letter of Transmittal” means the letter of transmittal to be sent by the Company to Shareholders following the receipt by the Company of a Purchaser Call Option Exercise Notice or Triggering Event Notice, as the case may be, and if applicable, the Floating Call Option Exercise Notice.

“Lien” means any mortgage, charge, pledge, hypothec, security interest, prior claim, encroachments, option, right of first refusal or first offer, occupancy right, covenant, assignment, lien (statutory or otherwise), defect of title, or restriction or adverse right or claim, or other third party interest or encumbrance of any kind, in each case, whether contingent or absolute.

“Meeting” means the special meeting of Company Shareholders, held on [●], 2020, in accordance with the Amendment Interim Order to consider the Resolution.

“Mergeco” has the meaning specified in Section 3.2(n)(vi).

“Mergeco New Subordinate Shares” means the New Subordinate Shares in the capital of Mergeco.

“Merger” has the meaning specified in Section 3.2(n)(vi).

“New Compensation Options” means the compensation options and warrants to purchase New Subordinate Shares at or following the Amendment Time, which remain outstanding as of Acquisition Effective Time.

“New Multiple Shares” means shares of the Company to be created pursuant to Section 3.2(d)(ii) of the Amended Plan of Arrangement and designated as multiple voting shares, each entitling the holder thereof to 4,300 votes per share at shareholder meetings of the Company.

“New Options” means the options to purchase New Subordinate Shares issued pursuant to the Amended Equity Incentive Plan at or following the Amendment Time, which are outstanding as of the Acquisition Effective Time.

“New Option In-The-Money-Amount” in respect of a New Option means the amount, if any, determined immediately before the Acquisition Effective Time, by which the total Fair Market Value of the New Subordinate Shares that a holder is entitled to acquire on exercise of the New Option, exceeds the aggregate exercise price payable to acquire such New Subordinate Shares at that time.

“New RSUs” means the restricted share units that may be settled by the Company in either cash or New Subordinate Shares issued pursuant to the Amended Equity Incentive Plan at or following the Amendment Time, which are outstanding as of the Acquisition Effective Time.

“New Subordinate Shares” means shares of the Company to be created pursuant to Section 3.2(d)(i) of the Amended Plan of Arrangement and designated as subordinate voting shares, each entitling the holder thereof to one vote per share at shareholder meetings of the Company.

“Notice of Dissent” means a notice of dissent duly and validly given by a registered holder of Company Shares exercising Dissent Rights as contemplated in the Amendment Interim Order and as described in Article 4.

“NYSE” means the New York Stock Exchange.

“Original Plan of Arrangement” means the plan of contemplated by the Arrangement Agreement implemented on June 27, 2019 under Section 288 of the Business Corporations Act (British Columbia) involving the Company and the Purchaser.

“Parties” means the Company and the Purchaser and “Party” means any one of them.

“Payment Agent” means Odyssey Trust Company, or any other payment agent or trust company, bank or financial institution as the Company may appoint to act as payment agent with the approval of the Purchaser, acting reasonably, for the purpose of, among other things, paying the Amendment Option Payment to the recipients thereof in connection with the Amendment.

“Payout” means any amount paid by the Company or any of its Subsidiaries over US$20,000,000 in order to either (i) settle; (ii) satisfy a judgement; or (iii) acquire the disputed minority non-controlling interest; in connection with the claim set forth in Section (r)(4) of the Company Disclosure Letter.

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

“Per Share Consideration” means (i) the Purchaser Share Consideration, or (ii) following a Purchaser Change of Control, the Alternate Consideration that Shareholders are entitled to receive in accordance with Section 2.15 of the Arrangement Agreement.

“Per Share Amendment Option Payment” means:

(c)	for each Company Subordinate Voting Share, the Amendment Option Payment;

(d)	for each Company Proportionate Voting Share, the Amendment Option Payment multiplied by 40;

(e)	for each Company Multiple Voting Share, the Amendment Option Payment;

(f)	for each Company Subordinate Voting Share which may be obtained upon exchange of Common Membership Units by Amendment Time High Street Holders, the Amendment Option Payment; and

(g)	for each Company Subordinate Voting Share which may be obtained upon exchange of USCo2 Class B Shares by Amendment Time USCo2 Class B holders, the Amendment Option Payment.

“Proportionate Election” has the meaning specified in Section 3.3(c).

“Proposal Agreement” means the proposal agreement between the Purchaser and the Company dated as of June 24, 2020.

“Purchaser” means Canopy Growth Corporation, a corporation organized under the federal laws of Canada.

“Purchaser Acquisition Closing Conditions” has the meaning specified in Section 1.1 of the Arrangement Agreement.

“Purchaser Call Option” means, pursuant to the special rights and restrictions of the Shares (other than the Floating Shares), the embedded option of the Purchaser to acquire such Share on the terms and conditions set forth in Exhibit B hereto.

“Purchaser Call Option Exercise Notice” means a notice in writing, substantially in the form attached hereto as Exhibit C, delivered by the Purchaser to the Company (with a copy to the Depositary) stating that the Purchaser is exercising its rights pursuant to the Purchaser Call Option to acquire all (but not less than all) of the Purchaser Call Option Shares, and specifying a Business Day (to be not less than 61 days and not more than 90 days following the date such Purchaser Call Option Exercise Notice is delivered to the Company) on which the closing of the purchase and sale of the Purchaser Call Option Shares pursuant to the Purchaser Call Option is to occur, subject to the satisfaction or waiver, as applicable, of the Acquisition Closing Conditions.

“Purchaser Call Option Expiry Date” means the date that is 10 years following the Amendment Date.

“Purchaser Call Option Share” means a Share (other than a Floating Share) in respect of which a Purchaser Call Option is embedded in the special rights and restrictions of such Shares.

“Purchaser Change of Control” means any business consolidation, amalgamation, arrangement, merger, redemption, compulsory acquisition or similar transaction pursuant to which 100% of the shares or all or substantially all of the assets of the Purchaser are transferred, sold or conveyed, directly or indirectly, to any other Person or group of Persons, acting jointly or in concert.

“Purchaser Change of Control Valuation” means the fraction, calculated to six decimal places, determined by the formula A/(A+B) where:

“A”

equals the total value of all consideration payable to holders of Purchaser Shares upon a Purchaser Change of Control, and if such consideration includes securities that are issuable in connection with such Purchaser Change of Control, such securities shall be valued based upon the volume weighted average trading price expressed in US$ of the securities of the acquiror in connection with such Purchaser Change of Control on the stock exchange on which the securities are primarily traded (as determined by volume) for the 30 trading day period immediately prior to the Purchaser Change of Control, and

“B”

equals the total value of the issued and outstanding securities of the acquiror in connection with such Purchaser Change of Control immediately prior to the Purchaser Change of Control which shall be determined based upon the volume weighted average trading price expressed in US$ of the securities of the acquiror in connection with such Purchaser Change of Control on the stock exchange on which the securities are primarily traded (as determined by volume) for the 30 trading day period immediately prior to the Purchaser Change of Control.

“Purchaser Equity Incentive Plan” means the Amended and Restated Omnibus Incentive Plan of the Purchaser as approved by shareholders of the Purchaser on July 30, 2018, as the same may be amended, supplemented or restated in accordance therewith, prior to the Acquisition Effective Time.

“Purchaser Share Consideration” means that number of Purchaser Shares issuable per New Subordinate Share in accordance with Sections 3.2(n)(iv) and 3.2(n)(vi)(F) and based on the Exchange Ratio in effect immediately prior to the Acquisition Effective Time.

“Purchaser Shares” means the common shares in the capital of the Purchaser.

“Purchaser Subco” means 1208640 BC Ltd., a wholly-owned direct subsidiary of the Purchaser, incorporated under the BCBCA for the purposes of completing the Merger.

“Purchaser Subco Shares” means the common shares in the capital of Purchaser Subco.

“Registrar” means the person appointed as the Registrar of Companies pursuant to Section 400 of the BCBCA.

“Reorganization Depositary” means Odyssey Trust Company, or any other depositary or trust company, bank or financial institution as the Company may appoint to act as depositary for the purpose of, among other things, exchanging certificates representing Company Shares for New Subordinate Shares and New Multiple Shares in connection with the Capital Reorganization.

“Reorganization Letter of Transmittal” means the letter of transmittal to be sent by the Company to Company Shareholders in connection with the Capital Reorganization.

“Replacement Compensation Option” means an option or right to purchase Purchaser Shares granted by the Purchaser in replacement of (i) New Compensation Options on the basis set forth in Section 3.2(n)(viii); and/or (ii) if applicable, Floating Compensation Options on the basis set forth in Section 3.2(n)(xi).

“Replacement Option” means an option or right to purchase Purchaser Shares granted by the Purchaser in exchange for (i) New Options on the basis set forth in Section 3.2(n)(vii); and/or (ii) if applicable, Floating Options on the basis set forth in Section 3.2(n)(x).

“Replacement Option In-The-Money Amount” means, in respect of a Replacement Option, the amount, if any, determined immediately after the exchange in Section 3.2(n)(vii) or Section 3.2(n)(x), as applicable, by which the total Fair Market Value of the Purchaser Shares that a holder is entitled to acquire on exercise of the Replacement Option exceeds the aggregate exercise price payable to acquire such Purchaser Shares at that time.

“Replacement RSU” means a restricted share unit that may be settled in cash or Purchaser Shares granted by the Purchaser in exchange for (i) New RSUs on the basis set forth in Section 3.2(n)(ix); and (ii) if applicable, Floating RSUs on the basis set forth in Section 3.2(n)(xii).

“Required Filings” means the records and information required to be provided to the Registrar under Section 292(a) of the BCBCA in respect of the Amended Arrangement, together with a copy of the Amendment Final Order.

“Resolution” means the special resolution approving this Amended Plan of Arrangement that was approved at the Meeting.

“Securities” means, collectively, New Subordinate Shares, New Multiple Shares, Floating Shares, New Options, Floating Options, New RSUs, Floating RSUs, New Compensation Options and Floating Compensation Options.

“Shares” means, collectively, the New Subordinate Shares, the New Multiple Shares and the Floating Shares.

“Share Proportion” has the meaning specified in Section 3.3(c).

“Shareholder” means a registered or beneficial holder of one or more Shares, as the context requires.

“Tax Act” means the Income Tax Act (Canada), as amended from time to time.

“Tax Exempt Person” means a person who is exempt from tax under Part I of the Tax Act.

“Triggering Event Date” means the date federal laws in the United States are amended to permit the general cultivation, distribution and possession of marijuana (as defined in 21 U.S.C 802) or to remove the regulation of such activities from the federal laws of the United States.

“Triggering Event Notice” means a notice in writing, substantially in the form attached hereto as Exhibit D, delivered by the Purchaser to the Company (with a copy to the Depositary) stating that the Triggering Event Date has occurred and specifying a Business Day (to be not less than 61 days and not more than 90 days following the date such Triggering Event Notice is delivered to the Company) on which the closing of the purchase and sale of the Purchaser Call Option Shares pursuant to the Purchaser Call Option is to occur, subject to the satisfaction or waiver of the Acquisition Closing Conditions.

“TSX” means the Toronto Stock Exchange.

“United States” and “U.S.” each mean the United States of America, its territories and possessions, any State of the United States and the District of Columbia.

“US$” means the lawful currency of the United States.

“USCo2” means Acreage Holdings WC Inc., a subsidiary of the Company.

“USCo2 Class B Holders” means the holders of USCo2 Class B Shares.

“USCo2 Class B Shares” means Class B non-voting common shares in the capital of USCo2 outstanding as of the date of the Arrangement Agreement.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“U.S. Tax Code” means the United States Internal Revenue Code of 1986, as amended.

“U.S. Treasury Regulations” means the regulations promulgated under the U.S. Tax Code by the United States Department of the Treasury.

1.2 Certain Rules of Interpretation.

In this Amended Plan of Arrangement, unless otherwise specified:

(1)

Headings, etc. The division of this Amended Plan of Arrangement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Amended Plan of Arrangement.

(2)	Currency. All references to dollars or to “$” are references to United States dollars.

(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(4)

Certain Phrases, etc. The words “including”, “includes” and “include” mean “including (or includes or include) without limitation,” and “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of.”

(5)

Statutes. Any reference to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re- enacted, unless stated otherwise.

(6)

Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Amended Plan of Arrangement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

(7)	Time References. References to time are to local time, Toronto, Ontario, unless otherwise indicated.

ARTICLE 2

AMENDMENT AND BINDING EFFECT

2.1 Amendment.

This Amended Plan of Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement, except in respect of the sequence of the transactions and events comprising the Amended Arrangement, which shall occur in the order set forth herein.

2.2 Binding Effect.

As of and from the Amendment Time, this Amended Plan of Arrangement will be binding on: (i) the Company, (ii) the Purchaser, (iii) Purchaser Subco, (iv) the Reorganization Depositary, (v) the Depositary, (vi) all registered and beneficial Shareholders (including Dissenting Company Shareholders and including, for the avoidance of doubt, Persons who acquire Shares after the Amendment Time), (vii) all High Street Holders and USCo2 Class B Holders, and (viii) all holders of Company Options, New Options, Floating Options, Company RSUs, New RSUs, Floating RSUs, Company Compensation Options, New Compensation Options and Floating Compensation Options (including, for the avoidance of doubt, Persons who acquire New Options, Floating Options, New RSUs, Floating RSUs, New Company Compensation Options or Floating Compensation Options after the Amendment Time), in each case without any further act or formality required on the part of any Person.

2.3 Time of Arrangement.

The exchanges, issuances and cancellations provided for in Section 3.2 shall be deemed to occur at the time and in the order specified in Section 3.2, notwithstanding that certain of the procedures related thereto are not completed until after such time.

2.4 No Impairment.

No rights of creditors against the property and interests of the Company will be impaired by the Amended Arrangement.

ARTICLE 3

THE AMENDED ARRANGEMENT

3.1 Original Plan of Arrangement.

The Company and the Purchaser hereby acknowledge that pursuant to the terms of the Original Plan of Arrangement, the provisions of Section 3.1(a) through 3.1(f) of the Original Plan of Arrangement have already occurred and that the provisions of Section 3.1(g) through 3.1(i) of the Original Plan of Arrangement are hereby superseded. For greater certainty, the Company and the Purchaser hereby acknowledge that the Aggregate Option Premium (as defined in the Original Plan of Arrangement) was paid by the Purchaser in accordance with the terms of the Original Plan of Arrangement.

3.2 Amended Arrangement.

Commencing at the Amendment Time, each of the transactions or events set out below shall occur and shall be deemed to occur in the following sequence, in each case without any further authorization, act or formality on the part of any Person, and in each case, unless otherwise specifically provided in this Section 3.2, effective as at two-minute intervals starting at the Amendment Time:

(a)

each Company Share held by a Dissenting Company Shareholder shall be, and shall be deemed to be, transferred to the Purchaser by the holder thereof, free and clear of all Liens, and thereupon each Dissenting Company Shareholder shall cease to have any rights as a holder of such Company Shares other than a claim against the Purchaser in an amount determined and payable in accordance with Article 4 and the name of such Dissenting Company Shareholder shall be removed from the securities register for the Company Shares;

(b)

each Company Share acquired by the Purchaser pursuant to Section 3.2(a) shall be, and shall be deemed to be, surrendered to the Company, free and clear of all Liens, and each such Company Share so surrendered shall be cancelled for no consideration and thereupon the Purchaser shall cease to have any rights as a holder of such Company Shares and the name of the Purchaser shall be removed from the securities register for the Company Shares;

(c)

the Purchaser shall, concurrently with the transactions set out in Section 3.2(b), pay to each Amendment Time Company Shareholder the Per Share Amendment Option Payment in respect of each Company Share held by such Amendment Time Company Shareholder at the Amendment Time;

(d)	the Notice of Articles and Articles of the Company, as applicable, shall be altered to:

(i)

create the New Subordinate Shares and to provide for the special rights and restrictions attaching to the New Subordinate Shares set out in the attached Exhibit A, which special rights and restrictions shall specifically refer to and include the Purchaser Call Option;

(ii)

create the New Multiple Shares and to provide for the special rights and restrictions attaching to the New Multiple Shares set out in the attached Exhibit A, which special rights and restrictions shall specifically refer to and include the Purchaser Call Option; and

(iii)

create the Floating Shares and to provide for the special rights and restrictions attaching to the Floating Shares set out in the attached Exhibit A, which special rights and restrictions shall specifically refer to and include the Floating Call Option;

(e)	the Company shall undertake a reorganization of capital (the “Capital Reorganization”) within the meaning of Section 86 of the Tax Act, and which reorganization shall occur in the following order:

(i)

each outstanding Company Subordinate Voting Share will be exchanged with the Company free and clear of all Liens for 0.7 of a New Subordinate Share and 0.3 of a Floating Share, and each such Company Subordinate Voting Share shall thereupon be cancelled, and:

(A)	the holders of such Company Subordinate Voting Shares shall cease to be the holders thereof and to have any rights or privileges as holders of such Company Subordinate Voting Shares;

(B)	such holders’ names shall be removed from the register of the Company Subordinate Voting Shares maintained by or on behalf of the Company; and

(C)

each holder of the Company Subordinate Voting Shares shall be deemed to be the holder of the New Subordinate Shares and Floating Shares (in each case, free and clear of any Liens) exchanged for the Company Subordinate Voting Shares and shall be entered in the registers of the New Subordinate Shares and Floating Shares maintained by or on behalf of the Company as the registered holder thereof;

(ii)

each outstanding Company Proportionate Voting Share will be exchanged with the Company free and clear of all Liens for 28 New Subordinate Shares and 12 Floating Shares, and such Company Proportionate Voting Share shall thereupon be cancelled, and:

(A)	the holders of such Company Proportionate Voting Shares shall cease to be the holders thereof and to have any rights or privileges as holders of such Company Proportionate Voting Shares;

(B)	such holders’ names shall be removed from the register of the Company Proportionate Voting Shares maintained by or on behalf of the Company; and

(C)

each holder of the Company Proportionate Voting Shares shall be deemed to be the holder of the New Subordinate Shares and Floating Shares (in each case, free and clear of any Liens) exchanged for the Company Proportionate Voting Shares and shall be entered in the registers of the New Subordinate Shares and Floating Shares maintained by or on behalf of the Company as the registered holder thereof;

(iii)

each outstanding Company Multiple Voting Share will be exchanged with the Company free and clear of all Liens for 0.7 of a New Multiple Share and 0.3 of a Floating Share, and such Company Multiple Voting Share shall thereupon be cancelled, and:

(A)	the holders of such Company Multiple Voting Shares shall cease to be the holders thereof and to have any rights or privileges as holders of such Company Multiple Voting Shares;

(B)	such holders’ names shall be removed from the register of the Company Multiple Voting Shares maintained by or on behalf of the Company; and

(C)

each holder of the Company Multiple Voting Shares shall be deemed to be the holder of the New Multiple Shares and Floating Shares (in each case, free and clear of any Liens) exchanged for the Company Multiple Voting Shares and shall be entered in the registers of the New Multiple Shares and Floating Shares maintained by or on behalf of the Company as the registered holder thereof;

(iv)

immediately after the Amendment Time, the capital of the outstanding New Subordinate Shares will be an amount equal to 0.7 of the aggregate capital of the Company Subordinate Voting Shares and Company Proportionate Voting Shares, less 0.7 of the capital that was attributable to the Company Subordinate Voting Shares and Company Proportionate Voting Shares held by Dissenting Shareholders immediately prior to the Amendment Time;

(v)

immediately after the Amendment Time, the capital of the outstanding New Multiple Shares will be an amount equal to 0.7 of the aggregate capital of the Company Multiple Voting Shares, less 0.7 of the capital that was attributable to the Company Multiple Voting Shares held by Dissenting Shareholders immediately prior to the Amendment Time;

(vi)

immediately after the Amendment Time, the capital of the outstanding Floating Shares will be an amount equal to 0.3 of the aggregate capital of the Company Subordinate Voting Shares, Company Proportionate Voting Shares and Company Multiple Voting Shares, less 0.3 of the capital that was attributable to the Company Subordinate Voting Shares, Company Proportionate Voting Shares and Company Multiple Voting Shares held by Dissenting Shareholders immediately prior to the Amendment Time;

(f)	each Company Option shall be exchanged for:

(i)

a New Option to acquire from the Company such number of New Subordinate Shares as is equal to: (A) the number of Company Subordinate Voting Shares that were issuable upon exercise of such Company Option immediately prior to the Amendment Time, multiplied by (B) 0.7 (provided that if any holder of New Options, following the exchange pursuant to this Section 3.2(f), is holding in aggregate, New Options that would result in the issuance of a fraction of a New Subordinate Share, then the number of New Subordinate Shares to be issued pursuant to such New Options shall be rounded down to the nearest whole number). Such New Options shall provide for an exercise price per New Option (rounded up to the nearest whole cent) equal to the product obtained when: (i) the exercise price per Company Subordinate Voting Share that would otherwise be payable pursuant to the Company Option it replaces is multiplied by (ii) 0.7, and any document evidencing a Company Option shall thereafter evidence and be deemed to evidence such New Option. Except as provided herein, all terms and conditions of a New Option, including the term to expiry, conditions to and manner of exercising, will be the same as the Company Option for which it was exchanged, and shall be governed by the terms of the Amended Equity Incentive Plan, and the exchange shall not provide any optionee with any additional benefits as compared to those under his or her original Company Option. It is intended that subsection 7(1.4) of the Tax Act and Sections 1.424-1(a)(5) and 1.409A-1(b)(5)(v)(D) of the U.S. Treasury Regulations, as applicable, apply to such exchange of Company Options; and

(ii)

a Floating Option to acquire from the Company such number of Floating Shares as is equal to: (A) the number of Company Subordinate Voting Shares that were issuable upon exercise of such Company Option immediately prior to the Amendment Time, multiplied by (B) 0.3 (provided that if any holder of Floating Options, following the exchange pursuant to this Section 3.2(f), is holding in aggregate, Floating Options that would result in the issuance of a fraction of a Floating Share, then the number of Floating Shares to be issued pursuant to such Floating Options shall be rounded down to the nearest whole number). Such Floating Options shall provide for an exercise price per Floating Option (rounded up to the nearest whole cent) equal to the product obtained when: (i) the exercise price per Company Subordinate Voting Share that would otherwise be payable pursuant to the Company Option it replaces is multiplied by (ii) 0.3, and any document evidencing a Company Option shall thereafter evidence and be deemed to evidence such Floating Option. Except as provided herein, all terms and conditions of a Floating Option, including the term to expiry, conditions to and manner of exercising, will be the same as the Company Option for which it was exchanged, and shall be governed by the terms of the Amended Equity Incentive Plan, and the exchange shall not provide any optionee with any additional benefits as compared to those under his or her original Company Option. It is intended that subsection 7(1.4) of the Tax Act and Sections 1.424-1(a)(5) and 1.409A-1(b)(5)(v)(D) of the U.S. Treasury Regulations, as applicable, apply to such exchange of Company Options;

Accordingly, and notwithstanding the foregoing, if required, the exercise price of the New Options and Floating Options will be increased proportionally such that the Amended Options In-The-Money Amount immediately after the exchange does not exceed the Company Option In-The-Money Amount of the Company Option (or a fraction thereof) exchanged for such New Options and Floating Options immediately before the exchange and so on a share-by-share basis, the ratio of the exercise price to the fair market value of the Company Options being exchanged shall not be less favourable to the optionee than the ratio of the exercise price to the fair market value of the New Options and Floating Options immediately following the exchange;

(g)	each Company Compensation Option shall be adjusted in accordance with its terms to provide that each Company Compensation Option shall be replaced by:

(i)

a New Compensation Option to acquire from the Company such number of New Subordinate Shares as is equal to: (A) the number of Company Subordinate Voting Shares that were issuable upon exercise of such Company Compensation Option immediately prior to the Amendment Time, multiplied by (B) 0.7 (provided that if any holder of New Compensation Options, following the exchange pursuant to this Section 3.2(g), is holding in aggregate, New Compensation Options that would result in the issuance of a fraction of a New Subordinate Share, then the number of New Subordinate Shares to be issued pursuant to such New Compensation Options shall be rounded down to the nearest whole number). Such New Compensation Option shall provide for an exercise price per New Compensation Option (rounded up to the nearest whole cent) equal to the product obtained when: (i) the exercise price per Company Subordinate Voting Share that would otherwise be payable pursuant to the Company Compensation Option it replaces is multiplied by (ii) 0.7, and any document evidencing a Company Compensation Option shall thereafter evidence and be deemed to evidence such New Compensation Option. Except as provided herein, all terms and conditions of a New Compensation Option, including the term to expiry, conditions to and manner of exercising, will be the same as the Company Compensation Option for which it was exchanged, and the exchange shall not provide any optionee with any additional benefits as compared to those under his or her original Company Compensation Option; and

(ii)

a Floating Compensation Option to acquire from the Company such number of Floating Shares as is equal to: (A) the number of Company Subordinate Voting Shares that were issuable upon exercise of such Company Compensation Option immediately prior to the Amendment Time, multiplied by (B) 0.3 (provided that if any holder of Floating Compensation Options, following the exchange pursuant to this Section 3.2(g), is holding in aggregate, Floating Compensation Options that would result in the issuance of a fraction of a Floating Share, then the number of Floating Shares to be issued pursuant to such Floating Compensation Options shall be rounded down to the nearest whole number). Such Floating Compensation Option shall provide for an exercise price per Floating

Compensation Option (rounded up to the nearest whole cent) equal to the product obtained when: (i) the exercise price per Company Subordinate Voting Share that would otherwise be payable pursuant to the Company Compensation Option it replaces is multiplied by (ii) 0.3, and any document evidencing a Company Compensation Option shall thereafter evidence and be deemed to evidence such Floating Compensation Option. Except as provided herein, all terms and conditions of a Floating Compensation Option, including the term to expiry, conditions to and manner of exercising, will be the same as the Company Compensation Option for which it was exchanged, and the exchange shall not provide any optionee with any additional benefits as compared to those under his or her original Company Compensation Option;

(h)	each Company RSU shall be adjusted in accordance with its terms to provide that each Company RSU shall be replaced by:

(i)

a New RSU to acquire from the Company such number of New Subordinate Shares as is equal to: (A) the number of Company Subordinate Voting Shares that were issuable upon vesting of such Company RSU immediately prior to the Amendment Time, multiplied by (B) 0.7 (provided that if any holder of New RSUs, following the exchange pursuant to this Section 3.2(h), is holding in aggregate, New RSUs that would result in the issuance of a fraction of a New Subordinate Share, then the number of New Subordinate Shares to be issued pursuant to such New RSUs shall be rounded down to the nearest whole number). Such New RSU shall provide for a conversion price per New RSU (rounded up to the nearest whole cent) equal to the product obtained when: (i) the conversion price per Company Subordinate Voting Share that would otherwise be applicable pursuant to the Company RSU it replaces is multiplied by (ii) 0.7, and any document evidencing a Company RSU shall thereafter evidence and be deemed to evidence such New RSU. Except as provided herein, all terms and conditions of a New RSU, including the term to expiry, conditions to and manner of exercising, will be the same as the Company RSU for which it was exchanged, and the exchange shall not provide any holder with any additional benefits as compared to those under his or her original Company RSU; and

(ii)

a Floating RSU to acquire from the Company such number of Floating Shares as is equal to: (A) the number of Company Subordinate Voting Shares that were issuable upon vesting of such Company RSU immediately prior to the Amendment Time, multiplied by (B) 0.3 (provided that if any holder of Floating RSUs, following the exchange pursuant to this Section 3.2(h), is holding in aggregate, Floating RSUs that would result in the issuance of a fraction of a Floating Share, then the number of Floating Shares to be issued pursuant to such Floating RSUs shall be rounded down to the nearest whole number). Such Floating RSU shall provide for a conversion price per Floating RSU (rounded up to the nearest whole cent)

equal to the product obtained when: (i) the conversion price per Company Subordinate Voting Share that would otherwise be applicable pursuant to the Company RSU it replaces is multiplied by (ii) 0.3, and any document evidencing a Company RSU shall thereafter evidence and be deemed to evidence such Floating RSU. Except as provided herein, all terms and conditions of a Floating RSU, including the term to expiry, conditions to and manner of exercising, will be the same as the Company RSU for which it was exchanged, and the exchange shall not provide any holder with any additional benefits as compared to those under his or her original Company RSU;

(i)	the Notice of Articles and Articles of the Company, as applicable, shall be altered to:

(i)	remove the Company Subordinate Voting Shares and the special rights and restrictions attaching to the Company Subordinate Voting Shares;

(ii)	remove the Company Proportionate Voting Shares and the special rights and restrictions attaching to the Company Proportionate Voting Shares; and

(iii)	remove the Company Multiple Voting Shares and the special rights and restrictions attaching to the Company Multiple Voting Shares;

(j)

upon the Triggering Event Date occurring prior to the Purchaser Call Option Expiry Date, the Purchaser shall, in accordance with the terms and conditions of the Purchaser Call Option, exercise, and shall be deemed to have exercised, effective at the end of the Triggering Event Date, the Purchaser Call Option with respect to all (but not less than all) of the outstanding Purchaser Call Option Shares other than any Purchaser Call Option Shares held by the Purchaser;

(k)

upon the Triggering Event Date occurring prior to the Purchaser Call Option Expiry Date, the Purchaser may, in accordance with the terms and conditions of the Floating Call Option, exercise the Floating Call Option with respect to all (but not less than all) of the outstanding Floating Shares other than any Floating Shares held by the Purchaser;

(l)

upon the exercise or deemed exercise of the Purchaser Call Option by the Purchaser prior to the Purchaser Call Option Expiry Date, the Purchaser shall, in accordance with the terms and conditions of the Purchaser Call Option, acquire from each Shareholder, other than the Purchaser, and each such Shareholder shall be required to transfer to the Purchaser, all of the Purchaser Call Option Shares that are held by such Shareholder on the Acquisition Date immediately following the exchange referred to in Section 3.2(n)(i), which acquisition and transfer shall occur on the Acquisition Date in accordance with Section 3.2(n)(iii) or Section 3.2(n)(vi)(F), as applicable;

(m)

in the event that the Floating Call Option is exercised by the Purchaser prior to the Purchaser Call Option Expiry Date, the Purchaser shall, in accordance with the terms and conditions of the Floating Call Option, acquire from each Floating Shareholder, other than the Purchaser, and each such Floating Shareholder shall be required to transfer to the Purchaser, all of the Floating Shares that are held by such Floating Shareholder on the Acquisition Date, which acquisition and transfer shall occur on the Acquisition Date in accordance with Section 3.2(n)(iv);

(n)

on the Acquisition Date, each of the transactions or events set out below in this Section 3.2(n) shall occur, and shall be deemed to occur, in the following sequence, in each case without any further authorization, act or formality on the part of any Person, effective as at two minute intervals starting at the Acquisition Effective Time:

(i)	each New Multiple Share outstanding immediately prior to the Acquisition Effective Time shall be exchanged with the Company for one New Subordinate Share, and upon such exchange:

(A)

each such exchanged New Multiple Share shall be cancelled, and the holders of such exchanged New Multiple Shares shall be removed from the Company’s securities register for the New Multiple Shares; and

(B)

each holder of such exchanged New Multiple Shares shall be entered in the Company’s securities register as the holder of the New Subordinate Shares issued to such holder pursuant to this Section 3.2(n)(i);

(ii)

concurrently with the exchange of New Multiple Shares pursuant to Section 3.2(n)(i), the capital of the New Multiple Shares shall be reduced to nil, and there shall be added to the capital of the New Subordinate Shares, in respect of the New Subordinate Shares issued pursuant to Section 3.2(n)(i), an amount equal to the capital of the New Multiple Shares immediately prior to the Acquisition Effective Time;

(iii)

in accordance with the terms of the Purchaser Call Option, each New Subordinate Share held by a Company Non-U.S. Shareholder immediately following the exchange in Section 3.2(n)(i) shall be transferred, and shall be deemed to be transferred, free and clear of all Liens by the holder thereof to the Purchaser for the Purchaser Share Consideration (or, in the event a Purchaser Change of Control shall have occurred prior to the Acquisition Date, the Per Share Consideration), which Purchaser Share Consideration or Per Share Consideration, as applicable, shall be paid in accordance with the provisions of Article 5, and upon such transfer:

(A)	each such former holder of such transferred New Subordinate Shares shall be removed from the Company’s securities register for the New Subordinate Shares;

(B)	the Purchaser shall be entered in the Company’s securities register for the New Subordinate Shares as the legal owner of such transferred New Subordinate Shares; and

(C)

each such former holder of such transferred New Subordinate Shares shall, subject to Section 5.1, be entered in the Purchaser’s securities register for the Purchaser Shares in respect of the Consideration Shares issued to such holder pursuant to this Section 3.2(n)(iii), or, to the extent applicable, in the securities register of the issuer of any Alternate Consideration that such former holder of New Subordinate Shares is entitled to receive in lieu of the Consideration Shares;

(iv)

in the event that the Floating Call Option is exercised by the Purchaser prior to the Purchaser Call Option Expiry Date, in accordance with the terms of the Floating Call Option, each Floating Share held by a Shareholder, other than Floating Shares held by the Purchaser, shall be transferred, and shall be deemed to be transferred, free and clear of all Liens by the holder thereof to the Purchaser for the Floating Consideration (or, in the event a Purchaser Change of Control shall have occurred prior to the Acquisition Date, the Floating Per Share Consideration), which Floating Consideration or Floating Per Share Consideration, as applicable, shall be paid in accordance with the provisions of Article 5, and upon such transfer:

(A)	each such former holder of such transferred Floating Shares shall be removed from the Company’s securities register for the Floating Shares;

(B)	the Purchaser shall be entered in the Company’s securities register for the Floating Shares as the legal owner of such transferred Floating Shares; and

(C)

if applicable, each such former holder of such transferred Floating Shares shall, subject to Section 5.1, be entered in the Purchaser’s securities register for the Purchaser Shares in respect of the Consideration Shares issued to such holder pursuant to this Section 3.2(n)(iv), or, to the extent applicable, in the securities register of the issuer of any Alternate Floating Consideration that such former holder of Floating Shares is entitled to receive in lieu of the Consideration Shares;

(v)

each Eligible Company Canadian Shareholder shall be entitled to make a joint tax election with the Purchaser, pursuant to subsection 85(1) or 85(2) of the Tax Act, as applicable (and the analogous provisions of provincial income tax law) in respect of any Shares transferred to the Purchaser. The Purchaser shall make available on the Purchaser’s website tax election forms required under the Tax Act within 60 days of the Acquisition Date.

Any Eligible Company Canadian Shareholder who wants to make such election and otherwise qualifies to make such election may do so by providing to the Purchaser two signed copies of the necessary election forms within 120 days following the Acquisition Date, duly completed with the details of the number of Shares transferred and the applicable agreed amount or amounts for the purposes of such election. Thereafter, subject to the election forms complying with the provisions of the Tax Act (or applicable provincial or territorial income tax law), the forms will be signed by the Purchaser and returned to such Eligible Company Canadian Shareholder by ordinary mail within 30 days after the receipt thereof by the Purchaser for filing with the Canada Revenue Agency (or the applicable provincial or territorial taxing authority). The Purchaser will not be responsible for the proper completion of any election form, except for the obligation of the Purchaser to so sign and return duly completed election forms which are received by the Purchaser within 120 days following the Acquisition Date. The Purchaser will not be responsible for any taxes, interest or penalties resulting from the failure by an Eligible Company Canadian Shareholder to properly complete or file the election forms in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial or territorial legislation). In its sole discretion, the Purchaser may choose to sign and return an election form received by it more than 120 days following the Acquisition Date, but the Purchaser will have no obligation to do so;

(vi)

Purchaser Subco shall merge with and into the Company (the “Merger”) and Purchaser Subco and the Company shall be one corporate entity with the same effect as if they had amalgamated under Section 269 of the BCBCA, except that the legal existence of the Company shall not cease and the Company shall survive the Merger (the Company, as such surviving entity, “Mergeco”), notwithstanding the issue by the Registrar of a certificate of amalgamation and the assignment of a new incorporation number to Mergeco. The Merger, together with the transactions described in this Section 3.2(n)(i) through Section 3.2(n)(xii) is intended to qualify as an amalgamation as defined in subsection 87(9) of the Tax Act. As part of the Merger, and upon the Merger becoming effective:

(A)	without limiting the generality of the foregoing, the Company shall survive the Merger as Mergeco;

(B)

the properties, rights and interests and obligations of the Company shall continue to be the properties, rights and interests and obligations of Mergeco, and the Merger shall not constitute an assignment by operation of law, a transfer or any other disposition of the property, rights and interests of the Company to Mergeco;

(C)

the separate legal existence of Purchaser Subco shall cease without Purchaser Subco being liquidated or wound up, and the property, rights and interests and obligations of Purchaser Subco shall become the property, rights and interests and obligations of Mergeco;

(D)	Mergeco shall continue to be liable for the obligations of each of the Company and Purchaser Subco;

(E)

the Notice of Articles and Articles of Mergeco shall be the same as the Notice of Articles and Articles of the Company, as altered in accordance with Sections 3.2(d) and 3.2(i), provided that the Purchaser Call Option shall no longer be applicable;

(F)

each New Subordinate Share held by a Company U.S. Shareholder immediately following the exchange in Section 3.2(n)(i) shall, in accordance with the Purchaser Call Option, be transferred, and shall be deemed to be transferred, free and clear of all Liens by the holder thereof to the Purchaser for the Purchaser Share Consideration (or, in the event a Purchaser Change of Control shall have occurred prior to the Acquisition Date, the Per Share Consideration), which Purchaser Share Consideration or Per Share Consideration, as applicable, shall be paid in accordance with the provisions of Article 5, and each such former holder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer such New Subordinate Shares in accordance with this Section 3.2(n)(vi)(F), and upon such transfer:

i)	each such former holder of such transferred New Subordinate Shares shall be removed from the Company’s securities register for the New Subordinate Shares;

ii)	the Purchaser shall be entered in Mergeco’s securities register for the Mergeco New Subordinate Shares as the legal owner of such transferred New Subordinate Shares; and

iii)

each such former holder of such transferred New Subordinate Shares shall, subject to Section 5.1, be entered in the Purchaser’s securities register for the Purchaser Shares in respect of the Consideration Shares issued to such holder pursuant to this Section 3.2(n)(vi)(F), or, to the extent applicable, in the securities register of the issuer of any Alternate Consideration that such former holder of New Subordinate Shares is entitled to receive in lieu of the Consideration Shares;

(G)

each New Subordinate Share held by the Purchaser and outstanding immediately prior to the Merger shall be exchanged for Mergeco New Subordinate Shares on the basis of one Mergeco New Subordinate Share for each New Subordinate Share;

(H)	each Floating Share outstanding immediately prior to the Merger shall be exchanged for Mergeco New Subordinate Shares on the basis of one Mergeco New Subordinate Share for each Floating Share;

(I)

each Purchaser Subco Share outstanding immediately prior to the Merger shall be exchanged for Mergeco New Subordinate Shares on the basis of one Mergeco New Subordinate Share for each Purchaser Subco Share;

(J)

in consideration for the Purchaser issuing Consideration Shares to the Company U.S. Shareholders in accordance with Section 3.2(n)(vi)(F), Mergeco shall issue to the Purchaser one Mergeco New Subordinate Share for each Purchaser Share issued by the Purchaser to the Company U.S. Shareholders pursuant to Section 3.2(n)(vi)(F);

(K)	the board of directors of Mergeco shall be comprised of a minimum of one and a maximum of 10 directors;

(L)

the amount added to the capital of the Purchaser Shares in respect of the Consideration Shares issued to Company U.S. Shareholders pursuant to Section 3.2(n)(vi)(F) shall be equal to the product obtained when (I) the capital of the New Subordinate Shares immediately following the exchanges in Section 3.2(n)(i), is multiplied by (II) a fraction, the numerator of which is the number of New Subordinate Shares transferred pursuant to Section 3.2(n)(vi)(F), and the denominator of which is the number of New Subordinate Shares outstanding immediately following the exchanges in Section 3.2(n)(i); and

(M)	the Company will file an election with the Canada Revenue Agency to cease to be a public corporation for the purposes of the Tax Act;

(vii)

each New Option shall be exchanged for a Replacement Option to acquire from the Purchaser such number of Purchaser Shares as is equal to: (A) the number of New Subordinate Shares that were issuable upon exercise of such New Option immediately prior to the Acquisition Effective Time, multiplied by (B) the Exchange Ratio in effect immediately prior to the Acquisition Effective Time (provided that if any holder of Replacement Options, following the exchange pursuant to this Section 3.2(n), is holding in aggregate, Replacement Options that would result in the issuance of a fraction of a Purchaser Share, then the number of Purchaser Shares to be issued pursuant to such Replacement Options shall be rounded down to the nearest whole number). Such Replacement Options shall provide for an exercise price per Replacement Option (rounded up to the nearest whole cent) equal to the quotient obtained when: (i) the exercise price per New Subordinate Share that would otherwise be payable pursuant to the New Option it replaces is divided by (ii) the Exchange Ratio in effect immediately prior to the Acquisition Effective Time, and any document evidencing a New Option shall thereafter evidence and be deemed to evidence such Replacement Option. Except as provided herein, all terms and conditions of a Replacement Option, including the term to expiry, conditions to and manner of exercising, will be the same as the New Option for which it was exchanged, and shall be governed by the terms of the Purchaser Equity Incentive Plan, and the exchange shall not provide any optionee with any additional benefits as compared to those under his or her original New Option. It is intended that subsection 7(1.4) of the Tax Act and Sections 1.424-1(a)(5) and 1.409A-1(b)(5)(v)(D) of the U.S. Treasury Regulations, as applicable, apply to such exchange of New Options. Accordingly, and notwithstanding the foregoing, if required, the exercise price of the Replacement Option will be increased such that the Replacement Option In-The-Money Amount immediately after the exchange does not exceed the New Option In-The-Money Amount of the New Option (or a fraction thereof) exchanged for such Replacement Option immediately before the exchange and so on a share-by-share basis, the ratio of the exercise price to the fair market value of the New Options being exchanged shall not be less favourable to the optionee than the ratio of the exercise price to the fair market value of the Replacement Options immediately following the exchange;

(viii)

each New Compensation Option shall be exchanged for a Replacement Compensation Option to acquire from the Purchaser such number of Purchaser Shares as is equal to: (A) the number of New Subordinate Shares that were issuable upon exercise of such New Compensation Option immediately prior to the Acquisition Effective Time, multiplied by (B) the Exchange Ratio in effect immediately prior to the Acquisition Effective Time (provided that if any holder of Replacement Compensation Options, following the exchange pursuant to this Section 3.2(n), is holding in aggregate, Replacement Compensation Options that would result in the issuance of a fraction of a Purchaser Share, then the number of Purchaser Shares to be issued pursuant to such Replacement Compensation Options shall be rounded down to the nearest whole number). Such Replacement Compensation Option shall provide for an exercise price per whole Replacement Compensation Option (rounded up to the nearest whole cent) equal to the quotient obtained when: (i) the exercise price per New Subordinate Share that would otherwise be payable pursuant to the New Compensation Option it replaces is divided by (ii) the Exchange Ratio in effect immediately prior to the Acquisition Effective Time, and any document evidencing a New Compensation Option shall thereafter evidence and be deemed to evidence such Replacement Compensation Option.

Except as provided herein, all terms and conditions of a Replacement Compensation Option, including the term to expiry, conditions to and manner of exercising, will be the same as the New Compensation Option for which it was exchanged, and the exchange shall not provide any optionee with any additional benefits as compared to those under his or her original New Compensation Option;

(ix)

each New RSU shall be exchanged for a Replacement RSU to acquire from the Purchaser such number of Purchaser Shares as is equal to: (A) the number of New Subordinate Shares that were issuable upon vesting of such New RSU immediately prior to the Acquisition Effective Time, multiplied by (B) the Exchange Ratio in effect immediately prior to the Acquisition Effective Time (provided that if any holder of Replacement RSUs, following the exchange pursuant to this Section 3.2(n), is holding in aggregate, Replacement RSUs that would result in the issuance of a fraction of a Purchaser Share, then the number of Purchaser Shares to be issued pursuant to such Replacement RSUs shall be rounded down to the nearest whole number). Except as provided herein, all terms and conditions of a Replacement RSU, including the term to expiry, conditions to and manner of exercising, will be the same as the New RSU for which it was exchanged, and the exchange shall not provide any holder with any additional benefits as compared to those under his or her original New RSU;

(x)

in the event that the Floating Call Option is exercised by the Purchaser prior to the Purchaser Call Option Expiry Date, each Floating Option shall be exchanged for a Replacement Option to acquire from the Purchaser such number of Purchaser Shares as is equal to: (A) the number of Floating Shares that were issuable upon exercise of such Floating Option immediately prior to the Acquisition Effective Time, multiplied by (B) the Floating Ratio in effect immediately prior to the Acquisition Effective Time (provided that if any holder of Replacement Options, following the exchange pursuant to this Section 3.2(n), is holding in aggregate, Replacement Options that would result in the issuance of a fraction of a Purchaser Share, then the number of Purchaser Shares to be issued pursuant to such Replacement Options shall be rounded down to the nearest whole number). Such Replacement Options shall provide for an exercise price per Replacement Option (rounded up to the nearest whole cent) equal to the quotient obtained when: (i) the exercise price per Floating Share that would otherwise be payable pursuant to the Floating Option it replaces is divided by (ii) the Floating Ratio in effect immediately prior to the Acquisition Effective Time, and any document evidencing a Floating Option shall thereafter evidence and be deemed to evidence such Replacement Option. Except as provided herein, all terms and conditions of a Replacement Option, including the term to expiry, conditions to and manner of exercising, will be the same as the Floating Option for which it was exchanged, and shall be governed by the terms of the Purchaser Equity Incentive Plan, and the exchange shall not provide any optionee with any additional benefits as compared to those under his or her original Floating Option. It is intended that subsection 7(1.4) of the Tax Act and Sections 1.424-1(a)(5) and 1.409A-1(b)(5)(v)(D) of the U.S. Treasury Regulations, as applicable, apply to such exchange of Floating Options. Accordingly, and notwithstanding the foregoing, if required, the exercise price of a Replacement Option will be increased such that the Replacement Option In-The-Money Amount immediately after the exchange does not exceed the Floating Option In-The-Money Amount of the Floating Option (or a fraction thereof) exchanged for such Replacement Option immediately before the exchange and so on a share-by-share basis, the ratio of the exercise price to the fair market value of the Floating Options being exchanged shall not be less favourable to the optionee than the ratio of the exercise price to the fair market value of the Replacement Options immediately following the exchange;

(xi)

in the event that the Floating Call Option is exercised by the Purchaser prior to the Purchaser Call Option Expiry Date, each Floating Compensation Option shall be exchanged for a Replacement Compensation Option to acquire from the Purchaser such number of Purchaser Shares as is equal to: (A) the number of Floating Shares that were issuable upon exercise of such Floating Compensation Option immediately prior to the Acquisition Effective Time, multiplied by (B) the Floating Ratio in effect immediately prior to the Acquisition Effective Time (provided that if any holder of Replacement Compensation Options, following the exchange pursuant to this Section 3.2(n), is holding in aggregate, Replacement Compensation Options that would result in the issuance of a fraction of a Purchaser Share, then the number of Purchaser Shares to be issued pursuant to such Replacement Compensation Options shall be rounded down to the nearest whole number). Such Replacement Compensation Option shall provide for an exercise price per whole Replacement Compensation Option (rounded up to the nearest whole cent) equal to the quotient obtained when: (i) the exercise price per Floating Share that would otherwise be payable pursuant to the Floating Compensation Option it replaces is divided by (ii) the Floating Ratio in effect immediately prior to the Acquisition Effective Time, and any document evidencing a Floating Compensation Option shall thereafter evidence and be deemed to evidence such Replacement Compensation Option. Except as provided herein, all terms and conditions of a Replacement Compensation Option, including the term to expiry, conditions to and manner of exercising, will be the same as the Floating Compensation Option for which it was exchanged, and the exchange shall not provide any optionee with any additional benefits as compared to those under his or her original Floating Compensation Option; and

(xii)

in the event that the Floating Call Option is exercised by the Purchaser prior to the Purchaser Call Option Expiry Date, each Floating RSU shall be exchanged for a Replacement RSU to acquire from the Purchaser such number of Purchaser Shares as is equal to: (A) the number of Floating Shares that were issuable upon vesting of such Floating RSU immediately prior to the Acquisition Effective Time, multiplied by (B) the Floating Ratio in effect immediately prior to the Acquisition Effective Time (provided that if any holder of Replacement RSUs, following the exchange pursuant to this Section 3.2(n), is holding in aggregate, Replacement RSUs that would result in the issuance of a fraction of a Purchaser Share, then the number of Purchaser Shares to be issued pursuant to such Replacement RSUs shall be rounded down to the nearest whole number). Such Replacement RSU shall provide for a conversion price per Replacement RSU (rounded up to the nearest whole cent) equal to the quotient obtained when: (i) the conversion price per Floating Share that would otherwise be applicable pursuant to the Floating RSU it replaces is divided by (ii) the Floating Ratio in effect immediately prior to the Acquisition Effective Time, and any document evidencing a Floating RSU shall thereafter evidence and be deemed to evidence such Replacement RSU. Except as provided herein, all terms and conditions of a Replacement RSU, including the term to expiry, conditions to and manner of exercising, will be the same as the Floating RSU for which it was exchanged, and the exchange shall not provide any holder with any additional benefits as compared to those under his or her original Floating RSU.

3.3 Floating Share Election.

With respect to the transfer of Floating Shares made by a Floating Shareholder pursuant to Section 3.2(n)(iv) on the Floating Election Date, the Purchaser shall notify the Depositary and publicly announce by press release:

(a)	the Purchaser’s determination that the Floating Consideration shall be comprised solely of Floating Share Consideration;

(b)	the Purchaser’s determination that the Floating Consideration shall be comprised solely of Floating Cash Consideration; or

(c)

the Purchaser’s determination (the “Proportionate Election”) that the Floating Consideration to be received for each Floating Share held shall be comprised of a proportion of Floating Share Consideration (the “Share Proportion”) and a proportion of Floating Cash Consideration (the “Cash Proportion”). For greater certainty the aggregate of the Share Proportion and the Cash Proportion shall be equal to 1.0.

3.4 Proration of Floating Consideration.

In the event of a Proportionate Election, with respect to the payment of Floating Consideration to the Floating Shareholders, each Floating Shareholder shall receive pursuant to Section 3.2(n)(iv) for each Floating Share held (i) the Share Proportion multiplied by the Floating Share Consideration; and (ii) the Cash Proportion multiplied by the Floating Cash Consideration.

3.5 Reorganization Letter of Transmittal.

The Company shall send a Reorganization Letter of Transmittal to each Company Shareholder concurrently with the Circular.

3.6 Letter of Transmittal.

The Company shall send a Letter of Transmittal to each Shareholder within 15 Business Days following the receipt by the Company of a Purchaser Call Option Exercise Notice or a Triggering Event Notice, as the case may be, and if applicable, the Floating Call Option Exercise Notice.

3.7 U.S. Federal Income Tax Treatment.

For U.S. federal income tax purposes, the Company intends that the Capital Reorganization described in Section 3.2(e) will be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the U.S. Tax Code.

The U.S. federal income tax treatment of the Merger and the transactions described in Section 3.2(n)(i) through Section 3.2(n)(xii) is uncertain and depends on a number of factors. Certain factors that will affect the U.S. federal income tax treatment of the Merger and the transactions described in Section 3.2(n)(i) through Section 3.2(n)(xii) may not be determinable until the Acquisition Date, including whether the Purchaser exercises the Floating Call Option to acquire the Floating Shares and, if so, whether the Floating Consideration is paid in Floating Share Consideration, Floating Cash Consideration or a combination thereof. Depending on these and other factors, the Merger and the transactions described in Section 3.2(n)(i) through Section 3.2(n)(xii) may be treated as a taxable transaction in which gain or loss is generally recognized for U.S. federal income tax purposes, or it may be treated as a reorganization within the meaning of Sections 368(a)(1)(A) and (a)(2)(E) of the U.S. Tax Code. Neither the Company nor the Purchaser have sought, or expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein, and no assurance can be given that the IRS will not take a position contrary to the above.

3.8 Canadian Tax Treatment.

The Company and the Purchaser intend that for Canadian federal income Tax purposes (and applicable provincial Tax purposes) the Merger will qualify as an amalgamation as defined in subsection 87(9) of the Tax Act.

3.9 No Fractional Purchaser Shares.

No fractional Purchaser Shares will be issued to any Person in connection with this Amended Plan of Arrangement. Where the aggregate number of New Subordinate Shares or New Multiple Shares to be issued to a Company Shareholder pursuant to this Amended Arrangement would otherwise result in a fraction of a New Subordinate Share or New Multiple Share being issuable, then the aggregate number of New Subordinate Shares or New Multiple Shares to be issued to such Company Shareholder shall be rounded down to the closest whole number and no compensation shall be payable to such Company Shareholder in lieu of any such fractional New Subordinate Shares or New Multiple Shares. Where the aggregate number of Purchaser Shares to be issued to a Shareholder pursuant to this Amended Arrangement would otherwise result in a fraction of a Purchaser Share being issuable, then the aggregate number of Purchaser Shares to be issued to such Shareholder shall be rounded down to the closest whole number and no compensation shall be payable to such Shareholder in lieu of any such fractional Purchaser Share.

ARTICLE 4

RIGHTS OF DISSENT

4.1 Rights of Dissent.

Pursuant to the Amendment Interim Order, each registered Company Shareholder may exercise rights of dissent (“Dissent Rights”) under Section 238 of the BCBCA and in the manner set forth in Sections 242 to 247 of the BCBCA, all as modified by this Article 4 as the same may be modified by the Amendment Interim Order or the Amendment Final Order in respect of the Amended Arrangement, provided that the written notice of dissent to the Resolution contemplated by Section 242 of the BCBCA must be sent to and received by the Company not later than 5:00 p.m. (Vancouver time) on the Business Day that is two Business Days before the Meeting. Company Shareholders who validly exercise such rights of dissent and who:

(a)

are ultimately determined to be entitled to be paid fair value by the Purchaser, for the Dissenting Shares in respect of which they have exercised Dissent Rights, notwithstanding anything to the contrary contained in Section 245 of the BCBCA, will be deemed to have irrevocably surrendered such Dissenting Shares to the Company pursuant to Section 3.2(a) in consideration of such fair value, and each such Company Share so surrendered shall be cancelled and in no case will the Company or the Purchaser or any other Person be required to recognize such holders as holders of Company Shares after the Amendment Time, and each Dissenting Company Shareholder will cease to be entitled to the rights of a Company Shareholder in respect of the Company Shares in relation to which such Dissenting Company Shareholder has exercised Dissent Rights and the securities register of the Company will be amended to reflect that such former holder is no longer the holder of such Company Shares as at and from the Amendment Time; or

(b)

are ultimately not entitled, for any reason, to be paid fair value for the Dissenting Shares in respect of which they have exercised Dissent Rights, will be deemed to have participated in the Amended Arrangement on the same basis as a Company Shareholder who has not exercised Dissent Rights.

In addition to any other restrictions set forth in the BCBCA, none of the following Persons shall be entitled to exercise Dissent Rights: (i) Company Optionholders (with respect to any Company Options); (ii) Company RSU Holders (with respect to any Company RSUs); (iii) Company Compensation Option Holders (with respect to any Company Compensation Options); and (iv) Company Shareholders who vote in favour of, or who have instructed a proxyholder to vote in favour of, the Resolution.

ARTICLE 5

CERTIFICATES AND PAYMENTS

5.1 Payment and Delivery of Consideration.

(a)

Following receipt of the Final Order and prior to the Amendment Date, the Purchaser shall deliver, or cause to be delivered, to the Payment Agent, by wire transfer in immediately available funds, an amount sufficient to pay the Amendment Option Payment payable by the Purchaser to: (i) the Amendment Time Company Shareholders in accordance with Section 3.2(c); and (ii) the Amendment Time High Street Holders and Amendment Time USCo2 Class B Shareholders in accordance with the terms of the Amended Arrangement.

(b)

Following receipt of the Final Order and prior to filing of the Required Filings, the Company shall deliver, or cause to be delivered, to the Reorganization Depositary a sufficient number of New Subordinate Shares and New Multiple Shares to satisfy the Company’s obligation to issue New Subordinate Shares and New Multiple Shares to Company Shareholders in accordance with Section 3.2(e).

(c)

Upon surrender to the Reorganization Depositary for cancellation of a certificate which immediately prior to the Amendment Time represented outstanding Company Shares, together with a duly completed and executed Reorganization Letter of Transmittal and such additional documents and instruments as the Reorganization Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Reorganization Depositary shall deliver to such Company Shareholder(s), a certificate representing the New Subordinate Shares or New Multiple Shares which such holder(s) is entitled to receive pursuant to the Capital Reorganization, which New Subordinate Shares and New Multiple Shares will be registered in such name or names and either (A) delivered to the address or addresses as such Company Shareholder directed in their Reorganization Letter of Transmittal; or (B) made available for pick up at the office of the Reorganization Depositary in accordance with the instructions of the Company Shareholder in the Reorganization Letter of Transmittal, and any certificate representing Company Shares so surrendered shall forthwith thereafter be cancelled.

(d)

Until surrendered as contemplated by Section 5.1(c), each certificate that immediately prior to the Amendment Time represented Company Shares shall be deemed after the Amendment Time to represent only the right to receive upon such surrender the New Subordinate Shares and/or New Multiple Shares in lieu of such certificate as contemplated in Section 3.2(e).

(e)

Following receipt by the Depositary of a Purchaser Call Option Exercise Notice or a Triggering Event Notice, as the case may be, and, if applicable, the Floating Call Option Exercise Notice, and prior to the Acquisition Date, the Purchaser shall deliver, or cause to be delivered, to the Depositary a sufficient number of Purchaser Shares and, if applicable, sufficient Floating Cash Consideration (or, to the extent applicable, any Alternate Consideration or Alternate Floating Consideration) to satisfy the Purchaser’s obligation to issue Consideration Shares and, if applicable, the Floating Cash Consideration (or, to the extent applicable, any Alternate Consideration or Alternate Floating Consideration) to Shareholders in accordance with Section 3.2(n)(iii), Section 3.2(n)(iv) or Section 3.2(n)(vi)(F).

(f)

Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Acquisition Effective Time represented outstanding Shares, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such Shareholder(s), a certificate representing the Consideration Shares and, if applicable, the Floating Cash Consideration (or, to the extent applicable, securities representing any Alternate Consideration or Alternate Floating Consideration) which such holder is entitled to receive pursuant to this Amended Plan of Arrangement, which Consideration Shares (or, to the extent applicable, securities representing any Alternate Consideration or Alternate Floating Consideration) will be registered in such name or names and, if applicable, along with the Floating Cash Consideration, either (A) delivered to the address or addresses as such Shareholder directed in their Letter of Transmittal; or (B) made available for pick up at the office of the Depositary in accordance with the instructions of the Shareholder in the Letter of Transmittal, and any certificate representing Shares so surrendered shall forthwith thereafter be cancelled.

(g)

Until surrendered as contemplated by Section 5.1(f), each certificate that immediately prior to the Acquisition Effective Time represented Shares shall be deemed after the Acquisition Effective Time to represent only the right to receive upon such surrender the Consideration Shares (or, to the extent applicable, any Alternate Consideration or Alternate Floating Consideration) in lieu of such certificate as contemplated in Section 5.1(f), less any amounts withheld pursuant to Section 5.4. Any such certificate formerly representing Shares not duly surrendered on or before the sixth anniversary of the Acquisition Date shall cease to represent a claim by or interest of any former Shareholder of any kind or nature against or in the Company or the Purchaser. On such date, all Consideration Shares (or, to the extent applicable, securities representing any Alternate Consideration or Alternate Floating Consideration) to which such Shareholder was entitled shall be deemed to have been surrendered to the Purchaser and shall be paid over by the Depositary to the Purchaser or as directed by the Purchaser.

(h)

No dividends or other distributions declared or made after the Acquisition Date with respect to Purchaser Shares (or, to the extent applicable, securities representing any Alternate Consideration or Alternate Floating Consideration) with a record date on or after the Acquisition Date will be payable or paid to the holder of any unsurrendered certificate or certificates which, immediately prior to the Acquisition Date, represented outstanding Shares, until the surrender of such certificates to the Depositary. Subject to applicable Law and to Section 5.4, at the time of such surrender, there shall, in addition to the delivery of the Purchaser Shares (or, to the extent applicable, securities representing any Alternate Consideration or Alternate Floating Consideration) to which such Shareholder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Acquisition Effective Time theretofore paid with respect to such Purchaser Shares (or, to the extent applicable, securities representing any Alternate Consideration or Alternate Floating Consideration).

(i)

No holder of Shares shall be entitled to receive any consideration or entitlement with respect to such Shares in connection with the transactions or events contemplated by this Amended Plan of Arrangement other than any consideration or entitlement to which such holder is entitled to receive in accordance with Section 3.2, this Section 5.1 and the other terms of this Amended Plan of Arrangement.

5.2 Amendment Time Lost Certificates.

In the event any certificate which immediately prior to the Amendment Time represented one or more outstanding Company Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Reorganization Depositary will issue in exchange for such lost, stolen or destroyed certificate, the New Subordinate Shares or New Multiple Shares that such Company Shareholder has the right to receive pursuant to the Capital Reorganization, delivered in accordance with such Company Shareholder’s Reorganization Letter of Transmittal. When authorizing such exchange for any lost, stolen or destroyed certificate, the Person to whom such New Subordinate Shares or New Multiple Shares are to be delivered shall as a condition precedent to the delivery of such New Subordinate Shares or New Multiple Shares, give a bond satisfactory to the Company and the Reorganization Depositary (each acting reasonably) in such sum as the Company may direct (acting reasonably), or otherwise indemnify the Company and the Purchaser in a manner satisfactory to the Company (acting reasonably) against any claim that may be made against the Company and the Purchaser with respect to the certificate alleged to have been lost, stolen or destroyed.

5.3 Acquisition Effective Time Lost Certificates.

In the event any certificate which immediately prior to the Acquisition Effective Time represented one or more outstanding Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the Consideration Shares and, if applicable, the Floating Cash Consideration (or, to the extent applicable, any Alternate Consideration or Alternate Floating Consideration) that such Shareholder has the right to receive pursuant to this Amended Plan of Arrangement, delivered in accordance with such Shareholder’s Letter of Transmittal. When authorizing such exchange for any lost, stolen or destroyed certificate, the Person to whom such Consideration Shares and, if applicable, the Floating Cash Consideration (or, to the extent applicable, any Alternate Consideration or Alternate Floating Consideration) are to be delivered shall as a condition precedent to the delivery of such Consideration Shares and, if applicable, the Floating Cash Consideration (or, to the extent applicable, any Alternate Consideration or Alternate Floating Consideration), give a bond satisfactory to the Purchaser and the Depositary (each acting reasonably) in such sum as the Purchaser may direct (acting reasonably), or otherwise indemnify the Purchaser and the Company in a manner satisfactory to the Purchaser (acting reasonably) against any claim that may be made against the Purchaser and the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

5.4 Withholding Rights.

(a)

The Purchaser, the Company or the Depositary shall be entitled to deduct and withhold from any amount payable to any Person under this Amended Plan of Arrangement and the Acquisition (including, without limitation, any amounts payable pursuant to Section 4.1), such amounts as the Purchaser, the Company or the Depositary determines, acting reasonably, are required to be deducted and withheld with respect to such payment under the Tax Act, the U.S. Tax Code or any provision of any other Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such withholding was made, provided that such amounts are actually remitted to the appropriate Governmental Entity.

(b)

Not later than 10 Business Days prior to the Acquisition Date, the Purchaser shall give written notice to the Company of any deduction or withholding set forth in Section 5.4(a) that the Purchaser intends to make or that it anticipates the Depositary making and afford the Company a reasonable opportunity to dispute any such deduction or withholding.

(c)

Each of the Company, the Purchaser and the Depositary is hereby authorized to sell or otherwise dispose of such portion of Purchaser Shares or, if applicable, deduct and withhold such portion of the Floating Cash Consideration (or, to the extent applicable, any Alternate Consideration or Alternate Floating Consideration), as applicable, payable to any Shareholder pursuant to this Amended Plan of Arrangement as is necessary to provide sufficient funds to the Company, the Purchaser or the Depositary, as the case may be, to enable it to implement such deduction or withholding, and the Company, the Purchaser or the Depositary will notify the holder thereof and remit to the holder any unapplied balance of the net proceeds of such sale.

5.5 No Liens.

Any exchange or transfer of securities pursuant to this Amended Plan of Arrangement, including the surrender of Company Shares by Dissenting Company Shareholders, shall be free and clear of any Liens or other claims of third parties of any kind.

5.6 Paramountcy.

From and after the Amendment Time this Amended Plan of Arrangement shall take precedence and priority over any and all New Subordinate Shares, New Multiple Shares, Floating Shares, Company Options, New Options, Floating Options, Company RSUs, New RSUs, Floating RSUs, Company Compensation Options, New Compensation Options and Floating Compensation Options issued or outstanding at or following the Amendment Time.

ARTICLE 6

AMENDMENTS

6.1 Amendments to Amended Plan of Arrangement.

(a)

The Company and the Purchaser may amend, modify and/or supplement this Amended Plan of Arrangement at any time and from time to time prior to the Amendment Time, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by the Purchaser and the Company (subject to the Arrangement Agreement), each acting reasonably, (iii) filed with the Court and, if made following the Meeting, approved by the Court, and (iv) communicated to or approved by the Company Shareholders if and as required by the Court.

(b)

Any amendment, modification or supplement to this Amended Plan of Arrangement may be proposed by the Company or the Purchaser at any time prior to the Meeting (provided that the Purchaser or the Company, subject to the Proposal Agreement, have each consented in writing thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Meeting (other than as may be required under the Amendment Interim Order), shall become part of this Amended Plan of Arrangement for all purposes.

(c)

Any amendment, modification or supplement to this Amended Plan of Arrangement that is approved or directed by the Court following the Meeting shall be effective only if (i) it is consented to in writing by each of the Company and the Purchaser (in each case, acting reasonably), and (ii) if required by the Court, it is consented to by some or all of the Shareholders voting in the manner directed by the Court.

(d)

Any amendment, modification or supplement to this Amended Plan of Arrangement may be made following the Amendment Date and prior to the Acquisition Date by the Purchaser and the Company, provided that it concerns a matter which, in the reasonable opinion of the Purchaser and the Company, is of an administrative nature required to better give effect to the implementation of this Amended Plan of Arrangement and is not adverse to the economic interest of any Shareholder, High Street Holder or USCo2 Class B Shareholder.

ARTICLE 7

FURTHER ASSURANCES

Notwithstanding that the transactions and events set out in this Amended Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Amended Plan of Arrangement without any further act or formality, each of the Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order further to document or evidence any of the transactions or events set out in this Amended Plan of Arrangement.

EXHIBIT A

RIGHTS, PRIVILEGES, RESTRICTIONS AND CONDITIONS

ATTACHING TO THE SHARES

NEW SUBORDINATE SHARES

The Company will be authorized to issue an unlimited number of Class E subordinate voting shares (“New Subordinate Shares”), without nominal or par value, having attached thereto the special rights and restrictions as set forth below:

26.1 Voting

The holders of New Subordinate Shares shall be entitled to receive notice of and to attend and vote at all meetings of shareholders of the Company except a meeting at which only the holders of another class or series of shares is entitled to vote. Each New Subordinate Share shall entitle the holder thereof to one vote at each such meeting.

26.2 Alteration to Rights of New Subordinate Shares

So long as any New Subordinate Shares remain outstanding, the Company will not, without the consent of the holders of New Subordinate Shares expressed by separate special resolution, alter or amend these Articles if the result of such alteration or amendment would:

(a)	prejudice or interfere with any right or special right attached to the New Subordinate Shares; or

(b)	affect the rights or special rights of the holders of New Subordinate Shares, New Multiple Shares or Floating Shares on a per share basis as provided for herein.

26.3 Purchaser Call Option

Each issued and outstanding New Subordinate Share shall, without any action by the holder, be subject to the terms of the Amended Plan of Arrangement (as defined below) and the Purchaser Call Option (as defined below) granted pursuant to the Amended Plan of Arrangement.

For the purposes of these New Subordinate Share special rights and restrictions:

(a)	“Amendment” means the second amendment to the Arrangement Agreement made [●], 2020 between Canopy Growth Corporation and the Company;

(b)

“Arrangement Agreement” means the arrangement agreement made April 18, 2019, as amended on May 15, 2019 and [●], 2020 by the Amendment, between Canopy Growth Corporation and the Company as the same may be further amended, supplemented or restated;

(c)

“Amended Plan of Arrangement” means the amended and restated plan of arrangement contemplated by the Amendment implementing an arrangement under Section 288 of the Business Corporations Act (British Columbia) involving the Company and Canopy Growth Corporation, as such amended and restated plan of arrangement may be amended from time to time; and

(d)

“Purchaser Call Option” has the meaning ascribed to such term in the Amended Plan of Arrangement. The Purchaser Call Option contains the terms and conditions in Exhibit B to the Amended Plan of Arrangement, a copy of which is set out in Appendix A to this Exhibit A, and forms part of the special rights and restrictions attached to the New Subordinate Shares.

26.4 Dividends

The holders of New Subordinate Shares shall be entitled to receive such dividends payable in cash or property of the Company as may be declared thereon by the directors from time to time. The directors may declare no dividend payable in cash or property on the New Subordinate Shares unless the directors simultaneously declare a dividend payable in cash or property on: (i) the New Multiple Shares, in an amount per New Multiple Share equal to the amount of the dividend declared per New Subordinate Share; and (ii) the Floating Shares, in an amount per Floating Share equal to the amount of the dividend declared per New Subordinate Share.

26.5 Liquidation Rights

In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company to its shareholders for the purposes of winding up its affairs, the holders of the New Subordinate Shares shall be entitled to participate pari passu with the holders of New Multiple Shares and Floating Shares, with the amount of such distribution per New Subordinate Share equal to each of: (i) the amount of such distribution per New Multiple Share; and (ii) the amount of such distribution per Floating Share.

26.6 Subdivision or Consolidation

The New Subordinate Shares shall not be consolidated or subdivided unless the New Multiple Shares and the Floating Shares are simultaneously consolidated or subdivided utilizing the same divisor or multiplier.

NEW MULTIPLE SHARES

The Company will be authorized to issue 117,600 Class F multiple voting shares (“New Multiple Shares”), without nominal or par value, having attached thereto the special rights and restrictions as set forth below:

27.1 Voting

The holders of New Multiple Shares shall be entitled to receive notice of and to attend and vote at all meetings of shareholders of the Company except a meeting at which only the holders of another class or series of shares is entitled to vote. Subject to Articles 98.4 and 98.5, each New Multiple Share shall entitle the holder to 4,300 votes and each fraction of a New Multiple Share shall entitle the holder to the number of votes calculated by multiplying the fraction by 4,300 and rounding the product down to the nearest whole number, at each such meeting.

27.2 Alteration to Rights of New Multiple Shares

So long as any New Multiple Shares remain outstanding, the Company will not, without the consent of the holders of New Multiple Shares expressed by separate special resolution alter or amend these Articles if the result of such alteration or amendment would:

(a)	prejudice or interfere with any right or special right attached to the New Multiple Shares; or

(b)	affect the rights or special rights of the holders of New Subordinate Shares, New Multiple Shares and Floating Shares on a per share basis as provided for herein.

At any meeting of holders of New Multiple Shares called to consider such a separate special resolution, each New Multiple Share shall entitle the holder to one vote and each fraction of a New Multiple Share will entitle the holder to the corresponding fraction of one vote.

27.3 Shares Superior to New Multiple Shares

The Company may take no action which would authorize or create shares of any class or series having preferences superior to or on a parity with the New Multiple Shares without the consent of the holders of a majority of the New Multiple Shares expressed by separate ordinary resolution.

At any meeting of holders of New Multiple Shares called to consider such a separate ordinary resolution, each New Multiple Share will entitle the holder to one vote and each fraction of a New Multiple Share shall entitle the holder to the corresponding fraction of one vote.

27.4 Purchaser Call Option

Each issued and outstanding New Multiple Share shall, without any action by the holder, be subject to the terms of the Amended Plan of Arrangement (as defined below) and the Purchaser Call Option (as defined below) granted pursuant to the Amended Plan of Arrangement.

For the purposes of these New Multiple Share special rights and restrictions:

(a)	“Amendment” means the second amendment to the Arrangement Agreement made [●], 2020 between Canopy Growth Corporation and the Company;

(b)

“Arrangement Agreement” means the arrangement agreement made April 18, 2019, as amended on May 15, 2019 and [●], 2020 by the Amendment, between Canopy Growth Corporation and the Company as the same may be further amended, supplemented or restated;

(c)

“Amended Plan of Arrangement” means the amended and restated plan of arrangement contemplated by the Amendment implementing an arrangement under Section 288 of the Business Corporations Act (British Columbia) involving the Company and Canopy Growth Corporation, as such amended and restated plan of arrangement may be amended from time to time; and

(d)

“Purchaser Call Option” has the meaning ascribed to such term in the Amended Plan of Arrangement. The Purchaser Call Option contains the terms and conditions in Exhibit B to the Amended Plan of Arrangement, a copy of which is set out in Appendix A to this Exhibit A, and forms part of the special rights and restrictions attached to the New Multiple Shares.

27.5 Issuance

No additional New Multiple Shares are issuable following the date of the Amendment.

27.6 Dividends

The holders of New Multiple Shares shall be entitled to receive such dividends payable in cash or property of the Company as may be declared by the directors from time to time. The directors may declare no dividend payable in cash or property on the New Multiple Shares unless the directors simultaneously declare a dividend payable in cash or property on: (i) the New Subordinate Shares, in an amount equal to the amount of the dividend declared per New Multiple Share; and (ii) the Floating Shares, in an amount equal to the amount of the dividend declared per New Multiple Share.

Holders of fractional New Multiple Shares shall be entitled to receive any dividend declared on the New Multiple Shares, in an amount equal to the dividend per New Multiple Share multiplied by the fraction thereof held by such holder.

27.7 Liquidation Rights

In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company to its shareholders for the purpose of winding up its affairs, the holders of the New Multiple Shares shall be entitled to participate pari passu with the holders of New Subordinate Shares and Floating Shares, with the amount of such distribution per New Multiple Share equal to each of: (i) the amount of such distribution per New Subordinate Share; and (ii) the amount of such distribution per Floating Share; and each fraction of a New Multiple Share will be entitled to the amount calculated by multiplying the fraction by the amount payable per whole New Multiple Share.

27.8 Subdivision or Consolidation

The New Multiple Shares shall not be consolidated or subdivided unless the New Subordinate Shares and the Floating Shares are simultaneously consolidated or subdivided utilizing the same divisor or multiplier.

27.9 Transfer of New Multiple Shares

No New Multiple Share may be sold, transferred, assigned, pledged or otherwise disposed of, other than: (i) in connection with the conversion of New Multiple Shares into New Subordinate Shares; (ii) to an immediate family member of the holder; or (iii) a transfer for purposes of estate or tax planning to a company or person that is wholly beneficially owned by the holder or immediate family members of the holder or which the holder or immediate family members of the holder are the sole beneficiaries thereof.

27.10 Mandatory Conversion

Notwithstanding anything to the contrary contained in this Article 27, on the Acquisition Date, each issued and outstanding New Multiple Share shall be automatically converted, in accordance with the Amended Plan of Arrangement, into such number of New Subordinate Shares as is determined by multiplying the number of New Multiple Shares by one. Fractions of New Multiple Shares shall be converted into such number of New Subordinate Shares as is determined by multiplying the fraction by one.

FLOATING SHARES

The Company will be authorized to issue an unlimited number of Class D subordinate voting shares (“Floating Shares”), without nominal or par value, having attached thereto the special rights and restrictions as set forth below:

28.1 Voting

The holders of Floating Shares shall be entitled to receive notice of and to attend and vote at all meetings of shareholders of the Company except a meeting at which only the holders of another class or series of shares is entitled to vote. Each Floating Share shall entitle the holder thereof to one vote at each such meeting.

28.2 Alteration to Rights of Floating Shares

So long as any Floating Shares remain outstanding, the Company will not, without the consent of the holders of Floating Shares expressed by separate special resolution, alter or amend these Articles if the result of such alteration or amendment would:

(a)	prejudice or interfere with any right or special right attached to the Floating Shares; or

(b)	affect the rights or special rights of the holders of New Subordinate Shares, New Multiple Shares or Floating Shares on a per share basis as provided for herein.

28.3 Floating Call Option

Each issued and outstanding Floating Share shall, without any action by the holder, be subject to the terms of the Amended Plan of Arrangement (as defined below) and the Floating Call Option (as defined below) granted pursuant to the Amended Plan of Arrangement.

For the purposes of these Floating Share special rights and restrictions:

(a)	“Amendment” means the second amendment to the Arrangement Agreement made [●], 2020 between Canopy Growth Corporation and the Company;

(b)

“Arrangement Agreement” means the arrangement agreement made April 18, 2019, as amended on May 15, 2019 and [●], 2020 by the Amendment, between Canopy Growth Corporation and the Company as the same may be further amended, supplemented or restated;

(c)

“Amended Plan of Arrangement” means the amended and restated plan of arrangement contemplated by the Amendment implementing an arrangement under Section 288 of the Business Corporations Act (British Columbia) involving the Company and Canopy Growth Corporation, as such amended and restated plan of arrangement may be amended from time to time; and

(d)

“Floating Call Option” has the meaning ascribed to such term in the Amended Plan of Arrangement. The Floating Call Option contains the terms and conditions in Exhibit B to the Amended Plan of Arrangement, a copy of which is set out in Appendix A to this Exhibit A, and forms part of the special rights and restrictions attached to the Floating Shares.

28.4 Dividends

The holders of Floating Shares shall be entitled to receive such dividends payable in cash or property of the Company as may be declared thereon by the directors from time to time. The directors may declare no dividend payable in cash or property on the Floating Shares unless the directors simultaneously declare a dividend payable in cash or property on: (i) New Subordinate Shares, in an amount per New Subordinate Share equal to the amount of the dividend declared per Floating Share; and (ii) the New Multiple Shares, in an amount per New Multiple Share equal to the amount of the dividend declared per Floating Share.

28.5 Liquidation Rights

In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company to its shareholders for the purposes of winding up its affairs, the holders of the Floating Shares shall be entitled to participate pari passu with the holders of New Subordinate Shares and New Multiple Shares, with the amount of such distribution per Floating Share equal to each of: (i) the amount of such distribution per New Subordinate Share; and (ii) the amount of such distribution per New Multiple Share.

28.6 Subdivision or Consolidation

The Floating Shares shall not be consolidated or subdivided unless the New Subordinate Shares and the New Multiple Shares are simultaneously consolidated or subdivided utilizing the same divisor or multiplier.

APPENDIX A

(TO RIGHTS, PRIVILEGES, RESTRICTIONS AND CONDITIONS

ATTACHING TO THE SHARES)

Definitions

Capitalized terms used but not defined in this Appendix A shall have the meaning ascribed thereto in the Amended Plan of Arrangement (the “Amended Plan of Arrangement”).

TERMS OF PURCHASER CALL OPTION

The Purchaser Call Option is granted upon and subject to the following terms and conditions:

Purchaser Call Option

Pursuant to the terms of the Purchaser Call Option and the terms of the New Subordinate Shares and the New Multiple Shares, the Purchaser has an option to purchase all of the New Subordinate Shares held by the Shareholders on the Acquisition Date immediately following the exchange referred to in Section 3.2(n)(i) of the Amended Plan of Arrangement (such Shares, the “Purchaser Call Option Shares”), in each case subject to the terms and conditions set out in the Amended Plan of Arrangement, including Exhibit B thereto and this Exhibit A.

Exercise of Purchaser Call Option Prior to Triggering Event Date

The Purchaser Call Option may be exercised by the Purchaser in its sole discretion at any time prior to the Triggering Event Date and before the Purchaser Call Option Expiry Date by delivering to the Company (with a copy to the Depositary) a Purchaser Call Option Exercise Notice stating that the Purchaser is exercising the Purchaser Call Option with respect to all (but not less than all) of the Purchaser Call Option Shares and specifying the Acquisition Date on which the closing of the purchase and sale of the Purchaser Call Option Shares is to occur, subject to the Acquisition Closing Conditions being satisfied or waived.

Exercise of Purchaser Call Option Following Triggering Event Date

Upon the occurrence of the Triggering Event Date prior to the Purchaser Call Option Expiry Date, and provided the Purchaser has not previously exercised the Purchaser Call Option, the Purchaser shall exercise, and shall be deemed to have exercised, effective at 5:00 p.m. (Toronto time) on the Triggering Event Date, the Purchaser Call Option with respect to all (but not less than all) of the Purchaser Call Option Shares.

Upon the occurrence of the Triggering Event Date prior to the Purchaser Call Option Expiry Date, and provided the Purchaser has not previously exercised the Purchaser Call Option, the Purchaser shall, within two Business Days of the Triggering Event Date, deliver to the Company (with a copy to the Depositary) a Purchaser Call Option Exercise Notice stating that the Purchaser is exercising the Purchaser Call Option with respect to all (but not less than all) of the Purchaser Call Option Shares and specifying the Acquisition Date on which the closing of the purchase and sale of the Purchaser Call Option Shares is to occur, subject to the Acquisition Closing Conditions being satisfied or waived.

If the Purchaser fails to deliver a Purchaser Call Option Exercise Notice to the Company in accordance with the immediately preceding paragraph, the Company shall be entitled and shall be required, forthwith following such failure by the Purchaser, to deliver to the Purchaser (with a copy to the Depositary) a Triggering Event Notice specifying the Acquisition Date on which the closing of the purchase and sale of the Purchaser Call Option Shares is to occur, subject to the Acquisition Closing Conditions being satisfied or waived.

Expiry of Purchaser Call Option

If the Purchaser Call Option has not been exercised or deemed to have been exercised prior to the Purchaser Call Option Expiry Date, the Purchaser Call Option shall expire and terminate effective as of the Purchaser Call Option Expiry Date and thereafter shall be of no further force or effect.

Notwithstanding anything to the contrary contained herein, if the Purchaser Call Option is exercised or deemed to be exercised prior to the Purchaser Call Option Expiry Date but the closing of the Acquisition has not occurred by the Acquisition Closing Outside Date, the Purchaser Call Option shall expire and terminate effective as of the Acquisition Closing Outside Date and thereafter shall be of no further force or effect.

Effect of Exercise or Deemed Exercise of Purchaser Call Option

Upon the exercise or deemed exercise of the Purchaser Call Option, the Purchaser shall be required to purchase from each Shareholder, and each Shareholder shall be required to sell to the Purchaser, on the Acquisition Date, the New Subordinate Shares held by such Shareholder immediately following the exchange referred to in Section 3.2(n)(i) of the Amended Plan of Arrangement, in consideration for the payment by the Purchaser to such Shareholder of the Purchaser Share Consideration (or, in the event a Purchaser Change of Control shall have occurred prior to the Acquisition Date, the Per Share Consideration) for each New Subordinate Share acquired from such Shareholder, all in accordance with this Exhibit B and the Amended Plan of Arrangement.

Purchase and Sale of Purchaser Call Option Shares Following Exercise of Purchaser Call Option

The closing of the purchase and sale of Purchaser Call Option Shares following the exercise or deemed exercise by the Purchaser of the Purchaser Call Option shall occur on the Acquisition Date as follows:

1)

Following the exchange referred to in Section 3.2(n)(i) of the Amended Plan of Arrangement, Company Non-U.S. Shareholders shall exchange their New Subordinate Shares for Consideration Shares (or, to the extent applicable, any Alternate Consideration) in accordance with Section 3.2(n)(iii) of the Amended Plan of Arrangement; and

2)

Following the exchange by Company Non-U.S. Shareholders of their New Subordinate Shares to the Purchaser in accordance with Section 3.2(n)(iii) of the Amended Plan of Arrangement, Company U.S. Shareholders shall exchange their Company Subordinate Voting Shares for Consideration Shares (or, to the extent applicable, any Alternate Consideration) in accordance with Section 3.2(n)(vi)(F) of the Amended Plan of Arrangement.

On the Acquisition Date, the Purchaser shall issue to the holder of a Purchaser Call Option Share, for each Purchaser Call Option Share acquired, the Purchaser Share Consideration (or, to the extent applicable, any Alternate Consideration), in accordance with Section 5.1 of the Amended Plan of Arrangement.

Assignment of Shares Prior to the Acquisition Date

Notwithstanding the foregoing, the Purchaser Call Option shall not prohibit the sale, assignment or transfer of Shares by Shareholders at any time, or from time to time, prior to the Acquisition Date. A Shareholder that sells, assigns or transfers Shares prior to the Acquisition Date shall, following such sale, assignment or transfer, not be subject to the terms of the Purchaser Call Option in respect of such Shares (except to the extent such Shareholder subsequently re-acquires such Shares). For greater certainty, any acquirer of Shares following such sale, assignment or transfer shall be subject to the terms of the Purchaser Call Option in respect of such Shares.

Holders of Common Membership Units and USCo2 Class B Shares

The terms provided herein with respect to Shares shall apply in all respects to the holders of Common Membership Units and USCo2 Class B Shares except that the Purchaser Call Option may not be exercised before three years after the Acquisition Date with respect to these holders. The exercise of the Purchaser Call Option with respect to these holders is to be effectuated in a manner consistent with Exhibit 1 and Exhibit 2 of the Arrangement Agreement and the fourth amended and restated limited liability agreement of High Street.

TERMS OF FLOATING CALL OPTION

Each Floating Call Option is granted upon and subject to the following terms and conditions:

Floating Call Option

Pursuant to the terms of the Floating Call Option and the terms of the Floating Shares, the Purchaser has an option to purchase all of the Floating Shares held by the Floating Shareholders on the Acquisition Date, subject to the terms and conditions set out in the Amended Plan of Arrangement, including Exhibit B thereto and this Exhibit A.

Exercise of Floating Call Option Prior to Triggering Event Date

The Floating Call Option may be exercised by the Purchaser in its sole discretion, following the exercise of the Purchaser Call Option, by delivering to the Company (with a copy to the Depositary) a Floating Call Option Exercise Notice on or before the Floating Election Expiry Date stating that the Purchaser is exercising the Floating Call Option with respect to all (but not less than all) of the Floating Shares, subject to the Acquisition Closing Conditions being satisfied or waived. For greater certainty, the Purchaser has no right to acquire the Floating Shares pursuant to the Floating Call Option if the New Subordinate Shares are not acquired by the Purchaser pursuant to the Purchaser Call Option.

Expiry of Floating Call Option

The Floating Call Option shall expire and terminate effective as of the earlier of (i) the Floating Election Expiry Date, and (ii) the Purchaser Call Option Expiry Date, and thereafter shall be of no further force or effect.

Notwithstanding anything to the contrary contained herein, if the Floating Call Option is exercised prior to the Purchaser Call Option Expiry Date but the closing of the Acquisition has not occurred by the Acquisition Closing Outside Date, the Floating Call Option shall expire and terminate effective as of the Acquisition Closing Outside Date and thereafter shall be of no further force or effect.

Effect of Exercise of Floating Call Option

Upon the exercise of the Floating Call Option, the Purchaser shall be required to purchase from each Floating Shareholder, and each Floating Shareholder shall be required to sell to the Purchaser, on the Acquisition Date, the Floating Shares held by such Floating Shareholder in consideration for the payment by the Purchaser to such Floating Shareholder of the Floating Consideration (or, in the event a Purchaser Change of Control shall have occurred prior to the Acquisition Date, the Floating Per Share Consideration) for each Floating Share acquired from such Floating Shareholder, all in accordance with this Exhibit B and the Amended Plan of Arrangement.

Determination of Floating Consideration

On the Floating Election Date, the Purchaser shall notify the Depositary and publicly announce by press release, either:

1)	the Purchaser’s determination that the Floating Consideration shall be comprised solely of Floating Share Consideration;

2)	the Purchaser’s determination that the Floating Consideration shall be comprised solely of Floating Cash Consideration; or

3)	the Proportionate Election that the Floating Consideration to be received for each Floating Share held shall be comprised of a Share Proportion and a Cash Proportion.

In the event of a Proportionate Election, each Floating Shareholder shall receive pursuant to Section 3.2(n)(iv) for each Floating Share held (i) the Share Proportion multiplied by the Floating Share Consideration; and (ii) the Cash Proportion multiplied by the Floating Cash Consideration. In no circumstances shall the non-cash portion of the Aggregate Floating Consideration include Purchaser Shares in an amount greater than the Floating Share Maximum without the prior written consent of the Purchaser.

Purchase and Sale of Floating Shares Following Exercise of Floating Call Option

The closing of the purchase and sale of Floating Shares following the exercise by the Purchaser of the Floating Call Option shall occur on the Acquisition Date. Shareholders shall exchange their Floating Shares for the Floating Consideration (or, to the extent applicable, any Alternate Floating Consideration) in accordance with Section 3.2(n)(iv) of the Amended Plan of Arrangement.

On the Acquisition Date, the Purchaser shall issue to the holder of a Floating Share, for each Floating Share acquired, the Floating Consideration (or, to the extent applicable, any Alternate Floating Consideration), in accordance with Section 5.1 of the Amended Plan of Arrangement.

Assignment of Shares Prior to the Acquisition Date

Notwithstanding the foregoing, the Floating Call Option shall not prohibit the sale, assignment or transfer of Floating Shares by Floating Shareholders at any time, or from time to time, prior to the Acquisition Date. A Floating Shareholder that sells, assigns or transfers Floating Shares prior to the Acquisition Date shall, following such sale, assignment or transfer, not be subject to the terms of the Floating Call Option in respect of such Floating Shares (except to the extent such Floating Shareholder subsequently re-acquires such Floating Shares). For greater certainty, any acquirer of Floating Shares following such sale, assignment or transfer shall be subject to the terms of the Floating Call Option in respect of such Floating Shares.

EXHIBIT B

(TO RIGHTS, PRIVILEGES, RESTRICTIONS AND CONDITIONS

ATTACHING TO THE SHARES)

Definitions

Capitalized terms used but not defined in this Exhibit B shall have the meaning ascribed thereto in the Amended Plan of Arrangement (the “Amended Plan of Arrangement”).

TERMS OF PURCHASER CALL OPTION

The Purchaser Call Option is granted upon and subject to the following terms and conditions:

Purchaser Call Option

Pursuant to the terms of the Purchaser Call Option and the terms of the New Subordinate Shares and the New Multiple Shares, the Purchaser has an option to purchase all of the New Subordinate Shares held by the Shareholders on the Acquisition Date immediately following the exchange referred to in Section 3.2(n)(i) of the Amended Plan of Arrangement (such Shares, the “Purchaser Call Option Shares”), in each case subject to the terms and conditions set out in the Amended Plan of Arrangement, including Exhibit B thereto and this Exhibit A.

Exercise of Purchaser Call Option Prior to Triggering Event Date

The Purchaser Call Option may be exercised by the Purchaser in its sole discretion at any time prior to the Triggering Event Date and before the Purchaser Call Option Expiry Date by delivering to the Company (with a copy to the Depositary) a Purchaser Call Option Exercise Notice stating that the Purchaser is exercising the Purchaser Call Option with respect to all (but not less than all) of the Purchaser Call Option Shares and specifying the Acquisition Date on which the closing of the purchase and sale of the Purchaser Call Option Shares is to occur, subject to the Acquisition Closing Conditions being satisfied or waived.

Exercise of Purchaser Call Option Following Triggering Event Date

Upon the occurrence of the Triggering Event Date prior to the Purchaser Call Option Expiry Date, and provided the Purchaser has not previously exercised the Purchaser Call Option, the Purchaser shall exercise, and shall be deemed to have exercised, effective at 5:00 p.m. (Toronto time) on the Triggering Event Date, the Purchaser Call Option with respect to all (but not less than all) of the Purchaser Call Option Shares.

Upon the occurrence of the Triggering Event Date prior to the Purchaser Call Option Expiry Date, and provided the Purchaser has not previously exercised the Purchaser Call Option, the Purchaser shall, within two Business Days of the Triggering Event Date, deliver to the Company (with a copy to the Depositary) a Purchaser Call Option Exercise Notice stating that the Purchaser is exercising the Purchaser Call Option with respect to all (but not less than all) of the Purchaser Call Option Shares and specifying the Acquisition Date on which the closing of the purchase and sale of the Purchaser Call Option Shares is to occur, subject to the Acquisition Closing Conditions being satisfied or waived.

If the Purchaser fails to deliver a Purchaser Call Option Exercise Notice to the Company in accordance with the immediately preceding paragraph, the Company shall be entitled and shall be required, forthwith following such failure by the Purchaser, to deliver to the Purchaser (with a copy to the Depositary) a Triggering Event Notice specifying the Acquisition Date on which the closing of the purchase and sale of the Purchaser Call Option Shares is to occur, subject to the Acquisition Closing Conditions being satisfied or waived.

Expiry of Purchaser Call Option

If the Purchaser Call Option has not been exercised or deemed to have been exercised prior to the Purchaser Call Option Expiry Date, the Purchaser Call Option shall expire and terminate effective as of the Purchaser Call Option Expiry Date and thereafter shall be of no further force or effect.

Notwithstanding anything to the contrary contained herein, if the Purchaser Call Option is exercised or deemed to be exercised prior to the Purchaser Call Option Expiry Date but the closing of the Acquisition has not occurred by the Acquisition Closing Outside Date, the Purchaser Call Option shall expire and terminate effective as of the Acquisition Closing Outside Date and thereafter shall be of no further force or effect.

Effect of Exercise or Deemed Exercise of Purchaser Call Option

Upon the exercise or deemed exercise of the Purchaser Call Option, the Purchaser shall be required to purchase from each Shareholder, and each Shareholder shall be required to sell to the Purchaser, on the Acquisition Date, the New Subordinate Shares held by such Shareholder immediately following the exchange referred to in Section 3.2(n)(i) of the Amended Plan of Arrangement, in consideration for the payment by the Purchaser to such Shareholder of the Purchaser Share Consideration (or, in the event a Purchaser Change of Control shall have occurred prior to the Acquisition Date, the Per Share Consideration) for each New Subordinate Share acquired from such Shareholder, all in accordance with this Exhibit B and the Amended Plan of Arrangement.

Purchase and Sale of Purchaser Call Option Shares Following Exercise of Purchaser Call Option

The closing of the purchase and sale of Purchaser Call Option Shares following the exercise or deemed exercise by the Purchaser of the Purchaser Call Option shall occur on the Acquisition Date as follows:

1)

Following the exchange referred to in Section 3.2(n)(i) of the Amended Plan of Arrangement, Company Non-U.S. Shareholders shall exchange their New Subordinate Shares for Consideration Shares (or, to the extent applicable, any Alternate Consideration) in accordance with Section 3.2(n)(iii) of the Amended Plan of Arrangement; and

2)

Following the exchange by Company Non-U.S. Shareholders of their New Subordinate Shares to the Purchaser in accordance with Section 3.2(n)(iii) of the Amended Plan of Arrangement, Company U.S. Shareholders shall exchange their Company Subordinate Voting Shares for Consideration Shares (or, to the extent applicable, any Alternate Consideration) in accordance with Section 3.2(n)(vi)(F) of the Amended Plan of Arrangement.

On the Acquisition Date, the Purchaser shall issue to the holder of a Purchaser Call Option Share, for each Purchaser Call Option Share acquired, the Purchaser Share Consideration (or, to the extent applicable, any Alternate Consideration), in accordance with Section 5.1 of the Amended Plan of Arrangement.

Assignment of Shares Prior to the Acquisition Date

Notwithstanding the foregoing, the Purchaser Call Option shall not prohibit the sale, assignment or transfer of Shares by Shareholders at any time, or from time to time, prior to the Acquisition Date. A Shareholder that sells, assigns or transfers Shares prior to the Acquisition Date shall, following such sale, assignment or transfer, not be subject to the terms of the Purchaser Call Option in respect of such Shares (except to the extent such Shareholder subsequently re-acquires such Shares). For greater certainty, any acquirer of Shares following such sale, assignment or transfer shall be subject to the terms of the Purchaser Call Option in respect of such Shares.

Holders of Common Membership Units and USCo2 Class B Shares

The terms provided herein with respect to Shares shall apply in all respects to the holders of Common Membership Units and USCo2 Class B Shares except that the Purchaser Call Option may not be exercised before three years after the Acquisition Date with respect to these holders. The exercise of the Purchaser Call Option with respect to these holders is to be effectuated in a manner consistent with Exhibit 1 and Exhibit 2 of the Arrangement Agreement and the fourth amended and restated limited liability agreement of High Street.

TERMS OF FLOATING CALL OPTION

Each Floating Call Option is granted upon and subject to the following terms and conditions:

Floating Call Option

Pursuant to the terms of the Floating Call Option and the terms of the Floating Shares, the Purchaser has an option to purchase all of the Floating Shares held by the Floating Shareholders on the Acquisition Date, subject to the terms and conditions set out in the Amended Plan of Arrangement, including Exhibit B thereto and this Exhibit A.

Exercise of Floating Call Option Prior to Triggering Event Date

The Floating Call Option may be exercised by the Purchaser in its sole discretion, following the exercise of the Purchaser Call Option, by delivering to the Company (with a copy to the Depositary) a Floating Call Option Exercise Notice on or before the Floating Election Expiry Date stating that the Purchaser is exercising the Floating Call Option with respect to all (but not less than all) of the Floating Shares, subject to the Acquisition Closing Conditions being satisfied or waived. For greater certainty, the Purchaser has no right to acquire the Floating Shares pursuant to the Floating Call Option if the New Subordinate Shares are not acquired by the Purchaser pursuant to the Purchaser Call Option.

Expiry of Floating Call Option

The Floating Call Option shall expire and terminate effective as of the earlier of (i) the Floating Election Expiry Date, and (ii) the Purchaser Call Option Expiry Date, and thereafter shall be of no further force or effect.

Notwithstanding anything to the contrary contained herein, if the Floating Call Option is exercised prior to the Purchaser Call Option Expiry Date but the closing of the Acquisition has not occurred by the Acquisition Closing Outside Date, the Floating Call Option shall expire and terminate effective as of the Acquisition Closing Outside Date and thereafter shall be of no further force or effect.

Effect of Exercise of Floating Call Option

Upon the exercise of the Floating Call Option, the Purchaser shall be required to purchase from each Floating Shareholder, and each Floating Shareholder shall be required to sell to the Purchaser, on the Acquisition Date, the Floating Shares held by such Floating Shareholder in consideration for the payment by the Purchaser to such Floating Shareholder of the Floating Consideration (or, in the event a Purchaser Change of Control shall have occurred prior to the Acquisition Date, the Floating Per Share Consideration) for each Floating Share acquired from such Floating Shareholder, all in accordance with this Exhibit B and the Amended Plan of Arrangement.

Determination of Floating Consideration

On the Floating Election Date, the Purchaser shall notify the Depositary and publicly announce by press release, either:

1)	the Purchaser’s determination that the Floating Consideration shall be comprised solely of Floating Share Consideration;

2)	the Purchaser’s determination that the Floating Consideration shall be comprised solely of Floating Cash Consideration; or

3)	the Proportionate Election that the Floating Consideration to be received for each Floating Share held shall be comprised of a Share Proportion and a Cash Proportion.

In the event of a Proportionate Election, each Floating Shareholder shall receive pursuant to Section 3.2(n)(iv) for each Floating Share held (i) the Share Proportion multiplied by the Floating Share Consideration; and (ii) the Cash Proportion multiplied by the Floating Cash Consideration. In no circumstances shall the non-cash portion of the Aggregate Floating Consideration include Purchaser Shares in an amount greater than the Floating Share Maximum without the prior written consent of the Purchaser.

Purchase and Sale of Floating Shares Following Exercise of Floating Call Option

The closing of the purchase and sale of Floating Shares following the exercise by the Purchaser of the Floating Call Option shall occur on the Acquisition Date. Shareholders shall exchange their Floating Shares for the Floating Consideration (or, to the extent applicable, any Alternate Floating Consideration) in accordance with Section 3.2(n)(iv) of the Amended Plan of Arrangement.

On the Acquisition Date, the Purchaser shall issue to the holder of a Floating Share, for each Floating Share acquired, the Floating Consideration (or, to the extent applicable, any Alternate Floating Consideration), in accordance with Section 5.1 of the Amended Plan of Arrangement.

Assignment of Shares Prior to the Acquisition Date

Notwithstanding the foregoing, the Floating Call Option shall not prohibit the sale, assignment or transfer of Floating Shares by Floating Shareholders at any time, or from time to time, prior to the Acquisition Date. A Floating Shareholder that sells, assigns or transfers Floating Shares prior to the Acquisition Date shall, following such sale, assignment or transfer, not be subject to the terms of the Floating Call Option in respect of such Floating Shares (except to the extent such Floating Shareholder subsequently re-acquires such Floating Shares). For greater certainty, any acquirer of Floating Shares following such sale, assignment or transfer shall be subject to the terms of the Floating Call Option in respect of such Floating Shares.

EXHIBIT C

PURCHASER CALL OPTION EXERCISE NOTICE

CANOPY GROWTH CORPORATION

PURCHASER CALL OPTION EXERCISE NOTICE

TO:                     Acreage Holdings, Inc. (the “Company”)

AND TO:           Computershare Trust Company of Canada (the “Depositary”)

Reference is made to the arrangement agreement between Canopy Growth Corporation (the “Purchaser”) and the Company dated April 18, 2019, and amended on May 15, 2019 and [●], 2020 and the amended plan of arrangement contemplated thereby (the “Amended Plan of Arrangement”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Amended Plan of Arrangement.

In accordance with the terms of the Purchaser Call Option and the Amended Plan of Arrangement, the Purchaser hereby gives notice that it is exercising its rights pursuant to the Purchaser Call Option to acquire all (but not less than all) of the Purchaser Call Option Shares.

The closing of the purchase and sale of the Purchaser Call Option Shares pursuant to the Purchaser Call Option is to occur on                     , 20         (the “Acquisition Date”) subject to the satisfaction or waiver of the Acquisition Closing Conditions.

DATED the              day of                     , 20        .

CANOPY GROWTH CORPORATION

Per:
Authorized Signatory I have authority to bind the Purchaser.

EXHIBIT D

TRIGGERING EVENT NOTICE

ACREAGE HOLDINGS, INC.

TRIGGERING EVENT NOTICE

TO:                     Canopy Growth Corporation. (the “Purchaser”)

AND TO:           Computershare Trust Company of Canada (the “Depositary”)

Reference is made to the arrangement agreement between the Purchaser and Acreage Holdings, Inc. (the “Company”) dated April 18, 2019, and amended on May 15, 2019 and [●], 2020 and the amended plan of arrangement contemplated thereby (the “Amended Plan of Arrangement”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Amended Plan of Arrangement.

In accordance with the terms of the Purchaser Call Option and the Amended Plan of Arrangement, the Company hereby gives notice that the Triggering Event Date has occurred, and that the Purchaser is therefore deemed to have exercised its rights pursuant to the Purchaser Call Option to acquire all (but not less than all) of the Purchaser Call Option Shares.

The closing of the purchase and sale of the Purchaser Call Option Shares pursuant to the Purchaser Call Option is to occur on                     , 20         (the “Acquisition Date”) subject to the satisfaction or waiver of the Acquisition Closing Conditions.

DATED the              day of                         , 20        .

ACREAGE HOLDINGS, INC.

Per:
Authorized Signatory I have authority to bind the Company.

EXHIBIT D

FLOATING CALL OPTION EXERCISE NOTICE

CANOPY GROWTH CORPORATION

FLOATING CALL OPTION EXERCISE NOTICE

TO:                     Acreage Holdings, Inc. (the “Company”)

AND TO:           Computershare Trust Company of Canada (the “Depositary”)

Reference is made to the arrangement agreement between Canopy Growth Corporation (the “Purchaser”) and the Company dated April 18, 2019, and amended on May 15, 2019 and [●], 2020 and the amended plan of arrangement contemplated thereby (the “Amended Plan of Arrangement”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Amended Plan of Arrangement.

In accordance with the terms of the Floating Call Option and the Amended Plan of Arrangement, the Purchaser hereby gives notice that the Purchaser is exercising its rights pursuant to the Floating Call Option to acquire all (but not less than all) of the Floating Shares.

The Floating Consideration shall be comprised of:

(a)          % Floating Share Consideration; and

(b)          % Floating Cash Consideration.

The closing of the purchase and sale of the Floating Shares pursuant to the Floating Call Option is to occur on the same date as the purchase and sale of the Purchaser Call Option Shares pursuant to the Purchaser Call Option.

DATED the              day of                     , 20        .

CANOPY GROWTH CORPORATION

Per:
Authorized Signatory I have authority to bind the Purchaser.

SCHEDULE B

INITIAL APPROVED BUSINESS PLAN

[COMMERCIALLY SENSITIVE INFORMATION REDACTED]

B-1

SCHEDULE C

VOTING SUPPORT AGREEMENT

THIS AGREEMENT is made as of June 24, 2020

AMONG:

[•] (the “Shareholder”)

- and -

Canopy Growth Corporation, a corporation existing under the laws of Canada (the “Purchaser”)

RECITALS:

WHEREAS, in connection with a proposal agreement between the Purchaser and Acreage Holdings, Inc. (the “Company”) dated as of the date hereof (as may be amended, modified or supplemented from time to time in accordance with its terms, the “Proposal Agreement”), the Company proposes to, among other things, amend the terms of the subordinate voting shares (the “Company Subordinate Voting Shares”), proportionate voting shares (the “Company Proportionate Voting Shares”) and multiple voting shares (the “Company Multiple Voting Shares” and together with the Company Subordinate Voting Shares and the Company Proportionate Voting Shares, the “Company Shares”) of the Company;

AND WHEREAS, it is contemplated that the proposed transaction will be effected pursuant to a statutory plan of arrangement (the “Amended Arrangement”) under Section 288 of the Business Corporations Act (British Columbia);

AND WHEREAS, the Shareholder is the beneficial owner, directly or indirectly, of the Subject Shares listed on the Shareholder’s signature page attached to this Agreement;

AND WHEREAS, this Agreement sets out the terms and conditions of the agreement of the Shareholder to abide by the covenants in respect of the Subject Shares and the other restrictions and covenants set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the Parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions.

Unless indicated otherwise, where used in this Agreement, capitalized terms used but not defined shall have the meanings ascribed thereto in the Proposal Agreement and the following terms shall have the following meanings (and grammatical variations of such terms have corresponding means), including the recitals:

“affiliate” of any Person means, at the time such determination is being made, any other Person controlling, controlled by or under common control with such first Person, in each case, whether directly or indirectly, and “control” and any derivation thereof means the holding of voting securities of another entity sufficient to elect a majority of the board of directors (or the equivalent) of such entity;

“Agreement” means this voting support agreement dated as of the date hereof between the Shareholder and the Purchaser, as it may be amended, modified or supplemented from time to time in accordance with its terms;

“Amended Arrangement” has the meaning ascribed thereto in the recitals hereof;

“Amendment Date” means the date on which the Required Filings are filed with the Registrar in accordance with the terms of the Amendment;

“Amendment Time” means 12:01 a.m. (Vancouver time) on the Amendment Date, or such other time on the Amendment Date as the Parties agree to in writing before the Amendment Date;

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are generally closed for business in Toronto, Ontario or Vancouver British Columbia or New York, New York, as the context requires;

“Circular” means the notice of the Meeting and accompanying proxy statement, including all schedules, appendices and exhibits to, and information incorporated by reference in, such proxy statement, to be sent to the Company Shareholders in connection with the Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Proposal Agreement;

“Company” has the meaning ascribed thereto in the recitals hereof;

“Company Multiple Voting Shares” has the meaning ascribed thereto in the recitals hereof;

“Company Proportionate Voting Shares” has the meaning ascribed thereto in the recitals hereof;

“Company Shareholders” means the registered or beneficial holders of the Company Shares, as the context requires;

“Company Shares” has the meaning ascribed thereto in the recitals hereof;

“Company Subordinate Voting Shares” has the meaning ascribed thereto in the recitals hereof;

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, ministry, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi- governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or (iv) any stock exchange;

“High Street Units” has the meaning specified in the Arrangement Agreement;

“Meeting” means the special meeting of Company Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of the Proposal Agreement, to be called to consider approval of the Amended Arrangement;

“Notice” has the meaning ascribed thereto in Section 4.7;

“Parties” means the Shareholder and the Purchaser and “Party” means any one of them;

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status;

“Proposal Agreement” has the meaning ascribed thereto in the recitals hereof;

“Purchaser” has the meaning ascribed thereto in the recitals hereof;

“Securities Authority” means all applicable securities regulatory authorities, including the applicable securities commissions or similar regulatory authorities in each of the provinces of Canada;

“SEDAR” means the System for Electronic Document Analysis Retrieval.

“Shareholder” has the meaning ascribed thereto in the recitals hereof;

“Subject Shares” means the Company Shares and other securities listed on the Shareholder’s signature page attached to this Agreement and any Company Shares acquired by the Shareholder or any of its affiliates subsequent to the date hereof, and includes all securities which such Subject Shares may be converted into, exchanged for or otherwise changed into;

“Subsidiary” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions as in effect on the date of the Proposal Agreement; and

“USCo2 Class B Shares” has the meaning specified in the Arrangement Agreement.

1.2 Gender and Number.

Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

1.3 Currency.

All references to dollars or to “$” are references to United States dollars.

1.4 Headings.

The division of this Agreement into Articles, Sections and Schedules and the insertion of the recitals and headings are for convenient reference only and do not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedules hereto to Articles, Sections and Schedules refer to Articles, Sections and Schedules of and to this Agreement or of the Schedules in which such reference is made, as applicable.

1.5 Date for any Action.

A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. (Toronto Time) on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. (Toronto Time) on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding Business Day.

1.6 Governing Law.

This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of British Columbia and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Shareholder.

The Shareholder represents and warrants to the Purchaser (and acknowledges that the Purchaser is relying on these representations and warranties in completing the transactions contemplated hereby and by the Proposal Agreement) that:

(a)	The Shareholder, if the Shareholder is not a natural person, is a corporation or other entity validly existing under the laws of the jurisdiction of its existence.

(b)

The Shareholder, if the Shareholder is not a natural person, has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Shareholder and constitutes a legal, valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms, subject only to any limitation under bankruptcy, insolvency or other applicable laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(c)

The Shareholder, directly or indirectly, exercises control or direction over all of the Subject Shares set forth the Shareholder’s signature page attached to this Agreement. Other than the Subject Shares, neither the Shareholder nor any of its affiliates, beneficially own, directly or indirectly, or exercise control or direction over any additional securities, or any securities convertible or exchangeable into any additional securities, of the Company or any of its affiliates.

(d)

As at the date hereof, the Shareholder is, and immediately prior to the Amendment Time the Shareholder will be, directly or indirectly, the sole beneficial owner of the Subject Shares, with good and marketable title thereto, free and clear of all Liens, except as may be set forth on Schedule A hereto.

(e)	The Shareholder has the sole right to sell and vote or direct the sale and voting of the Subject Shares.

(f)

No Person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Subject Shares or any interest therein or right thereto, except the Purchaser pursuant to this Agreement or the Proposal Agreement.

(g)

No material consent, approval, order or authorization of, or declaration or filing with, any Person is required to be obtained by the Shareholder in connection with the execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of the Shareholder’s obligations under this Agreement, other than those that are contemplated by the Proposal Agreement.

(h)

None of the Subject Shares are subject to any proxy, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of any of the Company’s securityholders or give consents or approvals of any kind, except this Agreement or as contemplated by the Proposal Agreement.

(i)

None of the execution and delivery by the Shareholder of this Agreement or the completion of the transactions contemplated hereby or the compliance by the Shareholder with its obligations hereunder will violate, contravene, result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of: (i) any constating documents of the Shareholder (if the Shareholder is not a natural person); (ii) any contract to which the Shareholder is a party or by which the Shareholder is bound; (iii) any judgment, decree, order or award of any Governmental Entity applicable to the Shareholder; or (iv) any law applicable to the Shareholder, except in each case as would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Shareholder to perform its obligations hereunder.

2.2 Representations and Warranties of the Purchaser.

The Purchaser represents and warrants to the Shareholder (and acknowledges that the Shareholder is relying on these representations and warranties in completing the transactions contemplated hereby and by the Proposal Agreement) that:

(a)

The Purchaser is a corporation duly incorporated and validly existing under the federal laws of Canada and has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Proposal Agreement. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other applicable laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(b)

None of the execution and delivery by the Purchaser of this Agreement or the compliance by the Purchaser with the Purchaser’s obligations hereunder or the Purchaser’s completion of the transactions contemplated herein and in the Proposal Agreement will violate, contravene, result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of: (i) any constating documents of the Purchaser; (ii) any contract to which the Purchaser is a party or by which the Purchaser is bound; (iii) any judgment, decree, order or award of any Governmental Entity; or (iv) any applicable law.

(c)

No material consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by the Purchaser in connection with the execution and delivery of this Agreement and the performance by it of its obligations under this Agreement, other than those which are contemplated by the Proposal Agreement.

ARTICLE 3

COVENANTS

3.1 Covenants of the Shareholder.

(a)

The Shareholder hereby covenants and agrees in favour of the Purchaser that, from the date hereof until the termination of this Agreement in accordance with Section 4.1, except as permitted by this Agreement:

(i)

at any meeting of securityholders of the Company called to vote upon the Resolution or the transactions contemplated by the Proposal Agreement or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Resolution or the transactions contemplated by the Proposal Agreement is sought (including by written consent in lieu of a meeting), the Shareholder shall cause all its Subject Shares which carry the right to vote at such meeting to be counted as present for purposes of establishing quorum and shall vote (or cause to be voted) all its Subject Shares which carry the right to vote at such meeting in favour of the Resolution and the transactions contemplated by the Proposal Agreement;

(ii)

at any meeting of securityholders of the Company or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the securityholders of the Company is sought in respect of any matter that could reasonably be expected to delay, prevent, impede or frustrate the successful completion of the Amended Arrangement and each of the transactions contemplated by the Proposal Agreement (the “Prohibited Matters”) (including by written consent in lieu of a meeting), the Shareholder shall cause all its Subject Shares which carry the right to vote at such meeting to be counted as present for purposes of establishing quorum and shall vote (or cause to be voted) all its Subject Shares which carry the right to vote at such meeting against the Prohibited Matters;

(iii)

the Shareholder shall revoke any and all proxies previously granted or voting instruction forms or other voting documents previously delivered that may conflict or be inconsistent with the Shareholder’s covenants and agreements set forth in this Agreement;

(iv)

the Shareholder agrees that he or she will not, directly or indirectly (i) sell, transfer, assign, grant a participation interest in, option, pledge, hypothecate, grant a security interest in or otherwise convey or encumber (each, a “Transfer”), or enter into any agreement, option or other arrangement to Transfer any of its Subject Shares to any Person, other than pursuant to the Proposal Agreement, or (ii) grant any proxies or power of attorney, deposit any of its Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to its Subject Shares, other than pursuant to this Agreement;

(v)

the Shareholder shall as a holder of Subject Shares cooperate with the Company and the Purchaser to the extent requested by either to successfully complete the Amended Arrangement and the other transactions contemplated by the Proposal Agreement and this Agreement and to oppose any of the Prohibited Matters;

(vi)

the Shareholder shall not exercise any rights of appraisal or rights of dissent, as applicable, from the Amended Arrangement or the transactions contemplated by the Proposal Agreement that the Shareholder may have; and

(vii)

without limiting the generality of Section 4.13, no later than five Business Days prior to the date of the Meeting: (i) with respect to any Subject Shares that are registered in the name of the Shareholder, the Shareholder shall deliver or cause to be delivered, in accordance with the instructions set out in the Circular, a duly executed proxy or proxies directing the holder of such proxy or proxies to vote in favour of the Resolution, with a copy to the Purchaser concurrently with such delivery; and (ii) with respect to any Subject Shares that are beneficially owned by the Shareholder but not registered in the name of the Shareholder, the Shareholder shall deliver a duly executed voting instruction form to the intermediary through which the Shareholder holds its beneficial interest in the Shareholder’s Subject Shares, instructing that the Shareholder’s Subject Shares be voted at the Meeting in favour of the Resolution, with a copy to the Purchaser concurrently with such delivery. Such proxy or proxies shall name those individuals as may be designated by the Company in the Circular and such proxy or proxies or voting instructions shall not be revoked, withdrawn or modified without the prior written consent of the Purchaser.

(b)

From the date hereof until the termination of this Agreement in accordance with Section 4.1, subject to Section 4.5, the Shareholder will not, and will ensure that its affiliates do not, directly or indirectly, through any officer, director, employee, representative or agent or otherwise:

(i)	solicit proxies or become a participant in a solicitation of proxies in opposition to or competition with the transactions contemplated by the Amended Arrangement;

(ii)

assist any Person in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the transactions contemplated by the Amended Arrangement;

(iii)	act jointly or in concert with others with respect to voting securities of the Company for the purpose of opposing or competing with the transactions contemplated by the Amended Arrangement; or

(iv)	encourage any effort or attempt by any other Person to do or seek to do any of the foregoing.

(c)	The Shareholder hereby consents to:

(i)

details of this Agreement being set out in any press release, proxy statement, including the Circular, and court documents produced by the Company, the Purchaser or any of their respective affiliates in connection with the Amended Arrangement in accordance with the provisions of the Proposal Agreement; and

(ii)	this Agreement being made publicly available, including by filing on SEDAR operated on behalf of the Securities Authorities.

(d)

Except as required by applicable law or stock exchange requirements, the Shareholder will not, and will ensure that its affiliates and representatives do not, make any public announcement with respect to the transactions contemplated herein or pursuant to the Proposal Agreement without the prior written approval of the Purchaser.

ARTICLE 4

GENERAL

4.1 Termination.

This Agreement will terminate and be of no further force or effect upon the earliest to occur of:

(a)	the mutual agreement in writing of the Shareholder and the Purchaser;

(b)	the date, if any, that the Proposal Agreement is terminated in accordance with its terms;

(c)	a Change in Recommendation[4]; and

(d)	the Amendment Time.

4.2 Time of the Essence.

Time is of the essence in this Agreement.

4.3 Effect of Termination.

If this Agreement is terminated in accordance with the provisions of Section 4.1, no Party will have any further liability to perform any of its covenants and agreements under this Agreement, provided that neither the termination of this Agreement nor anything contained in Section 4.1 will relieve any Party from any liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants and agreements made herein.

4.4 Equitable Relief.

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunctive and other equitable relief to prevent breaches of this Agreement, and to enforce compliance with the terms of this Agreement without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at law or in equity.

4.5 Capacity and Fiduciary Duty.

The Purchaser agrees and acknowledges that the Shareholder is bound hereunder solely in his or her capacity as a shareholder of the Company and that the provisions of this Agreement shall not be deemed or interpreted to bind the Shareholder or any of its affiliates or their directors, officers, shareholders, employees or agents in his or her capacity as a director or officer of the Company or any of its Subsidiaries. For the avoidance of doubt, nothing in this Agreement shall limit or restrict

[4]	Note: Reference to Change in Recommendation to be removed from Kevin Murphy’s Lock-up Agreement.

any Party from properly fulfilling his or her fiduciary duties as a director or officer of the Company or any of its Subsidiaries and nothing in this Agreement shall prevent a Shareholder who is a member of the board of directors or an officer of the Company from engaging, in such Shareholder’s capacity as a director or officer of the Company or any of its Subsidiaries.

4.6 Control

If any of the Subject Shares are held through a nominee, corporation, trust or other legal entity, including but not limited to a broker or other financial intermediary, over which the Shareholder has control as defined in the legislation governing the ownership of the property of such nominee, corporation, trust or other legal entity (either alone or in conjunction with any other Person), the Shareholder will vote or will cause to be voted such Subject Shares and exercise its power and authority to ensure that this Agreement is complied with by such nominee, corporation, trust or other legal entity.

4.7 Waiver; Amendment.

Each Party agrees and confirms that any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all of the Parties or in the case of a waiver, by the Party against whom the waiver is to be effective. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right. No waiver of any of the provisions of this Agreement will be deemed to constitute a waiver of any other provision (whether or not similar).

4.8 Entire Agreement.

This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the Parties with respect thereto.

4.9 Notices.

Any notice, or other communication given regarding the matters contemplated by this Agreement (each a “Notice”) (must be in writing, sent by personal delivery, courier or electronic mail and addressed:

(e)	to the Purchaser at:

Canopy Growth Corporation

1 Hershey Drive

Smith Falls, ON K7A 0A8

Attention:     David Klein

Email:         [PERSONAL INFORMATION REDACTED]

with copies (which shall not constitute notice) to:

Cassels Brock & Blackwell LLP

2100 Scotia Plaza, 40 King Street West

Toronto, ON M5H 3C2

Attention:     Jonathan Sherman

Email:           jsherman@cassels.com

and

Attention:     Jamie Litchen

Email:           jlitchen@cassels.com

(f)	to the Shareholder, at the address set out in the Shareholder’s signature page attached to this Agreement.

Any Notice or other communication is deemed to be given and received (i) if sent by personal delivery, same day courier or electronic mail, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day or (ii) if sent by overnight courier, on the next Business Day. A Party may change its address for service from time to time by providing Notice in accordance with the foregoing. Any subsequent Notice or other communication must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a Notice will be assumed not to be changed. Sending a copy of a Notice or other communication to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice or other communication to that Party. The failure to send a copy of a Notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.

4.10 Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.11 Successors and Assigns.

The provisions of this Agreement will be binding upon and enure to the benefit of the Parties hereto and their respective heirs, administrators, executors, legal representatives, successors and permitted assigns, provided that no Party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other Party hereto, provided that the Purchaser may assign all or part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, any of its affiliates, provided that if such assignment and/or assumption takes place, the Purchaser shall continue to be liable jointly and severally with such affiliate for all of its obligations hereunder.

4.12 Independent Legal Advice.

Each of the Parties hereby acknowledges that it has been afforded the opportunity to obtain independent legal advice and confirms by the execution and delivery of this Agreement that they have either done so or waived their right to do so in connection with the entering into of this Agreement.

4.13 Further Assurances.

The Parties hereto will, with reasonable diligence, do all things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party will provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

4.14 Expenses

Each of the Parties shall pay its respective legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

4.15 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and of Canada applicable therein. Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the British Columbia courts situated in the City of Vancouver and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

4.16 Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank.]

IN WITNESS OF WHICH the Parties have executed this Agreement as at the date first above written.

CANOPY GROWTH CORPORATION

Per:
Authorized Signing Officer
I have authority to bind the company.

IN WITNESS OF WHICH the Parties have executed this Agreement as at the date first above written.

[Shareholder]

(Print Name of Shareholder)

(Place of Residency)

(Print Name and Title)

Address:

Telephone:

Email:

(Number of Company Subordinate Voting Shares Held)

(Number of Company Proportionate Voting Shares Held)

(Number of Company Multiple Voting Shares Held)

(Number of High Street Units Held)

(Number of USCo2 Class B Shares Held)

(Number of Company Options Held)

(Number of Company RSUs Held)

EXECUTION VERSION

SCHEDULE D

AMENDED LICENSE AGREEMENT

(Please see attached)

AMENDED AND RESTATED INTELLECTUAL PROPERTY

AND TRADEMARK LICENSE AGREEMENT

THIS AMENDED AND RESTATED INTELLECTUAL PROPERTY AND TRADEMARK LICENSE AGREEMENT (“Amended & Restated Agreement”) is entered into as of this 24th day of June, 2020 (the “Effective Date”) by and between Canopy Growth Corporation, a Canadian corporation ( “Canopy”), TS Brandco Inc. an Ontario corporation (“TS Brandco”) and Tweed Inc. (“Tweed”) an Ontario corporation, on the one hand, and Acreage Holdings, Inc., a British Columbia company (the “Licensee”), on the other.

W I T N E S E T H:

WHEREAS, Canopy, TS Brandco, Tweed and the Licensee are parties to an intellectual property and trademark license agreement entered into as of the 27th day of June, 2019 (the “Original Agreement”) in connection with the arrangement agreement between Canopy and the Licensee dated as of April 18, 2019, as amended on May 15, 2019 (as may be amended and restated from time to time, the “Arrangement Agreement”);

AND WHEREAS, TS Brandco is the owner of certain Trademarks, as defined herein and as further particularized at Schedule “A”;

AND WHEREAS, Tweed (together with the TS Brandco, collectively referred to as the “Licensors”) is the owner of certain Trademarks, as defined herein and as further particularized at Schedule “B”;

AND WHEREAS, each Licensor is the owner of unique plans and systems for the establishment and operation of retail stores (the “Systems”) as further particularized at Schedule “C”;

AND WHEREAS, Canopy is the licensee of the Trademarks and the Systems pursuant to separate agreements, which grant Canopy the right to sublicense certain rights to use the Trademarks and the Systems;

AND WHEREAS, Canopy and/or its Affiliates is or are the owner or licensee of Intellectual Property, as defined herein, and has or have the right to license or sublicense others to use the Intellectual Property;

AND WHEREAS, as consideration for entering into the proposal agreement between Canopy and the Licensee dated as of the date hereof Canopy, TS Brandco, Tweed and the Licensee wish to amend and restate the Original Agreement in its entirety as set out in this Amended & Restated Agreement and Canopy is willing to grant to the Licensee, the non-exclusive right (but not the obligation) to use the Trademarks, Systems and Intellectual Property in connection with the Licensee’s business on the terms and conditions described below;

AND WHEREAS, the Licensee acknowledges that, as of the Effective Date, Canopy’s ability to use the Trademarks, Systems and Intellectual Property in the United States is limited as a result of Applicable Law;

AND WHEREAS, the Licensee wishes to acquire the non-exclusive right (but not the obligation) to use the Trademarks, Systems and Intellectual Property in the United States as set out herein.

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NOW, THEREFORE, in consideration of the Recitals, which are incorporated into and are an operative and integral part of this Amended & Restated Agreement, and for other good and valuable consideration, the receipt and sufficiency of which each Party acknowledges, the Parties agree as follows:

1. Definitions. In this Amended & Restated Agreement, the following words shall have the following meanings ascribed to them:

(a) “Affiliate” of any Person means, at the time the determination is being made, any other Person owned or Controlled by that Person, whether directly or indirectly; provided, however, that (i) an Affiliate of Canopy does not and shall not include Constellation Brands, Inc. or any of its subsidiaries, and (ii) following the Acquisition Effective Time, an Affiliate of the Licensee does not include Canopy, Constellation Brands, Inc. or any Affiliate or subsidiary thereof.

(b) “Applicable Law” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, approval, order, injunction, judgment, decree, official guidance, ruling, or condition of any grant, approval, permission, certification, consent, registration, authority or license, or other similar requirement, in each case whether domestic or foreign, enacted, adopted, promulgated, granted or applied by a Governmental Authority that is binding on or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Authority, as amended.

(c) “Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario or New York, New York.

(d) “Cannabis” means (i) all living or dead material, plants, seeds, plant parts or plant cells from any cannabis species or subspecies (including sativa, indica and ruderalis), including wet and dry material, trichomes, oil and extracts from cannabis (including cannabinoid or terpene extracts from the cannabis plant), and (ii) biologically synthesized analogs of cannabinoids extracted from the cannabis plant using micro-organisms; and including any and all derivative products therefrom which may now or in the future be legally produced.

(e) “Confidential Information” shall mean any and all non-public, confidential and/or proprietary information of a Party and all Know-How, Intellectual Property Rights and Trademark Rights therein disclosed by the disclosing Party to the receiving Party or its Representatives, whether orally, in writing or otherwise, but does not include information that: (i) is or becomes publicly known through no wrongful act of the receiving Party; (ii) is received in good faith on a non-confidential basis from a source other than the disclosing Party or its Representatives; (iii) was in the receiving Party’s possession before its disclosure by the disclosing Party or its Representatives; (iv) was independently developed by the receiving Party without breach of this Amended & Restated Agreement; or (v) is explicitly approved for release to a third party by Notice from the disclosing Party to the receiving Party.

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(f) “Control” means possession, directly or indirectly, of the power to direct or cause the direction of management and policies through ownership of voting shares, interests or securities, or by contract, voting trust or otherwise; and “Controlled” and “Controlling” shall have corresponding meanings.

(g) “Governmental Authority” means any (i) multinational, national, federal, provincial, state, territorial, municipal, local or other government (whether domestic or foreign), (ii) governmental or quasi-governmental authority of any nature, including any stock exchange or any governmental ministry, agency, branch, department, commission, commissioner, board, tribunal, bureau or instrumentality (whether domestic or foreign), or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power under or for the account of any of the foregoing, including any court, arbitrator or arbitration tribunal.

(h) “Identified States” means [COMMERCIALLY SENSITIVE INFORMATION REDACTED].

(i) “Identified Sublicensee” has the meaning ascribed to it in Section 5(b) of this Amended & Restated Agreement.

(j) “Infringement” means any infringement, deemed infringement, unfair competition, passing-off, depreciation of goodwill, or other unauthorized use of or interference with any Intellectual Property Rights and/or Trademark Rights, and “Infringe” shall have the corresponding meaning.

(k) “Intellectual Property” means each of the following which is owned by or sublicensable to Licensee by Canopy or Canopy’s Affiliates, domestic and foreign: (i) patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) proprietary and non-public business information, including agricultural products, genetics, inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, Confidential Information, Know-How, methods, processes, designs, architectural plans, works of authorship, technology, technical data, schematics, studies, reports, business methods, business rules, algorithms, formulae, models, and customer lists, and documentation relating to any of the foregoing, and the technologies, inventions, products and/or processes which are the subject thereof, and all other tangible and intangible intellectual and industrial property owned by or licensed to Canopy and/or its Affiliates as of the Effective Date or created, developed or acquired by or licensed to Canopy and/or its Affiliates during the Term of this Amended & Restated Agreement; (iii) copyrights, copyright registrations and applications for copyright registration; (iv) mask works, mask work registrations and applications for mask work registrations; (v) designs, design registrations, design registration applications and integrated circuit topographies; (vi) software; (vii) computer programs, programming code, data, compilations of data, computer databases, equipment configurations, written materials, compositions, visual demonstrations, ideas, and concepts; and (viii) any other

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intellectual property, industrial property and improvements to any of the foregoing which is designated in writing by Canopy and/or Canopy’s Affiliates (whether on the initiative of a Licensor, Canopy and/or or at the request of Licensee, such request not to be unreasonably refused by the Licensors and/or Canopy) for use by Licensee, but excluding any technologies as further particularized at Schedule “D” that are licensed to third parties on an exclusive basis as of the Effective Date.

(l) “Intellectual Property Rights” means any and all vested or contingent rights, in any jurisdiction, provided under: (i) patent law; (ii) copyright law (including moral rights); (iii) design patent or industrial design law; (v) plant breeders’ rights law; (vi) semi-conductor chip or mask work law; or (vii) any other statutory provision (including laws governing domain names) or common law principle (including trade secret law and law relating to Know-How or information of the same or similar nature and protected in the same or similar way) governing intellectual property, whether registered or unregistered, and including rights in any and all applications and registrations in respect of the foregoing and all rights of action, powers and benefits relating thereto, including the right to bring proceedings and claim or recover damages or other remedies in relation to any Infringement.

(m) “Know-How” means all information of Canopy or Canopy’s Affiliates not publicly known and not independently developed by a third party that is used or capable of being used in or in connection with any product or process of Canopy and/or Canopy’s Affiliates existing in any form (including, but not limited to that comprised in or derived from engineering, chemical and other data, specifications, formulae, experience, drawings, manuals, instructions, designs, brochures, catalogues and other descriptions) and including information relating to: (i) cultivation methods of any plants; (ii) the design, development, manufacture, formulation or production of any products; (iii) the operation of any process; (iv) the provision of any services; (v) the selection, procurement, construction, installation, maintenance or use of raw materials, plant, machinery or other equipment or processes; (vi) the rectification, repair or service or maintenance of products, plant, machinery or other equipment; (vii) extraction techniques; (viii) the supply, storage, assembly or packing of raw materials, components or partly manufactured or finished products; or (ix) quality control, testing or certification.

(n) “Licensed Products and Services” has the meaning ascribed to it in Section 4(a) of this Amended & Restated Agreement.

(o) “Licensing Criteria” means a Person who (i) is not a direct or indirect competitor of Canopy or the Licensee or any of their respective Affiliates; (ii) is capable of using the Trademarks, Systems or Intellectual Property in compliance with the Standards; (iii) has minimum cash and cash equivalents in the amount of $50 million as shown on its most recent consolidated statement of financial position; (iv) has operated for a minimum of five years; (v) is not subject to any (A) criminal convictions, court injunction, or restraining order; (B) order of a state or federal regulator; (C) SEC disciplinary order; (D) SEC cease-and-desist order; (E) SEC stop order; (F) suspension or expulsion from membership in a self-regulatory organization; or (G) U.S. Postal Service false representation order; and (vi) has for the prior fiscal year maintained minimum net working capital amount of at least $25 million.

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(p) “Losses” means damages, fines, penalties, losses, liabilities, awards, settlements, judgments, claims, threatened claims, charges, indictments, costs, fees and expenses, in each case of any kind, character or description (including payments, refunds and delivery of additional goods and/or services, interest, and reasonable fees and expenses of legal counsel or other professionals).

(q) “Net Revenue” means gross sales or revenue net of discounts, buy-downs, bona fide returns and refunds and exclusive of the amount of any tax or fee imposed by any federal, provincial, municipal or Governmental Authority directly on sales, including any excise taxes and/or taxes collected from customers if such tax is added to the selling price actually remitted to such Governmental Authority.

(r) “Notice” means any notice, request, direction or other document that a Party can or must make or give under this Amended & Restated Agreement.

(s) “Overlap States” means [COMMERCIALLY SENSITIVE INFORMATION REDACTED].

(t) “Parties” means Canopy, TS Brandco, Tweed and the Licensee collectively, and “Party” means any one of them as the context requires.

(u) “Person” means a natural person, partnership, limited partnership, limited liability partnership, corporation, limited liability corporation, unlimited liability company, joint stock company, trust, unincorporated association, or joint venture, and pronouns have a similarly extended meaning.

(v) “Proposed Licensee” has the meaning ascribed to it in Section 5(c) of this Amended & Restated Agreement.

(w) “Proposed Sublicense” has the meaning ascribed to it in Section 5(b) of this Amended & Restated Agreement.

(x) “Representative” means in respect of a Person: (i) each director, officer, shareholder, partner, employee, agent, accountant, legal or other professional advisor in connection with the license contemplated in this Amended & Restated Agreement, and any other authorized representative; and (ii) that Person’s Affiliates or Controlling Persons, and the directors, officers, shareholders, partners, employees, agents, accountants, and legal or financial or other professional advisors in connection with the transactions contemplated in this Amended & Restated Agreement of those Affiliates or Controlling Persons.

(y) “Revenue” means gross sales from results of operations during the 12 month period prior to the date of determination as calculated in accordance with US GAAP.

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(z) “Revenue Overlap” means [COMMERCIALLY SENSITIVE INFORMATION REDACTED].

(aa) “Royalty Revenue” means the Net Revenue generated by the Licensee and its Affiliates using or otherwise derived from, directly or indirectly, the Intellectual Property, Systems or Trademarks.

(bb) “SEC” means the United States Securities and Exchange Commission.

(cc) “Standards” has the meaning ascribed to it in Section 6(a) of this Amended & Restated Agreement.

(dd) “Systems” has the meaning ascribed to it in the preamble of this Amended & Restated Agreement, and includes any improvements to the Systems which may be designated in writing by a Licensor and/or Canopy (whether on the initiative of a Licensor, Canopy or at the request of Licensee, such request not to be unreasonably refused by the Licensors and/or Canopy) for use by Licensee, as further particularized at Schedule “C”.

(ee) “Territory” means the United States of America, its territories and possessions, and the District of Columbia.

(ff) “Trademarks” means: (i) TS Brandco’s trademarks, trade names, certification marks, trade dress, other commercial symbols, copyrights, logos and/or other indicia of origin, whether registered or unregistered, consisting of U.S. Trademark Registration No. 5,080,224, and U.S. Trademark Application Nos. 87/274,801, 87/274,966, 87/275,023, and 87/274,990, as listed in Schedule “A” hereto or otherwise designated in writing by Canopy from time to time (and including any and all modified or updated versions thereof); (ii) Tweed’s trademarks, trade names, certification marks, trade dress, other commercial symbols, copyrights, logos and/or other indicia of origin, whether registered or unregistered, as listed in Schedule “B” hereto or otherwise designated in writing by Canopy from time to time (and including any and all modified or updated versions thereof); and (iii) such other trade names, trademarks, symbols, logos, distinctive names, service marks, certification marks, logo designs, insignia related to the Systems or the Licensed Products and Services which may be designated in writing by a Licensor or Canopy (whether on the initiative of a Licensor, Canopy or at the request of Licensee, such request not to be unreasonably refused by the Licensors and/or Canopy).

(gg) “Trademark Rights” means any and all vested, contingent and future rights, in any jurisdiction, provided under trademark law (including laws governing trademarks, trade names and logos) or any other statutory provision or common law principle governing trademarks, whether registered or unregistered, and including rights in any and all applications and registrations in respect of the foregoing and all rights of action, powers and benefits relating thereto, including the right to bring proceedings and claim or recover damages or other remedies in relation to any Infringement.

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(hh) “US GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination.

2. Grant of License. Canopy hereby grants to the Licensee the non-exclusive, royalty-free license and right to use the Intellectual Property, Systems and Trademarks in the Territory solely for the purposes specified in Section 4 hereof and in accordance with the terms of this Amended & Restated Agreement, provided that, notwithstanding the foregoing, following the Acquisition Effective Time (as defined in the Arrangement Agreement), the Licensee shall pay to Canopy a royalty at the rate of [COMMERCIALLY SENSITIVE INFORMATION REDACTED] of Royalty Revenue, calculated and payable within sixty (60) days following the end of each calendar quarter. Any and all amounts expressed as being payable pursuant to this Amended & Restated Agreement by the Licensee, which for greater certainty includes the royalty described in this Section, shall not include taxes, duties or any other governmental levies, the payment of which are, unless otherwise provided for herein, the responsibility of the Licensee. For greater certainty, the Licensee shall be responsible for the payment to Canopy, and shall pay or cause to be paid to Canopy, any sales, value-added or similar tax or other tax that is not a withholding or income tax in respect of the royalty described in this Section, however denominated and measured, imposed by a Governmental Authority in respect of any amounts payable pursuant to this Amended & Restated Agreement by the Licensee. If the Licensee is required by Applicable Law or the administrative practice of any Governmental Authority to make any deduction or withholding on account of a withholding tax from the payment of a royalty described in this Section 2:

(a) the Licensee shall notify Canopy of any such requirement or any change in any such requirement as soon as it becomes aware of it as soon as practicable;

(b) the Licensee shall pay, or cause to be paid, any such withholding tax before the date on which penalties attach thereto, if the liability to pay is imposed on royalty payments to Canopy;

(c) to the extent that the amount of the withholding tax that actually is required to be withheld exceeds the amount of the withholding tax that would have been withheld if a tax treaty between the relevant taxing jurisdictions applicable to each of Canopy or its assignee(s) and Licensee or its assignees, would have applied (“Excess Withholding Amount”), the royalty payable by the Licensee shall be increased to the extent necessary to ensure that, after the making of the deduction, withholding or payment of such Excess Withholding Amount (including any deduction, withholding or payment applicable to additional sums payable under this Section 2), Canopy receives on the due date a net sum equal to what Canopy would have received had no such deduction, withholding or payment for an Excess Withholding Amount have been required; and

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(d) as soon as practicable after the due date of payment of any withholding tax which it is required by Section 2(b) above to pay, the Licensee shall deliver Canopy the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence satisfactory to Canopy of such deduction, withholding or payment and of the remittance thereof to the relevant Governmental Authority.

If Canopy is entitled to an exemption from or reduction of withholding tax with respect to payments made under this Amended & Restated Agreement Canopy shall deliver, to the extent that Canopy is legally entitled to do so, to the Licensee, at the time or times reasonably requested in writing by the Licensee, such properly completed and executed documentation that is required by Applicable Law or the administrative practice of any Governmental Authority, and that is reasonably requested in writing by the Licensee, as will permit such royalty payments to be made without withholding or at a reduced rate of withholding. In addition, Canopy, if reasonably requested in writing by the Licensee, shall, to the extent it is legally entitled to do so, deliver such other documentation prescribed by Applicable Law and reasonably requested in writing by Licensee as will enable Licensee to determine whether or not Canopy is subject to backup withholding or information reporting requirements. The Parties hereby agree to make any necessary revisions to this Amended & Restated Agreement, including an assignment of the rights and obligations of the Licensee hereunder to an Affiliate in order to ensure an optimal economic outcome with consideration for the terms of the tax treaty between the United States and Canada.

3. Reservation of Rights. Any rights not expressly granted to the Licensee in this Amended & Restated Agreement are reserved to the Licensors and/or Canopy and its Affiliates. The Licensee does not acquire any rights, title or interest other than the right to use the Intellectual Property, Systems and Trademarks in accordance with the terms of this Amended & Restated Agreement. Specifically, the Licensee acknowledges that any goodwill associated with the use by it of the Intellectual Property, Systems and Trademarks inures to the benefit of the applicable Licensor.

4. Scope of License. Subject to the provisions of Section 2 hereof, the Licensee shall:

(a) have the right (but not the obligation) to use the Intellectual Property, Systems and Trademarks in connection with the present or future products, services and business of Licensee relating to the cultivation, distribution, promotion and sale of Cannabis, Cannabis accessories and non-Cannabis merchandise (collectively, the “Licensed Products and Services”) within the Territory. The Licensee’s use of the Intellectual Property, Systems and Trademarks shall be in compliance with all Applicable Laws, with the exception of the Controlled Substances Act, 21 USC 801 et seq. (“CSA”), as it applies to cannabis, and any other federal law of the United States from time to time, the violation of which is predicated upon a violation of the CSA as it applies to cannabis (collectively “Federal Cannabis Laws”) and the Licensee shall comply with the limitations regarding Applicable Law in Section 6(c) of this Amended & Restated Agreement.

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(b) Where reasonably practicable given the size, form and texture of the products and materials, with respect to the Trademarks listed at Schedule “A”, place the following notice, or any other notice that TS Brandco and/or Canopy may reasonably request from time to time, in a legible manner on each licensed product that forms part of the Licensed Products and Services and on any promotional materials or other materials in any form used in the delivery of the Licensed Products and Services, including any content posted on any Internet site:

“Trademark(s) of TS Brandco Inc.; used under licence by Acreage Holdings, Inc.” or

“Trademark(s) of TS Brandco Inc.; used under licence.”

(c) Where reasonably practicable given the size, form and texture of the products and materials, with respect to the Trademarks listed at Schedule “B”, place the following notice, or any other notice that the Tweed Licensor and/or Canopy may request from time to time, in a legible manner on each licensed product that forms part of the Licensed Products and Services and on any promotional materials or other materials in any form used in the delivery of the Licensed Products and Services (subject to the nature of the medium and availability of space), including any content posted on any Internet site:

“Trademark(s) of Tweed Inc.; used under licence by Acreage Holdings, Inc.” or

“Trademark(s) of Tweed Inc.; used under licence.”

(d) The Licensee shall mark each Trademark used on a licensed product that forms part of Licensed Products and Services with the ® symbol, in the case of trademarks registered in the Territory, and with the ™ symbol, in the case of trademarks that are not registered in the Territory.

(e) The Licensee will cause all sublicensees to affix in a conspicuous location upon their premises a sign containing whichever of the following notices is applicable: “This business is operated independently by “sublicensee” who is an authorized licensed user of the trademarks owned by TS Brandco Inc.”; or “This business is operated independently by “sublicensee” who is an authorized licensed user of the trademarks owned by Tweed Inc.”

5. Sublicenses.

(a) The Licensee may, without the consent of Canopy or either Licensor, sublicense use of the Trademarks, Systems and/or Intellectual Property to its Affiliates.

(b) The Licensee may, with the prior written consent of Canopy, which consent shall not be unreasonably withheld, sublicense use of the Trademarks, Systems and/or Intellectual Property to any Person other than its Affiliates (the “Identified Sublicensee”). For greater certainty, Canopy’s consent shall not be considered to be unreasonably withheld in the event that the proposed sublicensee does not meet the Licensing Criteria. [COMMERCIALLY SENSITIVE INFORMATION REDACTED].

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(c) As of the earlier of the Triggering Event Date (as defined in the Arrangement Agreement) and the date that the Purchaser Call Option (as defined in the Arrangement Agreement) may be exercised by Canopy, and at any time thereafter, the Licensee shall [COMMERCIALLY SENSITIVE INFORMATION REDACTED].

(d) Any sublicense granted under this Amended & Restated Agreement shall be in writing with a copy provided to Canopy. Any sublicense granted under this Amended & Restated Agreement pursuant to Section 5(b) or Section 5(c) shall be provided to Canopy at least five (5) Business Days prior to execution by the Licensee. The Licensee shall ensure that any sublicensees comply with their obligations under this Amended & Restated Agreement as if the sublicensees were themselves the Licensee; provided, however, that if any sublicensee is a Proposed Licensee pursuant to Section 5(c), the Licensee shall be indemnified by Canopy for the reasonable and documented costs and expenses of its external legal counsel incurred as a result of, or arising from, any claim or demand brought or threatened by [COMMERCIALLY SENSITIVE INFORMATION REDACTED] against the Licensee in connection with a sublicense pursuant to Section 5(c).

6. Standards.

(a) Compliance with Standards. The Licensee shall ensure compliance with the specifications and service and quality standards of Canopy and/or the Licensors, as may be updated from time to time (collectively the “Standards”) applicable to the Trademarks, Systems, and Intellectual Property. The Licensee acknowledges and agrees that the Standards shall be at least equivalent to those adopted or used by Canopy with respect to the Systems and Trademarks at the Effective Date. Canopy shall advise the Licensee in writing of any material changes to the Standards.

(b) Quality Control. To ensure the maintenance of the Standards, Canopy shall have the right to investigate and inspect, from time to time upon ten (10) Business Days’ advance written Notice during normal business hours, the facilities, operations, products and business records of the Licensee related to the Licensed Products and Services (for certainty excluding financial records) for the limited purpose of conducting an inspection to verify that the Licensee is in compliance with the Standards, and the Licensee shall reasonably cooperate with Canopy in making such investigations provided that Canopy acts reasonably in minimizing any material disruption to Licensee’s business operations. Canopy shall keep confidential any information that it obtains from any inspection conducted under this Section in accordance with the terms of Section 8 (Confidential Information).

(c) Compliance with Applicable Laws. The Licensee shall conduct its business operations involving the use of the Intellectual Property, Systems and Trademarks in strict compliance with all Applicable Laws, with the exception of Federal Cannabis Laws. The Licensee shall not establish or operate retail stores selling Cannabis or otherwise sell Cannabis for recreational or medicinal purposes using the Intellectual Property, Systems and Trademarks in

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jurisdictions within the Territory where the sale of Cannabis for such purposes violates Applicable Laws, with the exception of Federal Cannabis Laws. The Licensee may establish and operate retail stores, other than those selling Cannabis, using the Intellectual Property, Systems and Trademarks in any jurisdictions within the Territory provided that such activities comply with all Applicable Laws.

7. Term and Termination.

(a) The term of this Amended & Restated Agreement (the “Initial Term”) will be ten (10) years, starting on the Effective Date. Licensee shall have the option to renew the term of this Amended & Restated Agreement for seven (7) additional five (5) year terms provided the Licensee is in compliance with the material terms of this Amended & Restated Agreement at the time of renewal (each a “Renewal Term”) unless the Amended & Restated Agreement is terminated earlier in accordance with its terms.

(b) The License granted hereunder, or any portion thereof, shall terminate upon the occurrence of any of the following events:

i.

Canopy may terminate this Amended & Restated Agreement, in its entirety, at any time, in its sole discretion, upon twelve (12) months’ prior written Notice to the Licensee. If both Parties mutually agree to waive such Notice period, this Amended & Restated Agreement shall terminate upon the date of such waiver.

ii.

Canopy may terminate this Amended & Restated Agreement in its entirety, at any time, in its sole discretion, in the event that Canopy or any of its Affiliates is notified in writing of, or is the subject of, any regulatory investigation or proceeding by any Governmental Authority related to possible violations of Applicable Law arising from this Amended & Restated Agreement. Canopy shall provide the Licensee with written Notice of such termination and this Amended & Restated Agreement shall terminate upon the date of such written Notice.

iii.

Canopy may terminate this Amended & Restated Agreement in its entirety, at any time, in the event that termination is required by Applicable Law (with the exception of Federal Cannabis Laws) or if the performance of this Amended & Restated Agreement in any part of the Territory would otherwise violate Applicable Law (with the exception of Federal Cannabis Laws), as determined by Canopy, acting reasonably.

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iv.

Canopy may terminate this Amended & Restated Agreement, in its entirety, at any time, in its sole discretion, in the event that the Licensee has breached any material term of the Arrangement Agreement as determined by Canopy, acting reasonably, and the Licensee fails to cure such breach within 30 days after written Notice from Canopy. If not cured within such time, Canopy shall provide the Licensee with written Notice of such termination and this Amended & Restated Agreement shall terminate on the date of such written Notice.

v.	Canopy may terminate this Amended & Restated Agreement, in its entirety, at any time, in its sole discretion, in the event that the Arrangement Agreement is terminated.

vi.

If the Licensee shall apply for or consent to the appointment of a receiver, trustee or liquidator of the Licensee or of all or a substantial part of its assets, liquidate such by itself, file a voluntary petition in bankruptcy, be unable or admit in writing its inability to pay its debts as they become due, make a general assignment for the benefit of its creditors, an assignment for the benefit of its creditors, file a petition or any answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, file an answer admitting the material allegations of a petition filed against the Licensee in any bankruptcy, reorganization or insolvency proceedings, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating the Licensee a bankrupt or insolvent or approving a petition seeking reorganization of the Licensee or appointing a receiver, trustee or liquidator of the Licensee or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for a period of 20 consecutive days from the filing thereof, or shall take any action towards its dissolution or termination;

vii.

In the event the Licensee does not maintain the Standards, and fails to commence to improve its adherence to the Standards within 30 days after written Notice from Canopy or shall thereafter fail to continue diligently to make such improvements until the required Standards have been reached;

viii.

If the Licensee shall default under any of the other provisions of this Amended & Restated Agreement (including, for greater certainty, Section 5(b) of this Amended & Restated Agreement) and shall fail to cure such default within 30 days after written Notice from Canopy; and

ix.	If Canopy shall default under any of the provisions of this Amended & Restated Agreement and Canopy shall fail to cure such default within 30 days after written Notice from Licensee;

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then upon the occurrence of any such event, this Amended & Restated Agreement and all rights of the Licensee hereunder shall terminate either immediately or upon written Notice by Canopy to the Licensee or Licensee to Canopy, as applicable; provided, however, that (i) the provisions of this Amended & Restated Agreement with respect to any actions required to be taken by the Licensee or Canopy, as applicable, upon such termination shall continue in full force and effect and shall be enforceable by Canopy or Licensee, and (ii) all rights of Licensee (unless the Licensee elects in writing otherwise) shall continue hereunder in respect of, and to the extent necessary to satisfy all obligations of Licensee pursuant to, any sublicense existing on the termination date with a Proposed Licensee until such time as the sublicense terminates in accordance with its terms.

(c) Upon the termination or expiry of this Amended & Restated Agreement, the Licensee shall:

i.

Except as set forth in Section 7(d) below, cease use of the Intellectual Property, Systems and Trademarks, including in association with retail stores and Licensed Products, and deliver up to Canopy all copies of all manuals, instructional materials and other technical information, records and instructions relating to the Intellectual Property, Systems and Trademarks in any media or form; and

ii.	as soon as practicable, deliver up to the Licensors all copies of all Confidential Information of Canopy, Canopy’s Affiliates and/or the Licensors which are in its possession.

(d) Except if this Amended & Restated Agreement is terminated pursuant to Section 7(b)(ii) or (iii), upon expiration or termination of this Amended & Restated Agreement, Licensee shall have three (3) months to phase-out the use of Licensed Products and Services and related collateral bearing the Licensed Marks in its possession as of the date of termination or expiration (the “Sell-Off Period”), in each case, in accordance with the terms and conditions of this Amended & Restated Agreement and any reasonable directions from Canopy. For greater certainty, the termination of rights under this Amended & Restated Agreement with respect to only a specific state or local jurisdiction within the Territory does not affect Licensee’s rights in the remainder of the Territory where the Amended & Restated Agreement is not terminated.

8. Confidential Information.

(a) All Confidential Information shall be treated as confidential by the Parties and shall not be disclosed to any other Person other than in circumstances where a Party has an obligation to disclose such information in accordance with Applicable Law, in which case, such disclosure shall only be made after consultation with the other Parties (if reasonably practicable and permitted by Applicable Law) and, in the case of a public announcement required by Applicable Law, shall only be made in accordance with Section 8(e).

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(b) Notwithstanding the foregoing, each of the Parties acknowledges and agrees that

i.

each of the Parties may disclose Confidential Information to a Person providing financing or funding to such Party in respect of its obligations hereunder, so long as prior to receiving any such information the recipient enters into a confidentiality agreement with the disclosing Party pursuant to which the recipient provides a confidentiality undertaking in favour of the other Parties to maintain the confidentiality of the Confidential Information in a manner consistent with this Amended & Restated Agreement; and

ii.

each of the Parties may disclose Confidential Information to their respective Representatives, as well as any contractors and subcontractors of such Party, provided that each of such individuals to whom Confidential Information is disclosed is advised of the confidentiality of such information and is directed to abide by the terms and conditions of this Section 8.

(c) The Confidential Information of each Party is proprietary and has competitive value. Accordingly, any disclosure to a disclosing Party’s competitors or to the public would be detrimental to the best interests of the disclosing Party, which may incur Losses, costs, and damages as a result.

(d) During the Term, each Party shall, if practicable in advance of making, or any of its Affiliates making, a public announcement concerning this Amended & Restated Agreement or the matters contemplated herein to a stock exchange or as otherwise required by Applicable Law, advise the other Parties of the text of the proposed public announcement and, to the extent legally permitted, provide such other Parties with a reasonable opportunity to comment on the content thereof. If any of the Parties determines that it is required to publish or disclose the text of this Amended & Restated Agreement in accordance with Applicable Law, it shall provide the other Parties with an opportunity to propose appropriate additional redactions to the text of this Amended & Restated Agreement, and the disclosing Party hereby agrees to accept any such suggested redactions to the extent permitted by Applicable Law. If a Party does not respond to a request for comments within 48 hours (excluding days that are not Business Days) or such shorter period of time as the requesting Party has determined is necessary in the circumstances, acting reasonably and in good faith, the Party making the disclosure shall be entitled to issue the disclosure without the input of the other Parties. The Party making the announcement shall disclose, or permit the disclosure of, only that portion of Confidential Information required to be disclosed by Applicable Law. The final text of the disclosure and the timing, manner and mode of release shall be the sole responsibility of the Party issuing the disclosure.

(e) The provisions of this Section 8 shall apply indefinitely.

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9. Protection of Intellectual Property, Systems and Trademarks.

(a) Infringement by a Third Party. Each Party shall promptly give Notice to the other Party when it becomes aware of any actual, suspected, or threatened Infringement of the Intellectual Property, Systems and/or Trademarks by a third party in the Territory. Canopy and/or a Licensor shall, in that case, take any steps it considers reasonably necessary in its sole discretion to enforce its Intellectual Property Rights and Trademark Rights at its own expense. The Licensee shall, at Canopy’s expense, cooperate with Canopy and/or the Licensors to the fullest possible extent.

(b) Claim of Infringement against the Licensee. Each Party shall promptly give Notice to the other Party of any action, claim or demand brought or threatened by a third party against it arising out of its use of the Intellectual Property, Systems and/or Trademarks.

(c) Claims which are not clearly the responsibility of either the Licensee or Canopy. In the event of any action, claim or demand brought or threatened by a third party against the Intellectual Property, Systems and/or Trademarks in the Territory and during the Term as a result of any actions, suits, conditions or occurrences which are not clearly the sole responsibility of a single Party hereunder, then the Parties shall cooperate and join with each other in taking all steps they consider appropriate to protect the Intellectual Property, Systems and/or Trademarks, and all liabilities and expenses imposed or incurred shall be borne equally by the Parties.

10. No Unauthorized Uses or Disparagement. Neither the Licensee nor its approved sublicensees shall modify or alter any of the Intellectual Property, Systems and/or Trademarks, and neither the Licensee nor its approved sublicensees shall disparage or otherwise knowingly harm the goodwill associated with any of the Intellectual Property, Systems and/or Trademarks. All of the Licensee’s and its approved sublicensees’ use of any of the Intellectual Property, Systems and/or Trademarks inure to Canopy’s, Canopy’s Affiliates, and the Licensors’ benefit. The Licensee shall not do, cause to be done or permit to be done, during the term of this Amended & Restated Agreement, anything or act that will impair in any way the rights of Canopy, Canopy’s Affiliates or the Licensors in and to the Intellectual Property, Systems and/or Trademarks. The Licensee shall not register or attempt to register anywhere in the world any of the Intellectual Property, Systems or Trademarks or any portion thereof alone or as part of its own intellectual property and /or trademarks, nor shall the Licensee use or attempt to register anywhere in the world any trademarks which are confusingly similar to or constitute a colorable imitation of the Trademarks without the prior written consent of Canopy, Canopy’s Affiliates and/or the Licensors, as applicable.

11. Representations and Warranties of Canopy. Canopy represents and warrants to the Licensee as follows, acknowledging that the Licensee is relying on these representations and warranties:

(a) it is the licensee of the Trademarks and Systems, that such license is legal, valid and binding upon the parties thereto, and enforceable by Canopy in accordance with its terms.

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(b) it or its Affiliates are the sole owner of the Intellectual Property.

(c) Canopy and/or Licensors are the owners of the Intellectual Property, Systems and Trademarks including the applications and registrations set forth in Schedule “A” and Schedule “B”.

(d) Canopy has the right, power and authority to grant the license set out in Section 2 of this Amended & Restated Agreement and all other rights granted to the Licensee under this Amended & Restated Agreement and has not granted and will grant no other rights or licences that would conflict with the rights granted to Licensee under this Amended & Restated Agreement.

(e) To the knowledge of Canopy, the exercise by Licensee of the rights and license granted under this Amended & Restated Agreement will not infringe or otherwise conflict with the rights of any other Person.

(f) The Confidentiality and Know-How contained in the Intellectual Property is and remains confidential to Canopy and/or the Licensors and those who have signed written confidentiality and non-disclosure agreements with Canopy and/or the Licensors, as applicable, and Canopy and/or the Licensors have taken reasonable steps to protect the confidentiality of that Confidential Information and Know-How from disclosure to, or use by, unauthorized Persons.

(g) Except as disclosed by Canopy to Licensee, there is no material settled, pending, or threatened litigation, opposition, or other claim or proceeding challenging the validity, enforceability, ownership, registration, or use of any Trademarks, Systems or Intellectual Property in the Territory that would impact Licensee’s exercise of its rights under this Amended & Restated Agreement.

(h) Except as disclosed by Canopy to Licensee, neither Canopy or Licensors have brought or threatened any claim against any third party alleging infringement of any Intellectual Property, Systems or Trademarks in the Territory nor to the knowledge of Canopy is any third party infringing or threatening to infringe any such rights in the Territory.

12. Representations and Warranties of the Parties. Canopy, Licensors and the Licensee each represent and warrant to the other as follows, acknowledging that the other Parties are relying on these representations and warranties:

(a) It is a corporation incorporated and existing under the laws of the jurisdiction of its incorporation.

(b) It has the corporate power and capacity to carry on business, to own properties and assets, and to execute, deliver and perform its obligations under this Amended & Restated Agreement.

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(c) It has taken all necessary corporate action to authorize its execution and delivery of, and the performance of its obligations under, this Amended & Restated Agreement.

(d) This Amended & Restated Agreement constitutes a legal, valid, and binding obligation, enforceable against it in accordance with its terms, subject to:

i.	bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement, winding-up and other laws of general application affecting the enforcement of creditors’ rights generally, and

ii.	general equitable principles including the principle that the granting of equitable remedies, such as injunctive relief and specific performance, is at the court’s discretion

(e) The execution, delivery and performance of its obligations under this Amended & Restated Agreement do not and will not breach or result in any default under its articles, by-laws, or any unanimous shareholders agreement, and/or any agreement to which it is a party or by which it is bound.

13. Representations and Warranties of the Licensee.

(a) The Licensee conducts its business operations in compliance with all Applicable Laws, with the exception of the Controlled Substances Act, 21 USC 801 et seq., (or similar U.S. laws) as it applies to Cannabis.

14. Covenants of the Licensee.

(a) Ownership of Systems and Trademarks. The Licensee acknowledges, as between Licensors and Licensee, that the Licensors are the owners of the Systems and Trademarks, and of the goodwill pertaining thereto. The Licensee agrees, subject to the rights and privileges granted hereunder, that the same shall remain the sole and exclusive property of the Licensors. Upon termination of all or any part of the rights and privileges granted hereunder, the Licensee agrees that it will at Canopy’s expense execute all documents and instruments, and make all filings, necessary to assign and transfer to Canopy without compensation any and all rights it may have acquired in the Systems and Trademarks (including any additional rights therein secured by reason of the Licensee’s use thereof); and upon failure of the Licensee to so act, Canopy shall have the right to execute such documents and instruments, and make such filings, on behalf of the Licensee, and the Licensee hereby appoints Canopy its attorney in fact to execute all such documents and instruments, and to make all such filings, and to take all other steps necessary to effect such assignments and transfers in the name, place and stead of the Licensee. The Licensee agrees that the Licensors, Canopy and/or Canopy’s Affiliates may continue to use the Systems and Trademarks for their own benefit in the Territory in order to conduct their business operations.

18

(b) Ownership of Intellectual Property. The Licensee acknowledges, as between Canopy and Licensee, that Canopy and/or Canopy’s Affiliates are the owner(s) of the Intellectual Property, and that all use by the Licensee of the Intellectual Property shall enure to the benefit of Canopy and/or its Affiliates. The Licensee agrees, subject to the rights and privileges granted hereunder, that the same shall remain the exclusive property of Canopy and/or Canopy’s Affiliates. The Licensee agrees that Canopy and/or its Affiliates may continue to use the Intellectual Property for its own benefit in order to conduct its business operations.

(c) Protection of Intellectual Property and Systems. The Licensee shall not directly or indirectly seek to register any other intellectual property or engage in any conduct that would constitute Infringement of or otherwise affect Canopy and/or Canopy’s Affiliates rights in and to the Intellectual Property, or engage in any conduct that would constitute Infringement of, or otherwise harm, the intellectual property rights of third parties.

(d) Protection of Trademarks. The Licensee shall not directly or indirectly seek to register any trademark or trade name incorporating the Trademarks, use the Trademarks in combination with any other trademarks, engage in any conduct that would constitute Infringement of or otherwise affect the Licensors’ rights in or to the Trademarks or the goodwill associated with them, dispute the ownership, validity or enforceability of the Trademarks, or attempt to invalidate, dilute or otherwise adversely affect the value of the goodwill associated with the Trademarks.

15. Covenants of the Licensors. Licensors shall, at their sole expense and discretion (acting in a commercially reasonable manner), maintain the existing registrations of the Trademarks and prosecute all pending applications for registration of the Trademarks in the Territory. Licensors shall keep Licensee informed of any significant adverse developments in the prosecution of applications for the Trademarks in the Territory or any opposition or other challenge by any other Person to the ownership or validity of any Trademarks or any registration or application for registration thereof in the Territory that would impact Licensee’s exercise of its rights under this Amended & Restated Agreement.

16. Indemnification.

(a) By Licensee. The Licensee hereby agrees to indemnify, defend and hold harmless the Licensors, Canopy, Canopy’s Affiliates, Canopy’s Controlling Persons and each of their respective directors, officers, employees, Representatives and agents (collectively, the “Licensor Indemnified Parties”) for, from, and against any and all Losses incurred by a Licensor Indemnified Party as a result of, arising out of or in connection with any actual or alleged: (i) breach by the Licensee of any of its representations, warranties, covenants, or obligations under this Amended & Restated Agreement; (ii) defect in any Licensed Product, including any product liability claim; (iii) infringement, dilution, or other violation of any intellectual property rights of any Person or injury or damage to any Person or property resulting directly from the manufacture, advertising, distribution, and sale of Licensed Products and delivery of Licensed Services except to the extent any such claim relates to the use of the Intellectual Property, Systems or Trademarks in accordance with the terms of this Amended & Restated Agreement and the Standards or otherwise is covered by Canopy’s or Licensors’ indemnity obligations; or (iv) the gross negligence or fraud of the Licensee.

19

(b) The Licensee and its sublicensees hereby agree to, jointly and severally, indemnify, defend and hold harmless the Licensor Indemnified Parties for, from, and against any Losses incurred by an Indemnified Party as a result of, arising out of or in connection with the actual or alleged promotion, sale, and/or provision of the Licensed Products and Services and any goods and/or services by the Licensee or its sublicensees in the Territory in violation of any Applicable Law (except Federal Cannabis Laws).

(c) The Licensors and/or Canopy shall indemnify, defend, and hold harmless Licensee and its Affiliates, officers, directors, employees, agents, sublicensees, successors, and assigns (each, a “Licensee Indemnified Party”) from and against (i): all Losses arising out of or in connection with any third-party claim, suit, action, or proceeding relating to any actual or alleged: (x) breach by a Licensor or Canopy of any representation, warranty, covenant, or obligation under this Amended & Restated Agreement, or (y) infringement, dilution, or other violation of any intellectual property or other personal or proprietary rights of any Person resulting from the use of the Intellectual Property, Systems or Trademarks by Licensee or any of its Affiliates or sublicensees in accordance with this Amended & Restated Agreement; or (ii) for the reasonable and documented costs and expenses of its external legal counsel incurred as a result of, or arising from, any claim or demand brought or threatened by [COMMERCIALLY SENSITIVE INFORMATION REDACTED] against the Licensee in connection with a sublicense pursuant to Section 5(c).

17. Assignability. Except with the prior written consent of Canopy, Licensee shall not assign or transfer this Amended & Restated Agreement. Canopy may assign or transfer this Amended & Restated Agreement to any of its Affiliates. The Licensee shall have the right to grant sublicenses of the Intellectual Property, Systems and Trademarks as provided in Section 5 hereof.

18. Disclaimer of Agency. This Amended & Restated Agreement shall not constitute the Licensee as the legal Representative, partner or agent of Canopy, or joint venturer with Canopy, nor shall the Licensee have the right or authority to assume or create any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of Canopy.

19. Notices. All Notices, demands, requests or other communication which under the provisions of this Amended & Restated Agreement or otherwise may or must be given, shall be in writing and shall be given or made by actual delivery or by email to its address, address set out below, addressed to the recipient as follows:

20

Canopy:

Canopy Growth Corporation

1 Hershey Drive

Smiths Falls, Ontario K7A 0A8

Attention:     Phil Shaer, Chief Legal Officer

Email:           [PERSONAL INFORMATION REDACTED]

With a copy to:

Cassels Brock & Blackwell LLP

2100 Scotia Plaza, 40 King Street West

Toronto, Ontario, M5H 3C2

Attention:     Jonathan Sherman

Email:           jsherman@casselsbrock.com

Licensee:

Acreage Holdings, Inc.

366 Madison Avenue, 11th Floor

New York, New York 10017

Attention:     James Doherty, General Counsel

Email:           [PERSONAL INFORMATION REDACTED]

With a copy to:

DLA Piper (Canada) LLP

Suite 6000, 1 First Canadian Place

PO Box 367, 100 King St W

Toronto ON M5X 1E2

Attention:     Robert Fonn

Email:           robert.fonn@dlapiper.com

or to such other address or email address or individual as may be designated by Notice given by any Party to the others. Any Notice, certificate, consent, determination or other communication shall be effective, if delivered or emailed at or prior to 5:00 p.m. on any Business Day, when so delivered or emailed or, if delivered or emailed at any other time, on the next Business Day. Any Party may designate by Notice in writing a new or other address to which any such Notice, demand or request shall thereafter be given or made; such Notice of new or other address to become effective upon receipt.

21

20. Survival. Section 16 (Indemnification) shall survive for 18 months following the termination or expiration of this Amended & Restated Agreement.

21. Miscellaneous.

(a) This Amended & Restated Agreement shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

(b) Licensors and Canopy acknowledges and agree that, if Licensor, Canopy and/or their estates shall become subject to any bankruptcy or similar proceeding, all rights and licenses granted to Licensee hereunder will continue subject to the terms and conditions of this Amended & Restated Agreement, and will not be affected, including by Licensors’ or Canopy’s rejection of this Amended & Restated Agreement.

(c) The headings of the sections of this Amended & Restated Agreement are for convenience only and shall not affect the construction of this Amended & Restated Agreement.

(d) The remedies granted hereunder are cumulative and are not intended to be exclusive of any other remedies to which either Party may be lawfully entitled in case of any breach or threatened breach of the terms and provisions hereof.

(e) Any provision of this Amended & Restated Agreement prohibited or otherwise invalidated by law or by court decree shall be ineffective to the extent of such prohibition or invalidity, without in any way invalidating or affecting the remaining provisions of this Amended & Restated Agreement.

(f) This Amended & Restated Agreement constitutes the entire agreement and understanding between the Parties hereto in connection with the subject matter hereof between the Parties hereto and supersedes all previous negotiations, commitments and writings, including, the Original Agreement, and may not be changed or modified in any manner, orally or otherwise, except by an instrument in writing signed by a duly authorized officer or Representative of each of the Parties hereto.

(g) Each of the Parties to this Amended & Restated Agreement shall from time to time and at all times do all such further acts and execute and deliver all further agreements and documents as shall be reasonably required in order to fully perform and carry out the terms of this Amended & Restated Agreement.

(h) This Amended & Restated Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and said counterparts shall constitute one and the same instrument which may be sufficiently evidenced by the counterpart.

[Signature Page Follows]

22

IN WITNESS WHEREOF, the Parties hereto have executed this Amended & Restated Agreement as of the date first above written.

CANOPY:

Canopy Growth Corporation,
a Canadian corporation

By:
Name:
Title:

TS BRANDCO, INC.

By:
Name:
Title:

TWEED, INC.

By:
Name:
Title:

LICENSEE:

Acreage Holdings, Inc.,
a British Columbia company

By:
Name:
Title:

Schedule “A” – TS Brandco’s Trademarks

[COMMERCIALLY SENSITIVE INFORMATION REDACTED]

A-1

Schedule “B” – Tweed Licensor’s Trademarks

[COMMERCIALLY SENSITIVE INFORMATION REDACTED]

B-1

Schedule “C” – Systems Particulars

[COMMERCIALLY SENSITIVE INFORMATION REDACTED]

C-1

Schedule “D” – Intellectual Property

(Designated or Exclusively Licensed to Third Parties)

Nil.

D-1

Schedule “E” – Parameters

[COMMERCIALLY SENSITIVE INFORMATION REDACTED]

E-1

SCHEDULE E

CREDIT AGREEMENT AMENDMENT

The credit agreement (the “Credit Agreement”) dated March 6, 2020 between Acreage Finance Delaware, LLC, as borrower, and Acreage IP Holdings, LLC, Prime Wellness of Connecticut, LLC, D&B Wellness, LLC and Thames Valley Apothecary, LLC, as guarantors, and Poppins, as lender, administrative agent and collateral agent, shall be amended in accordance with the following terms:

1.

With respect to $21,000,000 of the principal amount advanced pursuant to the Credit Agreement, effective as of the Amendment Time, to (i) remove any entitlement to “Interest Shares” (as defined in the Credit Agreement) in respect of this amount, (ii) provide for an interest rate of 12% per annum payable in cash, and (iii) amend Section 9.3 of the Credit Agreement to amend the obligation of Acreage Finance Delaware, LLC to cause the Company to sell up to 8,800,000 Company Subordinate Voting Shares to repay the amount outstanding such that the obligation shall be reduced to cause the issuance of up to 2,000,000 New Subordinate Shares, and (iv) make any further revisions to the Credit Agreement as may be necessary or reasonable, as agreed upon with counsel to Poppins, to implement the foregoing.

2.

With respect to $1,000,000 of the principal amount advanced pursuant to the Credit Agreement, Poppins shall be entitled to 23,999 Company Subordinate Voting Shares and, upon maturity of the Credit Agreement, a return of $1,100,000 and otherwise treated in accordance with the current terms of the Credit Agreement.

E-1

SCHEDULE F

DEBENTURE

(Please see attached)

F-1

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (I) [EFFECTIVE DATE], AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY

THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE ISSUER SHALL HAVE RECEIVED AN OPINION OF ITS COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

[11065220 CANADA INC.]

- and -

[●]

AS OF [●] , 2020

DEBENTURE

DEBENTURE

USD$100,000,000	Effective as of [●], 2020 (the “Effective Date”)

ARTICLE ONE

INTERPRETATION

1.1 Definitions.

As used in this Debenture, including the Schedules hereto (if any), unless otherwise defined or unless the context otherwise requires the following terms have the following respective meanings:

(a)	“90 Day Period” has the meaning ascribed to such term in Section 4.2(a);

(b)

“Affiliates” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with, such Person;

(c)

“Amendment” means by the second amendment to the Arrangement Agreement to be entered into between the Creditor and the Parent in the form attached as Schedule B to the proposal agreement between the Creditor and the Parent dated [●], 2020, as may be amended, restated, amended and restated, revised or supplemented from time to time;

(d)	“Anti-Corruption Laws” has the meaning ascribed to such term in Section 3.3(z)(iii);

(e)

“Applicable Law” means (i) (A) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation or by-law (zoning or otherwise); (B) any judgment, order, writ, injunction, decision, ruling, decree or award; (C) any regulatory policy, practice, protocol, guideline or directive; or (D) any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval, in each case, of any Governmental Authority and having the force of law, binding on or affecting the Party referred to in the context in which the term is used or binding on or affecting the property of such Party; and (ii) the CSA, and other U.S. federal law the violation of which is predicated upon a violation of the CSA, and any statute, law, rule or regulation of any applicable state in the United States; in each case as all of the foregoing may exist as of the Effective Date or as may be implemented, revised or modified from time to time after the Effective Date;

(f)	“Arrangement Agreement” means the arrangement agreement between the Creditor and the Parent dated April 18, 2019, as amended on May 15, 2019, and as further amended by the Amendment;

(g)

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) maintained, sponsored, or contributed to, or required to be contributed to by the Corporation or with respect to which any such party otherwise has any liabilities;

(h)	“Business” means the business of cultivating, manufacturing, distributing and selling Hemp in the U.S. in compliance with all Applicable Laws.

(i)	“Business Day” means any day of the year, other than a Saturday, Sunday, legal holiday or any day on which banking institutions are closed in New York, New York or Toronto, Ontario;

(j)	“Cannabis” means “marihuana” as defined in 21 U.S.C 802;

(k)

“Change of Control” means (i) any Person or group of Persons shall acquire, directly or indirectly, outstanding equity interests of the Corporation which have or represent 50% or more of the votes that may be cast to elect the directors of the Corporation or other Persons charged with the management and direction of the Corporation, (ii) any Person or group of Persons shall acquire the power to direct, or cause the direction of, management, business or policies of the Corporation, whether through the ability to exercise voting power, by contract or otherwise, (iii) Acreage Holdings Inc. shall cease to indirectly own or control 100% of each class of outstanding equity interests of the Corporation, (iv) any Person or group of Persons shall succeed in having a sufficient number of nominees elected to the board of directors of the Corporation that such nominees, when added to any existing director remaining on the board of directors of the Corporation after such election who is also a nominee of such Person or group of Persons, will constitute a majority of the board of directors of the Corporation, (v) if, at any time, the Corporation sells or otherwise disposes of all or substantially all of its assets, (vi) the Corporation amalgamates or otherwise merges its business and property with or into any other Person if that amalgamation or merger is not otherwise expressly permitted by the other provisions of this Debenture, or (vii) a liquidation, dissolution or winding up of the Corporation;

(l)	“Claim” means any claim or liability of any nature whatsoever, including any demand, obligation, liability, debt, cause of action, suit, proceeding, judgment, award, assessment or reassessment;

(m)	“Code” means the United States Internal Revenue Code of 1986, as amended;

(n)

“Compliance Programs” means the Corporation’s internal compliance programs that (i) meet or exceed international best practice standards for similar businesses or assets, (ii) are designed to detect and prevent violations of Applicable Law, and (iii) provide for the monitoring and supervision of compliance with the terms and requirements of such compliance programs;

(o)

“Confidential Information” means information and intellectual property concerning any matters affecting or relating to the business, operations, assets, results or prospects of the Parties or any Affiliate thereof, including information regarding plans, budgets, costs, processes and other data, except to the extent that such information has already been publicly released by a Party as allowed herein or that the Party providing such information can demonstrate was previously publicly released by a Person who did not do so in violation or contravention of any duty or agreement;

(p)

“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto;

(q)

“Corporate Records” means the corporate records of the Corporation, including in each case (i) all constating documents, articles, by-laws, notice of articles, any shareholders’ agreements and any amendments thereto, and (ii) all minutes of meetings and resolutions of shareholders and the board of directors (and any committee thereof);

(r)

“Corporation” means [●], a corporation, limited liability company or unlimited liability corporation formed under the laws of [●], and its successors and permitted assigns (by amalgamation, merger or otherwise);

(s)	“Corporation Intellectual Property” has the meaning ascribed to such term in Section 3.3(u)(i);

(t)	“Creditor” means [11065220 Canada Inc.] and its successors and assigns;

(u)	“CSA” means the Controlled Substances Act of the United States, 21 U.S.C. s. 801 et seq. (including any implementing regulations and schedules);

(v)

“Debenture” means this debenture issued on the date hereof due on the Maturity Date in an aggregate principal amount of up to $100,000,000, as may be amended, supplemented, otherwise modified, restated or replaced from time to time;

(w)

“Debenture Transaction Documents” means, collectively, this Debenture, the Security Agreements, guarantees from Subsidiaries of the Corporation (if any) and all other documents executed and delivered to the Creditor relating to or in connection with this Debenture but for certainty excluding the Arrangement Agreement, the Amendment, the Amended Plan of Arrangement (as defined in the Amendment) and all other documents executed and delivered to the Creditor by the Corporation or any Affiliate of the Corporation in connection with the Arrangement Agreement;

(x)	“Dollars”, “$” or “USD” means the lawful money of the United States;

(y)

“EBITDA” means, in respect of any fiscal period, the consolidated net income (loss) of the Corporation in such fiscal period plus without duplication and to the extent deducted in determining consolidated net income (loss) for such period, the sum of (i) interest expense for such period, (ii) income tax expense for such period, and (iii) all amounts attributable to depreciation and amortization expense for such period but excluding, in respect of the fiscal period, the following: (i) income or loss from investments; (ii) security-based compensation; (iii) non-cash impairment losses; (iv) costs associated with the Arrangement Agreement; and (v) other non-recurring expenses as mutually determined by the Corporation and the Creditor, acting reasonably, provided that in the event of a disagreement, such amount of non-recurring expenses shall be determined by a nationally recognized chartered accounting firm who is independent of the Corporation and the Creditor.

(z)	“Effective Date” has the meaning ascribed to such term on page 1 herein;

(aa)

“Encumbrance” means any lien, charge, hypothec, pledge, mortgage, title retention agreement, covenant, condition, lease, license, security interest of any nature, claim, exception, reservation, easement, encroachment, right of occupation, right-of-way, right-of-entry, matter capable of registration against title, option, assignment, right of pre-emption, royalty, right, pledge, privilege or any other encumbrance or title defect of any nature whatsoever, and any other right of third parties relating to, attaching to or affecting any asset, regardless of form (excluding ordinary course payables), whether or not registered or registrable and whether or not consensual or arising by any Applicable Law, and includes any contract to create any of the foregoing;

(bb)

“Environmental Laws” means all Applicable Laws relating to the protection of human health and the environment, including all Applicable Laws pertaining to the reporting, licensing, permitting, transportation, storage, disposal, investigation or remediation of Releases, or threatened Releases, of Hazardous Substances into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Substances;

(cc)	“ERISA” means the Employee Retirement Income Security Act of 1974;

(dd)

“ERISA Affiliate” means the Corporation and any entity required to be aggregated with the Corporation under Section 414 of the Code or any entity under common control with the Corporation within the meaning of Section 4001 of ERISA;

(ee)

“ERISA Event” means any of the following: (i) a reportable event described in Section 4043(c) of ERISA (other than those events as to which the thirty day notice period is waived) with respect to a Title IV Plan; (ii) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (iii) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (iv) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination, or treatment of a plan amendment as termination, under Section 4041A of ERISA; (v) the filing of a notice of intent to terminate a Title IV Plan, or treatment of a plan amendment as termination, under Section 4041 of ERISA; (vi) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (vii) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (viii) the imposition of an Encumbrance under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (ix) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code to qualify thereunder; (x) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (xi) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (xii) any other event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for contributions to Title IV Plans and Multiemployer Plans in the ordinary course and PBGC premiums due but not delinquent;

(ff)	“Event of Default” has the meaning ascribed to such term in Section 5.1 hereof;

(gg)

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Creditor or required to be withheld or deducted from an actual or deemed payment to the Creditor relating to, in connection with, or under the Debenture: (i) Taxes imposed on or measured by its net income (however denominated), franchise Taxes and branch profits Taxes, in each case, imposed as a result of the Creditor being organized under the laws of, or having its principal office or its applicable lending office located in the jurisdiction imposing the Tax (or any political subdivision of the jurisdiction), or that are Other Connection Taxes; (ii) any Taxes required to be deducted or withheld under the Income Tax Act (Canada) from any payment under the Debenture as a result of: (1) the recipient (or beneficial holder of the Debenture) not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with the Corporation, or (2) the recipient being a “specified non-resident shareholder” of the Corporation or not dealing at arm’s length with a “specified shareholder” of the Corporation (in each case within the meaning of the Income Tax Act (Canada)) (other than where the non-arm’s length relationship arises, or where the recipient is a “specified non-resident shareholder”, or does not deal at arm’s length with a “specified shareholder”, as a result of such Person having become a party to, received or perfected a security interest under, or received or enforced any rights under, the Debenture); (iii) any Taxes imposed as a result of the Creditor’s failure (other than as a result of a change in law) to comply with Section 2.6(f); (iv) U.S. federal withholding or income Taxes imposed on or with respect to original issue discount, if any, imputed into amounts advanced by the Creditor under this Debenture for any reason whatsoever pursuant to a final determination by a Governmental Authority; or (v) any withholding Taxes imposed under FATCA.

(hh)

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements or implementing legislation enacted by any jurisdiction with respect to such intergovernmental agreements.

(ii)

“Governmental Authorities” means any municipal, regional, provincial, state or federal governments and their agencies, authorities, branches, departments, commissions or boards, having or claiming jurisdiction over the Corporation and/or the Corporation’s assets, and “Governmental Authority” shall mean any one of the Governmental Authorities as the context requires;

(jj)

“Guarantee” means any agreement by which any Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any creditor of such Person against loss, and shall include any contingent liability under any letter of credit or similar document or instrument, but shall exclude liability arising as a result of the endorsement of cheques in the ordinary course of business;

(kk)	“Hazardous Substances” means:

(i)	any radioactive material;

(ii)	any explosive;

(iii)

any substance that, if added to any water, would degrade or alter or form part of a process of degradation or alteration of the quality of that water to the extent that it will adversely affect its use by man or by any animal, fish or plant;

(iv)	any solid, liquid, gas or odour or combination of any of them that, if emitted into the air, would create or contribute to the creation of a condition of the air that:

A.	endangers the health, safety or welfare of individual Persons or the health of animal life;

B.	interferes with normal enjoyment of life or property; or

C.	causes damage to plant life or to property;

(v)	any petroleum or petroleum product regulated by Environmental Laws;

(vi)	any toxic substance or other contaminant;

(vii)

any substance declared to be hazardous or toxic under any Applicable Law now or hereafter enacted or promulgated by any Governmental Authority having jurisdiction over the Corporation or its property, assets or interests, including any substance which would be considered a hazardous substance under any Environmental Law; and

(viii)	any other substance which is or may become hazardous, dangerous or toxic to individual Persons or property, including any asbestos or asbestos-containing material;

(ll)	“Hemp” means hemp and derivatives thereof, including, without limitation, cannabidiol (CBD), to the extent such products are not considered a controlled substance pursuant to the CSA;

(mm)

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of the Corporation under the Debenture Transaction Documents, and (b) to the extent not otherwise described in (a), Other Taxes.

(nn)	“Initial Advance” has the meaning ascribed to such term in Section 2.2(i);

(oo)

“Intellectual Property” means all intellectual property which is recognized under the law of any jurisdiction anywhere in the world, whether under common law, by statute or otherwise, whether registered or not, including the following:

(i)

patents, reissues, divisions, continuations, continuations-in-part, re-examinations, renewals and substitutes thereof, foreign counterparts of the foregoing, term restorations or other extensions of the term of any issued or granted patents anywhere in the world and extensions of the monopoly right covering a product or service previously covered by any issued or granted patent anywhere in the world for the limited purpose of extending the holder’s exclusive right to make, use or sell a particular product or service covered by such patent (such as supplemental protection certificates or the like);

(ii)	trade names, trademarks, service names, service marks, business names, product names, brands, logos, and other distinctive indicia of origin, and the goodwill associated with any of the foregoing;

(iii)	industrial designs and design patents;

(iv)	copyright, and any renewals, extensions and reversions of copyright;

(v)	software and fixations thereof;

(vi)	uniform resource locators, website addresses, and domain names;

(vii)	database rights; and

(viii)

any other intangible property and any other intellectual or industrial design or other intangible property rights, whether registered or not, anywhere in the world, and all derivatives of any of the foregoing; and

(ix)	applications for registration, registrations and renewals of items (i) through (viii);

(pp)	“Interest Coverage Ratio” is calculated as EBITDA for the reporting period divided by the interest expense during the same reporting period;

(qq)	“Licensed Intellectual Property” has the meaning ascribed to such term in Section 3.3(u)(iii);

(rr)	“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions;

(ss)

“Material Adverse Change” means any change or event which constitutes a material adverse change in (i) the business, operations, condition (financial or otherwise), assets or properties of the Corporation or any of its Subsidiaries, (ii) the enforceability of this Debenture or any of the other Transaction Documents against the Corporation, (iii) the Corporation’s ability to timely and fully perform its obligations hereunder or under any of the other Transaction Documents, or (iv) the ability of the Creditor to enforce its rights and remedies hereunder or under any of the other Transaction Documents;

(tt)

“Material Subsidiary” means, at any time, any Subsidiary of the Parent (i) the value of whose property, assets and undertaking account for 5% or more of the consolidated property, assets and undertaking of the Parent and its Subsidiaries, or (ii) the EBITDA of which is 5% or more of the consolidated EBITDA of the Parent and its Subsidiaries;

(uu)	“Maturity Date” means the earlier of (i) [●], 2030, and (ii) the date that all amounts owing hereunder may become due and payable in accordance with the terms hereof;

(vv)

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate has any obligation to make regular contributions or otherwise has any liabilities;

(ww)	“Obligations” means all monies and obligations now or at any time and from time to time hereafter owing or payable by the Corporation to the Creditor, including pursuant to this Debenture;

(xx)

“Other Connection Taxes” means, with respect to the Creditor, Taxes imposed as a result of a present or former connection between the Creditor and the jurisdiction imposing such Tax (other than connections arising from the Creditor having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Debenture Transaction Document, or sold or assigned an interest in any Debenture Transaction Document).

(yy)

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Debenture Transaction Document.

(zz)	“Parent” means Acreage Holdings, Inc., a company existing pursuant to the laws of the Province of British Columbia, or any successor thereto including by way of amalgamation;

(aaa)	“Parties” means the Corporation and the Creditor; and “Party” means either one of them;

(bbb)	“Permit” has the meaning assigned to such term in Section 3.3(m);

(ccc)	“Permitted Debt” means:

(i)	indebtedness in favour of the Creditor;

(ii)	secured indebtedness permitted under Section (x) of the definition of Permitted Encumbrances;

(iii)	intercompany Indebtedness owing to and held by the Corporation or any of its Affiliates related to services or costs incurred on behalf of the Business;

(iv)	indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(v)	unsecured indebtedness up to the maximum aggregate amount of $250,000; and

(vi)	indebtedness consented to by the Creditor in writing;

(ddd)	“Permitted Encumbrances” means:

(i)	statutory encumbrances not at the time overdue, or which are overdue but the validity of which is being contested in good faith and in respect of which appropriate reserves have been established;

(ii)	Encumbrances for Taxes, duties and assessments which may be overdue but the validity of which is being contested in good faith and in respect of which appropriate reserves have been established;

(iii)	Encumbrances or rights of distress reserved in or exercisable under any lease for rent or for compliance with the terms of such lease;

(iv)

any obligations or duties affecting any lands due to any public utility or Governmental Authority with respect to any franchise, grant, licence or permit and any defects in title to structures or other facilities arising solely from the fact that such structures or facilities are constructed or installed on lands under government permits, leases or other grants; which obligations, duties and defects in the aggregate do not materially impair the use of such property, structures or facilities for the purpose for which they are held;

(v)

Encumbrances incurred or deposits made in connection with contracts, bids, tenders or expropriation proceedings, or to secure workers’ compensation, unemployment insurance or other social security obligations, surety or appeal bonds, costs of litigation when required by law, public and statutory obligations, warehousemen’s, carriers’ and other similar Encumbrances and deposits;

(vi)	Encumbrances given to a public utility or Governmental Authority to secure obligations incurred to such utility, municipality, government or other authority in the ordinary course of business;

(vii)

Encumbrances and privileges arising out of judgments or awards in respect of which: an appeal or proceeding for review has been commenced; a stay of execution pending such appeal or proceedings for review has been obtained; and appropriate reserves have been established;

(viii)

any mechanic’s, labourer’s, materialman’s statutory or other similar Encumbrance arising in the ordinary course of business or out of the construction or improvement of any lands or arising out of the furnishing of materials or supplies therefor, the action to enforce which has not proceeded to a final judgment;

(ix)

undetermined or inchoate Encumbrances incidental to the normal business operations of a company not at the time overdue, or which are overdue but have not been filed against such company or any of its properties pursuant to Applicable Law and the validity of which is being contested in good faith and appropriate reserves have been established;

(x)

any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business, provided that the same do not in any material respect interfere with the business of the Corporation or their Affiliates or materially detract from the value of the relevant assets of the Corporation or its Affiliates;

(xi)

customary rights of set off, bankers’ liens, refunds or charge backs, under deposit agreements, of banks or other financial institutions where Corporation or any of Affiliates maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(xii)	Encumbrances in favor of customs and revenue authorities arising in the ordinary course of business as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xiii)

Encumbrances incurred in the ordinary course of business imposed by law in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets;

(xiv)	PMSIs and capital leases up to the maximum aggregate amount of $250,000 incurred in connection with the purchase or leasing of capital equipment by the Corporation; and

(xv)	Encumbrances consented to in writing by the Creditor;

(eee)	“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership or other entity;

(fff)	“PMSI” means purchase-money security interests or purchase-money liens;

(ggg)	“Release” includes releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping, or permitting any of the foregoing to occur;

(hhh)	“Restricted Payment” means any payment, directly or indirectly, by the Corporation (whether in cash or in kind, and whether by way of actual payment, set-off, counterclaim or otherwise):

(i)	of any dividend, distribution or return of capital with respect to its equity securities;

(ii)	on account of the purchase, redemption, retirement or other acquisition of any of its equity securities or any warrants, options or similar rights with respect to its equity securities;

(iii)

of any principal of, or interest or premium on, any indebtedness of the Corporation that, by its terms or contractual postponement, ranks in right of payment subordinate to any liability of the Corporation under the Transaction Documents;

(iv)

of any principal of or interest or premium on any indebtedness of the Corporation to a holder of equity securities of the Corporation or to an Affiliate of a holder of equity securities of the Corporation;

(v)

of any management, consulting or similar fee or any bonus payment or comparable payment, or by way of gift or other gratuity, to any director or officer of the Corporation (but excluding ordinary course wages, bonuses and payments made in connection with long-term incentive plans, in each case paid in the ordinary course of business);

(vi)	for the purpose of setting apart any property for a sinking, defeasance or other analogous fund for any of the payments referenced above; or

(vii)	of any kind whatsoever and for any purpose whatsoever to any of its Affiliates, [COMMERCIALLY SENSITIVE INFORMATION REDACTED];

(iii)	“Sanctions” has the meaning ascribed to such term in Section 3.3(z)(i);

(jjj)

“Security Agreements” means, collectively, each general security agreement by the Corporation and each of its Subsidiaries in favour of the Creditor, as each may be amended, supplemented, otherwise modified, restated or replaced from time to time;

(kkk)

“Security Interest” means the pledges, assignments, mortgages, charges, and hypothecations of and the security interests in the assets and property of the Corporation and each of its Subsidiaries created in favour of the Creditor;

(lll)

“Subsidiary” means, as to any particular parent corporation or organization (i) any other corporation or organization more than 50% of the outstanding voting stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities that are themselves subsidiaries of such parent corporation or organization or (ii) any other corporation or organization that is otherwise Controlled by such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Corporation;

(mmm)

“Tax Distributions” means for so long as (i) High Street Capital Partners, LLC, a Delaware limited liability company (“High Street”) is treated as a partnership for U.S. federal income tax purposes and (ii) the taxable income of the Corporation and its Subsidiaries from their operation of the Business is reported on the U.S. federal income tax return of High Street and allocated amongst its members, any payment by the Corporation to a Governmental Authority in an amount necessary to satisfy and solely for the purpose of satisfying, a beneficial owner of High Street’s payment obligation to such Governmental Authority of any U.S. federal, state and local income tax liabilities then due and payable in respect of such beneficial owner’s proportionate share of the Corporation’s and its Subsidiaries’ taxable income of the Business for the relevant taxation period, in accordance with the terms of the operating agreement of High Street; provided that, such payment is permissible under Applicable Law [COMMERCIALLY SENSITIVE INFORMATION REDACTED];

(nnn)

“Taxes” means all taxes, levies, duties, assessments, reassessments and other similar charges and impositions together with all related penalties, interest and fines or additional amounts with respect thereto, due and payable by the Corporation to any domestic or foreign government (federal, provincial, state, municipal or otherwise) or to any regulatory authority, agency, commission, board or court of competent jurisdiction of any domestic or foreign government;

(ooo)

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate has any obligation to make regular contributions or otherwise has any liabilities;

(ppp)	“Tranche 2 Advance” has the meaning ascribed to such term in Section 2.2(ii);

(qqq)	“Tranche 2 Conditions” has the meaning ascribed to such term in Section 4.2;

(rrr)

“Transaction Documents” means, collectively, (i) the Debenture Transaction Documents and (ii) the Arrangement Agreement and all other documents executed and delivered to the Creditor or an Affiliate of the Creditor by the Corporation or any Affiliate of the Corporation in connection with the Arrangement Agreement.

(sss)	“United States” means the United States of America; and

(ttt)

“U.S. GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination. Subject to Section 1.9, all references to “U.S. GAAP” shall be to U.S. GAAP applied consistently with the principles used in the preparation of the Parent’s December 31, 2019 financial statements.

1.2 Gender and Number.

Any reference in this Debenture to gender shall include all genders, and words importing the singular number only shall include the plural and vice versa.

1.3 Headings, Etc.

The division of this Debenture into Articles, Sections, Subsections, and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Debenture.

1.4 Currency.

All references in this Debenture to dollars, unless otherwise specifically indicated, are expressed in the currency of the United States.

1.5 Severability.

Any article, section, subsection or other subdivision of this Debenture or any other provision of this Debenture which is, or becomes, illegal, invalid or unenforceable shall be severed from this Debenture and be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof or thereof.

1.6 Governing Law.

This Debenture shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. For the purpose of legal proceedings, this Debenture shall be deemed to have been made in the said Province and to be performed therein and the courts of that Province shall have jurisdiction over all disputes which may arise under this Debenture. The Parties hereby irrevocably and unconditionally submit to the non-exclusive jurisdiction of such courts.

1.7 Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRRECOVABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY AND FOR ANY COUNTERCLAIM THEREIN.

1.8 Interpretation.

Unless otherwise expressly provided in this Debenture, if any matter in this Debenture is subject to the determination, consent or approval of the Creditor or is to be acceptable to the Creditor, such determination, consent, approval or determination of acceptability will be in the sole discretion of the Creditor, which means the Creditor shall have sole and unfettered discretion, without any obligation to act reasonably. If any provision in this Debenture refers to any action taken or to be taken by the Corporation, or which the Corporation is prohibited from taking, such provision will be interpreted to include any and all means, direct or indirect, of taking, or not taking, such action.

When used in the context of a general statement followed by a reference to one or more specific items or matters, the term “including” shall mean “including, without limitation” and the use of the term “includes” shall mean “includes, without limitation”. All certificates and other required submissions made by specified officers of the Corporation or any of its Affiliates shall be deemed for all purposes as made by such Person solely in such Person’s capacity as such officer and not in such Person’s individual capacity.

1.9 Accounting Terms and Principles

All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with U.S. GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Parent shall be given effect for purposes of measuring compliance with any provision hereof or otherwise determining any relevant ratios and baskets which govern whether any action is permitted hereunder unless the Corporation and the Creditor agree to modify such provisions to reflect such changes in U.S. GAAP and, unless such provisions are modified, all financial statements and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in U.S. GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of EBITDA shall be made without giving effect to any change to U.S. GAAP occurring after the Effective Date as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under U.S. GAAP as in effect on the Effective Date.

ARTICLE TWO

PROMISE TO PAY

2.1 Principal Sum.

For value received, the Corporation hereby promises to pay to or to the order of the Creditor at the address of the Creditor set forth in Section 6.8(a) hereof (or such other address of the Creditor as may be indicated by the Creditor pursuant to Section 6.8(a) hereof) on the Maturity Date the lesser of:

(i)	the principal sum of $100,000,000; and

(ii)

the amount of the unpaid principal balance from time to time owing by the Corporation to the Creditor as recorded by or on behalf of the Creditor on the grid attached hereto as Schedule A and any further grids attached hereto, all of which grids form part of this Debenture;

and the Corporation promises to pay interest thereon pursuant to Section 2.3 hereof.

2.2 Advances.

The Corporation shall be entitled to two drawdowns under this Debenture as follows:

(i)	$50,000,000 on the Effective Date (the “Initial Advance”); and

(ii)	$50,000,000 upon satisfaction of the Tranche 2 Conditions (the “Tranche 2 Advance”).

2.3 Interest.

(a)

Interest shall accrue on the principal sum outstanding from the Effective Date both before and after the Maturity Date, default and judgment until actual payment in full at a rate of 6.10% per annum, calculated and compounded annually and payable in cash in arrears on each anniversary of the Effective Date and on the Maturity Date.

(b)

Upon the occurrence of an Event of Default and for so long as such Event of Default shall be continuing, interest shall accrue on the principal sum outstanding at a rate per annum equal to 15% calculated and payable as aforesaid.

(c)

In the event that a court of competent jurisdiction determines that any provision of this Debenture obligates the Corporation to make any payment of interest, or other amount payable to the Creditor, in an amount, or calculated at a rate, which would be prohibited by Applicable Law or would result in receipt by the Creditor of interest at a rate in excess of the maximum rate permissible under Applicable Law then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted, with retroactive effect, to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law or so result in receipt by the Creditor of interest at a rate in excess of the maximum rate permissible. Any amount or rate of interest referred to in this Section 2.3 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the Debenture remains outstanding, on the assumption that any charges, fees or expenses that fall within the meaning of interest shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Effective Date to the Maturity Date, and, in the event of a dispute, a certificate of an accredited actuary appointed by the Creditor shall be conclusive for the purposes of such determination.

2.4 Use of Funds.

The Creditor has agreed to advance to the Corporation the principal sum hereunder exclusively for use by the Corporation in connection with the operation of the Business and on the express condition that such amount shall not be used, directly or indirectly, in connection with or for the operation or benefit of any of its Affiliates other than the Corporation’s Subsidiaries exclusively engaged in the Business.

2.5 Voluntary Prepayment

The Corporation may from time to time, upon three (3) Business Days’ prior written notice to the Creditor, make a prepayment in respect of all or any portion of the principal sum outstanding hereunder, together with any and all accrued interest thereon. This Debenture is non-revolving. For greater certainty, any repayment made on account of the principal sum outstanding hereunder may not be reborrowed.

2.6 Taxes

(a)

Any and all payments by or on account of any Obligation of the Corporation under this Debenture (or any of the other Debenture Transaction Documents) shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law requires the deduction or withholding of any Tax from any such payment by the Corporation, then the Corporation shall be entitled to make the deduction or withholding and shall timely pay the full amount required to be deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Corporation shall be increased as necessary so that after the deduction or withholding has been made (including deductions and withholdings applicable to additional amounts payable under this Section) the Creditor receives an amount equal to the sum it would have received had no such deduction or withholding been made. The Corporation shall indemnify the Creditor, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Creditor or required to be withheld or deducted from a payment to the Creditor and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that at the Corporation’s election, the parties shall use commercially reasonable efforts (at the Corporation’s cost) to cooperate to contest, recover or avoid any Indemnified Taxes that the Corporation believes are incorrectly imposed. A certificate as to the amount of such payment or liability delivered to the Corporation by the Creditor shall be conclusive, subject to the consent of the Corporation, which consent shall not be unreasonably withheld or delayed.

(b)	The Corporation shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)

If the Corporation receives a written notice issued by a Governmental Authority demanding payment from the Corporation of any Taxes described in clause (iv) of the definition of “Excluded Taxes”, then, following delivery of such written demand to the Creditor, the Creditor shall pay over to the Corporation an amount equal to any such Taxes specified in such written demand at least five (5) Business Days prior to the due date of such payment by the Corporation if the Corporation has given the Creditor a minimum of thirty (30) days’ written notice of such payment, or if thirty (30) days’ notice has not been so provided, within twenty (20) Business Days following the Corporation’s delivery of such written demand; provided, however, that if the Creditor chooses, in its sole discretion, to contest the validity of such Governmental Authority’s demand for such Taxes (at the Creditor’s cost), then Creditor shall not be obligated to make any payment to the Corporation described in this Section 2.6(c) unless and until there is a final determination that such Taxes have been validly imposed and, the parties shall use commercially reasonable efforts to cooperate to contest, recover or avoid any such Excluded Taxes.

(d)

If any Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.6 (including the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying Party an amount equal to the refund (but only to the extent of the amount of such indemnification), net of all out of pocket expenses of the Creditor and without interest (other than any net after Tax interest paid by the relevant Governmental Authority with respect to any such refund). The indemnifying Party, upon the request of the indemnified Party, shall repay to the indemnified Party the amount paid over pursuant to this Section 2.6(d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the indemnified Party is required to repay the refund or reduction to the Governmental Authority. Notwithstanding anything to the contrary in this Section 2.6(d), in no event will the indemnified Party be required to pay any amount to an indemnifying Party pursuant to this Section 2.6(d) the payment of which would place the indemnified Party in a less favorable net after-Tax position than the indemnified Party would have been in if the Tax subject to indemnification and giving rise to such refund or reduction had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require any indemnified Party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying Party or any other Person, to arrange its affairs in any particular manner or to claim any available refund or reduction.

(e)

If the Creditor is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Debenture, it shall deliver to the Corporation at the time or times reasonably requested by the Corporation, such properly completed and executed documentation reasonably requested by the Corporation as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Creditor, if reasonably requested by the Corporation, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Corporation as will enable the Corporation to determine whether or not the Creditor is subject to backup withholding or information reporting requirements. The Corporation agrees that if the Creditor provides a properly completed and duly executed Internal Revenue Service Form W-8BEN-E certifying that the Creditor is eligible for benefits under the tax treaty between the United States and Canada (the “Tax Treaty”), the Corporation shall act in accordance with such Form W-8BEN-E unless there has been a final determination by a Governmental Authority that the Creditor is not entitled to such benefits under the Tax Treaty. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Creditor’s reasonable judgment such completion, execution or submission would subject the Creditor to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Creditor.

(f)	Each Party’s obligations under this Section 2.6 shall survive the termination of the Debenture and the repayment, satisfaction or discharge of all Obligations under any Debenture Transaction Document.

ARTICLE THREE

COVENANTS, REPRESENTATIONS AND WARRANTIES

3.1 Positive Covenants.

So long as this Debenture remains outstanding, the Corporation covenants and agrees that it will:

(a)

Payment and Performance of Obligations. Duly and punctually pay all sums of money due by it under the terms of this Debenture at the times and places and in the manner provided for by this Debenture and shall duly and punctually perform and observe all other obligations on its part to be performed or observed hereunder at the times and in the manner provided for herein;

(b)	Observation of Covenants. Duly observe and perform each and every of its covenants and agreements set forth in this Debenture;

(c)

Notice. Provide the Creditor with prompt written notice of: (i) any event which constitutes, or which, with notice, lapse of time, or both, would constitute an Event of Default hereunder; (ii) the commencement by or against the Corporation or any of its Affiliates of any litigation or legal proceedings which if determined adversely to its interest would not be fully covered by insurance or which in the aggregate exceed $500,000 in claims; (iii) the occurrence of any event which would constitute, or would be reasonably expected to constitute, a Material Adverse Change; (iv) the commencement by or against the Corporation or any of its Subsidiaries of any legal proceedings or actions, which if determined adversely to its interest would constitute, or in the Creditor’s reasonable judgment would be reasonably expected to constitute, a Material Adverse Change; (v) any default by the Corporation under a contract to which it is a party with a value in excess of $500,000; and (vi) claims or threatened claims by a Governmental Authority that the Corporation is violating Applicable Law in any material respect or the federal laws of the United States or the laws of any state of the United States in any respect;

(d)

Maintenance of Existence & Business Practices. Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises in all material respects. Without limiting the generality of the foregoing, the Corporation shall (i) use, operate and maintain all of its property and assets in a good and workman like manner and in accordance with good business practice and in a manner which is not adverse to the interests of the Creditor or the ability of the Corporation to fulfill its obligations under this Debenture; and (ii) continue to collect all accounts receivable in the ordinary course of its business consistent with past practice;

(e)

Compliance with Compliance Programs. Beginning on the Effective Date and through and until the 90th day following the Effective Date, the Corporation will use commercially reasonable efforts to develop and approve Compliance Programs. Following such 90 day period, the Corporation shall comply in all material respects with all such Compliance

Programs and provide and continue to provide sufficient training to all signing authorities, directors and officers of the Corporation responsible for the Compliance Programs, including informing them of all Applicable Laws relating to the business of the Corporation, the Creditor and their respective Affiliates, including any changes thereto. The Corporation shall, on at least an annual basis, provide the Creditor with a list of all signing authorities, directors and officers of the Corporation responsible for the Corporation’s Compliance Programs and processes and controls related thereto, including details regarding the qualifications of such signing authorities, directors and officers and third-party consultants and, if requested by the Creditor, such further information as may be reasonably requested by the Creditor from time to time to demonstrate that such signing authorities are properly trained and fully familiar with: (i) the Applicable Laws which are applicable to business of the Corporation, the Creditor and their respective Affiliates; and (ii) the Corporation’s and its Affiliates’ Compliance Programs and processes and controls related thereto, in each case, so as to permit the Creditor to demonstrate due diligence and compliance with its obligations under Applicable Law;

(f)

Compliance with Laws. Comply with all Applicable Laws and promptly notify and consult the Creditor in connection with: (i) any and all matters relating to any potential, actual or alleged violation of, or non-compliance with, Applicable Laws by the Corporation or any of its Subsidiaries; (ii) any investigation or audit of the Corporation or any of its Subsidiaries by any Governmental Authority; and (iii) any and all matters relating to any violations of, or non-compliance with, any Applicable Laws, and, for greater certainty, consultation for these purposes shall include the right of the Creditor to participate in all decisions to be made by the Corporation and its Subsidiaries relating to whether purported or alleged violations or instances of non-compliance will be challenged and how such violations or instances of non-compliance will be remediated, provided that, for greater certainty, the Corporation and its Subsidiaries shall make all such decisions in its discretion, acting reasonably, after having received any input provided by the Creditor in a timely fashion;

(g)

Approvals. Use commercially reasonable efforts to obtain all necessary waivers, consents, Permits and approvals required to be obtained by the Corporation to operate its business, own its assets, and to complete the transactions contemplated by each of the Transaction Documents, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change. Without in any way limiting the foregoing, the Corporation shall obtain the written approval of the Creditor prior to (i) making, finalizing or amending its business plan(s) or budgets or the business plan(s) or budgets of any of its Subsidiaries, and (ii) the appointment of any officers or directors of the Corporation or any of its Subsidiaries;

(h)

Taxes. Pay all Taxes imposed on it, or on its income or profits or its assets, when due and payable, except for any Taxes assessed against the Corporation which it is in good faith contesting pursuant to a bona fide dispute process and for which adequate reserves have been made in accordance with US GAAP;

(i)

Insurance. Maintain insurance coverage with responsible insurers, in amounts and against risks normally insured by owners of similar businesses or assets. Promptly on the happening of any loss or damage, the Corporation will furnish or cause to be furnished at its own expense all necessary proofs and will do all necessary acts to enable the Creditor to obtain payment of the insurance monies, which, in the sole discretion of the Creditor, may be applied in reinstating the insured property or be paid to the Corporation or be applied in payment of the Obligations, whether due or not then due, or paid partly in one way and partly in another;

(j)	Carry on Business.

(i)

Continue to carry on and conduct in all material respects, and cause any of its Subsidiaries to continue to carry on and conduct in all material respects, the Business in a proper and efficient manner, maintain proper books and records (in which full and correct entries shall be made of all financial transactions and the assets and the business of the Corporation and any such Subsidiary in accordance with U.S. GAAP); and

(ii)	Only carry on, and cause any of its Subsidiaries to only carry on, the Business;

(k)

Ownership. Defend the Corporation’s right, title and interest in and to its material property and assets against the claims of all other Persons, at its own expense, as well as maintain corporate ownership and Control, direct or indirect, of all of its Subsidiaries;

(l)	Good Accounting Practice. At all times keep proper books of record and account which, in all material respects, are kept, where applicable, in accordance with US GAAP, consistently applied;

(m)	Reporting.

(i)	Deliver to the Creditor monthly, on the first Business Day of each month, a cash balance statement executed by a senior officer of the Corporation; and

(ii)

Deliver to the Creditor monthly, as promptly as practicable following the end of each month, a compliance certificate certified by an executive officer of the Corporation, in the form of Exhibit A hereto;

(n)	[COMMERCIALLY SENSITIVE INFORMATION REDACTED];

(o)

Inspection. Permit, and cause each of its Subsidiaries to permit, the Creditor and its employees and agents to enter upon, inspect and audit each of their respective properties, assets, books and records from time to time, (i) prior to an Event of Default which is continuing, at reasonable times during normal business hours and upon reasonable notice not more than once per year; provided that any such inspection shall be at the sole expense of the Corporation, and (ii) following an Event of Default and for so long as it is continuing, at any time with or without notice and at the sole expense of the Corporation; and to permit the Creditor and its employees and agents to examine all computer and other electronic records with respect thereto and to make copies of all books and account and other records;

(p)	Use of Proceeds. Use the proceeds of the funds advanced hereunder (i) only for the purposes set out in Section 2.4, (ii) [COMMERCIALLY SENSITIVE INFORMATION REDACTED];

(q)

Retail Stores. With respect to the Corporation’s retail stores, the Corporation shall use its commercially reasonable efforts to enter into direct agreements with third party services providers (including, without limitation, for rent or utilities, even if such retail stores are shared with the Corporation’s Parent or its Affiliates); [COMMERCIALLY SENSITIVE INFORMATION REDACTED];

(r)

Subsidiary Guarantees and Security. The Corporation agrees to cause each of its Subsidiaries to provide to the Creditor: (i) a guarantee in respect of all present and future obligations of the Corporation to the Creditor hereunder (each such guarantee to be in an unlimited amount); and (ii) security of the same nature required to be provided by the Corporation hereunder. Such guarantees and security shall be provided by those Subsidiaries in existence on the date of this Debenture concurrently with the execution and delivery of this Debenture; and the Corporation agrees that it shall, concurrently with the formation or acquisition of any new Subsidiary cause such Subsidiary to execute and deliver such guarantees and security; and the Corporation shall also deliver to the Creditor, or cause such Subsidiary to deliver to the Creditor, at the Corporation’s cost and expense, such other instruments, documents and certificates reasonably required by the Creditor in connection therewith; and

(s)

Further Assurances. Provide the Creditor with such other documents, consents, acknowledgements and agreements as are reasonably necessary to implement this Debenture and the other Transaction Documents.

3.2 Negative Covenants.

At all times, for so long as this Debenture remains outstanding, the Corporation hereby covenants and agrees, that, without the prior written consent of the Creditor, the Corporation shall not, and shall not allow any Subsidiary to:

(a)	Amalgamations. Directly or indirectly, by operation of law or otherwise, amalgamate with, merge with, consolidate with or otherwise combine with, any Person;

(b)	Indebtedness.

(i)	Create, incur, assume or permit to exist any indebtedness, other than Permitted Debt; or

(ii)	Guarantee, give financial assistance to, or render itself liable in any manner whatsoever, directly or indirectly, for any debt or obligation whatsoever, of any other Person other than Permitted Debt;

(c)	Encumbrances. Create, incur, assume or permit to exist any Encumbrance on or with respect to any of its property or assets (whether now owned or hereafter acquired) except for Permitted Encumbrances;

(d)

Non-Arm’s Length Transactions. Enter into, amend or be a party to any agreement or transaction with, or make any payment to, any Person not acting at arm’s length (as defined in the Income Tax Act (Canada)) other than agreements, transactions and payments on terms and conditions which are no less favourable to the Corporation than would be usual and customary in similar agreements, transactions or payments between Persons acting at arm’s length with each other;

(e)

Compliance with ERISA. Cause or suffer to exist (a) any event that could result in the imposition of an Encumbrance on any asset of the Corporation with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, reasonably be expected to result in a Material Adverse Change.

(f)

OFAC; USA Patriot Act; Anti-Corruption Laws. (i) Fail to comply with the laws, regulations and executive orders referred to in Section 3.3(z), (ii) directly or indirectly, use or permit any director, officer, agent, employee, or other person acting on behalf of the Corporation, to directly or indirectly use the proceeds of any advance hereunder, directly or indirectly, for any payments to any Person, including any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or otherwise take any action, directly or indirectly, that would result in a violation of any Anti-Corruption Laws, or (iii), directly or indirectly, use the proceeds of any advance hereunder, the transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person participating in the transaction of any Sanctions.

(g)

Change of Corporate Name or Location. Change its corporate name or change or move its chief executive office, tax residence, principal place of business, corporate offices, warehouses or other locations at which its property and assets are held or stored and/or the location of its records concerning such property and assets, without:

(i)	providing the Creditor with at least thirty (30) days’ prior written notice of its intention to do same; and

(ii)

having received the Creditor’s written acknowledgement that any reasonable action requested by the Creditor in connection therewith (including to continue the perfection of any Encumbrance in favour of the Creditor in the Corporation’s property and assets) has been completed or taken;

(h)

No Sale of Assets. Directly or indirectly sell, lease, assign, transfer, convey or otherwise dispose of (whether in one or a series of transactions) its property and assets except for sales (i) of equipment, fixtures or materials that are worn-out or obsolete or have been replaced and are not required for the conduct by the Corporation of its business, (ii) of inventory made in the ordinary course and as part of the normal operation of the Corporation’s business, (iii) any trade in of equipment in exchange for other equipment in the ordinary course of business, (iv) the abandonment, cancellation or lapse of issued patents, registered trademarks and other registered intellectual property to the extent, in the Corporation’s reasonable business judgment, not economically desirable in the conduct of such the Corporation’s or its Subsidiary’s business or so long as such lapse is not materially adverse to the interests of the Lenders and the expiration of patents in accordance with their statutory terms or (v) otherwise with the prior written consent of the Creditor;

(i)	Constating Documents. Amend its articles or constating documents in any manner which is reasonably likely to result in a Material Adverse Change;

(j)	Nature of Business. Carry on, or permit any Subsidiary to carry on, any business other than the Business, nor discontinue its business or any material part thereof;

(k)

Dissolution. Liquidate, wind-up, dissolve (or suffer any liquidation or dissolution), reorganize, make an assignment for the benefit of the Corporation’s creditors or file a petition, answer or consent to seeking a reorganization, take part in a plan of arrangement, or undergo a change of control or similar transaction to any of the foregoing;

(l)

No Sale-Leasebacks. Directly, or indirectly, enter into any arrangement providing for the sale, assignment, transfer or disposition of any property used in the ordinary course of its business and thereafter rent or lease such property;

(m)	Restricted Payments. Declare, pay or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except declaring, paying or making any Tax Distribution;

(n)

Investments. Make any direct or indirect investment in any Person, whether by acquisition of shares, indebtedness or other securities, or by loan, guarantee, advance, capital contribution or otherwise, except (i) investments in cash equivalents; (ii) investments in any Subsidiary; (iii) accounts receivable created, acquired or made and trade credit extended in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; and (iv) investments constituting deposits made in connection with the purchase of goods or services in the ordinary course of business.

(o)	Cannabis Related Prohibitions.

(i)

Invest (whether by acquisition of shares, indebtedness or other securities, or by loan, guarantee, advance, capital contribution or otherwise), engage (directly or indirectly) in, carry on or maintain any business, activity, affairs or operations that (directly or indirectly) serves the Cannabis market; and

(ii)

Derive (or reasonably expect to derive) or accept revenues or funds from Parent or any of its Affiliates, or from any of the prohibited activities described in paragraph (i) above, unless and until such time that all such activities become legal under all Applicable Laws;

(p)	Margin Regulation. Engage in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock;

(q)	[COMMERCIALLY SENSITIVE INFORMATION REDACTED];

(r)	Subsidiaries. Form any Subsidiary without the prior written consent of the Creditor.

3.3 Representations and Warranties

The Corporation hereby represents and warrants to the Creditor that as of the date hereof and as of the date of the Tranche 2 Advance (if made):

(a)	No Default. No default has occurred and is continuing under any material agreement to which the Corporation is a party or by which its property is bound.

(b)

Location. Schedule B is a list of all addresses at which the Corporation, (i) has its chief executive office, head office, registered office and principal place of business, (ii) carries on business, and (iii) stores any tangible personal property (except for goods in transit in the ordinary course of business).

(c)	Status; Corporate Power and Qualification. It:

(i)	is a corporation duly incorporated, organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

(ii)	is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification;

(iii)

has the requisite corporate power and authority and the legal right to own, pledge, mortgage, hypothecate or otherwise encumber and operate its properties and assets, to lease the property it operates under lease and to conduct its business as presently conducted in the jurisdictions in which it currently carries on business;

(iv)	is in compliance with its constating documents and by-laws; and

(v)	is in compliance with all applicable provisions of Applicable Law.

(d)	Subsidiaries. As of the Effective Date, the Corporation does not have any Subsidiaries.

(e)	Authorization; Execution and Delivery; Approval and Conflict. The execution, delivery and performance by the Corporation of this Debenture and the other Transaction Documents:

(i)	are within the Corporation’s corporate power;

(ii)	have been duly authorized by all necessary or proper corporate and shareholder action;

(iii)	do not contravene any provision of the Corporation’s constating documents or bylaws or any resolutions passed by the directors (or any committee thereof) or shareholders of the Corporation;

(iv)

do not result in any breach or violation of any statute or any judgment, decree, order, rule, policy or regulation of any court, Governmental Authority, arbitrator, stock exchange or securities regulatory authority applicable to the Corporation or any of its property or assets;

(v)

do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Corporation is a party or by which the Corporation or any of its property or assets are bound; and

(vi)	do not require the consent, approval, authorization, order or agreement of, or registrations or qualification with any Governmental Authority or any other Person.

(f)

Validity of Agreements. Each of the Debenture and the other Transaction Documents has been duly executed and delivered by the Corporation and constitutes a legal, valid and binding obligation of the Corporation enforceable against it in accordance with its terms, subject only to:

(i)	applicable bankruptcy, insolvency, liquidation, reorganization, reconstruction, moratorium laws or similar laws affecting creditors’ rights generally; and

(ii)

the fact that the availability of equitable remedies, such as specific performance and injunctive relief, are in the discretion of a court and may not be available where damages are considered an equitable remedy.

(g)

Taxes and Filings. All material income and other Tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by the Corporation have been timely filed with the appropriate Governmental Authority and all such returns are true, complete and correct in all material respects. All material Taxes required to have been paid by the Corporation (whether or not shown on any tax return) have been timely paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for non-payment thereof (or any such fine, penalty, interest, late charge or loss has been paid). Proper and accurate amounts (in all material respects) have been withheld by the Corporation from payments to its employees, customers and other applicable payees for all periods in full in all material respects as required by all Applicable Laws and such withholdings have been timely paid (in all material respects) to the respective Governmental Authorities. No material audit, action, investigation, deficiencies, litigation, proposed adjustments or other matters in controversy related to Taxes of the Corporation presently exist or have been asserted or threatened, and the Corporation is not a party to any material action or proceeding for assessment or collection of Taxes and no such material event has been asserted or, to the knowledge of the Corporation, threatened against the Corporation or any of its assets. There are no currently effective material elections, agreements or waivers extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any Taxes, or of the filing of any Tax return or any payment of Taxes by the Corporation.

(h)

Valid Issuance of Debenture. This Debenture will be duly and validly created and issued, and will be free of restrictions on transfer other than restrictions on transfer set forth in the Debenture and under applicable securities legislation.

(i)

Corporate Records. The Corporate Records of the Corporation are complete and accurate in all material respects and all corporate proceedings and actions reflected therein have been conducted in accordance with its constating documents and in material compliance with all Applicable Laws. Without limiting the generality of the foregoing: (i) the minute books contain, in all material respects, complete and accurate minutes (or drafts thereof) of all meetings of the directors and shareholders of the Corporation and all such meetings were duly called and held; (ii) the minute books contain all written resolutions passed by the directors and shareholders of the Corporation and all such resolutions were duly passed; and (iii) the registers of directors and officers of the Corporation are complete and accurate and all former and present directors and officers of the Corporation were duly elected or appointed, as the case may be.

(j)

Restrictive Agreements. The Corporation is not subject to any restriction under its constating documents, nor is it party to or subject to any Claim, Encumbrance or contract, instrument or other agreement which would prevent (i) the consummation of the transactions contemplated by this Debenture or the other Transaction Documents, (ii) compliance by the Corporation with the terms, conditions and provisions of this Debenture or the other Transaction Documents, as applicable, or (iii) the Corporation from carrying on its business as currently conducted after the date hereof.

(k)

Compliance with Contracts. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change, (i) the Corporation is not, nor to the knowledge of the Corporation is any third party, in breach or default of any contract, instrument or other agreement to which it is a party and (ii) no event has occurred which, with notice or lapse of time or both, would constitute such a default or breach.

(l)

Accounting Controls. The Corporation maintains a system of internal accounting controls sufficient to provide reasonable assurance that in all material respects transactions are executed in accordance with management’s general or specific authorization, transactions are recorded as necessary to permit preparation of financial statements in conformity with US GAAP and to maintain accountability for assets and access to assets is permitted only in accordance with management’s general or specific authorization.

(m)

Compliance with Laws, Licenses and Permits. The Corporation (i) has conducted and is conducting its business in compliance (A) in all respects with all Applicable Laws in the United States, including, without limitation, the CSA, and (B) in all material respects with all other Applicable Laws and (ii) possesses or will possess all material approvals, consents, certificates, registrations, authorizations, permits and licenses issued by the appropriate provincial, state, municipal, federal or other regulatory agency or body necessary to carry on its business as currently conducted or contemplated to be conducted (collectively, the “Permits”). The Corporation is in compliance in all material respects with the terms and conditions of all such Permits and the Corporation has not received any notice of the material modification, revocation or cancellation of, or any intention to materially modify, revoke or cancel or any proceeding relating to the modification, revocation or cancellation of any such Permit.

(n)	Environmental.

(i)	The Corporation has conducted, and is conducting, its business in compliance in all material respects with Environmental Laws.

(ii)

None of the properties owned or leased by the Corporation has been used to generate, manufacture, refine, treat, recycle, transport, store, handle, dispose, transfer, produce or process Hazardous Substances except in compliance in all material respects with all Environmental Laws.

(iii)

The Corporation has not caused or permitted the release of any Hazardous Substances at, in, on, under or from any property owned or leased by it except in compliance in all material respects with all Environmental Laws.

(iv)

All Hazardous Substances handled, recycled, disposed of, treated or stored on or off-site of any of the properties owned or leased by the Corporation have been handled, recycled, disposed of, treated and stored in material compliance with all Environmental Laws and, to the knowledge of the Corporation, there are no Hazardous Substances at, in, on, under or migrating from any of the aforementioned properties except in material compliance with all Environmental Laws.

(v)

The Corporation is in possession of all required environmental approvals (all of which are being complied with in all material respects) required to own, lease, operate, develop and exploit the properties (as and when acquired) and conduct its business as it is now being conducted.

(vi)

No environmental, reclamation or abandonment obligation or work orders or other liabilities presently exist with respect to any portion of the properties owned or leased by the Corporation and, to the knowledge of the Corporation, there is no basis for any such obligations or liabilities to arise in the future as a result of any activity on any of these properties owned or leased by the Corporation.

(vii)

The Corporation has not received from any Person or Governmental Authority any notice, formal or informal, of any proceeding, action or other claim, liability or potential liability arising under any Environmental Law that is pending which would be likely to result in any material action being taken by any Governmental Authority or any other Person.

(o)

Assets. The Corporation owns or otherwise holds good and valid legal title to, or holds a valid leasehold interest in, all material assets and properties that are required to conduct its business and operations as presently conducted, and there are no Encumbrances (other than Permitted Encumbrances) on any such assets or properties that would, individually or in the aggregate, materially detract from the value of any such assets or properties or materially and adversely impact the normal use and operation thereof by the Corporation in the ordinary course of business.

(p)	Employment and Labour Matters.

(i)

The Corporation is not a party to or bound or governed by, or subject to, or has any liability with respect to (i) any collective bargaining or union agreement or other similar arrangement with any labour union or employee associate, or any actual or, to the knowledge of the Corporation, threatened application for certification or bargaining rights in respect of the Corporation or (ii) any labour dispute, work stoppage or slowdown, strike or lock-out relating to or involving any employees of the Corporation.

(ii)

The Corporation has operated in material compliance with all Applicable Laws with respect to employment and labour in all material respects, including employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights, labour relations and privacy and, except for proceedings that would not reasonably be expected to have a Material Adverse Change, there are no current, pending or, to the knowledge of the Corporation, threatened proceedings by or before any Governmental Authority with respect to any such matters.

(iii)

Each material plan for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, pension, incentive or otherwise contributed to, or required to be contributed to, by the Corporation for the benefit of any current or former officer, director, employee or consultant of the Corporation has been maintained in material compliance with the terms thereof and with the requirements prescribed by any and all statutes, orders, rules, policies and regulations that are applicable to any such plan.

(q)

ERISA Compliance. It has no Title IV Plans or Multiemployer Plans. Except for those that would not, in the aggregate, reasonably be expected to cause a Material Adverse Change, (i) each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Applicable Law so qualifies, (ii) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Applicable Law, (iii) there are no existing or pending (or to the knowledge of the Corporation, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which the Corporation incurs or otherwise has or could reasonably be expected to have an obligation or any liability and (iv) no ERISA Event has occurred or is reasonably expected to occur. On the Effective Date, no ERISA Event has occurred in connection with which material obligations or material liabilities of the Corporation remain outstanding.

(r)

Insolvency. The Corporation has not admitted in writing that it is, or has been declared to be, insolvent or unable to pay its debts. The Corporation has not committed an act of bankruptcy or sought protection from its creditors before any court or pursuant to any legislation, proposed a compromise or arrangement to its creditors generally, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to be declared bankrupt or wound up, taken any proceeding to have a receiver appointed of any of its assets, had any Person holding any Encumbrance, charge, hypothec, pledge, mortgage, title retention agreement or other security interest or receiver take possession of any of its property, had an execution or distress become enforceable or levied upon any portion of its property or had any petition for a receiving order in bankruptcy filed against it.

(s)

Legal Proceedings. There is no material action, suit or proceeding, at law or in equity, by any Person, nor any arbitration, administrative or other proceeding by or before (or to the knowledge of the Corporation any investigation by) any Governmental Authority pending, or, to the knowledge of the Corporation, threatened against or affecting the Corporation or any of its property or rights and, to the knowledge of the Corporation, there is no valid basis which would reasonably be expected to result in any such action, suit, proceeding, arbitration or investigation or which would reasonably be expected to prevent or delay the issuance of this Debenture, the execution and delivery of any of the other Transaction Documents, or have a Material Adverse Change on the Corporation or its assets. The Corporation is not subject to any judgment, order or decree entered in any lawsuit or proceeding.

(t)

Insurance. The assets, business and operations of the Corporation are insured against loss or damage with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in a comparable business in comparable circumstances and such coverage is in full force and effect, and the Corporation shall not fail to promptly give any notice or present any material claim thereunder.

(u)	Intellectual Property.

(i)

Ownership. Other than Licensed Intellectual Property, the Corporation owns all right, title and interest in and to all Intellectual Property used in and necessary to conduct the business of the Corporation as currently conducted or contemplated to be conducted by the Corporation (the “Corporation Intellectual Property”), free and clear of any Encumbrances (other than Permitted Encumbrances). The Corporation Intellectual Property is fully transferable, alienable and licensable by the Corporation without restriction. No Person, including any employee, former employee or current or former consultant of the Corporation has an interest in or right to use any portion of the Corporation Intellectual Property. Other than Licensed Intellectual Property, the Corporation’s products and services contain no Intellectual Property in which any third party may claim superior, joint or common ownership. The Corporation does not have an obligation to grant any Person any licenses or other rights in or to the Corporation Intellectual Property. All Persons who have created material Corporation Intellectual Property in which copyright subsists have waived their moral rights in favour of the Corporation.

(ii)

Registration and Use. All registered Intellectual Property owned by the Corporation is valid, subsisting, enforceable and in full force and effect. The Corporation has not used or enforced, or failed to use or enforce, or taken any other action with respect to any Corporation Intellectual Property that could limit its validity or enforceability or result in its invalidity or full or partial cancellation.

(iii)

Licences. The Corporation has a licence to use any Intellectual Property used in the Corporation’s business that is not Corporation Intellectual Property (the “Licensed Intellectual Property”). To the Corporation’s knowledge, all Licensed Intellectual Property is valid, subsisting and enforceable. All contracts under which the Licensed Intellectual Property is licensed to the Corporation are in full force and effect and the Corporation is not in breach of any provision of any such contract.

(iv)

Oppositions, etc. There is no interference, opposition, cancellation, re-examination or other contest, proceeding, hearing, investigation, charge, complaint, demand, or dispute pending, threatened or previously threatened against the Corporation Intellectual Property. No Governmental Authority has disputed, as of the date hereof, the Corporation’s right to register or maintain registration of any Corporation Intellectual Property where the Corporation has applied for such registration, except where such dispute has been resolved in favour of issuing or continuing such registration.

(v)

No infringement. The Corporation has not received written notice of any claim or allegation by any Person that the Corporation has infringed, or that the operation of the business (including the use of the Corporation Intellectual Property and Licensed Intellectual Property), infringes upon, misappropriates, depreciates, or violates, any Intellectual Property or other rights (including privacy and publicity rights) of any other Person or constitutes unfair competition or trade practices under the laws of Canada or the United States and the Corporation is not aware of any facts that would be a reasonable basis therefor. No Person has questioned the right of the Corporation to unconditionally use, possess, transfer, distribute or otherwise dispose of any Corporation Intellectual Property.

(vi)

No infringement by Third Parties. No other Person has infringed, misappropriated, depreciated, violated or made unauthorized use of the Corporation Intellectual Property or the Corporation’s Confidential Information.

(vii)

Full Rights and Effect of Transactions. The Corporation’s rights in the Corporation Intellectual Property and the Licensed Intellectual Property will not be adversely affected as a result of or in connection with the execution and delivery of this Debenture or any of the other Transaction Documents.

(viii)

Unregistered rights. To the Corporation’s knowledge, there is no fact or circumstance which would prevent the Corporation’s unregistered copyrights, trade-marks or other source identifiers from being registered in Canada or the United States.

(ix)

Viruses, etc. The Corporation has taken all actions which a reasonably prudent Person in a similar industry would take to protect against the existence of any so-called computer viruses, worms, trap or back doors, Trojan horses or other instructions, codes, programs, data or materials which could improperly, wrongfully and/or without the authorization of the Corporation, interfere with the operation or use of the Corporation’s computer systems.

(x)	Privacy. The Corporation is in compliance with all Applicable Laws relating to the privacy of individuals and the protection and disclosure of personal information.

(v)

Accuracy of Disclosure. All written and factual information previously or contemporaneously furnished to the Creditor by or on behalf of the Corporation for purposes of or in connection with this Debenture, the other Transaction Documents or any transaction contemplated hereby or thereby, is true and accurate in every material respect and such information is not incomplete by the omission of any material fact necessary to make such information not misleading.

(w)

No Withholding of Information. The Corporation has not withheld from the Creditor any fact or information relating to itself, its business or to the transactions contemplated by this Debenture or the other Transaction Documents that would, in the reasonable opinion of the Corporation, be material to the Creditor in deciding whether to enter into this Debenture and the other Transaction Documents.

(x)

Regulated Entities. The Corporation is not (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur indebtedness, pledge its assets or perform its obligations under the Transaction Documents.

(y)

Brokers’ Fees; Transaction Fees. The Corporation does not have any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

(z)	Foreign Assets Control Regulations; Anti-Money Laundering; Anti-Corruption Practices.

(i)

The Corporation is in compliance with all U.S. economic sanctions laws, Executive Orders and implementing regulations (“Sanctions”) as administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and the U.S. State Department. The Corporation (i) is not a Person on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”), (ii) is not a person who is otherwise the target of U.S. economic sanctions laws such that a U.S. person cannot deal or otherwise engage in business transactions with such person, (iii) is not a Person organized or resident in a country or territory subject to comprehensive Sanctions (a “Sanctioned Country”), and (iv) is not owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a government of a Sanctioned Country such that the entry into, or performance under, this Debenture or any other Transaction Document would be prohibited by U.S. law.

(ii)

The Corporation is in compliance with all laws related to terrorism or money laundering including: (i) all applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the USA Patriot Act, (ii) the Trading with the Enemy Act, (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), any other enabling legislation, executive order or regulations issued pursuant or relating thereto and (iv) other applicable federal, provincial or state laws relating to “know your customer” or anti-money laundering rules and regulations. No action, suit or proceeding by or before any court or Governmental Authority with respect to compliance with such anti-money laundering laws is pending or threatened to the knowledge of the Corporation.

(iii)

The Corporation is in compliance with all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 (“Anti-Corruption Laws”). Neither the Corporation, nor to the knowledge of the Corporation, any director, officer, agent, employee, or other person acting on behalf of the Corporation, has taken any action, directly or indirectly, that would result in a violation of applicable Anti-Corruption Laws. The Corporation has instituted and will continue to maintain policies and procedures designed to promote compliance with applicable Anti-Corruption Laws.

3.4 Survival of Representations and Warranties

The representations and warranties of the Corporation contained in this Debenture and in all certificates delivered pursuant to or contemplated by this Debenture will survive the execution of this Debenture. Each representation and warranty will be deemed to repeat on the date of the Tranche 2 Advance (if made), with reference to the facts and circumstances then subsisting, as if made at such time (including with respect to any Subsidiary of the Corporation formed after the Effective Date).

ARTICLE FOUR

CONDITIONS PRECEDENT

4.1 Conditions Precedent to Closing and the Initial Advance

The effectiveness of this Debenture and the obligation of the Creditor to make the Initial Advance under this Debenture will be subject to the completion of each of the following conditions precedent to the satisfaction of the Creditor:

(a)	the execution and delivery of each of the Transaction Documents to which it is a party by the Corporation in form and substance satisfactory to the Creditor;

(b)	the Corporation shall have obtained and provided evidence to the Creditor of all necessary corporate approvals;

(c)

the Corporation shall have delivered an officer’s certificate attaching certified copies of its constating documents, a certificate of incumbency and certified directors’ resolutions of the Corporation authorizing the transactions contemplated hereby;

(d)

all required filings and registrations shall have been made which, in the reasonable opinion of the Creditor’s counsel, are desirable or required to make effective the Security Interest created or intended to be created by the Corporation in favour of the Creditor and to ensure the perfection and priority of the Security Interest; and

(e)	confirmation that no default or Event of Default exists under any of the Transaction Documents.

4.2 Conditions Precedent to the Tranche 2 Advance

The obligation of the Creditor to make the Tranche 2 Advance under this Debenture will be subject to the completion of each of the following conditions precedent to the satisfaction of the Creditor (collectively, the “Tranche 2 Conditions”):

(a)	the Corporation’s EBITDA for any 90 day period (the “90 Day Period”) is greater than or equal to 2.0 times the interest costs associated with the aggregate of the Initial Advance;

(b)	the Corporation’s business plan as delivered to the Creditor for the 12 months following the applicable 90 Day Period supports an Interest Coverage Ratio of at least 2.00:1;

(c)

the Corporation shall have delivered a notice in writing to the Creditor at least 30 days prior to the date of advance, which notice must (i) request the Creditor to make the Tranche 2 Advance, (ii) set out the date the Corporation wishes to receive the Tranche 2 Advance (which date must be at least 30 days following the date of such notice) and (iii) confirm that each of the Tranche 2 Conditions have been met;

(d)

the Corporation shall have delivered to the Creditor an officer’s certificate certifying that, as of the date of the Tranche 2 Advance (i) each representation and warranty set forth in Section 3.3 of this Debenture remains true and correct in all material respects (except that such materiality qualifier shall not be applicable to (x) the representation and warranty set out in Section 3.3(m) and (y) any representation and warranty that is already qualified or modified by materiality in the text thereof) (unless such representation and warranty is made as of a specific date in which event it will be true and correct as of such date) and (ii) no Event of Default has occurred and is continuing under any of the Transaction Documents; and

(e)	such other documents, information and deliveries as may be reasonably required by the Creditor.

ARTICLE FIVE

EVENTS OF DEFAULT

5.1 Events of Default.

The occurrence of any of the following events shall constitute an “Event of Default” under this Debenture:

(a)

if the Corporation fails to pay (i) any principal amount owing under this Debenture when due, or (ii) any interest or any other amounts payable under this Debenture or any other Transaction Document within ten (10) Business Days after the date such interest or other amount is due;

(b)	if a default occurs, which continues after the passage of any applicable cure period, under any agreement or instrument evidencing indebtedness of the Corporation;

(c)

if any representation or warranty contained in this Debenture or any other Transaction Document is or becomes false or incorrect in any material respect (except that such materiality qualifier shall not be applicable to (x) the representation and warranty set out in Section 3.3(m) and (y) any representation and warranty that is already qualified or modified by materiality in the text thereof) subject in the case of representations and warranties that are capable of being cured (which for certainty, shall not include the representation and warranty set out in Section 3.3(m)), to a grace period of thirty (30) days following the Corporation becoming aware of or receiving notice of the inaccuracy of the representation or warranty;

(d)

if any representation or warranty contained in the Arrangement Agreement is or becomes false or incorrect in any material respect subject in the case of representations and warranties that are capable of being cured, to a grace period of thirty (30) days following the Corporation becoming aware of or receiving notice of the inaccuracy of the representation or warranty;

(e)

if the Corporation fails to perform or comply with any covenant or obligations contained in this Debenture or any other Transaction Document which, in the case of covenants that are capable of being cured (which for certainty, shall not include the covenants set out in Sections 3.1(j)(ii), 3.1(p), 3.1(q), 3.2(j), 3.2(m) and 3.2(o)), is not remedied within thirty (30) days after the Corporation becoming aware of or receiving written notice of such failure to perform or comply;

(f)

(i) if the Parent fails to perform or comply with any covenant or obligations contained in the Arrangement Agreement which is not remedied within thirty (30) days after written notice thereof is given to the Corporation by the Creditor, including for greater certainty, a material deviation from the Approved Business Plan (as defined in the Amendment) or (ii) in the event that the Parent or its Affiliates are operating outside of the Identified States (as defined in the Amendment) at any time following the date that is eighteen (18) months from the date of this Debenture;

(g)

if the Corporation, any Subsidiary of the Corporation or any Material Subsidiary commits an act of bankruptcy or institutes or consents to the institution of any bankruptcy proceeding or a petition or other process for the bankruptcy of the Corporation, any Subsidiary of the Corporation or any Material Subsidiary is filed or instituted without consent of the Corporation and remains undismissed or unstayed for a period of forty-five (45) days or any of the relief sought in such proceeding (including the appointment of a receiver, trustee, custodian or other similar official for it or any substantial part of its property) shall occur;

(h)	the admission in writing by the Corporation, any Subsidiary of the Corporation or any Material Subsidiary of its inability to pay its debts generally as they become due;

(i)	the making by the Corporation, any Subsidiary of the Corporation or any Material Subsidiary of a general assignment for the benefit of its creditors;

(j)

if any action or proceeding is launched or taken to terminate the corporate existence of the Corporation, any Subsidiary of the Corporation or any Material Subsidiary, whether by winding-up, surrender of charter or otherwise;

(k)

if any proposal is made or any petition is filed by or against the Corporation, any Subsidiary of the Corporation or any Material Subsidiary under any law having for its purpose the extension of time for payment, composition or compromise of the liabilities of the Corporation, any Subsidiary of the Corporation or any Material Subsidiary, as applicable, or other reorganization or arrangement respecting its liabilities and such proposal or petition is not stayed or dismissed within forty-five (45) days or if the Corporation, any Subsidiary of the Corporation or any Material Subsidiary gives notice of its intention to make or file any such proposal or petition including an application to any court to stay or suspend any proceedings of creditors pending the making or filing of any such proposal or petition;

(l)

if any receiver, administrator, or manager of the property, assets or undertaking of the Corporation, any Subsidiary of the Corporation or any Material Subsidiary or a substantial part thereof is appointed, whether privately, pursuant to any statute, or by or under any judgment or order of any court;

(m)

if the Corporation, any Subsidiary of the Corporation or any Material Subsidiary ceases to carry on its business or makes or proposes to make any sale of its assets in bulk or any sale of its assets out of the usual course of its business, other than sales made in order to comply with the prohibition against operating outside of the Identified States pursuant to Section 5.1(f)(ii);

(n)

if (i) any judgment or judgments for the payment of money in the aggregate amount exceeding $[COMMERCIALLY SENSITIVE INFORMATION REDACTED] (to the extent not covered by independent third-party insurance) is obtained or entered against the Parent or any of its Subsidiaries (other than the Corporation and its Subsidiaries) and remains unpaid or unstayed for forty-five (45) days after the imposition of such judgment, or (ii) any judgment or judgments for the payment of money in the aggregate amount exceeding $[COMMERCIALLY SENSITIVE INFORMATION REDACTED] (to the extent not covered by independent third-party insurance) is obtained or entered against the Corporation or any of its Subsidiaries and remains unpaid or unstayed for forty-five (45) days after the imposition of such judgment;

(o)	if there is a Change of Control;

(p)	if the Corporation is required to pay, repay, prepay or otherwise retire any of its indebtedness (after the passage of any applicable cure period);

(q)	if a default occurs in respect of any material agreement to which the Corporation is a party to and any applicable cure period in respect thereof expires; or

(r)

if any proceedings are taken to enforce any Encumbrance affecting the assets of the Corporation or if a distress or any similar process be levied or enforced against such assets and such proceedings are not dismissed or stayed within forty-five (45) days after the commencement thereof and such proceedings, distress or similar process materially and adversely affects the Corporation or its financial condition, business or operations; and without limiting the generality of the foregoing, an item or items of property having a value in excess of $[COMMERCIALLY SENSITIVE INFORMATION REDACTED] in the aggregate shall be deemed to be material.

Upon the occurrence and during the continuance of an Event of Default, following written notice from the Creditor to the Corporation, all Obligations shall become forthwith due and payable.

5.2 Rights of the Creditor

The Creditor, without exonerating in whole or in part the Corporation, may grant time, renewals, extensions, indulgences, releases and discharges to, may take securities from and give the same and any or all existing securities up to, may abstain from taking securities from or from perfecting securities of, may accept compositions from, and may otherwise deal with the Corporation and all other Persons and securities as the Creditor may see fit.

Following the occurrence of an Event of Default, and for so long as such event shall persist, if the Corporation shall fail to perform any of its covenants or agreements in this Debenture or any other applicable Debenture Transaction Document, the Creditor may (but shall have no obligation to) perform any or all such covenants or agreements in any manner deemed fit by the Creditor without thereby waiving any rights to enforce the applicable Debenture Transaction Documents.

Nothing herein shall obligate the Creditor to extend or amend any credit to the Corporation or to any other Person.

No failure to exercise and no delay in exercising, on the part of the Creditor, any right, remedy, power or privilege hereunder or under the other Transaction Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

ARTICLE SIX

GENERAL

6.1 Indemnity.

(a)

The Corporation shall indemnify the Creditor, any receiver appointed by the Creditor, and their respective officers, directors, advisors, legal counsel, employees and representatives (each, an “Indemnified Party”) in connection with all claims, losses, Taxes (but with respect to Taxes, solely in the case of clauses (b) or (c) below) and expenses that an Indemnified Party may suffer or incur in connection with (a) the exercise by the Creditor or any receiver of any of its rights under this Debenture and the other Transaction Documents, (b) any breach by the Corporation of the representations or warranties of the Corporation contained in this Debenture, or (c) any breach by the Corporation of, or any failure by the Corporation to observe or perform, any of the Obligations, except that the Corporation will not be obliged to indemnify any Indemnified Party to the extent those claims, losses and expenses are determined by a final judgment to have directly resulted from the wilful misconduct or gross negligence of the Indemnified Party.

(b)

The Creditor will be constituted as the trustee of each Indemnified Party, other than itself, and shall hold and enforce each of the rights of the other Indemnified Parties under this section for their respective benefits.

6.2 Waiver.

No act or omission by the Creditor in any manner whatever shall extend to or be taken to affect any provision hereof or any subsequent breach or default or the rights resulting therefrom save only an express waiver in writing. No waiver of any of the provisions of this Debenture shall be deemed to constitute a waiver of any other provisions (whether or not similar), nor shall such waiver constitute a waiver or continuing waiver unless expressly provided in writing duly executed by the party to be bound thereby. A waiver of default shall not extend to, or be taken in any manner whatsoever to affect the rights of the Creditor with respect to any subsequent default, whether similar or not. The Corporation waives every defence based upon any or all indulgences that may be granted to the Creditor.

6.3 No Merger or Novation.

Neither the taking of any judgment nor the exercise of any power of seizure or sale shall operate to extinguish the liability of the Corporation to pay the moneys owing hereby nor shall the same operate as a merger of any covenant herein contained or of any other Obligation, nor shall the acceptance of any payment or security constitute or create any novation.

6.4 Confidentiality.

(a)

All Confidential Information shall be treated as confidential by the Parties and shall not be disclosed to any other Person other than in circumstances where a Party has an obligation to disclose such information in accordance with Applicable Law, in which case, such disclosure shall only be made after consultation with the other Parties (if reasonably practicable and permitted by Applicable Law).

(b)

In the event that a Party hereto determines that a public announcement or other disclosure of the transactions contemplated hereby (each an “Announcement”) becomes necessary under Applicable Law, it will provide notice to the other Party as soon as reasonably possible, and shall not release such Announcement until the form and content of the Announcement is approved by the other Party acting reasonably. If either of the Parties determines that it is required to publish or disclose the text of this Debenture in accordance with Applicable Law, it shall provide the other Party with an opportunity to propose appropriate additional redactions to the text of this Debenture, and the disclosing Party hereby agrees to accept any such suggested redactions to the extent permitted by Applicable Law. If a Party does not respond to a request for comments within 48 hours (excluding days that are not Business Days) or such shorter period of time as the requesting Party has determined is necessary in the circumstances, acting reasonably and in good faith, the Party making the disclosure shall be entitled to issue the disclosure without the input of the other Party.

(c)	Notwithstanding the foregoing, each of the Parties acknowledges and agrees that:

(i)	the Creditor shall be permitted to disclose all required information in connection with the Transaction Documents as may be required under applicable securities laws;

(ii)	each of the Creditor and the Corporation may disclose Confidential Information to:

A.	a Person providing financing or funding to the Corporation or the Creditor, as applicable, together with such prospective financier’s consultants and advisors (financial and legal); and

B.

any prospective purchaser of the Creditor’s interest under this Debenture and the other Transaction Documents, together with such prospective purchaser’s financiers, consultants and advisors (financial and legal), so long as, in each case, prior to receiving any such information the recipient enters into a confidentiality agreement with the disclosing Party pursuant to which the recipient provides a confidentiality undertaking in favour of the Corporation and the Creditor to maintain the confidentiality of the Confidential Information in a manner consistent with this Debenture; and

(iii)

each of the Parties may disclose Confidential Information to their respective directors, officers and employees (and the directors, officers and employees of their respective Affiliates) and the directors, officers, partners or employees of any financial, accounting, legal and professional advisors of such Party and its Affiliates, as well as any contractors and subcontractors of such Party, provided that each of such individuals to whom Confidential Information is disclosed is advised of the confidentiality of such information and is directed to abide by the terms and conditions of this Section 6.4.

The provisions of this Section 6.4 shall apply indefinitely.

6.5 Amalgamation or Merger.

The Corporation acknowledges that if it amalgamates or merges (as applicable) with any other corporation or corporations (a) the term “Corporation”, where used herein shall extend to and include each of the amalgamating or merging corporations and the amalgamated or merged corporation or surviving corporation of such merger, and (b) the term, “Obligations”, where used herein shall extend to and include the Obligations of each of the amalgamating or merging corporations and the amalgamated or merged corporation.

6.6 Creditor May Remedy Default.

If the Corporation fails to do anything hereby required to be done by it, the Creditor may, but shall not be obliged to, do all or any such things, and all sums thereby expended by the Creditor shall be payable forthwith by the Corporation, shall be secured by the Security Agreements and shall form part of the Obligations, but no such performance by the Creditor shall be deemed to relieve the Corporation from any default or Event of Default hereunder.

6.7 Discharge and Satisfaction.

Upon payment or satisfaction in full by the Corporation to the Creditor of all moneys owing hereunder, these presents shall cease and become null and void, but the Creditor shall upon the request of the Corporation, execute and deliver to the Corporation a full release and discharge.

6.8 Notices.

All notices, requests, demands or other communications (collectively, “Notices”) by the terms hereof required or permitted to be given by one Party to the other Party, or to any other Person shall be given by e-mail as the primary and required form of notice with return receipt confirmed and, as a supplemental form of notice only, in writing by personal delivery or by registered mail, postage prepaid, or by facsimile transmission to such other party at:

(a)	to the Creditor at:

[11065220 Canada Inc.]

c/o Canopy Growth Corporation

1 Hershey Drive

Smiths Falls, Ontario

K7A 0A8

Attention:     Phil Shaer

Email:         [PERSONAL INFORMATION REDACTED]

with a copy to:

Cassels Brock & Blackwell LLP

40 King Street West, Suite 2100

Toronto, Ontario

M5H 3C2

Attention:   Jonathan Sherman

Email:         jsherman@cassels.com

(b)	to the Corporation at:

[Corporation]

366 Madison Avenue, 11th Floor

New York, NY 10017

Attention:    James Doherty, General Counsel

Email:        [PERSONAL INFORMATION REDACTED]

with copies (which shall not constitute notice) to:

DLA Piper (Canada) LLP

Suite 6000, 1 First Canadian Place

Toronto, Ontario M5X 1E2

Attention:     Robert Fonn

Email:           robert.fonn@dlapiper.com

and

Attention:  Russel W. Drew

Email:         russel.drew@dlapiper.com

and

Cozen O’Connor

One Liberty Place, 1650 Market Street, Suite 2800

Philadelphia, Pennsylvania 19103

Attention:   Joseph C. Bedwick

Email:         JBedwick@cozen.com

or at such other address as may be given by such Party to the other Party hereto in writing from time to time. All such Notices shall be deemed to have been received when delivered or transmitted, or, if mailed, seventy-two (72) hours after 12:01 a.m. on the day following the day of the mailing thereof. If any Notice shall have been mailed and if regular mail service shall be interrupted by strikes or other irregularities, such Notice shall be deemed to have been received seventy-two (72) hours after 12:01 a.m. on the day following the resumption of normal mail service, provided that during the period that regular mail service shall be interrupted, all Notices shall be given by personal delivery, by facsimile transmission or by e-mail.

6.9 Invalidity of any Provisions.

Any provision of this Debenture which is prohibited by the laws of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition without invalidating the remaining terms and provisions hereof or thereof and no such invalidity shall affect the obligation of the Corporation to repay the Obligations. This Debenture and all its provisions shall enure to the benefit of the Creditor, its successors and assigns and shall be binding upon the Corporation, its successors and assigns. Presentment, notice of dishonour, protest and notice of protest hereof are hereby waived.

6.10 Amendments.

This Debenture may only be amended by written agreement signed by each of the Parties hereto.

6.11 Entire Agreement.

This Debenture sets forth the entire understanding of the Parties with respect to the subject matter hereof and supersedes all existing agreements between them concerning such subject matter.

6.12 Assignments.

The Creditor may, subject to Applicable Law, assign, transfer or deliver all or any portion of the Debenture, the other Debenture Transaction Documents and its rights and obligations hereunder and thereunder to any Affiliate without the consent of the Corporation; provided, however, the Creditor may not assign, transfer or deliver any of its aforementioned rights without the consent of the Corporation if such assignment, transfer or delivery would have a material adverse impact with respect to any of the Corporation’s obligations under Section 2.6. The Corporation may not assign, transfer or deliver all or any portion of the Debenture, the other Debenture Transaction Documents or its rights and obligations hereunder or thereunder without the prior written consent of the Creditor.

6.13 No Notice of Trust.

The Creditor or its legal representative will be regarded as exclusively entitled to the benefit of this Debenture and all Persons may act accordingly and the Corporation shall not be bound to enter in the register notice of any trust or, except as by some court of competent jurisdiction ordered, to recognize any trust or equity affecting the title to this Debenture.

6.14 Judgment Currency.

(a)

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due to the Creditor in any currency (the “Original Currency”) into another currency (the “Other Currency”), the Parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Creditor could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgment is given or, if permitted by Applicable Law, on the day on which the judgment is paid or satisfied.

(b)

The Obligations of the Corporation in respect of any sum due in the Original Currency from it to the Creditor under this Debenture shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Creditor of any sum adjudged to be so due in the Other Currency, the Creditor may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so-purchased is less than the sum originally due to the Creditor in the Original Currency, the Corporation agrees, as a separate obligation and notwithstanding the judgment, to indemnify the Creditor, against any loss, and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Creditor in the Original Currency, the Creditor shall remit such excess to the Corporation.

6.15 Further Assurances.

The Corporation shall, at the Corporation’s expense and upon request of the Creditor, duly execute and deliver, or cause to be duly executed and delivered, to the Creditor such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Creditor to carry out more effectively the provisions and purposes of this Debenture and the other Debenture Transaction Documents.

6.16 Expenses.

Whether or not the transactions contemplated by this Debenture shall be consummated, each Party agrees that it shall bear its own costs and expenses incurred in connection with the preparation, negotiation and execution of the Debenture, and any amendment, modification, administration, interpretation or waiver of any of the provisions thereof. The Corporation shall pay all documented costs and expenses (including legal fees) incurred by the Creditor, or its agents on its behalf, in connection with the protection and enforcement of the rights of the Creditor provided for in this Debenture and the other Debenture Transaction Documents. All statements, reports, certificates, opinions, appraisals and other documents or information required to be furnished from time to time to the Creditor by the Corporation under this Debenture shall be supplied by the Corporation without cost to the Creditor.

6.17 Legal Holidays.

If any payment date is not a Business Day, the applicable payment due on such day shall be made on the next Business Day, and interest shall continue to accrue on the said principal amount during such stub period and shall also be paid on such next Business Day.

6.18 Payments without Deduction.

All payments to be made by the Corporation under this Debenture (whether on account of principal, interest, fees, costs or any other amount) shall be made in Dollars and shall be made in freely transferable, immediately available funds and without set-off, withholding or deduction of any kind whatsoever, except to the extent required by Applicable Law.

6.19 Execution; Counterparts.

This Debenture may be executed (including by way of electronic signature) in counterparts (and, to the extent applicable, by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Debenture and the other Transaction Documents constitute the entire contract among the Parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Debenture by telecopy, DocuSign or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Debenture.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF the Corporation has caused this Debenture to be executed as of the date first written above.

[●]

Per:
Name:
Title:

Per:
Name:
Title:

I/we have authority to bind the Corporation.

SCHEDULE A

GRID

Date	Amount of Advance	Amount of Repayment	Unpaid Principal Balance	Notation Made By

SCHEDULE B

LOCATION OF ASSETS AND BUSINESS

[NTD: Corporation to insert.]

EXHIBIT A

COMPLIANCE CERTIFICATE

To: [11065220 Canada Inc.] (the “Creditor”)

Reference is made to that debenture issued by [●] to the Creditor on [●], 2020, in an aggregate principal amount of $[●] (the “Debenture”). All capitalized terms used and not otherwise defined herein have the meaning given to such terms in the Debenture.

This Compliance Certificate is delivered pursuant to Subsection 3.1(m)(ii) of the Debenture.

The undersigned responsible officer of the Corporation hereby certifies as of the date hereof that he/she is the duly appointed ● of the Corporation, and is authorized to execute and deliver this Compliance Certificate to the Creditor on behalf of the Corporation, and that:

1.	The Corporation is in compliance:

i.	in all respects, with all Applicable Laws in the United States, including the CSA; and

ii.	in all material respects, with all other Applicable Laws.

2.

The Corporation is in compliance with its Compliance Programs in all material respects. Such internal compliance programs have been periodically reviewed and updated to account for any changes in the laws and regulations applicable to the business, affairs and operations of the Corporation.

3.

The Corporation has not received any communication from any Governmental Authority since the date of the last Compliance Certificate. If the Corporation has received any communication from any Governmental Authority, it has notified the Creditor and provided written copies of all such correspondence and any responses by the Corporation thereto.

4.

The Corporation has not received any communication in connection with: (i) any potential, actual or alleged violation of, or non-compliance with, Applicable Law; (ii) any investigation or audit by any Governmental Authority; or (iii) any violations of, or non-compliance with, any Applicable Law which could reasonably be expected to result in fines or penalties or otherwise result in a material adverse effect on the business, affairs or operations of the Corporation or its Affiliates.

5.

The Corporation has performed and observed, in all material respects (except that such materiality qualifier shall not be applicable to (x) the covenants set out in Sections 3.1(j)(ii), 3.1(p), 3.1(q), 3.2(j), 3.2(m) and 3.2(o) of the Debenture and (y) any covenant that is already qualified or modified by materiality in the text thereof) , each covenant and condition of the Debenture, applicable to it, and, since the date of the last Compliance Certificate has not been in and is not currently in breach of any such covenant or condition.

F-1

6.

Each representation and warranty of the Corporation set forth in Section 3.3 of the Debenture is true and correct as of the date hereof with the same force and effect as if made on and as of the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of, ● 20●.

[●]

By:
Name:
Title:

F-2

SCHEDULE G

INITIAL APPROVED BUSINESS PLAN

[COMMERCIALLY SENSITIVE INFORMATION REDACTED]

G-1